As filed with the Securities and Exchange Commission on May 22, 2015.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE OZARKS, INC.

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0556208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classifications Code Number)	(I.R.S. Employer Identification Number)

17901 Chenal Parkway

Little Rock, Arkansas 72223

(501) 978-2265

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg L. McKinney

Chief Financial Officer and Chief Accounting Officer

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Tel. (501) 978-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

H. Watt Gregory, III, Esq. Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, Arkansas 72201 Tel. (501) 975-3000	Helen W. Brown, Esq. Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Tel. (501) 978-2265	Todd H. Eveson, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 Tel. (919) 781-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	2,209,154	N/A	$60,063,748	$6,979

(1)	Represents the maximum number of shares of Bank of the Ozarks, Inc. (“Ozarks”) common stock (“Common Stock”) that may be issued to holders of shares of common stock of Bank of the Carolinas Corporation (“Carolinas”) in the merger (i) assuming that the Buyer Average Stock Price (as such term is defined in the Agreement and Plan of Merger and Reorganization dated as of May 6, 2015 by and among Ozarks, Bank of the Ozarks, Carolinas and Bank of the Carolinas (the “Merger Agreement”)) is $29.28, the lowest amount permitted in the Merger Agreement and (ii) based on the number of shares of Carolinas common stock outstanding immediately prior to the merger. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act as follows: the product of (1) $0.13, the last sale price of Carolinas common stock on May 19, 2015 as quoted on the OTC Pink Sheets, multiplied by (2) 462,028,831, the aggregate number of shares of Carolinas common stock outstanding.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED MAY 22, 2015, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF

BANK OF THE CAROLINAS CORPORATION

and

PROSPECTUS OF BANK OF THE OZARKS, INC.

To the Shareholders of Bank of the Carolinas Corporation:

On May 6, 2015, Bank of the Carolinas Corporation (“Carolinas”) and its wholly-owned bank subsidiary, Bank of the Carolinas (“Carolinas Bank”) entered into an Agreement and Plan of Merger and Reorganization with Bank of the Ozarks, Inc. (“Ozarks”) and its wholly-owned bank subsidiary, Bank of the Ozarks. We refer to the Agreement and Plan of Merger and Reorganization as the “merger agreement.” If the merger agreement is approved and the merger is subsequently completed, Carolinas will be merged with and into Ozarks and Carolinas Bank will be merged with and into Bank of the Ozarks, in an all-stock transaction.

Pursuant to the merger agreement, Carolinas shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration, which is based on the aggregate purchase price of $64,700,000, subject to possible adjustment as described below. The aggregate merger consideration will be payable in shares of Ozarks common stock, $0.01 par value per share, which shares are traded on the NASDAQ Global Select Market under the symbol “OZRK.” No fractional shares of Ozarks common stock will be issued in the merger, and in lieu thereof, Carolinas shareholders will receive a cash payment in an amount equal to the dollar value of the fractional interest, based on the average closing price of Ozarks common stock.

The purchase price will be adjusted downward, on a dollar-for-dollar basis, in the event that Carolinas’ closing consolidated net book value, as defined in the merger agreement, is less than $45.5 million as of the first business day after Carolinas’ special shareholders meeting or the tenth business day prior to the closing date, whichever is later (the “determination date”).

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive depends upon the aggregate purchase price, which may be adjusted as described above, and upon the market price of Ozarks common stock prior to closing. When the merger is completed, and assuming that Carolinas’ closing consolidated net book value is at least $45.5 million on the determination date, then the holder of a share of Carolinas common stock will be entitled to receive merger consideration having a value of $0.14, payable in a number of shares of Ozarks common stock equal to $0.14 divided by the average closing price of Ozarks common stock for the ten consecutive trading days ending on the second business day preceding the closing of the merger, subject to a minimum and maximum price equal to $29.28 and $48.80, respectively (the “exchange ratio”). Assuming that the 10-day average closing sale price of Ozarks common stock ending on the second business day prior to the closing of the merger is $43.72, which was the closing price of Ozarks common stock on the NASDAQ Global Select Market on May 21, 2015, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio would be 0.0032, and in such case we would anticipate that an aggregate of approximately 1.5 million shares of Ozarks common stock would be issued to Carolinas shareholders upon completion of the merger. The maximum number of shares that Ozarks would issue to Carolinas shareholders is approximately 2.2 million shares, which assumes that Ozarks average closing price is $29.28, the minimum price.

As of the latest practicable date before the date of first mailing of this proxy statement/prospectus, Carolinas’ consolidated net book value exceeded $45.5 million, and Carolinas expects that in the ordinary course of business, which Carolinas’ management believes will be the case, such consolidated net book value at the determination date will be at least $45.5 million. Under such circumstances there would be no downward adjustment to the purchase price. However, in the event of an extraordinary set of circumstances which Carolinas’ management does not currently expect, Carolinas’ closing consolidated net book value could be significantly less than $45.5 million. In such extraordinary circumstances, and assuming that Ozarks did not elect to exercise its termination rights under the merger agreement in the event a material adverse change in Carolinas had occurred, the per share merger consideration to Carolinas shareholders could be significantly lower than $0.14 per share, and if the closing consolidated net book value were to drop to as low as approximately negative $19.2 million, then Carolinas shareholders could receive zero for their Carolinas common stock. For additional information on the possibility of a downward adjustment in the purchase price, see “The Merger Agreement — Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 42.

The purchase price is subject to adjustment as described in this proxy statement/prospectus, and the exchange ratio will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the precise value of the merger consideration you may receive on the date the merger is completed.

Ozarks’ common stock is listed on the NASDAQ Global Select Market under the symbol “OZRK.” Carolinas’ common stock is quoted under the symbol “BCAR” on the OTC Pink marketplace operated by OTC Markets Group Inc. On May 5, 2015 (the date preceding public announcement of the merger), the closing sales price of Ozarks common stock on NASDAQ was $39.04 and the closing sales price of Carolinas common stock on the OTC Pink sheets was $0.14.

The board of directors of Carolinas has determined that the merger and the merger agreement are fair and in the best interests of Carolinas and its shareholders and recommends that you vote “FOR” approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies.

The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of Carolinas common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed return envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Because the required vote is based on the outstanding shares of Carolinas, if you do not vote, or if you do not instruct your broker or other nominee how to vote any shares held for you, or if you “ABSTAIN,” it will have the same effect as voting “AGAINST” the merger agreement.

This proxy statement/prospectus gives you detailed information about the special meeting of shareholders to be held on                     , 2015, the merger agreement and other related matters. You should carefully read this entire document, including the appendices. Before making a decision on how to vote, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 19.

On behalf of the Carolinas board of directors, I thank you for your prompt attention to this important matter.

Stephen R. Talbert

President & CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated                     , 2015 and is first being mailed to Carolinas shareholders on or about                     , 2015.

WHERE YOU CAN FIND MORE INFORMATION

Both Ozarks and Carolinas file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC” or the “Commission”). You may read and copy any materials that either Ozarks or Carolinas files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Ozarks and Carolinas file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Ozarks’ website at http://www.bankozarks.com by selecting the tab entitled “Investor Relations” and then the tab entitled “Current SEC Filings” or from Carolinas by accessing Carolinas’ website at http://www. bankofthecarolinas.com.

Ozarks has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Ozarks has previously filed with the SEC. They contain important information about the company and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 104. These documents are available without charge to you upon written or oral request to:

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

Attention: Susan Blair, Investor Relations

Telephone: (501) 978-2217

In order to ensure timely delivery of these documents, you should make your request by [●], 2015, to receive them before the special meeting.

135 BOXWOOD VILLAGE DRIVE

MOCKSVILLE, NORTH CAROLINA 27028

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2015

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Bank of the Carolinas Corporation (“Carolinas”) will be held at Carolinas’ offices located at                                               at [8:30] a.m., local time, on                     , 2015, for the following purposes:

1.	To approve the Agreement and Plan of Merger and Reorganization dated as of May 6, 2015, by and among Bank of the Ozarks, Inc. (“Ozarks”) and its wholly-owned bank subsidiary, Bank of the Ozarks, and Carolinas and Carolinas’ wholly-owned bank subsidiary, Bank of the Carolinas (“Carolinas Bank”), as such agreement may be amended from time to time, referred to as the “merger agreement,” a copy of which is attached as Appendix A, and the merger and other transactions contemplated by the merger agreement, referred to as the Carolinas merger proposal; and

2.	To approve a proposal to authorize the board of directors to adjourn or postpone the special meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Carolinas merger proposal or to vote on other matters properly before such special meeting, referred to as the Carolinas adjournment proposal.

Carolinas will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The above proposals are described in more detail in this proxy statement/prospectus, which you should read carefully in its entirety before voting. Only Carolinas shareholders of record as of the close of business on                     , 2015 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments or postponements of the special meeting.

Carolinas has concluded that its shareholders are entitled to assert appraisal rights with respect to the Carolinas merger proposal. Your appraisal rights are conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act. The full text of that statute is attached as Appendix C to this proxy statement/prospectus.

Whether or not you attend the special meeting, you may revoke a previously granted proxy at any time before it is voted by submitting to the corporate secretary of Carolinas a duly executed revocation of proxy bearing a later date or by appearing and voting in person at the special meeting. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs.

The Carolinas board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Carolinas merger proposal and “FOR” the Carolinas adjournment proposal (if necessary or appropriate).

By Order of the Board of Directors of Bank of the Carolinas Corporation

Mocksville, North Carolina

[                    ], 2015

DO NOT SEND SHARE CERTIFICATES WITH THE PROXY CARD.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions you may have regarding the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus, including the appendices, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Q:	What is the merger?

A:	Ozarks and its wholly-owned bank subsidiary, Bank of the Ozarks, have entered into a merger agreement with Carolinas and Carolinas’ wholly-owned bank subsidiary, Bank of the Carolinas, pursuant to which Carolinas will be merged with and into Ozarks and Carolinas Bank will be merged with and into Bank of the Ozarks, collectively referred to as the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger we need not only the approval of the shareholders of Carolinas but the approval of the merger by the applicable banking regulators of each of Ozarks, Bank of the Ozarks, Carolinas and Carolinas Bank.

Q:	Why am I receiving this document?

A:	Carolinas is sending these materials to its shareholders to help them decide how to vote their shares of Carolinas common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless Carolinas shareholders approve the merger agreement. Carolinas is holding a special meeting of its shareholders to vote on the proposal necessary to complete the merger. Information about this special meeting, the merger and related matters to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of Carolinas and a prospectus of Ozarks. It is a proxy statement because the Carolinas board of directors is soliciting proxies from Carolinas shareholders using this document. It is a prospectus because Ozarks, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of Carolinas in the merger.

Q:	What is the purchase price in the merger and is it subject to adjustment?

A:	The aggregate purchase price is $64,700,000, subject to possible adjustment as described below.

The purchase price will be adjusted downward, on a dollar-for-dollar basis, by the amount that Carolinas’ closing consolidated net book value, as defined in the merger agreement and below, is less than $45.5 million as of the first business day after Carolinas’ special shareholders meeting or the tenth business day prior to the closing date, whichever is later (the “determination date”).

Carolinas’ closing consolidated net book value will be calculated as Carolinas’ unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the determination date, but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between February 28, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of February 28, 2015, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; and (iii) any increase in the net deferred tax assets between February 28, 2015 and the determination date. In addition, for purposes of calculating the closing consolidated net book value, Carolinas must include deductions made for certain items related to the merger including, but not limited to, reductions for the after tax amount of any: (a) fees and commissions payable to any broker, finder, financial advisor or investment banking firm and for all legal and accounting fees in connection with the merger; (b) fees and expenses related to SEC and regulatory filings, including any printing expenses and SEC filing fees; (c) costs expected to be incurred by Ozarks after the merger related to any environmental clean-up matters, as provided in the merger agreement; (d) compensation, bonus, and severance payments triggered in connection with the change-of-control or other similar payment(s) payable by Carolinas, if any; and (e) costs and expenses associated with the defense or settlement of any shareholder challenges or litigation arising out of or in connection with the merger in excess of $500,000 in the aggregate.

While Carolinas’ closing consolidated net book value will not be known until the determination date, Carolinas expects that in the ordinary course of business, which Carolinas’ management believes will be the case, Carolinas’ closing consolidated net book value at the determination date will be at least $45.5 million.

For additional information on the possibility of adjustments to the purchase price, see “The Merger Agreement — Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 42.

Q:	What will I receive in exchange for my Carolinas shares in the merger?

A:	If the merger agreement is approved and the merger is subsequently completed, on the effective date of the merger, Carolinas shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration. Assuming there are no adjustments due to the closing consolidated net book value of Carolinas, the per share merger consideration to be paid in exchange for each share of Carolinas common stock will be calculated by dividing (i) the aggregate purchase price of $64,700,000, by (ii) the number of shares of Carolinas common stock outstanding immediately prior to the closing of the merger.

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive depends upon the market price of Ozarks common stock prior to closing and the aggregate purchase price, which is subject to the potential adjustments described above.

When the merger is completed, and assuming that Carolinas’ closing consolidated net book value is at least $45.5 million on the determination date, then the holder of a share of Carolinas common stock will be entitled to receive merger consideration having a value of $0.14, payable in a number of shares of Ozarks common stock equal to $0.14 divided by the average closing price of Ozarks common stock for the ten consecutive trading days ending on the second business day preceding the closing of the merger, subject to a minimum and maximum price equal to $29.28 and $48.80, respectively (the “exchange ratio”). Assuming further that the 10-day average closing sale price of Ozarks common stock ending on the second business day prior to the closing of the merger is $43.72, which was the closing price of Ozarks common stock on the NASDAQ Global Select Market on May 21, 2015, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio would be 0.0032, and in such case we would anticipate that an aggregate of approximately 1,479,871 shares of Ozarks common stock would be issued to Carolinas shareholders upon completion of the merger, which would represent approximately 1.7% of Ozarks outstanding shares as of the date of this proxy statement/prospectus.

The value of the merger consideration may fluctuate between the special meeting and the completion of the merger based upon the market value of Ozarks’ common stock. Fluctuation in the market price of Ozarks’ common stock after the special meeting could change the value of the shares of Ozarks common stock that Carolinas shareholders will receive, depending on whether the average closing stock price of Ozarks common stock to be used in determining the exchange ratio is higher than $48.80 per share or lower than $29.28 per share. If such price is higher than $48.80, Carolinas shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of Ozarks common stock is lower than $29.28 per share, Carolinas shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the average closing price used in determining the exchange ratio.

Q:	What happens to outstanding Carolinas equity awards in the merger?

A:	As of the date of the merger agreement, there were 4,500 options to purchase shares of Carolinas’ common stock outstanding, all of which were exercisable at prices above the per share value of the merger consideration. As contemplated in the merger agreement, Carolinas’ board of directors has agreed to take all action necessary to terminate and cancel each outstanding option prior to the closing date of the merger. As such there will not be any outstanding equity awards of Carolinas at the time of the merger.

Q:	Can I elect the type of consideration I will receive in the merger?

A:	No. In accordance with the terms of the merger agreement, the merger consideration will be paid entirely in shares of Ozarks common stock; provided, however, Carolinas shareholders will receive cash in lieu of any fractional shares of Ozarks common stock.

Q:	Will I be entitled to appraisal rights?

A:	Under North Carolina law, holders of shares of Carolinas common stock on the record date for the special meeting are entitled to statutory appraisal rights in connection with the merger if they exercise and perfect such rights in accordance with North Carolina law. This means that if you are such a holder and you comply with the requirements of Article 13 of the North Carolina Business Corporation Act (the “NCBCA”), you are entitled to have a judicial determination made of the “fair value” (determined pursuant to Article 13 of the NCBCA) of your shares of Carolinas common stock and to receive cash payment thereof instead of receiving the merger consideration. A shareholder who properly exercises appraisal rights has no assurance that it will receive an amount more than the merger consideration and, in fact, may receive an amount the same as or even less than the merger consideration. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken at the appropriate times to properly exercise and perfect such rights. See “The Merger Agreement — Carolinas’ Shareholders Have Appraisal Rights” beginning on page 53 and the text of the North Carolina appraisal rights statute, Article 13 of the NCBCA, which is reproduced in its entirety as Appendix C to this proxy statement/prospectus.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	Carolinas shareholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the Carolinas merger proposal; and

•	to approve one or more adjournments of the Carolinas special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Carolinas merger proposal, which is referred to as the Carolinas adjournment proposal.

Shareholder approval of the Carolinas merger proposal is required for completion of the merger. Carolinas will transact no other business at the Carolinas special meeting, except for business properly brought before the Carolinas special meeting or any adjournment or postponement thereof.

Q:	What vote is required to approve each proposal at the Carolinas special meeting?

A:	Approval of the Carolinas merger proposal requires the affirmative vote of the holders of a majority of the shares of Carolinas common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Carolinas common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

Approval of the Carolinas adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Carolinas common stock represented in person or by proxy at the special meeting and entitled to vote on the Carolinas adjournment proposal.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Carolinas or by voting in person at Carolinas’ special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	What if I fail to instruct my broker to vote my shares?

A:	If you fail to instruct your broker, bank or other nominee to vote your shares held in “street name” the broker, bank or other nominee may submit an unvoted proxy (a broker “non-vote”) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will not count as a vote with respect to the proposals, and will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the Carolinas adjournment proposal.

Q:	What do I need to do now?

A:	After you have carefully read this document, including the information incorporated into this document by reference, indicate on your proxy card how you want your shares to be voted. Then date, sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting whether or not you attend. You may still attend the special meeting and vote in person even after you return the proxy card.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All shareholders of Carolinas are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting whether or not they have previously executed a proxy card. If a broker holds your shares in street name, then you are not the shareholder of record, and you must ask your broker how you can vote your shares at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you do not own your shares in street name, you can change your vote after you have sent in your proxy card by:

•	providing written notice to the Corporate Secretary of Carolinas that you wish to revoke your proxy;

•	submitting a new signed and dated proxy card (any earlier proxy will be revoked automatically); or

•	attending the special meeting and voting in person (any earlier proxy will be revoked by your vote in person). However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow your nominee’s directions to change your vote.

Q:	Should I send in my stock certificates now?

A:	No, please do not send your stock certificates with your proxy card. Instructions will be sent to you later for surrendering your Carolinas stock certificates in exchange for the merger consideration.

Q:	What if I have lost or cannot locate my stock certificates?

A:

After the mailing of this proxy statement/prospectus, and assuming all conditions to completion of the merger have been satisfied (including shareholder approval of the merger), you will receive a form of letter of transmittal and instructions from the exchange agent regarding the conversion of your Carolinas shares into the merger consideration. If you have your Carolinas certificates, please follow the instructions in the letter of transmittal for delivery of the certificates with your completed form to the exchange agent. If you cannot locate your Carolinas stock certificates and believe them to be lost, stolen or destroyed, please follow the instructions in the form dealing with lost, stolen or destroyed certificates. You will then be provided with an Affidavit of Lost Stock Certificate(s) to complete and return to Carolinas, or if you provide such Affidavit after the merger occurs, to the exchange agent. The exchange agent will require you to provide a surety bond to protect Carolinas, the exchange agent and Ozarks in the event the subject certificates are later presented to the exchange agent or Ozarks for conversion into the merger consideration.

Q:	When do you expect the merger to be completed?

A:	Ozarks and Carolinas currently expect to complete the merger in the third quarter of 2015, assuming all of the conditions to completion of the merger have been timely satisfied, although delays could occur.

Q:	Will I be able to sell the shares of Ozarks common stock that I receive in the merger?

A:	Yes, in most cases. The shares of Ozarks common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and listed on NASDAQ. However, if there are any former shareholders of Carolinas who will be deemed to be “affiliates” of Ozarks under the Securities Act after the merger (generally, directors and executive officers of Ozarks and shareholders holding 10% or more of the outstanding shares of common stock of Ozarks), such persons must abide by certain transfer restrictions under the Securities Act.

Q:	Whom should I call with questions?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Joy Chaffin, Corporate Secretary for Bank of the Carolinas Corporation, at (336) 936-2007.

BANK OF THE CAROLINAS CORPORATION

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank of the Ozarks, Inc. For a description of this information, please see “Incorporation of Certain Documents by Reference” beginning on page 104. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “Ozarks” refers to Bank of the Ozarks, Inc.; “Bank of the Ozarks” or “the Bank” refers to Bank of the Ozarks, Ozarks’ wholly-owned bank subsidiary; “Carolinas” refers to Bank of the Carolinas Corporation; and “Carolinas Bank” refers to Carolinas’ wholly-owned bank subsidiary, Bank of the Carolinas. Also, we refer to the proposed merger of Carolinas with and into Ozarks as the “merger,” and the Agreement and Plan of Merger and Reorganization, dated May 6, 2015 by and among Ozarks, Bank of the Ozarks, Carolinas and Carolinas Bank as the “merger agreement.”

The Merger

The terms and conditions of the merger by which Carolinas will merge with and into Ozarks are contained in the merger agreement, a copy of which is attached to this document as Appendix A. We encourage you to read that agreement carefully.

Parties to the Merger

Bank of the Ozarks, Inc. (page 72)

Bank of the Ozarks

Bank of the Ozarks, Inc., an Arkansas corporation, is the parent bank holding company for Bank of the Ozarks, an Arkansas state banking corporation. At March 31, 2015, Ozarks had consolidated total assets of approximately $8.3 billion, total deposits of approximately $6.72 billion and total common shareholders’ equity of approximately $1.18 billion.

The principal executive office of Bank of the Ozarks, Inc. is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223, and the telephone number is (501) 978-2265.

Bank of the Carolinas Corporation (page 72)

Bank of the Carolinas

Bank of the Carolinas Corporation, a North Carolina corporation, is the parent holding company for Bank of the Carolinas, a North Carolina chartered bank. Carolinas operates eight offices in North Carolina with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington, Mocksville and Winston-Salem. At March 31, 2015, Carolinas had approximately $363 million of total assets, $279 million of loans, $314 million of deposits and total common shareholders’ equity of approximately $48 million.

Carolinas’ principal executive office is located at 135 Boxwood Village Drive, Mocksville, North Carolina 27028 and the telephone number is (336) 751-5755.

What Carolinas Shareholders Will Receive in the Merger (page 42)

Pursuant to the merger agreement, Carolinas shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration, which is based on the aggregate purchase price of $64,700,000, subject to possible adjustment as described herein. The purchase price will be adjusted downward, on a dollar-for-dollar basis, by the amount that Carolinas’ closing consolidated net book value, as defined in the merger agreement, is less than $45.5 million as of the determination date.

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive depends upon the market price of Ozarks common stock prior to closing and the aggregate purchase price.

When the merger is completed, and assuming that Carolinas’ closing consolidated net book value is at least $45.5 million on the determination date, then the holder of a share of Carolinas common stock will be entitled to receive merger consideration having a value of $0.14, payable in a number of shares of Ozarks common stock equal to $0.14 divided by the average closing price of Ozarks common stock for the ten consecutive trading days ending on the second business day preceding the closing of the merger, subject to a minimum and maximum price equal to $29.28 and $48.80, respectively (the “exchange ratio”).

You will not receive any fractional shares in the merger. Instead, you will receive a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Ozarks common stock that you would otherwise be entitled to receive, based on the average closing price of Ozarks common stock.

Material United States Federal Income Tax Consequences of the Merger (page 59)

Ozarks and Carolinas will not be required to complete the merger unless Ozarks and Carolinas have each received a legal opinion reasonably acceptable to them to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for United States federal income tax purposes. The opinions will not bind the Internal Revenue Service, which could take a different view.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to the exchange of your shares of Carolinas common stock for shares of Ozarks common stock in the merger. You will, however, have to recognize gain in connection with any cash received in lieu of a fractional share interest in Ozarks common stock.

You should read “Material United States Federal Income Tax Consequences of the Merger” on page 59 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation and could vary from the general consequences described above. We strongly recommend that you consult your tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of the Carolinas Board of Directors (page 30)

After careful consideration, the board of directors of Carolinas determined that the merger and the merger agreement are fair and in the best interests of Carolinas and its shareholders and approved the merger and the merger agreement. The board of directors of Carolinas recommends that you vote “FOR” the Carolinas merger proposal and “FOR” the Carolinas adjournment proposal.

In reaching its decision to approve the merger agreement and to recommend its approval to Carolinas shareholders, the Carolinas board of directors and executive management consulted with FIG Partners, LLC (which we refer to as “FIG”), its outside financial advisor, as to the fairness to the holders of Carolinas common stock from a financial point of view of the consideration to be received by the shareholders in the merger. The Carolinas board of directors also consulted with its outside legal counsel as to its legal duties and the terms of the merger agreement. For more information regarding the factors considered by Carolinas’ board of directors, see “The Merger — Carolinas’ Reasons for the Merger and Recommendation of the Board of Directors” on page 30.

Opinion of Carolinas’ Financial Advisor (page 32 and Appendix B)

In connection with the merger, the board of directors of Carolinas received the written opinion of FIG, the financial advisor to Carolinas, as to the fairness to the holders of Carolinas common stock, from a financial point of view, of the consideration to be received in the merger by such shareholders. The full text of the opinion of FIG dated May 6, 2015, is included in this document as Appendix B. Carolinas encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by FIG. The opinion of FIG is directed to the board of directors of Carolinas and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger agreement or any other matter relating to the proposed transaction. Carolinas has agreed to pay FIG a fee for its services, a portion of which ($75,000) was paid upon the delivery of its fairness opinion and the final portion ($572,000) will be payable upon completion of the merger. For further information, please see the section entitled “The Merger— Opinion of Carolinas’ Financial Advisor” on page 32.

Special Meeting of Shareholders of Carolinas (page 24)

Carolinas will hold a special meeting of its shareholders on                     , 2015, at [8:30] a.m., local time, at                                                      . At the special meeting of shareholders, you will be asked to vote on the following proposals:

1.	to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the Carolinas merger proposal; and

2.	to approve one or more adjournments of the Carolinas special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Carolinas merger proposal, referred to as the Carolinas adjournment proposal.

Shareholder approval of the Carolinas merger proposal is required to complete the merger. Carolinas will transact no business other than as listed above at the Carolinas special meeting, except for business properly brought before the Carolinas special meeting or any adjournment or postponement thereof.

You may vote at the special meeting of shareholders if you owned shares of Carolinas common stock at the close of business on the record date,                     , 2015. On that date, there were 462,028,831 shares of Carolinas common stock outstanding and entitled to vote at the special meeting of shareholders. You may cast one vote for each share of Carolinas common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, Carolinas recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Shareholder Vote Required (page 25)

Approval of the Carolinas merger proposal requires the affirmative vote of the holders of a majority of the shares of Carolinas common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Carolinas common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

Approval of the Carolinas adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Carolinas common stock represented in person or by proxy at the special meeting and entitled to vote on the Carolinas adjournment proposal.

Certain directors and principal shareholders of Carolinas have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of Carolinas common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of Carolinas common stock during the period between signing of the merger agreement and the completion of the merger. As of the record date, holders of approximately 22% of the outstanding shares of the common stock entitled to vote at the special meeting were bound by these voting agreements.

Appraisal Rights (page 53)

Holders of shares of Carolinas common stock who are entitled to vote on the merger, who timely deliver notice to Carolinas of their intent to demand payment for their shares, who do not vote in favor of the approval of the merger agreement, and who otherwise comply with the requirements of Article 13 of the NCBCA will be entitled to appraisal rights in connection with the merger under Article 13 of the NCBCA. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized in this proxy statement/prospectus and in a timely manner.

Under Article 13 of the NCBCA, where a merger agreement is to be submitted for approval at a meeting of shareholders and where the corporation concludes that shareholders are entitled to assert appraisal rights, the corporation must notify each of its shareholders entitled to appraisal rights that appraisal rights are available to them, include in the notice a copy of Article 13 and provide annual financial statements. This proxy statement/prospectus, and the notice of special meeting of shareholders that accompanies it, shall constitute such notice, and a copy of the full text of Article 13 of the NCBCA is attached as Appendix C to this proxy statement/prospectus. Carolinas’ audited consolidated financial statements for the fiscal year ended December 31, 2014 (together with the report of Carolinas’ independent registered public accounting firm regarding such statements) and Carolinas’ unaudited consolidated balance sheet and income statement as of and for the three months ended March 31, 2015 are included in this proxy statement/prospectus beginning on page F-1.

A shareholder who properly exercises appraisal rights has no assurance that it will receive an amount more than the merger consideration and, in fact, may receive an amount the same as or even less than the merger consideration. The foregoing is a description of the law pertaining to appraisal rights under the NCBCA and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is attached as Appendix C to this proxy statement/prospectus and incorporated by reference herein. The foregoing discussion does not constitute legal or other advice, nor does it constitute a recommendation on whether to exercise appraisal rights under Article 13 of the NCBCA.

Interests of Carolinas Executive Officers and Directors in the Merger (page 44)

In considering the recommendation of the board of directors of Carolinas to approve the merger, you should be aware that the executive officers and directors of Carolinas have certain financial interests in the merger that are in addition to their interests as Carolinas shareholders. As a condition to the closing of the merger, Harvey Glick, Chairman of the board of directors of Carolinas and Carolinas Bank, will enter into a three-year non-competition agreement with Bank of the Ozarks in exchange for a lump sum payment of $2 million. Ozarks has agreed to indemnify each present and former officer and director of Carolinas for six years following the effective date of the merger, to the fullest extent as presently provided under Carolinas’ organizational documents, for any claim against any such present and former officer and director in their capacity as such, subject to applicable law. Additionally, officers and directors of Carolinas currently are covered by liability insurance for certain acts and omissions in their capacity as officers and/or directors of Carolinas. This insurance coverage will be continued by Ozarks for a period of six years after the merger for acts and omissions of such persons in their capacity as officers and/or directors of Carolinas occurring before the merger. The Carolinas board of directors was aware of these interests and considered them in its decision to approve the merger agreement. In addition, immediately prior to the effective time of the merger, Carolinas will make a lump sum payment of $120,000 to each of Henry Land and Stephen Talbert under Carolinas’ director retirement plan, subject to regulatory approval.

As of the date of the merger agreement, executive officers and directors of Carolinas and Carolinas Bank did not own any shares of Ozarks’ common stock.

Regulatory Approvals Required for the Merger (page 56)

To complete the merger, the parties must receive the prior approvals of the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Arkansas State Bank Department and the North Carolina Commissioner of Banks (“NCCOB”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds.

Conditions to the Merger (page 49)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	holders of a majority of the outstanding shares of Carolinas common stock must have approved the merger agreement and the merger;

•	all regulatory approvals and consents must have been obtained, any necessary approvals shall not contain a material adverse non-standard term or condition, and all waiting periods required by law must have expired or been terminated;

•	the consummation of the merger shall not be illegal or otherwise prohibited and no temporary, preliminary or permanent restraining order preventing the consummation of the merger is in effect;

•	Ozarks and Carolinas, respectively, must have received opinions from Kutak Rock LLP and Wyrick Robbins Yates & Ponton LLP, respectively, each dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a “reorganization” for purposes of Section 368(a) of the Code; and

•	certain other conditions customary for agreements of this sort, such as the accuracy of representations and warranties subject to the materiality standards set forth in the merger agreement, the compliance in all material respects by the parties with their obligations under the merger agreement, and the non-existence of a material adverse effect (as such term is defined in the merger agreement).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation (page 50)

Carolinas has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Ozarks is pending.

Termination of the Merger Agreement (page 52)

Ozarks and Carolinas may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Carolinas shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement before closing under specified circumstances, including if the merger is not consummated by October 31, 2015, if the required regulatory approvals are not received or if the other party breaches its representations, warranties or covenants in the merger agreement in a material respect and such breach cannot be or has not been cured within the applicable cure period.

Termination Fee (page 52)

If the merger agreement is terminated by Ozarks because Carolinas has breached its non-solicitation covenant, or the board of directors of Carolinas has withdrawn its recommendation to approve the merger or has recommended for approval a different business combination, based on an acquisition proposal by a third party that the Carolinas directors have determined to be a superior proposal, Carolinas will be required to pay a termination fee to Ozarks equal to $2,264,500.

Additionally, if the merger agreement is terminated by Ozarks due to a material uncured breach by Carolinas of its representations, warranties or covenants under the merger agreement (other than the non-solicitation covenant described in the immediately preceding paragraph) Carolinas will be required to pay to Ozarks $500,000 as liquidated damages. The merger agreement also requires Carolinas to pay the liquidated damages amount if Ozarks terminates the merger agreement because Carolinas’ board of directors fails to take all necessary action to cause any rights issued pursuant to the Tax Benefits Preservation Plan, dated as of July 11, 2014, as amended on May 6, 2015, between Carolinas and Broadridge Corporate Issuer Solutions, Inc., as rights agent, (the “Tax Preservation Agreement”) to cease to be outstanding and to terminate the Tax Preservation Agreement or if, between the date of signing and immediately prior to the effective time of the merger, a “Distribution Date” or “Shares Acquisition Date” as those terms are defined in the Tax Preservation Agreement shall have occurred.

Carolinas agreed to the termination fee and liquidated damages arrangements in order to induce Ozarks to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with Carolinas before the merger is completed.

Differences in Rights of Shareholders (page 62)

The rights of Carolinas shareholders after the merger who continue as shareholders of Ozarks will be governed by Arkansas law rather than North Carolina law. After the merger is completed, the articles of incorporation and bylaws of Ozarks, rather than the articles of incorporation and bylaws of Carolinas, will govern your rights as a shareholder. Material differences between the rights of shareholders of Carolinas and shareholders of Ozarks include the process for determining the size of the board of directors, the process for removing directors, limitations of director liability, indemnification of officers, directors and employees, the ability of shareholders to act by written consent, and shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of Carolinas and shareholders of Ozarks are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 62.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA AND COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth for both Ozarks common stock and Carolinas common stock certain historical, pro forma and pro forma equivalent per share financial information. The historical per share data were derived from the financial statements of Ozarks and Carolinas that have been filed with the SEC, certain of which are incorporated by reference herein. The dividend and per share data of Ozarks common stock have been restated to give retroactive effect to all stock dividends and stock splits. See “Incorporation of Certain Documents by Reference” on page 104.

The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective on January 1, 2014, in the case of the income and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting.

This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Ozarks Historical	Ozarks, Summit and Intervest Pro Forma Combined(1)	Carolinas Historical	Pro Forma Combined(2)	Carolinas Equivalent Pro Forma(3)
Net Income Per Common Share:
Three Months Ended March 31, 2015
Basic	$0.48	$0.46	$0.0020	$0.46	$0.0015
Diluted	$0.47	$0.45	$0.0020	$0.46	$0.0015
Year Ended December 31, 2014
Basic	$1.53	$1.69	$0.0482	$1.76	$0.0057
Diluted	$1.52	$1.68	$0.0482	$1.75	$0.0056
Cash Dividends Declared Per Common Share:
Three Months Ended March 31, 2015	$0.13	$0.13	—	$0.13	$0.0004
Year Ended December 31, 2014	$0.47	$0.47	—	$0.47	$0.0015
Period-End Book Value Per Common Share:
March 31, 2015	$13.59	$13.59	$0.1039	$14.09	$0.0451

(1)	The unaudited pro forma information for Ozarks, Summit Bancorp, Inc. (“Summit”) and Intervest Bancshares Corporation (“Intervest”) gives effect to the acquisitions of Summit and Intervest as if those acquisitions had been effective on January 1, 2014 in the case of net income per common share and dividends declared per common share. Because the Summit acquisition closed on May 16, 2014 and the Intervest acquisition closed on February 10, 2015, the impact of these acquisitions is included in book value per common share amounts at March 31, 2015.
(2)	Pro forma combined amounts are calculated by adding together Ozarks, Summit and Intervest pro forma combined amounts, together with the historical amounts as reported by Carolinas, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Carolinas merger and an estimated 1,479,871 shares of Ozarks common stock to be issued in connection with the merger with Carolinas based on the terms of the merger agreement.

(3)	The equivalent pro forma per share data for Carolinas is computed by multiplying Ozarks, Summit and Intervest pro forma combined amounts by 0.0032.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of Ozarks’ common stock, which trades on the NASDAQ Global Select Market under the symbol “OZRK,” and Carolinas’ common stock, which is quoted on the OTC Pink Sheets under the symbol “BCAR.” The prices for Ozarks common stock and dividends have been restated to give retroactive effect to all stock dividends and stock splits.

	Ozarks Common Stock			Carolinas Common Stock
	High	Low	Dividends	High	Low	Dividends
2013
First Quarter	$22.36	$16.30	$0.075	$0.61	$0.17	—
Second Quarter	$22.85	$19.72	$0.085	$0.64	$0.34	—
Third Quarter	$24.47	$21.62	$0.095	$1.55	$0.41	—
Fourth Quarter	$29.04	$22.70	$0.105	$0.90	$0.54	—
2014
First Quarter	$35.24	$27.76	$0.110	$0.84	$0.45	—
Second Quarter	$34.84	$27.51	$0.115	$0.56	$0.42	—
Third Quarter	$35.00	$30.52	$0.120	$1.35	$0.45	—
Fourth Quarter	$37.00	$29.14	$0.125	$0.75	$0.14	—
2015
First Quarter	$38.22	$32.35	$0.130	$0.19	$0.13	—
Second Quarter (through May 21, 2015)	$43.95	$36.31	$0.135	$0.15	$0.13	—

The following table sets forth the closing sale prices per share of Ozarks common stock and Carolinas’ common stock on May 5, 2015, the last trading day before the public announcement of the signing of the merger agreement, and on May 21, 2015, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value per share of Carolinas common stock on May 5, 2015 and May 21, 2015, determined by multiplying the closing share price of Ozarks common stock on such dates by the 0.0032 exchange ratio.

Date	Closing Price Per Share of Ozarks Common Stock	Closing Price Per Share of Carolinas Common Stock	Equivalent Market Value Per Share of Carolinas Common Stock
May 5, 2015	$39.04	$0.14	$0.12
May 21, 2015	$43.72	$0.14	$0.14

As of April 30, 2015, there were 86,773,975 shares of Ozarks common stock issued and outstanding, which were held by approximately 673 shareholders of record. As of May 11, 2015, there were 462,028,831 shares of Carolinas common stock issued and outstanding, which were held by approximately 974 shareholders of record.

We urge you to obtain current market quotations for Ozarks common stock and Carolinas common stock. Because trading prices fluctuate, Carolinas shareholders are not assured of receiving any specific market value of Ozarks common stock. The price of Ozarks common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when the Carolinas shareholders meet to vote on the merger.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

OF BANK OF THE OZARKS, INC.

The following table presents selected consolidated financial information and other financial data for Bank of the Ozarks, Inc. The selected consolidated financial data presented below as of and for the three months ended March 31, 2015 and 2014, is unaudited. The selected consolidated financial data as of and for the five years ended December 31, 2014 is derived from Ozarks’ audited historical consolidated financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period. The per common share data below has been restated to give retroactive effect to stock splits and stock dividends.

	Three Months Ended March,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Income statement data:
Interest income	$91,455	$57,057	$291,449	$212,153	$195,946	$199,169	$157,972
Interest expense	5,966	4,661	20,955	18,634	21,600	30,435	34,337
Net interest income	85,489	52,396	270,494	193,519	174,346	168,734	123,635
Provision for loan and lease losses	6,315	1,304	16,915	12,075	11,745	11,775	16,000
Non-interest income	29,067	20,360	84,883	76,039	62,860	117,083	70,322
Non-interest expense	50,184	37,454	166,015	126,069	114,462	122,531	87,419
Net income available to common stockholders	39,894	25,276	118,606	91,237	77,044	101,321	64,001
Common share and per common share data:(1)
Earnings — diluted	$0.47	$0.34	$1.52	$1.26	$1.11	$1.47	$0.94
Book value	13.59	8.90	11.37	8.53	7.18	6.16	4.70
Dividends	0.13	0.11	0.47	0.36	0.25	0.19	0.15
Weighted-average diluted shares outstanding (000s)	84,409	74,494	78,060	72,704	69,776	68,964	68,180
End of period shares outstanding (000s)	86,758	73,888	79,924	73,712	70,544	68,928	68,214
Balance sheet data at period end:
Total assets	$8,303,407	$5,028,893	$6,766,499	$4,791,170	$4,040,207	$3,841,651	$3,273,271
Non-purchased loans and leases	4,311,105	2,778,503	3,979,870	2,632,565	2,115,834	1,880,483	1,851,113
Purchased loans(2)	2,042,164	488,533	1,147,947	724,514	637,773	811,721	494,784
Allowance for loan and lease losses	54,147	43,861	52,918	42,945	38,738	39,169	40,230
Foreclosed assets(2)	32,094	60,869	37,775	49,811	66,875	104,669	73,361
Investment securities AFS	784,275	687,661	839,321	669,384	494,266	438,910	398,698
Total deposits	6,716,661	3,916,204	5,496,382	3,717,027	3,101,055	2,943,919	2,540,753
Repurchase agreements with customers	76,960	51,140	65,578	53,103	29,550	32,810	43,324
Other borrowings	161,318	280,885	190,855	280,895	280,763	301,847	282,139
Subordinated debentures	117,264	64,950	64,950	64,950	64,950	64,950	64,950
Total common stockholders’ equity	1,179,256	657,310	908,390	629,060	507,664	424,551	320,355
Loan and lease (including purchased loans) to deposit ratio	94.59%	91.21%	93.29%	90.32%	88.80%	91.45%	92.33%
Average balance sheet data:
Total average assets	$7,602,199	$4,824,870	$5,913,807	$4,270,052	$3,779,831	$3,755,291	$2,998,850
Total average common stockholders’ equity	1,049,867	638,334	786,430	560,351	458,595	374,664	296,035
Average common equity to average assets	13.81%	13.30%	13.30%	13.12%	12.13%	9.98%	9.87%
Performance ratios:
Return on average assets(3)	2.13%	2.12%	2.01%	2.14%	2.04%	2.70%	2.13%
Return on average common stockholders’ equity(3)	15.41	16.06	15.08	16.28	16.80	27.04	21.62
Net interest margin — FTE(3)	5.42	5.46	5.52	5.63	5.91	5.84	5.18
Efficiency ratio	42.85	49.82	45.35	45.32	46.58	41.56	42.86
Common stock dividend payout ratio	26.10	32.35	30.46	29.55	22.44	12.50	15.89

	Three Months Ended March,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2009
	(Dollar amounts in thousands except per share data)
Asset quality ratios:
Net charge-offs to average total loans and leases(3)(4)	0.37%	0.03%	0.12%	0.14%	0.30%	0.69%	0.81%
Nonperforming loans and leases to total loans and leases(5)	0.33	0.42	0.53	0.33	0.43	0.70	0.75
Nonperforming assets to total assets(5)(6)	0.56	1.44	0.87	1.22	1.88	3.07	2.67
Allowance for loan and lease losses as a % of:
Total loans and leases(5)	1.26%	1.58%	1.33%	1.63%	1.83%	2.08%	2.17%
Nonperforming loans and leases(5)	377%	372%	251%	492%	425%	297%	289%
Capital ratios at period end:
Tier 1 leverage	15.19%	14.41%	12.92%	14.19%	14.40%	12.06%	11.88%
Common equity tier 1	11.54	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 risk-based capital	12.88	15.20	11.74	16.15	18.11	17.67	16.13
Total risk-based capital	13.50	16.16	12.47	17.18	19.36	18.93	17.39

(1)	Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
(2)	Prior periods have been adjusted to include loans and/or foreclosed assets previously covered by FDIC loss share.
(3)	Ratios for interim periods annualized based on actual days.
(4)	Excludes purchased loans and net charge-offs related to such loans.
(5)	Excludes purchased loans, except for their inclusion in total assets.
(6)	Ratios for prior years have been recalculated to include foreclosed assets previously covered by FDIC loss share as nonperforming assets.

N/A — Ratio not applicable for period indicated.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FOR BANK OF THE CAROLINAS CORPORATION

The following table presents selected consolidated financial information and other financial data for Bank of the Carolinas Corporation. The selected consolidated financial data presented below as of and for the three months ended March 31, 2015 and 2014, is unaudited. The selected consolidated financial data as of and for the five years ended December 31, 2014 is derived from Carolinas’ audited historical consolidated financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Bank of the Carolinas Corporation” and the consolidated financial statements and the notes thereto in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At or For The Three-Months Ended March 31,		At or For The Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollar amounts in thousands except per share data)
Summary of Operations
Net interest income	$2,963	$2,665	$11,459	$10,648	$11,556	$13,592	$16,434
(Recovery of) provision for loan losses	(402)	1,062	(967)	(2,039)	2,359	17,565	6,441
Noninterest income	585	390	5,707	1,529	4,168	1,239	2,037
Noninterest expense	3,024	3,515	17,796	14,629	17,944	20,974	16,348
Income (loss) before income tax provision	926	(1,522)	337	(413)	(4,579)	(23,708)	(4,318)
Income tax provision	—	—	200	942	—	4,543	(1,663)
Net income (loss)	926	(1,522)	137	(1,355)	(4,579)	(28,251)	(2,655)
Preferred dividends and accretion	—	(249)	65	(978)	(956)	(934)	(914)
Gain on redemption of preferred stock	—	—	10,203	—	—	—	—
Net income (loss) available to common shareholders	$926	$(1,771)	$10,405	$(2,333)	$(5,535)	$(29,185)	$(3,569)
Selected year-end assets and liabilities
Assets	$363,436	$428,047	$385,459	$423,650	$437,392	$485,967	$534,970
Loans	278,659	270,758	278,610	278,510	270,374	307,907	366,153
Allowance for loan losses	4,815	7,111	5,126	6,015	6,890	8,101	6,863
Deposits	313,710	369,690	336,622	366,150	372,972	416,213	416,169
Borrowed funds	304	53,577	491	53,243	53,217	53,236	75,458
Preferred shareholders’ equity	—	13,179	—	13,179	13,179	13,179	13,179
Total shareholders’ equity	48,001	1,989	47,056	1,748	9,065	14,033	41,704
Ratios
Return (loss) on average total assets	0.25%	(0.36)%	0.03%	(0.32)%	(0.99)%	(5.39)%	(0.48)%
Return (loss) on average common equity	1.94	(17.68)	66.97	40.11	205.69	(156.24)	(11.00)
Dividend payout	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Average equity to average assets	12.73	0.74	5.62	1.72	2.26	6.08	8.24
Per common share
Earnings (loss)
Basic	$0.002	$(0.45)	$0.05	$(0.60)	$(1.42)	$(7.49)	$(0.92)
Diluted	0.002	(0.45)	0.05	(0.60)	(1.42)	(7.49)	(0.92)
Cash dividends declared	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Tangible book value	0.1039	(3.40)	0.1018	2.64	(1.42)	0.22	7.32

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference herein, may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of Ozarks and Carolinas; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancement to revenue and accretion to reported earnings that may be realized from the merger; (c) the respective plans, objectives, expectations and intentions of Ozarks or Carolinas and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the parties’ management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the parties’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, including the risks and uncertainties listed in “Risk Factors” beginning on page 19 of this proxy statement/prospectus, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Ozarks’ and Carolinas’ businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	higher than expected costs and expenses incurred in connection with the merger, or in connection with litigation relating to the merger;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	disruptions to the businesses of Ozarks and Carolinas as a result of the announcement and pendency of the merger;

•	higher than expected charges that Ozarks incurs in connection with marking Carolinas’ assets to fair value;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	regulatory approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with regulatory approvals of the merger;

•	other closing conditions may not be satisfied on the expected terms, schedule, or at all, including approval by Carolinas’ shareholders, and other delays in closing the merger may occur;

•	adverse governmental or regulatory policies may be enacted;

•	the outcome of any legal proceeding that may be instituted against Carolinas or Ozarks;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	unexpected declines in real estate values within Ozarks’ and Carolinas’ market areas;

•	other than temporary impairments or declines in value in Ozarks’ or Carolinas’ investment portfolio;

•	higher than expected FDIC insurance assessments;

•	unanticipated reduction in Ozarks’ and Carolinas’ deposit base;

•	Ozarks’ and Carolinas’ inability to promptly adapt to technological changes;

•	Ozarks’ and Carolinas’ internal controls and procedures may not be adequate to prevent losses;

•	material adverse changes in Ozarks’ or Carolinas’ operations or earnings;

•	other unexpected material adverse changes in Ozarks’ or Carolinas’ operations or earnings;

•	competition from other financial services companies in Ozarks’ markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause Ozarks’ and Carolinas’ results to differ materially from those described in the forward-looking statements can be found in Ozarks’ and Carolinas’ filings with the SEC, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either Ozarks or Carolinas or any person acting on Ozarks’ or Carolinas’ behalf are expressly qualified in their entirety by the cautionary statements above. Neither Ozarks nor Carolinas undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

RISK FACTORS

An investment in Ozarks common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors included in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement and prospectus titled “Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Incorporation Of Certain Documents By Reference” beginning on page 104.

The Amount of Merger Consideration May Decrease Following the Shareholder Meeting.

Pursuant to the terms of the merger agreement, the aggregate purchase price is subject to adjustment, on a dollar-for-dollar basis, in the event Carolinas’ closing consolidated net book value is less than $45.5 million.

Carolinas’ closing consolidated net book value will be calculated as Carolinas’ unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the first business day after Carolinas’ special shareholders meeting or the tenth business day prior to the closing date, whichever is later (which we refer to as the “determination date”), but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between February 28, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of February 28, 2015, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; and (iii) any increase in the net deferred tax assets between February 28, 2015 and the determination date. In addition, for purposes of calculating the closing consolidated net book value, Carolinas must include deductions made for certain items related to the merger including, but not limited to, reductions for the after tax amount of any: (a) fees and commissions payable to any broker, finder, financial advisor or investment banking firm and for all legal and accounting fees in connection with the merger; (b) fees and expenses related to SEC and regulatory filings, including any printing expenses and SEC filing fees; (c) costs expected to be incurred by Ozarks after the merger related to any environmental clean-up matters, as provided in the merger agreement; (d) compensation, bonus, and severance payments triggered in connection with the change-of-control or other similar payment(s) payable by Carolinas, if any; and (e) costs and expenses associated with the defense or settlement of any shareholder challenges or litigation arising out of or in connection with the merger in excess of $500,000 in the aggregate.

As of the date of this proxy statement/prospectus, Carolinas’ consolidated net book value, calculated in accordance with the above formula, continues to exceed $45.5 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation. The calculation date for the closing consolidated net book value will occur subsequent to the date of the Carolinas special meeting of shareholders, and if the closing consolidated net book value is less than $45.5 million on the determination date, the aggregate merger consideration to be received by the Carolinas shareholders will be adjusted downward. Carolinas expects that in the ordinary course of business, which Carolinas’ management believes will be the case, Carolinas’ closing consolidated net book value at the determination date will be at least $45.5 million. For additional information on the possibility of a downward adjustment in the purchase price, see “The Merger Agreement — Merger Consideration, Purchase Price and Purchase Price Adjustments” beginning on page 42.

Because the Market Price of Ozarks Common Stock Will Fluctuate and as a Result of Other Factors, Carolinas Shareholders Cannot Be Sure of the Number of Shares or Exact Value of Shares of Ozarks Common Stock They Will Receive.

Upon completion of the merger, each outstanding share of Carolinas common stock will be converted into the merger consideration payable in shares of Ozarks common stock as provided in the merger agreement. The number of shares that such Carolinas shareholder will receive for each share of Carolinas common stock will depend on the average closing price of Ozarks common stock for the ten consecutive trading days ending on the second business day preceding the closing of the merger. The value of such shares of Ozarks common stock received for each share of Carolinas common stock will depend on the price per share of Ozarks common stock at the time the shares are actually received by a Carolinas shareholder. The closing price of Ozarks common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the average closing price over the 10 consecutive trading days ending on the second business day preceding the closing of the merger may vary from each other, as well as from the closing price of Ozarks common stock on the date that Ozarks and Carolinas announced the merger, on the date that this proxy statement/prospectus is being mailed to Carolinas shareholders, and on the date of the special meeting of Carolinas shareholders.

Fluctuation in the market price of Ozarks’ common stock after the special meeting could change the value of the shares of Ozarks common stock that Carolinas shareholders will receive, depending on whether the average closing stock price of Ozarks common stock to be used in determining the exchange ratio is higher than $48.80 per share or lower than $29.28 per share. If such price is higher than $48.80, Carolinas shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of Ozarks common stock is lower than $29.28 per share, Carolinas shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the average closing price used in determining the exchange ratio.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Ozarks’ business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Ozarks. Accordingly, at the time of the special meeting of Carolinas shareholders, because of the above timing differences Carolinas shareholders will not be able to calculate the number of shares of Ozarks common stock they may receive upon completion of the merger or the exact value of Ozarks common stock they may receive upon completion of the merger.

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on Ozarks.

Before the merger may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Ozarks and Carolinas do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Ozarks following the merger, any of which might have a material adverse effect on Ozarks following the merger. Ozarks is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Carolinas or Ozarks, as described more fully in “The Merger Agreement — Regulatory Approvals Required for the Merger” beginning on page 56.

Certain Officers and Directors of Carolinas Have Interests in the Merger Different From the Interests of Non-director or Non-management Shareholders.

Some of the officers and directors of Carolinas have interests in the merger that are in addition to their interests as shareholders of Carolinas generally. These interests include a non-compete agreement to be entered into at closing between Bank of the Ozarks and Harvey Glick, indemnification provisions contained in the merger agreement and Ozarks’ purchase of an officers’ and directors’ liability insurance policy for a limited time (at current levels) following the merger. Although the members of the respective boards of directors of each of Ozarks and Carolinas knew about these additional interests and considered them when they considered and approved the merger agreement and the merger, you should be aware of them. See “The Merger Agreement — Interests of Executive Officers and Directors in the Merger” on page 44.

The Fairness Opinion Obtained by Carolinas From Its Financial Advisor Will Not Reflect Changes in Circumstances Between the Date of the Merger Agreement and the Completion of the Merger.

The fairness opinion obtained by Carolinas from FIG, Carolinas’ financial advisor, is dated May 6, 2015. Management of Ozarks is not aware of any material changes in Ozarks’ operations or performance since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of Carolinas is not aware of any material changes in Carolinas’ operations or performance, or in any of the projections or assumptions upon which FIG based its opinion, since the delivery of the opinion or that are anticipated to occur before the special meeting takes place or by the time the merger is completed. Carolinas has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from FIG. Changes in the operations and prospects of Carolinas or Ozarks, general market and economic conditions and other factors that may be beyond the control of Carolinas and Ozarks, and on which the fairness opinion was based, may alter the value of Carolinas or Ozarks or the prices of shares of Carolinas common stock or Ozarks common stock by the time the special meeting takes place or before the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Carolinas does not anticipate asking its financial advisor to update its opinion, the May 6, 2015 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. A copy of the opinion is included as Appendix B to this proxy statement/prospectus. For a description of the opinion that Carolinas received from its financial advisor, please refer to “The Merger — Opinion of Carolinas’ Financial Advisor” beginning on page 32. For a description of the other factors considered by the Carolinas board of directors in determining to approve the merger, please refer to “The Merger — Carolinas’ Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 30.

The Merger Will Not be Completed Unless Important Conditions are Satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Ozarks and Carolinas may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or, if permissible, waived before Ozarks and Carolinas are obligated to complete the merger:

•	the approval of the merger agreement and merger by the requisite vote of the shareholders of Carolinas;

•	the receipt of all material regulatory approvals required for consummation of the merger;

•	the absence of any order by a court or regulatory authority that enjoins or prohibits the merger;

•	the registration statement of which this proxy statement/prospectus is a part shall be effective under the Securities Act, and no stop order shall have been issued or proceedings for that purpose shall have been initiated or threatened by the SEC; and

•	Ozarks and Carolinas shall have received the opinions of Kutak Rock LLP and Wyrick Robbins Yates & Ponton LLP, respectively, that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement Could Negatively Impact Carolinas.

If the merger agreement is terminated before closing there may be various consequences. For example, Carolinas’ business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Carolinas will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and Carolinas’ board of directors seeks another merger or business combination, Carolinas shareholders cannot be certain that Carolinas will be able to find a party willing to pay the equivalent or greater consideration than that which Ozarks has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Carolinas may be required to pay Ozarks a termination fee or liquidated damages. See “The Merger Agreement — Effect of Termination” beginning on page 52.

The Merger Agreement Contains Provisions That May Discourage Other Companies from Trying to Acquire Carolinas for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Carolinas that might result in greater value to Carolinas’ shareholders than the merger. These provisions include a general prohibition on Carolinas from soliciting or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Carolinas may be required to pay Ozarks a termination fee of $2,264,500 in the event the merger agreement is terminated under circumstances involving an acquisition proposal for a competing transaction. For further information, please see the sections entitled “The Merger Agreement — Agreement to Not Solicit Other Offers” and “The Merger Agreement — Effect of Termination” beginning on pages 50 and 52, respectively.

Carolinas Will be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Carolinas. These uncertainties may impair Carolinas’ ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Carolinas to seek to change existing business relationships with Carolinas. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Carolinas may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Carolinas employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Carolinas’ business prior to the merger closing and Ozarks business after the merger closes, could be harmed. See “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 47.

Carolinas Shareholders Will Have Less Influence as Shareholders of Ozarks Than As Shareholders of Carolinas.

Carolinas shareholders currently have the right to vote in the election of the board of directors of Carolinas and on other matters affecting Carolinas. When the merger occurs, each shareholder that receives shares of Ozarks common stock will become a shareholder of Ozarks with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Carolinas. Because of this, Carolinas shareholders will have less influence on the management and policies of Ozarks than they may now have on the management and policies of Carolinas.

Shares of Ozarks Common Stock to be Received by Carolinas Shareholders in the Merger Will Have Rights Different From Shares of Carolinas Common Stock.

Upon completion of the merger, the rights of former Carolinas shareholders will be governed by the articles of incorporation and bylaws of Ozarks. Ozarks is organized under Arkansas law and Carolinas is organized under North Carolina law. Accordingly, certain rights associated with Carolinas common stock may differ from the rights associated with Ozarks common stock. Please see the section entitled “Comparison Of Shareholders’ Rights” beginning on page 62 for a discussion of the different rights associated with Ozarks common stock.

The Merger with Carolinas May Distract Ozarks’ Management From Its Other Responsibilities.

The acquisition of Carolinas could cause Ozarks’ management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Ozarks. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Ozarks.

The Merger May Fail To Qualify as a Reorganization for Federal Tax Purposes, Resulting in Your Recognition of Taxable Gain or Loss in Respect of Your Carolinas Shares.

Ozarks and Carolinas intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service will not provide a ruling on the matter, Ozarks and Carolinas will, as a condition to closing, obtain an opinion from Ozarks’ and Carolinas’ respective legal counsel that the merger will constitute a reorganization under Code Section 368(a) for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as such reorganization, Carolinas shareholders generally would recognize gain or loss on each share of Carolinas common stock surrendered in an amount equal to the difference between such shareholders’ adjusted tax basis in that share and the fair market value of the merger consideration received in exchange for that share upon completion of the merger.

Carolinas and/or Ozarks May Be Subject To Claims And Litigation Pertaining To The Merger That Could Prevent Or Delay The Completion Of The Merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Carolinas and Ozarks, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Carolinas, its board of directors or Ozarks in connection with the merger transaction that remains unresolved at the effective time of the merger may adversely affect Ozarks’ business, financial condition, results of operations and cash flows.

BANK OF THE CAROLINAS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

Carolinas is mailing this proxy statement/prospectus to you, as a Carolinas shareholder, on or about                     , 2015. With this document, Carolinas is sending you a notice of the Carolinas special meeting of shareholders and a form of proxy that is solicited by the Carolinas board of directors. The special meeting will be held on                     , 2015 at [8:30] a.m., local time, at                                                                                           .

Matters to be Considered

At the Carolinas special meeting, Carolinas shareholders will be asked to:

•	approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, referred to as the Carolinas merger proposal; and

•	approve one or more adjournments of the Carolinas special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Carolinas merger proposal, referred to as the Carolinas adjournment proposal.

Proxy Card, Revocation of Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. If you are a record holder you can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of Carolinas;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held by your broker in “street name,” you should follow the instructions you receive from your broker in order to direct your broker how to vote and you should also follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies that are not revoked will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the Carolinas merger proposal and “FOR” approval of the Carolinas adjournment proposal. The board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Carolinas. Carolinas will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of Carolinas may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on                     , 2015 has been fixed as the record date for determining the Carolinas shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time, 462,028,831 shares of Carolinas common stock were outstanding.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding capital stock of Carolinas is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Approval of the Carolinas merger proposal requires the affirmative vote of the holders of a majority of the shares of Carolinas common stock outstanding and entitled to vote at the special meeting. Because the required vote is based upon the outstanding shares of Carolinas common stock, a failure to vote or a vote to “ABSTAIN” will have the same effect as a vote against the merger.

Approval of the Carolinas adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Carolinas common stock represented in person or by proxy at the special meeting and entitled to vote on the Carolinas adjournment proposal. Broker non-votes will have no effect on the Carolinas adjournment proposal.

Certain directors and principal shareholders of Carolinas have entered into voting agreements with Ozarks agreeing to, among other things, vote their shares of Carolinas common stock in favor of the merger agreement and the transactions contemplated thereby and restricting the transfer of the individual’s shares of Carolinas common stock during the period between signing of the merger agreement and the completion of the merger. As of the record date, holders of approximately 22% of the outstanding shares of the common stock entitled to vote at the special meeting were bound by these voting agreements.

Carolinas Merger Proposal

As discussed throughout this document, Carolinas is asking its shareholders to approve the Carolinas merger proposal. Holders of Carolinas common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Carolinas common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document and incorporated in this document by reference.

The Carolinas board of directors has determined that the merger and the merger agreement are fair and in the best interests of Carolinas and its shareholders, and has approved the merger agreement and the transactions contemplated by the merger agreement.

The Carolinas board of directors recommends a vote “FOR” the Carolinas merger proposal.

Carolinas Adjournment Proposal

The Carolinas special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Carolinas special meeting to approve the Carolinas merger proposal.

If, at the Carolinas special meeting, the number of shares of Carolinas common stock present or represented and voting in favor of the Carolinas merger proposal is insufficient to approve the Carolinas merger proposal, Carolinas intends to move to adjourn the Carolinas special meeting in order to enable the Carolinas board of directors to solicit additional proxies for approval of the Carolinas merger proposal. In that event, Carolinas will ask the Carolinas shareholders to vote only upon the Carolinas adjournment proposal and not the Carolinas merger proposal.

In the Carolinas adjournment proposal, Carolinas is asking the Carolinas shareholders to authorize the holder of any proxy solicited by the Carolinas board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Carolinas special meeting to another time and place for the purpose of soliciting additional proxies. If the Carolinas shareholders approve the Carolinas adjournment proposal, Carolinas could adjourn the Carolinas special meeting and any adjourned session of the Carolinas special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Carolinas shareholders who have previously voted.

The Carolinas board of directors recommends a vote “FOR” the Carolinas adjournment proposal.

Other Matters to Come Before the Carolinas Special Meeting

No other matters are intended to be brought before the Carolinas special meeting by Carolinas, and Carolinas does not know of any matters to be brought before the Carolinas special meeting by others. If, however, any other matters properly come before the Carolinas special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

Background of the Merger

In July 2014, Carolinas completed a recapitalization by selling $45.8 million in shares of newly issued common stock to qualified investors in a private placement at $0.10 per share. The number of shares sold resulted in the new investors owning a 99.2% ownership stake in Carolinas. The recapitalization was structured to preserve Carolinas’ sizeable deferred tax asset, which was over $15 million at the time of the recapitalization and was fully reserved with a 100% valuation allowance.

Beginning in 2011 and prior to the recapitalization, Carolinas made several attempts to either raise capital or merge with another financial institution. Until the recapitalization occurred in July 2014, these efforts were unsuccessful. Prior to the recapitalization, Carolinas had reached out to a number of other banks during this period, including Ozarks, as well as existing individual shareholders, other potential investors and an investor group consisting of experienced bank management. None of these parties showed any willingness to invest in Carolinas based upon its deteriorating financial condition and the investor group consisting of experienced bank management could not raise the capital needed to effect a successful recapitalization. Some of the banks Carolinas approached expressed interest in a transaction with Carolinas, but its troubled condition was a significant deterrent to any potential acquisition. At that time, Carolinas had negative common equity and a complicated capital structure consisting of preferred stock, trust preferred securities and subordinated debt. It became evident that a successful transaction would depend upon achieving substantial discounts from the holders of the preferred stock, the trust preferred securities and the subordinated debt. Carolinas also had lingering credit problems resulting from the recession that represented sizeable risk for any potential merger partner. There was also two structured term repurchase agreements totaling $45 million that had a negative arbitrage cost of over $2 million per year and a pre-payment penalty cost of approximately $5 million.

After learning of the July 2014 recapitalization, two banks (“Bank A” and “Bank B”) with whom Carolinas had discussed a possible merger before the recapitalization, each made an unsolicited approach to Carolinas about their separate interest in a potential transaction with Carolinas. Bank A suggested it could pay Carolinas shareholders as much as $0.14 per share in cash. Bank B suggested it could pay Carolinas shareholders as much as $0.15 per share in stock.

On January 7, 2015 the board of Carolinas met in executive session with its financial and legal advisers to discuss the two unsolicited proposals. The board determined that a potential merger with Bank A or Bank B might be in the best interest of shareholders on the terms proposed because in FIG’s opinion, after study and analysis, it would take three to five years for the shareholders to realize the same value represented by the two offers if Carolinas remained an independent company. In addition, achieving that result was highly dependent on Carolinas meeting its earnings and growth projections, as well as future favorable market conditions. No one at Carolinas felt highly confident that these conditions could be met or satisfied. Each of these issues was of considerable concern to the directors. During the executive session, FIG presented the board with a list of other possible buyers for Carolinas, with such list being based on FIG’s considerable experience and expertise in the field of community bank mergers and acquisitions. By letter dated January 12, 2015, Carolinas retained FIG to act as exclusive financial advisor to Carolinas’ board of directors in connection with Carolinas’ consideration of a possible business combination involving Carolinas and a second party. The board also authorized FIG to perform a market check of the other logical potential buyers to verify that the offers from Bank A or Bank B were the highest possible offers available to the shareholders of Carolinas at that time.

After executing confidentiality agreements with Carolinas, Bank A and Bank B were provided access to a secure data room containing extensive information regarding Carolinas, including but not limited to, information concerning contracts, personnel, the loan portfolio, credit quality, the investment portfolio, deposits, management reports and tax returns. Bank A and Bank B each conducted off-site due diligence of Carolinas through the secure data room. FIG gave each bank a target date of January 27, 2015 to submit indications of interest to Carolinas.

At the regularly scheduled board meeting on January 28, 2015, the Carolinas board discussed the status of negotiations with Bank A and Bank B. Bank A had submitted a non-binding indication of interest (IOI) to acquire all of the outstanding shares of Carolinas for $0.14 per share in cash. Bank B did not submit an IOI to Carolinas and withdrew from further discussions explaining that due to other conflicting transactions it was engaged in at the time it was prevented from pursuing a transaction with Carolinas. The board discussed Bank A’s offer at length. FIG presented an analysis of the value that could be created in the near and intermediate term by remaining independent and compared that to the value of the offer from Bank A. FIG reviewed a list of the logical potential other buyers for Carolinas and the estimated price that each such buyer might be capable of paying for Carolinas. FIG noted that $0.14 was a higher value than most other logical buyers would be willing to pay for Carolinas, except for Bank B and two other banks that were deemed to be unlikely to have an interest in Carolinas at the time. FIG also reported on the status of the market check. FIG noted that Ozarks had expressed interest in a possible acquisition of Carolinas, but Ozarks did not provide a pricing indication and it was not willing to conduct due diligence without an exclusivity agreement. FIG informed Ozarks that in light of Carolinas’ ongoing discussions with other parties, an exclusivity arrangement was not possible at that time. After some discussion, the board authorized its management to continue to allow Bank A to complete its due diligence with Carolinas and for its advisors to work towards a definitive agreement with Bank A. Shortly after notifying Bank A of Carolinas’ interest in negotiating a definitive agreement, Bank A withdrew its IOI citing market conditions that adversely impacted the value of the deferred tax asset at Carolinas. Nonetheless, discussions with Bank A continued after Bank A withdrew its initial IOI.

On February 19, 2015, Carolinas Chairman met with the CEO and the CFO of another bank that had expressed interest in acquiring Carolinas (“Bank C”). Bank C signed a confidentiality agreement and began conducting due diligence on Carolinas.

On February 24, 2015, Bank A submitted a new IOI to purchase all of the outstanding shares of Carolinas for $0.1325 per share in cash. The Carolinas board considered Bank A’s revised IOI at its regularly scheduled board meeting on February 25, 2015. At this meeting, FIG updated the board on discussions with other parties that had been contacted during the market check. Bank B expressed interest in renewing merger discussions with Carolinas if Carolinas was willing to wait until April 2015. In addition, another bank (“Bank D”) also expressed interest in acquiring Carolinas, but did not sign a confidentiality agreement. Based on Bank A’s lower offer as well as the interest of other parties, the board of Carolinas rejected Bank A’s IOI at $0.1325 in cash and instructed FIG to continue discussions with other parties. However, the board urged FIG to expedite such discussions because Carolinas had several critical contracts pending that would have positive impacts on the bank’s profitability, but which could, if signed, make a merger more expensive for an acquirer due to contract termination fees resulting in a lower price per share.

Discussions with Bank A resumed after Carolinas notified Bank A’s advisors that Carolinas had rejected its $0.1325 per share cash offer. Discussions also continued with Bank B, Bank C and Bank D. The CEO of Bank B informed Carolinas that it could not engage in serious merger discussions with Carolinas until late April or May 2015. Bank B suggested that if it made an offer, it would value shares of Carolinas in the range of $0.135 to $0.14 per share, and such price would depend in part on the performance of Bank B’s stock price. On the basis of preliminary due diligence, Bank C indicated that it would be willing to pay between $0.12 and $0.13 per share for Carolinas. Without signing a confidentiality agreement or conducting any due diligence, Bank D’s CFO suggested Bank D would be willing to pay between $0.12 and $0.14 per share depending upon the mix of cash and stock involved, with the higher end of the range representing an all cash transaction. Subsequently, Bank D withdrew from the process when informed that its offer would have to be at the upper end of its valuation range to be successful.

On March 5, 2015, Bank A increased its all cash offer to $0.13625 per share and submitted a new IOI to Carolinas. On March 6, 2015, the board met via conference call to discuss the revised offer from Bank A as well as an update from FIG with respect to their discussions with other parties. The board felt that the revised offer from Bank A was more compelling than Bank A’s previous offer, and relatively close to their original offer of

$0.14 per share. Based on the discussions with other parties, the board did not believe it was likely that another party would exceed Bank A’s offer. Moreover, Bank A had completed more due diligence than any of the other parties. On this basis, the board agreed to negotiate a definitive agreement with Bank A. Carolinas authorized its advisers to proceed with Bank A.

On March 12, 2015, FIG received a call from a representative of Ozarks who expressed renewed interest in a merger with Carolinas. FIG informed Ozarks that Carolinas was fairly far down the road with another party and Carolinas did not wish to jeopardize that transaction. Ozarks reaffirmed its interest in Carolinas and submitted a preliminary non-binding IOI regarding a proposed transaction with Carolinas. Ozarks’ offer was for an all stock transaction with an aggregate purchase price of $69.3 million (the equivalent of $0.15 per share), which would be subject to downward adjustment in the event Carolinas consolidated net book value was below $47.056 million prior to closing. The IOI contained a limited exclusivity provision, which carved out discussion with Bank A and was subject to refinement after Ozark completed its due diligence. The Chairman of Carolinas shared the IOI from Ozarks with the board and polled the board members as to how to respond to Ozarks’ IOI. The consensus of the board was to sign a non-disclosure agreement with Ozarks and to permit Ozarks to conduct due diligence on Carolinas business and operations, as long as due diligence could be completed in one week and that current negotiations with Bank A were not jeopardized. During the remainder of March 2015, Carolinas continued to negotiate with Bank A while Ozarks conducted due diligence. Bank A submitted a draft of a definitive agreement to Carolinas on March 20, 2015.

On March 23, 2015, Ozarks completed its due diligence and submitted a revised non-binding IOI to acquire all of the outstanding shares of Carolinas for an aggregate purchase price of $64.7 million (the equivalent of $0.14 per share) payable in Ozarks common stock, subject to adjustment in the event Carolinas consolidated net book value was below $45.5 million prior to closing. In addition, the revised IOI contained an exclusivity provision that would prohibit Carolinas from further discussions with Bank A, or any other potential merger partners for 30 days. Ozarks explained that the lower price was due to factors discovered during its due diligence review. Consistent with the terms of Ozarks’ initial IOI, the number of shares of Ozarks’ common stock to be received by Carolinas’ shareholders would be based on a floating exchange ratio determined with Ozarks stock price at or near the time of closing the transaction, using established collars based on amounts equal to 25% above and below Ozarks closing price the day before signing the definitive agreement.

On March 25, 2015, Carolinas board met to compare and discuss the offers from Ozarks and Bank A. Ozarks’ offer represented a higher price per share and an all stock transaction might be attractive to some Carolinas shareholders due to the potential tax deferment of capital gains. Ozarks offer also was more attractive for Carolinas’ employees because no branches were expected to be closed by Ozarks, whereas Bank A stated that it intended to close three branches as a result of the transaction. However, Bank A had submitted a draft definitive agreement and Ozarks had not. Although there were significant issues still to be negotiated with Bank A, Ozarks offer was considered incomplete because it had not yet submitted a definitive agreement. Without a proposed definitive agreement in hand, Carolinas could not determine if any potentially serious roadblocks might exist in the negotiation of a definitive agreement with Ozarks. The board determined to keep the discussions with Bank A open until a definitive agreement with Ozarks was received and properly evaluated.

However, after the March 25, 2015 Carolinas board meeting, Ozarks indicated that it was not willing to incur the expense of producing a draft definitive agreement without a full exclusivity provision. On March 30, 2015, the Carolinas board reconvened via conference call to decide between continued negotiations with Bank A or executing the revised IOI from Ozarks containing the 30-day exclusivity provision. After weighing the advantages and any disadvantages of each, the Carolinas board determined that it should enter into the revised IOI with Ozarks and on March 31, 2015, Carolinas delivered its executed countersignature to the Ozarks’ revised IOI. Carolinas then advised Bank A of its decision without revealing the identity of Ozarks.

Between March 31, 2015 and April 23, 2015, Carolinas and Ozarks negotiated the terms of a definitive agreement and other agreements associated with the transaction. Carolinas completed its due diligence of Ozarks, including onsite due diligence at the corporate offices of Ozarks in Little Rock, Arkansas on April 15, 2015. The Carolinas board met at its regularly scheduled board meeting on April 23, 2015 to review the terms of the definitive agreement, and to review and discuss the results of Carolinas’ due diligence review of Ozarks. FIG presented its findings relative to the valuation of Carolinas’ common stock in the context of a merger with Ozarks. The Carolinas board did not take any official action on April 23, 2015, but instead recessed the meeting to provide all board members additional time to consider the proposed transaction and to wait until the Ozarks board could convene to consider the transaction.

On May 6, 2015, Carolinas reconvened its April 23, 2015 board meeting. On that date, FIG delivered its fairness opinion to the board of Carolinas, and the board of Carolinas after receiving the FIG fairness opinion and receiving advice from its outside legal counsel regarding the fiduciary duties of the Carolinas directors, formally approved the terms of the merger with Ozarks, including the merger agreement and related transactions, with a 7-2 vote. Shortly thereafter on May 6, 2015, the board of directors of Ozarks approved the merger with Carolinas and the merger agreement was executed.

Carolinas Reasons for the Merger and Recommendation of the Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to Carolinas shareholders, the Carolinas board of directors consulted with its outside financial and legal advisors. These consultations were complicated for the board of directors to assess in light of the July 2014 recapitalization of Carolinas by private investors who purchased $45.8 million in common stock of Carolinas at $0.10 per share, which allowed Carolinas and its subsidiary bank to significantly increase their regulatory capital ratios. The decision was further impacted by the fact that neither the board of directors of Carolinas, nor anyone associated or affiliated with Carolinas, actively sought to entertain or engage in discussions about a merger or affiliation with any other party after the successful recapitalization. When subsequently presented with unsolicited inquiries by two financial institutions that had the means and ability to consummate a transaction and who suggested a potential acquisition price per share that appeared to be an attractive return for the vast majority of the shareholders, the board of directors felt it to be their duty to consider such a proposal notwithstanding Carolinas’ then current plans to remain an independent community financial institution after the recapitalization. Accordingly, in consultation with its legal advisors the board of directors believed its fiduciary duty was to assess the potential of the unsolicited proposals and engaged FIG to act as its financial advisor in assessing the proposals. In connection with this assessment, the board was assisted by its financial advisor in evaluating Carolinas’ prospects for maximizing value for its shareholders over the short and intermediate-term in the current and prospective economic and regulatory environment affecting the banking industry as a whole. After considering Carolinas’ strategic options, and in light of the magnitude of the proposed offers, the Carolinas board of directors concluded that it should engage in further discussions with each proposing party. After discussions and negotiations with the financial institutions making the unsolicited proposals by Carolinas’ financial advisor one financial institution withdrew its interest and the other lowered their suggested price per share. Consequently, the board believed it in the best interests of the shareholders to conduct a “market check” through its financial advisor to determine if a superior offer would be made by another financial institution. Based upon discussions with Ozarks it was determined that partnering with a financial institution with greater scale, expanded product offerings, and a more liquid stock would better maximize the long-term value of the shareholders’ investment than if Carolinas remained independent. This was of particular significance in light of the assessment of Carolinas financial advisor that the likelihood of Carolinas stock reaching a price independently in the future at the same level that was currently being offered by Ozarks, was speculative and dependent on a number of variables such as loan growth and interest rates that could not be controlled or made certain by Carolinas. Accordingly, the board of directors concluded that the merger is in the best interests of Carolinas’ shareholders.

In its deliberations described above and in making its determination, the Carolinas board of directors considered many factors including, without limitation or any particular order of importance, the following:

•	the current and prospective business and economic environments in which Carolinas operates, including the competitive environment for North Carolina financial institutions characterized by intensifying competition from in-state and out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	Ozarks’ better access to capital markets relative to that of Carolinas;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both Ozarks and Carolinas;

•	the Carolinas board of directors’ desire to provide Carolinas shareholders with the prospect for greater future appreciation on their investment in Carolinas common stock than the amount of appreciation the Carolinas board of directors believe could be achieved independently;

•	the form and amount of the merger consideration, including the ability of Carolinas shareholders to participate in the future performance of the combined company;

•	the overall greater scale and liquidity that will be achieved by the merger, which the Carolinas board of directors believes will better position the Carolinas’ banking operations and the combined company for future growth;

•	the financial analysis prepared by FIG and the opinion dated May 6, 2015, delivered to the Carolinas board of directors, that, as of the date thereof, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to Carolinas’ shareholders;

•	the separate interests of Carolinas’ directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “— Interests of Carolinas Executive Officers and Directors in the Merger” below;

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the merger on Carolinas’ employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Ozarks to Carolinas’ employees;

•	the effect of the merger on Carolinas’ customers and the communities in which they conduct business; and

•	the likelihood that no branches of Carolinas would be closed due to the lack of overlap between the branch offices of Carolinas and those of Ozarks in North Carolina.

The Carolinas board of directors also considered the following potential risks and negative factors relating to the Merger:

•	the merger agreement obligates Carolinas to pay a substantial termination fee if it later chooses to pursue a more attractive merger proposal or if the merger agreement is terminated under certain circumstances;

•	Carolinas will lose the autonomy associated with being an independent financial institution;

•	the merger could result in employee attrition and have a negative effect on business and customer relationships;

•	the merger agreement limits Carolinas’ ability to pursue other merger or acquisition opportunities;

•	while the merger is pending, Carolinas’ officers and employees will have to focus extensively on actions required to complete the merger, which may divert their attention from Carolinas’ business, and Carolinas will incur substantial transaction costs even if the merger is not consummated;

•	while the merger is pending, Carolinas will be subject to certain restrictions on the conduct of its business which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that it might find desirable if it was to remain independent; and

•	because Carolinas currently does not anticipate asking FIG to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, to Carolinas’ shareholders at the time the merger is completed.

In evaluating a potential merger with Ozarks, the Carolinas board of directors carefully considered Ozarks’ financial performance in 2014 and through March 31, 2015 and took into account its historic positive dividend history, increasing stock price and successful completion of twelve acquisitions since March 2010. Carolinas’ management team, along with FIG and Carolinas’ outside legal counsel, conducted due diligence on Ozarks to assess, among other things, Ozarks’ operating and financial condition, including its balance sheet composition.

The Carolinas board of directors concluded that the anticipated benefits of combining with Ozarks were likely to substantially outweigh the potential risks and negative factors outlined above.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by Carolinas’ board of directors in approving the merger. In reaching its determination, the Carolinas board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. The Carolinas board of directors conducted an overall analysis of the factors described above as a whole, including thorough discussions with, and questioning of, its executive management and outside financial and legal advisors.

Based on the reasons stated above, the Carolinas board of directors determined that the merger and the merger agreement are in the best interests of Carolinas and its shareholders. Accordingly, the Carolinas board of directors approved the merger and the merger agreement and recommends that Carolinas shareholders vote “FOR” approval of the merger agreement and the merger.

Ozarks’ Reasons for the Merger

Ozarks’ purpose for completing this acquisition/merger is to expand its presence and improve its profitability in North Carolina. Bank of the Ozarks currently has sixteen branches in North Carolina, including seven branches in the Charlotte MSA. The proposed merger with Carolinas Bank would add three branches in that MSA in specific areas where Bank of the Ozarks intended to build branches. Ozarks believes that being able to acquire those branches with existing customers and profitable operations is a much more efficient way to expand into those areas. Carolinas Bank has five other branches in the Winston-Salem and Greensboro-High Point MSAs, collectively referred to as the Piedmont Triad region. Bank of the Ozarks’ Charlotte offices have conducted business with customers located in the Piedmont Triad region. This is another area in North Carolina targeted for future expansion. Carolinas’ offices and customers provide Bank of the Ozarks with a profitable base to expand banking activities in these metropolitan areas.

Opinion of Carolinas’ Financial Advisor

By letter dated January 12, 2015, Carolinas retained FIG, to act as exclusive financial advisor to Carolinas’ board of directors in connection with Carolinas’ consideration of a possible business combination involving Carolinas and a second party. FIG is a nationally recognized investment banking firm and, as a specialist in securities of banking companies, FIG has experience in, and knowledge of, banking institutions. Carolinas’ board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG delivered to the board of directors of Carolinas its opinion dated May 6, 2015 that, based upon and subject to the various considerations set forth in its written opinion, as of such date the merger consideration to be received by the shareholders of Carolinas is fair from a financial point of view. In requesting FIG’s advice and opinion, no limitations were imposed by Carolinas upon FIG with respect to the investigations made or procedures followed by it in rendering its opinion. FIG’s opinion was reviewed by FIG’s compliance officer consistent with FIG’s internal policy. The full text of the opinion of FIG, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. Carolinas shareholders should read this opinion in its entirety.

Carolinas has agreed to pay FIG a fee for performing its financial advisory services in connection with the merger and rendering a written opinion to the board of directors of Carolinas as to the fairness, from a financial point of view, of the merger consideration to Carolinas’ shareholders. A portion of such fee ($75,000) was paid upon the delivery of its fairness opinion to the board of directors on or about May 6, 2015, and the final portion ($572,000) will be payable upon completion of the merger. Further, Carolinas has agreed to indemnify FIG against any claims or liabilities arising out of FIG’s engagement by Carolinas.

As part of its investment banking business, FIG is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. FIG has been engaged by Carolinas during the prior two years and FIG received compensation for services provided. In particular, Carolinas paid FIG a placement agent fee of approximately $1.7 million in connection with Carolinas’ $45.8 million private placement of common stock, which closed on July 16, 2014.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and, as such, does not constitute a recommendation to any Carolinas shareholder as to how the shareholder should vote at Carolinas’ shareholder meeting. The summary of the opinion of FIG set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Carolinas by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the board of directors of Carolinas, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Carolinas and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Carolinas. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the transaction consideration, from a financial point of view, to Carolinas shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Carolinas might engage. In addition, as described above, FIG’s opinion was one of many factors taken into consideration by the board of directors of Carolinas in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon the financial and operating conditions of Carolinas and Ozarks and material prepared in connection with the merger, including, among other things, the following:

•	reviewed the merger agreement and terms of the merger;

•	reviewed certain historical publicly available business and financial information concerning Carolinas and Ozarks including, among other things, quarterly reports filed by the parties with the Federal Deposit Insurance Corporation and the Federal Reserve;

•	reviewed certain documents filed with the SEC by Carolinas and by Ozarks;

•	reviewed recent trading activity and the market for Carolinas common stock and Ozarks common stock;

•	reviewed the audited financial statements for Carolinas for the years 2013 and 2014;

•	reviewed certain internal financial statements and other financial and operating data concerning Carolinas;

•	analyzed certain financial projections prepared by Carolinas management team;

•	held discussions with members of the senior management of Carolinas and Ozarks for the purpose of reviewing the future prospects of Carolinas and Ozarks, including the respective businesses, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the merger;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that FIG considered relevant; and

•	performed such other analyses and considered such other factors as FIG deemed appropriate.

FIG also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG by Carolinas and the publicly available financial and other information regarding Ozarks. FIG also assumed that the financial forecasts furnished to or discussed with FIG by Carolinas were reasonably prepared and reflected the best currently available estimates and judgment of senior management of Carolinas as to the future financial performance of the company. FIG has not made any independent evaluation or appraisal of any properties, assets or liabilities of Carolinas or Ozarks.

Comparable Company Analysis — Ozarks

FIG used publicly available information to compare selected financial and market trading information for Ozarks to a group of financial institutions selected by FIG. The peer group consisted of 16 publicly-traded U.S. commercial banks with total assets between $5.0 billion and $15.0 billion, last twelve months return on average assets greater than 1.0%, and ratio of nonperforming assets to total assets less than 2.0%, using the latest financial data available on April 20, 2015 and market data as of April 20, 2015. The table below displays selected financial information and pricing ratios for the individual companies comprising the peer group, and compares the median values for the peer group with the values for Ozarks.

Company	Ticker	Exchange	State	Total Assets ($000s)	Price/ Tangible Book Value(1)	Price / Trailing EPS(2)
United Bankshares, Inc.	UBSI	NASDAQ	WV	$12,329	281%	19.5x
Cathay General Bancorp	CATY	NASDAQ	CA	$11,517	178%	16.3x
Western Alliance Bancorp	WAL	NYSE	AZ	$11,252	283%	16.8x
National Penn Bancshares, Inc.	NPBC	NASDAQ	PA	$9,751	179%	15.7x
Columbia Banking System, Inc.	COLB	NASDAQ	WA	$8,579	206%	21.4x
Home BancShares, Inc.	HOMB	NASDAQ	AR	$7,514	328%	18.3x
BBCN Bancorp, Inc.	BBCN	NASDAQ	CA	$7,268	148%	13.7x
Park National Corp.	PRK	NYSE MKT	OH	$7,003	213%	13.7x
Boston Private Financial	BPFH	NASDAQ	MA	$6,870	222%	14.8x
Pinnacle Financial Partners	PNFP	NASDAQ	TN	$6,314	286%	18.6x
WesBanco, Inc.	WSBC	NASDAQ	WV	$6,297	201%	14.4x
Talmer Bancorp, Inc.	TLMR	NASDAQ	MI	$5,871	153%	25.3x
First Merchants Corp.	FRME	NASDAQ	IN	$5,824	175%	14.4x
Renasant Corp.	RNST	NASDAQ	MS	$5,805	232%	15.5x
Eagle Bancorp Inc.	EGBN	NASDAQ	MD	$5,248	255%	18.9x
BofI Holding Inc.	BOFI	NASDAQ	CA	$5,195	302%	17.8x
			Maximum:	$12,329	328%	25.3x
			Minimum:	$5,195	148%	13.7x
			Average:	$7,665	228%	17.2x
			Median:	$6,937	217%	16.6x
Bank of the Ozarks, Inc.	OZRK	NASDAQ	AR	$8,303	338%	21.2x

(1)	Closing stock price as of April 20, 2015 as a percentage of tangible book value per share based on the latest data available on April 20, 2015.
(2)	Closing stock price as of April 20, 2015 divided by earnings per share for the trailing four quarters.

Source: SNL Financial

FIG noted that Ozarks’ stock was trading at a substantial premium to the median price to tangible book value ratio for the peer group (338% versus 217%). Ozarks’ stock was trading at a higher price to tangible book value than any of the peer group banks. Ozarks’ stock was also trading at a premium to the median and average price to earnings ratios (21.2x versus 16.6x and 17.2x, respectively) for the peer group.

Stock Trading Activity — Ozarks

FIG reviewed the one-year return performance of Ozarks common stock and also looked at the average stock price over the previous 90, 60 and 30 days as of April 20, 2015. The results showed that Ozarks’ weighted average closing price over the previous 90, 60 and 30 days as of April 20, 2015 was $36.14, $36.36 and $37.56, respectively, with the majority of shares trading between a range of $36.00 per share and $38.00 per share. FIG noted that Ozarks’ stock is actively-traded on the NASDAQ Stock Exchange. The average daily trading volume of shares traded for the previous 90, 60 and 30 days as of April 20, 2015 was 548,021 shares, 531,483 shares and 448,333 shares, respectively.

Comparable Transaction Analysis

FIG reviewed two groups of comparable merger transactions. The first group consisted of transactions announced between January 1, 2014 and April 20, 2015 that involved target banks headquartered in the U.S. with total assets less than $500 million, a ratio of non-performing assets to total assets of less than 5%, and trailing four quarter return on average assets less than 1% (the “Comparable Transactions — National”). All consideration types were included. The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following 25 transactions:

Date Announced	Buyer (State)	Target (State)	Transaction Value ($ in millions)
04/16/15	Heartland Financial USA Inc. (IA)	Community Bancorp. of NM Inc. (NM)	$11
03/24/15	Carolina Alliance Bank (SC)	PBSC Financial Corp. (SC)	$23
01/26/15	First Commercial Bancshares Inc. (MS)	DeSoto County Bank (MS)	$11
01/21/14	Kentucky Bancshares Inc. (KY)	Madison Financial Corp. (KY)	$7
12/30/14	First NBC Bank Holding Co. (LA)	State Investors Bancorp Inc. (LA)	$51
12/11/14	ESB Bancorp MHC (MA)	Citizens National Bancorp Inc. (CT)	$51
11/21/14	Hambac Inc. (KY)	Kentucky Home Bancshares Inc. (KY)	$19
11/05/14	Glacier Bancorp Inc. (MT)	Montana Community Banks Inc. (MT)	$25
10/22/14	Pacific Premier Bancorp (CA)	Independence Bank (CA)	$71
10/14/14	Wintrust Financial Corp. (IL)	Delavan Bancshares Inc. (WI)	$38
09/26/14	First Busey Corp. (IL)	Herget Financial Corp. (IL)	$34
08/25/14	American National Bankshares (VA)	MainStreet BankShares Inc. (VA)	$24
06/06/14	Charles Investment Group LLC (AL)	United Group Banking Co of FL Inc. (FL)	$28
06/05/14	BNC Bancorp (NC)	Harbor Bank Group Inc. (SC)	$52
05/08/14	Glacier Bancorp Inc. (MT)	FNBR Holding Corp. (CO)	$30
05/05/14	Green Bancorp Inc. (TX)	SP Bancorp Inc. (TX)	$48
04/28/14	Commerce Union Bancshares Inc. (TN)	Reliant Bank (TN)	$48
04/22/14	Heritage Financial Group Inc. (GA)	Alarion Financial Services (FL)	$30
04/21/14	Peoples Bancorp Inc. (OH)	North Akron Savings Bank (OH)	$20
04/14/14	CB Financial Services Inc. (PA)	FedFirst Financial Corp. (PA)	$55
04/07/14	MainSource Financial Group (IN)	MBT Bancorp (IN)	$34
04/04/14	Peoples Bancorp Inc. (OH)	Ohio Heritage Bancorp Inc. (OH)	$38
02/25/14	Southern Missouri Bancorp Inc. (MO)	Peoples Service Co. (MO)	$23
01/23/14	HomeTrust Bancshares Inc. (NC)	Jefferson Bancshares Inc. (TN)	$51
01/21/14	Peoples Bancorp Inc. (OH)	Midwest Bancshares Inc. (OH)	$13

The second group consisted of transactions announced between January 1, 2014 and April 20, 2015 that involved target banks located in the southeastern U.S. (AL, AR, FL, GA, LA, MS, NC, SC, TN) with total assets less than $500 million, a ratio of non-performing assets to total assets of less than 5%, and trailing four quarter return on average assets less than 1% (the “Comparable Transactions — Southeast”). All consideration types were included. The group was limited to targets that were either bank holding companies, commercial banks, or savings banks/thrifts and transactions in which pricing was disclosed. This group consisted of the following 20 transactions:

Date Announced	Buyer (State)	Target (State)	Transaction Value ($ in millions)
03/24/15	Carolina Alliance Bank (SC)	PBSC Financial Corp. (SC)	$23
02/05/15	Sunshine Bancorp Inc. (FL)	Community Southern Holdings Inc. (FL)	$31
01/30/15	Community & Southern Hldgs Inc. (GA)	Community Business Bank (GA)	$27
01/27/15	United Community Banks Inc. (GA)	MoneyTree Corp. (TN)	$53
01/26/15	First Commercial Bancshares Inc. (MS)	DeSoto County Bk (MS)	$11
12/30/14	First NBC Bank Holding Co. (LA)	State Investors Bancorp Inc. (LA)	$51
10/22/14	First Horizon National Corp. (TN)	TrustAtlantic Financial Corp. (NC)	$81
10/20/14	ServisFirst Bancshares Inc. (AL)	Metro Bancshares Inc. (GA)	$41
07/30/14	Saint Martin Bancshares Inc. (LA)	CPB Bancshares Inc. (LA)	$6
07/24/14	Bus. First Bancshares Inc. (LA)	American Gateway Finl Corp. (LA)	$47
07/14/14	Magnolia Banking Corp. (AR)	First National Bancshares (AR)	$31
06/06/14	Charles Investment Group LLC (AL)	United Group Banking Co of FL Inc. (FL)	$28
06/05/14	BNC Bancorp (NC)	Harbor Bank Group Inc. (SC)	$52
05/16/14	Community & Southern Hldgs Inc. (GA)	Alliance Bancshares Inc. (GA)	$15
04/28/14	Commerce Union Bancshares Inc. (TN)	Reliant Bank (TN)	$48
04/22/14	Heritage Financial Group Inc. (GA)	Alarion Financial Services (FL)	$30
03/06/14	First Bancshares Inc. (MS)	BCB Holding Co. (AL)	$4
03/04/14	HomeTrust Bancshares Inc. (NC)	Bank of Commerce (NC)	$10
01/23/14	HomeTrust Bancshares Inc. (NC)	Jefferson Bancshares Inc. (TN)	$51
01/14/14	TriSummit Bancorp Inc. (TN)	Community National Bank (TN)	$9

For each of the two groups (Comparable Transactions — National and the Comparable Transactions — Southeast) FIG calculated the following median multiples: the percentage of the merger consideration to the acquired company’s tangible common equity; the percentage of the merger consideration to the acquired company’s tangible common equity including the value of the deferred tax asset; the multiple of the merger consideration to the acquired company’s projected 2015 net income; the percentage of the merger consideration to the acquired company’s total assets; and the premium of the merger consideration over tangible book value divided by core deposits. FIG used these median multiples to estimate the acquisition value of Carolinas’ common stock by applying each median multiple to Carolinas’ tangible common equity, tangible common equity including the deferred tax asset, projected 2015 earnings, total assets, and core deposits as of December 31, 2014. The results of this analysis are as follows:

Comparable Transactions — National

Dollars in thousands, except per share amounts

Valuation Metric	Carolinas Value	Median Multiple	Aggregate Value	Value Per Share(3)
Tangible common equity	$47,056	118.1%	$55,583	$0.120
Tangible common equity including deferred tax asset(1)	$62,355	118.1%	$73,654	$0.159
Projected 2015 earnings	$2,338	21.2x	$49,554	$0.107
Total assets	$385,459	13.9%	$53,579	$0.116
Core deposits(2)	$245,732	3.4%	$55,411	$0.120
		Minimum	$49,554	$0.107
Ranges of Values:		Maximum	$73,654	$0.159
		Midpoint	$61,604	$0.133

(1)	Value of Carolinas’ deferred tax asset as of December 31, 2014 was $15.3 million.
(2)	Excludes certificates of deposits greater than $100,000.
(3)	Based on Carolinas’ December 31, 2014 shares outstanding of 462,028,831.

Source: SNL Financial

Comparable Transactions — Southeast

Dollars in thousands, except per share amounts

Valuation Metric	Carolinas Value	Median Multiple	Aggregate Value	Value Per Share(3)
Tangible common equity	$47,056	123.8%	$58,239	$0.126
Tangible common equity including deferred tax asset(1)	$62,355	123.8%	$77,174	$0.167
Projected 2015 earnings	$2,338	24.0x	$56,077	$0.121
Total assets	$385,459	12.6%	$48,741	$0.105
Core deposits(2)	$245,732	4.5%	$58,212	$0.126
		Minimum	$48,741	$0.105
Ranges of Values:		Maximum	$77,174	$0.167
		Midpoint	$62,957	$0.136

(1)	Value of Carolinas’ deferred tax asset as of December 31, 2014 was $15.3 million.
(2)	Excludes certificates of deposits greater than $100,000.
(3)	Based on Carolinas’ December 31, 2014 shares outstanding of 462,028,831.

Source: SNL Financial

The Comparable Transactions — National group suggested a range of value of $0.107 to $0.159, with a midpoint of $0.133. The Comparable Transactions — Southeast group suggested a range of value of $0.105 to $0.167, with a midpoint of $0.136. FIG noted that the merger consideration of $0.14 per share was within the range of values suggested by the comparable transaction analysis.

Franchise Value Analysis

FIG used a franchise value analysis to estimate the value of Carolinas’ common stock based on the composition of its balance sheet at December 31, 2014. The franchise value analysis involves calculating the net asset value of the company and adding a core deposit premium to the net asset value to determine the overall value of the company. In order to calculate Carolinas’ net asset value, FIG made certain adjustments to Carolinas’ tangible common equity. FIG estimated the potential credit adjustment for the loan portfolio to be 4% ($11.1 million) and credit adjustment on foreclosed real estate to be 25% ($0.3 million), and added back the allowance, or reserve, for loan losses of $5.1 million to arrive at an assumed total net credit adjustment of $6.3 million. FIG also added to net asset value the value of Carolinas’ net deferred tax asset of $15.3 million at December 31, 2014.

The following chart provides a summary of the franchise value analysis:

	Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible common equity	$47,056	$0.102
Less: net credit adjustment	$(6,295)	$(0.014)
Add: deferred tax asset	$15,299	$0.033
Add: deposit premium	$7,269	$0.016
Indicated franchise value	$63,328	$0.137
Minimum franchise value — (1% deposit premium)	$59,445	$0.129
Maximum franchise value — (3% deposit premium)	$66,215	$0.143

The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquirer.

	Dollars in thousands
	Balance at December 31, 2014	Premium
		(%)	($)
Non-interest bearing deposits	$37,628	6.00%	$2,258
NOW accounts	$39,557	4.00%	$1,582
Savings and money market accounts	$114,285	3.00%	$3,429
Certificates of deposit	$147,045	0.00%	0

Total deposits	$338,515	2.15%	$7,269

FIG selected premiums of 0% for certificates of deposit, 3% for savings and money market accounts, 4% for NOW accounts, and 6% for non-interest bearing deposits. The overall deposit premium for Carolinas was 2.15%, or $7.3 million. FIG noted that deposit premiums paid in bank merger transactions vary. Thus, FIG also considered a range of deposit premiums from 1% to 3%. The franchise value analysis suggested an overall range of value of $0.129 to $0.143 per share for Carolinas’ common stock. The value suggested by a 2.15% deposit premium was $0.137 per share.

FIG noted that the merger consideration of $0.14 per share was within the range of value suggested by the franchise value analysis.

Discounted Cash Flow Analysis

FIG estimated the value of Carolinas common stock by calculating the present value of its projected future earnings stream. Carolinas provided FIG with its internal projections for net income of $2.3 million, $16.6 million, $3.5 million, $3.9 million, and $4.3 million for the years 2015, 2016, 2017, 2018 and 2019, respectively. Carolinas’ internal projections assume recovery of the $15.3 million deferred tax asset in 2016.

Carolinas Projections

Dollars in thousands

	2015E	2016E(1)	2017E	2018E	2019E
Total assets	$404,732	$424,969	$446,217	$468,528	$491,954
Growth rate	5.0%	5.0%	5.0%	5.0%	5.0%
Net income available to common shareholders	$2,338	$16,559	$3,486	$3,889	$4,323
Tangible equity	$49,394	$65,953	$69,439	$73,328	$77,651
Return on average assets	0.59%	3.99%	0.80%	0.85%	0.90%

(1)	Value of Carolinas’ deferred tax asset as of December 31, 2014 was $15.3 million.

Source: Carolinas management projections.

FIG calculated the present value of Carolinas’ projected future earnings based on a range of discount rates of 10% to 14%. The discount rates selected by FIG were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Carolinas’ common stock. In order to derive the terminal value of Carolinas’ earnings stream beyond 2019, FIG performed two separate analyses: a) an acquisition in 2019 at ratios ranging from 110% to 150% of estimated tangible book value in the terminal year; and b) an acquisition in 2019 at ratios ranging from 18 to 22 times estimated earnings in the terminal year. The present value of these terminal amounts were then calculated based on the range of discount rates mentioned above. The present value of the terminal values was then added to the present value of the earnings stream for 2015 through 2019 to derive a total value based on discounted cash flows. The two analyses and the underlying assumptions yielded a range of values for Carolinas’ stock, as indicated below. The sensitivity tables below are based on 462,028,831 shares of Carolinas common stock outstanding as of December 31, 2014.

Price / Tangible Book Value Terminal Multiples

Discount Rate	1.10x	1.20x	1.30x	1.40x	1.50x
10.0%	$0.126	$0.138	$0.149	$0.161	$0.172
11.0%	$0.122	$0.133	$0.144	$0.155	$0.166
12.0%	$0.117	$0.128	$0.139	$0.150	$0.160
13.0%	$0.113	$0.124	$0.134	$0.144	$0.155
14.0%	$0.109	$0.119	$0.129	$0.139	$0.149

Price / Earnings Acquisition Multiples

Discount Rate	18.0x	19.0x	20.0x	21.0x	22.0x
10.0%	$0.115	$0.121	$0.128	$0.134	$0.141
11.0%	$0.111	$0.117	$0.123	$0.129	$0.136
12.0%	$0.107	$0.113	$0.119	$0.125	$0.131
13.0%	$0.103	$0.109	$0.115	$0.121	$0.126
14.0%	$0.100	$0.105	$0.111	$0.116	$0.122

FIG assigned the greatest significance to the terminal values represented by 1.3 times 2019 estimated tangible book value and 20 times 2019 estimated earnings. FIG noted that the merger consideration of $0.14 per share was within the ranges of value suggested by the discounted cash flow analysis.

FIG’s overall conclusion in its valuation analysis, taking into account the analyses of comparable transactions, franchise valuation and discounted cash flow indictors, produced an indicated value per share ranging from $0.116 to $0.149, with a suggested composite value of $0.133.

As described above, based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to Carolinas shareholders. FIG’s opinion and presentation to Carolinas’ board were among the many factors taken into consideration by Carolinas’ board in making its determination to approve the merger, and to recommend that Carolinas’ shareholders approve the merger.

THE MERGER AGREEMENT

The description of the merger and the merger agreement contained in this proxy statement/prospectus describes what we believe are the material terms of the merger agreement. This summary description, however, is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference.

General

The merger agreement provides for the merger of Carolinas with and into Bank of the Ozarks, Inc. with Bank of the Ozarks, Inc. being the surviving company. If the shareholders of Carolinas approve the merger agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived (to the extent permitted by law), we anticipate that the merger will be completed in the third quarter of 2015, although delays could occur. As a result of the merger, holders of Carolinas common stock will be entitled to receive the merger consideration consisting of shares of Ozarks’ common stock, plus cash in lieu of any fractional share interest, and such holders will no longer be owners of Carolinas common stock. As a result of the merger, certificates for Carolinas common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

Merger Consideration, Purchase Price and Purchase Price Adjustments

If the merger agreement is approved and the merger is subsequently completed, on and after the effective date of the merger, Carolinas shareholders will be entitled to receive their pro rata portion of the aggregate merger consideration, which is based on the aggregate purchase price of $64,700,000, subject to possible adjustment as described herein. The purchase price will be adjusted downward, on a dollar-for-dollar basis, by the amount that Carolinas’ closing consolidated net book value, as defined in the merger agreement, is less than $45.5 million as of the first business day after Carolinas’ special shareholders meeting or the tenth business day prior to the closing date, whichever is later (the “determination date”).

The precise dollar value of your merger consideration and the number of shares of Ozarks common stock that you will receive depends upon the market price of Ozarks common stock prior to closing and the aggregate purchase price.

When the merger is completed, and assuming that Carolinas’ closing consolidated net book value is at least $45.5 million on the determination date, then the holder of a share of Carolinas common stock will be entitled to receive merger consideration having a value of $0.14, payable in a number of shares of Ozarks common stock equal to $0.14 divided by the average closing price of Ozarks common stock for the ten consecutive trading days ending on the second business day preceding the closing of the merger, subject to a minimum and maximum price equal to $29.28 and $48.80, respectively (the “exchange ratio”).

Carolinas’ closing consolidated net book value will be calculated as Carolinas’ unaudited consolidated net shareholders’ equity determined in accordance with GAAP as of the determination date, but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between February 28, 2015 and the determination date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of February 28, 2015, where such resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the closing consolidated net book value; (ii) any of the actions or changes taken only to comply with certain coordination procedures required by the merger agreement, which would otherwise not have been taken or required to be taken; and (iii) any increase in the net deferred tax assets between February 28, 2015 and the determination date. In addition, for purposes of calculating the closing consolidated net book value, Carolinas must include deductions made for certain items related to the merger including, but not limited to, reductions for the after tax amount of any: (a) fees and commissions payable to any broker, finder, financial advisor or investment banking firm and for all legal and accounting fees in connection with the merger; (b) fees and expenses related to SEC and regulatory filings, including any printing expenses and SEC filing fees; (c) costs expected to be incurred by Ozarks after the merger related to any environmental clean-up matters, as provided in the merger agreement; (d) compensation, bonus and severance payments triggered in connection with the change-of-control or other similar payment(s) payable by Carolinas, if any; and (e) costs and expenses associated with the defense or settlement of any shareholder challenges or litigation arising out of or in connection with the merger in excess of $500,000 in the aggregate.

The calculation date for the closing consolidated net book value will occur subsequent to the date of the Carolinas special meeting of shareholders and if the closing consolidated net book value is less than $45.5 million on the determination date, the aggregate merger consideration to be received by the Carolinas shareholders will be adjusted downward. As of the date of this proxy statement/prospectus, Carolinas’ consolidated net book value, calculated in accordance with the above formula, continues to exceed $45.5 million, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made.

The following table provides a sensitivity analysis of potential adjustments to the merger consideration based on changes in Carolinas’ closing consolidated net book value.

Carolinas’ Closing Consolidated Net Book Value on the Determination Date

	$40,500,000	$41,500,000	$42,500,000	$43,500,000	$44,500,000	$45,500,000	$46,500,000
Aggregate Purchase Price	$59,700,000	$60,700,000	$61,700,000	$62,700,000	$63,700,000	$64,700,000	$64,700,000
Per Share Merger Consideration	$0.13	$0.13	$0.13	$0.14	$0.14	$0.14	$0.14

Carolinas expects that in the ordinary course of business, which Carolinas’ management believes will be the case, Carolinas’ closing consolidated net book value at the determination date will be at least $45.5 million, which would not result in any downward adjustment to the purchase price. However, in the event of an extraordinary set of circumstances which Carolinas’ management does not currently expect, Carolinas’ closing consolidated net book value could be significantly less than $45.5 million. In such extraordinary circumstances, and assuming that Ozarks did not elect to exercise its termination rights under the merger agreement in the event a material adverse change in Carolinas had occurred, the per share merger consideration to Carolinas shareholders could be significantly lower than $0.14 per share, and if the closing consolidated net book value were to drop to as low as negative $19.2 million, then Carolinas shareholders could receive zero for their Carolinas common stock.

Further, the value of Ozarks common stock paid as consideration in the merger could cause the aggregate merger consideration to be higher or lower than the purchase price, depending on whether the average closing stock price of Ozarks common stock to be used in determining the exchange ratio is higher than $48.80 per share or lower than $29.28 per share. If such price is higher than $48.80, Carolinas shareholders will receive more shares of Ozarks common stock than they otherwise would if there were no cap on the average closing stock price used in determining the exchange ratio. Conversely, if the average closing price of Ozarks common stock is lower than $29.28 per share, Carolinas shareholders will receive fewer shares of Ozarks common stock than they otherwise would if there were no floor on the average closing price used in determining the exchange ratio.

Treatment of Carolinas Equity Awards

As of the date of the merger agreement, there were 4,500 options to purchase shares of Carolinas’ common stock outstanding, all of which were exercisable at prices above the per share value of the merger consideration. As contemplated in the merger agreement, Carolinas’ board of directors has agreed to take all action necessary to terminate and cancel each outstanding option prior to the closing date of the merger. As such there will not be any outstanding equity awards of Carolinas at the time of the merger.

Procedure for Exchanging Certificates

At or prior to the effective date of the merger, Ozarks will deposit with the exchange agent, Bank of the Ozarks Trust and Wealth Management Division, certificates representing the shares of Ozarks common stock and the estimated amount of cash to be paid in lieu of fractional shares of Ozarks common stock.

As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of Carolinas common stock that will include detailed instructions on how such holder may exchange such holder’s Carolinas common shares for shares of Ozarks common stock to be received in the merger pursuant to the terms of the merger agreement. You will not receive any fractional shares of Ozarks common stock in connection with the merger. Instead, you will be paid cash in an amount equal to the fraction of a share of Ozarks common stock otherwise issuable upon conversion, multiplied by the average closing price per share of Ozarks common stock, determined as indicated above. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

At and after the effective time of the merger, each certificate or book-entry representing shares of Carolinas common stock, until so surrendered and exchanged, will evidence only the right to receive, without interest, the merger consideration, including any dividend or other distribution with respect to Ozarks common stock with a record date after the effective time of the merger. The stock transfer books of Carolinas will be closed immediately at the effective time of the merger and after the effective time there will be no transfers on the stock transfer records of Carolinas of any shares of Carolinas common stock. Ozarks will be entitled to rely on Carolinas’ stock transfer books to establish the identity of those persons entitled to receive the merger consideration. If a certificate for Carolinas common stock has been lost, stolen, or destroyed, the exchange agent will issue shares of Ozarks’ common stock under the merger agreement upon receipt of an affidavit of that fact by the claimant and indemnity agreement and the posting by such person of a bond in such amount as Ozarks determines is reasonably required as indemnity.

Each of Ozarks and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of Carolinas common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Ozarks or the exchange agent withholds any amounts upon remittance of those amounts to the appropriate governmental authority, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Interests of Carolinas Executive Officers and Directors in the Merger

Certain of Carolinas’ officers and directors have financial and other interests in the merger as individuals in addition to, or different from, their interests as shareholders of Carolinas, as described in more detail below. The Carolinas board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Non-Competition Agreement

As a condition to the closing of the merger, Harvey Glick, Carolinas Chairman of the board of directors, will enter into a non-competition agreement with Bank of the Ozarks (the “Non-Competition Agreement”). Pursuant to the Non-Competition Agreement, in exchange for a lump sum payment of $2 million, Mr. Glick and his affiliated entity, will agree for the three-year period following the closing of the merger not to (i) disclose any confidential information pertaining to the business or operations of Carolinas and its affiliates, (ii) solicit any employee of Carolinas or the Ozarks for employment, or (iii) engage in business that competes with Ozarks in the counties where Carolinas Bank banking offices currently exist and certain adjoining counties thereto, including the respective counties of Cabarrus, Davidson, Davie, Forsyth, Guilford, Mecklenburg, Montgomery, Randolph, Rowan, Stanly, and Yadkin. The form of the Non-Competition Agreement is included as Exhibit C to the Agreement and Plan of Merger and Reorganization, which is included as Appendix A to this proxy statement/prospectus.

Indemnification

Pursuant to the merger agreement, Ozarks and Carolinas agreed that from and after the effective time of the merger, Ozarks will, for a period of six years, indemnify, defend and hold harmless each present and former officer and director of Carolinas to the fullest extent currently provided under the articles of incorporation and/or bylaws of Carolinas, to the extent permitted by applicable law, if such claim pertains to any matter arising, existing or occurring at or before the effective time of the merger, regardless of whether such claim is asserted or claimed before or after the effective time of the merger.

Officers’ and Directors’ Liability Insurance

Ozarks and Carolinas have agreed that for a period of six years after the effective time of the merger Ozarks will use its commercially reasonable best efforts to maintain an officers’ and directors’ liability insurance policy for present and former officers and directors of Carolinas, providing substantially similar coverage to that offered under Carolinas’ existing officers’ and directors’ liability insurance policy.

Acceleration of Payments under Director Retirement Plan

Immediately prior to the effective time of the merger, Carolinas will make a lump sum payment of $120,000 to each of Henry Land and Stephen Talbert under Carolinas’ director retirement plan, subject to regulatory approval. Messrs. Land and Talbert are the only participants under the plan.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, for each of Carolinas’ executive officers and directors, the total number of shares of Carolinas common stock owned by such executive officer or director, directly or indirectly, as of May 6, 2015. Unless otherwise stated, the beneficial owner has sole voting and investment power over the common stock, or shares such power with his or her spouse.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(2)
Derek J. Ferber	44,935,688	(3)	9.73%
Harvey L. Glick	5,000,000		1.08%
George E. Jordan	1,006,402	(4)	0.22%
Henry H. Land	218,589		0.05%
Sam D. Norton	2,500,000		0.54%
Grady L. McClamrock, Jr.	1,056,419	(5)	0.23%
Megan W. Patton	101,112	(6)	0.02%
John D. Russ	2,000,000	(7)	0.43%
Dr. Lynne Scott Safrit	65,384		0.01%
Anton V. Schutz	44,935,688	(8)	9.73%
Stephen R. Talbert	1,039,619	(9)	0.23%
All current directors and executive officers as a group (11 people)	102,858,901		22.26%

(1)

Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Glick — 5,000,000 shares; Mr. Jordan — 1,200 shares; Mr. Norton — 2,500,000 shares; Dr. Safrit — 57,948 shares; and Mr. Talbert — 1,018,154 shares. The listed shares also include the following numbers of shares that could be purchased by individuals named and included in the group pursuant to stock options that could be exercised within 60 days of May 6, 2015 and with respect to which shares they may be deemed to have sole investment power: Mr. Land — 1,500 shares; Mr. McClamrock — 1,500 shares; and Dr. Safrit — 1,500 shares. Except as otherwise noted, the individuals named and included in the group exercise sole voting and investment power with respect to all remaining listed shares.
(2)	Percentages are calculated based on 462,028,831 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares that could be purchased by that individual or by persons included in the group under stock options that could be exercised within 60 days of December 31, 2014.
(3)	Includes shares beneficially owned by FJ Capital Management LLC. As disclosed on the Schedule 13D filed with the SEC on August 11, 2014, which includes 37,535,688 shares owned by Bridge Equities III, LLC, 5,000,000 shares owned by Rock Creek FJ Fund SP, and 2,400,000 shares owned by FJ Capital Management LLC. Mr. Ferber is a senior analyst with FJ Capital Management LLC and disclaims beneficial ownership of 44,635,688 shares of common stock beneficially owned by FJ Capital Management LLC.
(4)	Includes 2,842 shares allocated to Mr. Jordan’s individual account under Carolinas Bank’s 401(k) plan.
(5)	Includes 3,286 shares held in Mr. McClamrock’s spouse’s individual retirement account.
(6)	Includes 112 shares allocated to Ms. Patton’s individual account under Carolinas Bank’s 401(k) plan.
(7)	Includes 800,000 shares held in Mr. Russ’s individual retirement account.
(8)	Includes shares beneficially owned by Mendon Capital Master Fund Ltd. As reported on the Schedule 13D filed with the SEC on July 28, 2014. Mr. Schutz is the portfolio manager of Mendon Capital Master Fund Ltd. and disclaims beneficial ownership of the shares of common stock beneficially owned by Mendon Capital Master Fund Ltd. except to the extent of his pecuniary interest therein.
(9)	Includes 1,323 shares owned by Mr. Talbert’s spouse in her individual capacity and 1,326 shares allocated to Mr. Talbert’s individual account under Carolinas Bank’s 401(k) plan.

Employee Matters

Each individual who is an employee of Carolinas or Carolinas Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Ozarks or Bank of the Ozarks.

All Carolinas employees who become employees of Ozarks or Bank of the Ozarks at the effective time of the merger will be entitled to participate in Ozarks’ benefit plans to the same extent as similarly situated Ozarks employees and, to the extent allowable, will be given credit for their service at Carolinas. Ozarks will also use commercially reasonable efforts to cause each such Ozarks benefit plan to waive any waiting periods, evidence of insurability requirements, and the application of any pre-existing condition limitations. Any employee of Carolinas who is terminated without cause within 180 days after the effective time of the merger and who does not receive a severance payment in connection with the merger will receive a severance payment equal to one week of base weekly pay for each year of completed employment service with Carolinas, with a minimum severance payment equal to two weeks of base pay and a maximum severance payment equal to twelve weeks of base pay, subject to execution by the employee of any required general release and waiver of all claims.

Management and Operations After the Merger

Upon closing of the merger between Carolinas and Ozarks, the separate existence of Carolinas will cease. The directors and officers of Ozarks and Bank of the Ozarks immediately prior to the merger will continue as directors and officers of Ozarks and Bank of the Ozarks, respectively, after the merger.

Under the terms of the merger agreement, the articles of incorporation and bylaws of Ozarks will be the articles of incorporation and bylaws of the combined entity which will retain the name of Bank of the Ozarks, Inc. Ozarks, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the merger, all assets and property owned by Carolinas will immediately become the property of Ozarks.

Representations and Warranties

The merger agreement includes customary representations and warranties of Ozarks and Carolinas relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of Ozarks and Carolinas have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement and/or such other date (including the closing date) as is specified in the merger agreement.

The representations and warranties by Ozarks and Carolinas include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the merger;

•	the regulatory approvals required to consummate the merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities of Carolinas;

•	the absence of adverse material litigation with respect to Carolinas;

•	accuracy of information in Ozarks’ and Carolinas’ reports and financial statements filed with the SEC;

•	the existence, performance and legal effect of certain contracts and insurance policies of Carolinas;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters of Carolinas;

•	compliance with applicable environmental laws by Carolinas; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of Carolinas.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of Carolinas before the effective time of the merger. In general, the merger agreement obligates Carolinas and Carolinas Bank to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, Carolinas and Carolinas Bank have agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Ozarks, neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock, any substantial part of its assets or earning power, or any asset other than in the ordinary course of business;

•	Declare or pay any dividends or make other distributions in respect of its capital stock;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the merger agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the merger agreement;

•	Hire any new employee with an annual salary in excess of $50,000 or promote any employee, except to satisfy contractual obligations existing on the date of the merger agreement;

•	Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the merger agreement or as may be required by law or that is made to satisfy contractual obligations;

•	Enter into transactions with officers, directors or affiliates of Carolinas other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the merger agreement;

•	Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to Carolinas or any of its subsidiaries, except in the ordinary course of business;

•	Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by Ozarks;

•	Other than in the ordinary course of its business, make any capital expenditures in amounts exceeding $25,000 individually or $50,000 in the aggregate;

•	Amend its articles of incorporation or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP;

•	Enter into, amend, modify or terminate any material contract, lease or insurance policy;

•	Settle any action, suit, claim or proceeding that involves payment by Carolinas in excess of $10,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of Carolinas or any of its subsidiaries;

•	Enter into any new material line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	Enter into any derivative transaction;

•	Incur any additional debt obligation or other obligation for borrowed money, except in the ordinary course of its business consistent with past practices;

•	Acquire, sell or otherwise dispose of any investment securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, unless timely notice is provided to Ozarks;

•	Make any material changes to deposit pricing;

•	Except as is contemplated in the merger agreement, give notice to Ozarks prior to making, renewing, renegotiating, increasing, extending or modifying any unsecured loan, any loan secured by other than a first lien, any loan in excess of regulatory loan-to-value ratios, any secured loan over $100,000, any loan that would result in the outstanding credit to any borrower being over $250,000, or any loan with a duration of more than 60 months;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	Except as is contemplated in the merger agreement, repurchase or acquire any shares of its capital stock;

•	Commit any act or omission that would constitute a material breach under any material agreement; or

•	Relocate, close or open any branch facility, loan production or servicing facility.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.

Conditions to the Merger

The respective obligations of Ozarks and Carolinas to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

•	the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•	the delivery of certain certificates of the appropriate officers of Carolinas and Ozarks;

•	approval of the merger agreement by the shareholders of Carolinas;

•	the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of Carolinas by Ozarks or Bank of the Ozarks or would compel Ozarks or Bank of the Ozarks to dispose of any material portion of the business or assets of Carolinas, Ozarks or Bank of the Ozarks;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the merger agreement;

•	the registration statement of Ozarks of which this proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither Carolinas nor Ozarks shall have suffered a material adverse effect;

•	the issuance of tax opinions to each of Carolinas and Ozarks to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code;

•	the number of shares of Carolinas common stock outstanding as of the effective date of the merger shall not exceed 462,028,831 shares;

•	the Non-Compete Agreement between Bank of the Ozarks and Harvey Glick shall have been executed and delivered; and

•	no “Distribution Date” or “Shares Acquisition Date” as those terms are defined in the Tax Preservation Agreement shall have occurred and Carolinas’ board of directors shall have taken all necessary action to cause any rights issued pursuant to the Tax Preservation Agreement to cease to be outstanding and to terminate the Tax Preservation Agreement.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Agreement to Not Solicit Other Offers

Carolinas has agreed that neither it nor its representatives will, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, including entering into any agreement in principle or letter of intent with respect to any acquisition proposal or resolve to approve any acquisition proposal; or

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Ozarks) any information or data with respect to Carolinas or any of its subsidiaries or otherwise relating to an acquisition proposal;

In addition, Carolinas agreed not to release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Carolinas is a party; however, in accordance with the terms of the confidentiality agreements Carolinas entered into with other potential bidders, all standstill provisions were terminated upon Carolinas’ announcement of the proposed merger and, as such, this restriction has no effect.

Under the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Ozarks), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Carolinas or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of Carolinas or any of its subsidiaries;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Carolinas or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Carolinas or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If Carolinas receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions in the merger agreement as discussed above, the Carolinas board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the Carolinas board of directors first determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal is or is reasonably likely to lead to a superior proposal, and it is reasonably necessary to take such actions to comply with its fiduciary duties to its shareholders under applicable law. In addition, Carolinas must (1) provide Ozarks with at least two business days’ prior notice of such determination and (2) enter into a confidentiality agreement with the third party containing terms no less favorable to Carolinas than those contained in its confidentiality agreement with Ozarks prior to furnishing or affording access to any information or data with respect to Carolinas relating to an acquisition proposal.

A “superior proposal” means a bona fide, unsolicited acquisition proposal that:

•	if consummated, would result in a third party (or in the case of a direct merger between such third party and Carolinas, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Carolinas common stock or more than 50% of the assets of Carolinas and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, and

•	Carolinas’ board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (1) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (2) taking into account any changes to the merger agreement proposed by Ozarks in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Carolinas from a financial point of view than the merger with Ozarks.

Carolinas has agreed to promptly, and in any event within 24 hours, notify Ozarks in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Carolinas or any of its representatives, in each case in connection with any acquisition proposal and to keep Ozarks informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Carolinas has also agreed to provide Ozarks with any non-public information about Carolinas or any of its subsidiaries provided to any other person that was not previously provided to Ozarks, no later than the date provided to such other person.

In addition, under the merger agreement, Carolinas agreed that its board of directors, or any committee of the board, will not, prior to the date of the special meeting of shareholders:

•	withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Ozarks in connection with the transactions contemplated by the merger agreement (including the merger), its recommendation that Carolinas shareholders vote to approve the merger agreement (including failing to reaffirm its recommendation if requested by Ozarks);

•	approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•	enter into any letter of intent, or other agreement related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement) or requiring Carolinas to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

unless, the Carolinas board reasonably determines in good faith, after consultation with outside legal counsel and its financial advisor, that (1) an unsolicited acquisition proposal that Carolinas received (that did not result from a breach of the non-solicitation provisions of the merger agreement) constitutes a superior proposal and (2) it is reasonably necessary to do so in order to comply with its fiduciary duties to the Carolinas shareholders under applicable law. In the event that the Carolinas board makes this determination, Carolinas must provide three business days’ prior written notice to Ozarks that its board has made such determination. During the three business days after Ozarks’ receipt of such notice, Carolinas and its board must cooperate and negotiate in good faith with Ozarks to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Carolinas to proceed with its board’s original recommendation with respect to the merger agreement. At the end of the three business day period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Ozarks during that period, the Carolinas board must again determine in good faith, after consultation with outside legal counsel, that:

•	it is reasonably necessary to withdraw, qualify, amend or modify its recommendation with respect to the merger agreement to comply with its fiduciary duties to its shareholders under applicable law; and

•	the acquisition proposal is a superior proposal.

In the event of any material revisions to the superior proposal, Carolinas must provide a new notice of such superior proposal to Ozarks. During the two business day period following receipt of such new written notice, Carolinas and its board must cooperate and negotiate in good faith with Ozarks to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Carolinas to proceed with its board’s original recommendation with respect to the merger agreement without requiring Carolinas to withdraw, qualify, amend or modify its board’s recommendation with respect to the merger agreement.

Termination; Amendment

The merger agreement may be terminated prior to the closing, before or after approval by Carolinas shareholders, for various reasons, including the following:

•	by mutual consent of the boards of directors of Ozarks and Carolinas;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained;

•	by either party if Carolinas shareholders do not approve the merger agreement;

•	by a party who is not in material breach of the agreement if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement, in each case if such breach cannot be or has not been cured within thirty (30) days after notice from the terminating party;

•	by either party if the merger has not occurred on or before October 31, 2015 (unless such date has been extended by the mutual written consent of Ozarks and Carolinas); or

•	by Ozarks, if the board of directors of Carolinas (1) materially breaches its non-solicitation obligations provided in the merger agreement, (2) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (3) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Ozarks, (4) fails to convene the special meeting, (5) fails to publicly recommend against an alternative acquisition proposal within five business days after being asked to do so by Ozarks, or (6) fails to publicly reconfirm its recommendation of the merger or the merger agreement with five business days after being asked to do so by Ozarks.

The merger agreement also provides for a right of termination by Ozarks if a “Distribution Date” or a “Shares Acquisition Date” (as those terms are defined in the Tax Preservation Agreement) occurs at any time prior to closing or if the Tax Preservation Agreement will remain in effect after the effective time of the merger.

The merger agreement may be amended or modified at any time, before or after its approval by the shareholders of Carolinas, by mutual agreement, except that no amendment shall be made after the special meeting without Carolinas shareholder approval if such amendment, by law, would require further approval by the shareholders of Carolinas.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive and:

•	if the agreement is terminated because of a material breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, and in the case of a breach by Carolinas, may be liable for the termination fee or liquidated damages described below; and

•	each party will remain liable for any subsequent breach of any covenant that survives termination of the agreement, provided, however, if Carolinas is required by the terms of the merger agreement, and does pay, either the termination fee or liquidated damages described in the following paragraph, then Carolinas will have no further obligations under the merger agreement.

If the merger agreement is terminated by Ozarks because the board of directors of Carolinas (i) materially breaches its non-solicitation obligations provided in the merger agreement, (ii) fails to recommend, or withdraws its previous recommendation of, the merger and the merger agreement, (iii) recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Ozarks, (iv) fails to convene the special meeting, (v) fails to publicly recommend against an alternative acquisition proposal within five business days after being asked to do so by Ozarks, or (vi) fails to publicly reconfirm its recommendation of the merger or the merger agreement within five business days after being asked to do so by Ozarks, then Carolinas will pay to Ozarks a termination fee equal to $2,264,500, to be paid within two business days after Carolinas’ receipt of Ozarks’ termination notice. If the merger agreement is terminated by Ozarks following Carolinas’ uncured material breach of any of its representations, warranties, covenants or agreements in the merger agreement, or if a “Distribution Date” or a “Shares Acquisition Date” (as those terms are defined in the Tax Preservation Agreement) occurs at any time prior to closing or if the Tax Preservation Agreement will remain in effect after the effective time of the merger, then Carolinas will pay to Ozarks liquidated damages of $500,000, to be paid within two business days after Carolinas’ receipt of Ozarks’ termination notice.

Effective Date of the Merger

The parties expect that the merger will be effective in the third quarter of 2015, or as soon as possible after the receipt of all regulatory and shareholder approvals, all regulatory waiting periods expire and all other conditions to the completion of the merger have been satisfied or waived. The merger will be legally completed by the filing of the articles of merger with the Arkansas Secretary of State and the the North Carolina Secretary of State. If the merger is not consummated by October 31, 2015, and no consent to extend the date of consummation of the merger beyond such date has been granted by the party seeking to terminate, the merger agreement may be terminated by either Carolinas or Ozarks.

Fees and Expenses

Ozarks and Carolinas will each pay its own costs and expenses in connection with the merger and the transactions contemplated thereby except as described above.

Carolinas’ Shareholders Have Appraisal Rights

Holders of the common stock of Carolinas who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Carolinas common stock. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Ozarks common stock offered in the merger. Article 13 of the North Carolina Business Corporation Act, or the NCBCA, sets forth the rights of Carolinas’ shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Carolinas’ common stock in order to perfect appraisal rights under the NCBCA. Shareholders who do not properly follow appraisal rights procedures will receive shares of Ozarks common stock if the merger is effected. A copy of Article 13 of the NCBCA is attached as Appendix C to this proxy statement/prospectus.

Requirements of Appraisal Rights

If a Carolinas shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

•	The shareholder must be entitled to vote on the merger.

•	The shareholder must deliver to Carolinas, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the merger. Neither voting against, abstaining from voting, nor failing to vote on the merger agreement will constitute a notice within the meaning of Article 13.

•	The shareholder must not vote, or cause or permit to be voted, any shares in favor of the merger and merger agreement. A failure to vote will satisfy this requirement, as will a vote against the merger proposal, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against the merger proposal or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the merger becomes effective, a Carolinas shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Required Notice to Carolinas

Written notices of intent to demand payment should be addressed to Bank of the Carolinas Corporation, 135 Boxwood Village Drive, Mocksville, North Carolina 27028, attention: Stephen R. Talbert. The notice must be executed by the holder of record of shares of Carolinas’ common stock. A beneficial owner may assert appraisal rights only with respect to all shares of Carolinas’ common stock of which it is the beneficial owner. With respect to shares of Carolinas’ common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to Carolinas the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of Carolinas’ common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.

Appraisal Notice from Carolinas

If the merger becomes effective, Carolinas will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “Requirements of Appraisal Rights” above. The appraisal notice and form must be sent no earlier than the effective date of the Ozarks and Carolinas merger and no later than ten days after such effective date. The appraisal notice and form must:

•	Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for certificated shares must be deposited, and the date by which such certificates must be deposited.

•	State a date by which Carolinas must receive the appraisal form from the shareholder (the “Demand Deadline”). The date may not be less than forty nor more than sixty days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by Carolinas by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State Carolinas’ estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, Carolinas will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within twenty days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice from Carolinas must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows Carolinas to treat the shares as “after-acquired shares” subject to Carolinas’ authority to delay payment as described under the heading “After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying Carolinas in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with Carolinas’ consent.

Carolinas’ Payment to Shareholders Demanding Appraisal

Within thirty days after the Demand Deadline, Carolinas is required to pay each shareholder the amount that Carolinas estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:

•	Carolinas’ most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of Carolinas’ estimate of the fair value of the shares, which must equal or exceed Carolinas’ estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders

A shareholder who is dissatisfied with the amount of the payment received from Carolinas may notify Carolinas in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by Carolinas. A shareholder who does not submit a final payment demand within thirty days after receiving Carolinas’ payment is only entitled to the amount previously paid.

After-Acquired Shares

Carolinas may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If Carolinas withholds payment, it must, within thirty days after the Demand Deadline, provide affected shareholders with Carolinas’ most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. Carolinas must also inform such shareholders that they may accept Carolinas’ estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify Carolinas of their acceptance within thirty days after receiving the offer. Carolinas must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject Carolinas’ offer, such shareholder will be deemed to have accepted the offer. Carolinas must send payment to these shareholders within forty days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If Carolinas does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in North Carolina Superior Court within sixty days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If Carolinas does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by Carolinas to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against Carolinas, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (i) against Carolinas if the court finds that it did not comply with the statutes or (ii) against Carolinas or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against Carolinas, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If Carolinas fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against Carolinas directly for the amount owed and recover the expenses of that action.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX C CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

Regulatory Approvals Required for the Merger

General

Carolinas and Ozarks have agreed to use commercially reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger. This includes the approval of the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Arkansas State Bank Department and the North Carolina Commissioner of Banks (“NCCOB”). Such approvals require the observance by the parties of certain waiting periods following the agencies’ approvals before the merger may be consummated. Ozarks cannot assure that there will not be any litigation challenging the approvals or waivers. Ozarks also cannot assure that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Ozarks and Carolinas are not aware of any material governmental approvals or actions that are required prior to the merger other than those described below. Ozarks and Carolinas presently contemplate that they will seek any additional governmental approvals or actions that may be required; however, they cannot assure that they will obtain any such additional approvals or actions.

FRB

The merger is subject to the prior approval of the FRB, which may not approve a merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless in each case the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the FRB also must take into account the record of performance of each bank in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the FRB may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the FRB and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

FDIC

The Bank Merger Act requires the prior written approval of the FDIC before any insured depository institution may merge or consolidate with another insured depository institution if the resulting institution is to be a state non-member bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combatting money-laundering activities, including in overseas branches. Any transaction approved by the FDIC may not be completed until 30 days after such approval.

Arkansas State Bank Department

The merger is subject to approval of the Arkansas Bank Commissioner and the State Banking Board and after a public hearing following notice as prescribed by the Arkansas Banking Code.

The Arkansas Bank Commissioner shall approve the application if at the hearing both the Commissioner and the State Banking Board find that:

•	The proposed merger provides adequate capital structure;

•	The terms of the merger agreement are fair;

•	The merger is not contrary to the public interest;

•	The proposed merger adequately provides for dissenters’ rights, if applicable; and

•	The requirements of all applicable state and federal laws have been complied with.

Accounting Treatment

Ozarks will account for the merger using the acquisition method of accounting. Under this accounting method, Ozarks will record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Carolinas over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Ozarks’ reported income will include the operations of Carolinas after the merger. Financial statements of Ozarks after completion of the merger will reflect the impact of the acquisition of Carolinas. Financial statements of Ozarks issued before completion of the merger will not be restated retroactively to reflect Carolinas historical financial position or results of operation.

Resale of Bank of the Ozarks, Inc. Common Stock

The shares of Ozarks common stock to be issued to shareholders of Carolinas under the merger agreement will be freely tradable by such shareholders without restriction, except that if any Carolinas shareholders are deemed to be affiliates of Ozarks they must abide by certain transfer restrictions under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Carolinas common stock. The following discussion is based upon the Internal Revenue Code (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under foreign, state, local or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Ozarks has received an opinion from Kutak Rock LLP, and Carolinas has received an opinion from Wyrick Robbins Yates & Ponton LLP, each to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Based on certain representations, covenants and assumptions described below, it is the opinion of each of Kutak Rock LLP and Wyrick Robbins Yates & Ponton LLP that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the material U.S. federal income tax consequences of the merger to U.S. holders of Carolinas common stock that exchange their shares are as described in this section. These tax opinions are filed as exhibits to this registration statement. It is also a condition to the parties’ respective obligations to complete the merger that Ozarks receive a closing opinion from Kutak Rock LLP, and that Carolinas receive a closing opinion from Wyrick Robbins Yates & Ponton LLP, each dated the closing date of the merger and to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived, and in such event Ozarks and Carolinas will undertake to recirculate and re-solicit shareholders of Carolinas if the condition is waived by either party and the change in tax consequences is material. These opinions are and will be based on representation letters provided by Ozarks and Carolinas and on customary factual assumptions. The opinions described above will not be binding on the IRS or any court. Ozarks and Carolinas have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of Carolinas common stock that hold their Carolinas common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income-tax consequences that may be relevant to particular holders of Carolinas common stock in light of their individual circumstances or to holders of Carolinas common stock that are subject to special rules, such as

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	• tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Carolinas common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	holders who acquired their shares of Carolinas common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Carolinas common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of Ozarks or Carolinas. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, assuming such tax treatment and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Ozarks or Carolinas as a result of the merger;

•	except as discussed below with respect to cash received in lieu of a fractional share of Ozarks common stock, under “— Cash Received in Lieu of a Fractional Share of Ozarks Common Stock,” no gain or loss will be recognized by holders of Carolinas common stock who exchange all of their Carolinas common stock solely for Ozarks common stock pursuant to the merger;

•	the aggregate basis of Ozarks common stock received by a holder of Carolinas common stock in the merger (including fractional shares of Ozarks common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the Carolinas common stock for which it is exchanged; and

•	the holding period of Ozarks common stock received in exchange for shares of Carolinas common stock (including fractional shares of Ozarks common stock deemed received and redeemed as described below) will include the holding period of the Carolinas common stock for which it is exchanged.

If a U.S. holder of Carolinas common stock acquired different blocks of Carolinas common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Carolinas common stock, and the shares of Ozarks common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Ozarks common stock received in the merger.

The U.S. federal income-tax consequences to each U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise number of shares of Ozarks common stock, and any amount of cash received in lieu of fractional shares, that such U.S. holder will receive in the merger.

Cash Received in Lieu of a Fractional Share of Ozarks Common Stock

A holder of Carolinas common stock who receives cash in lieu of a fractional share of Ozarks common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Ozarks. As a result, such holder of Carolinas common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the relevant shares is greater than one year. For holders of Carolinas common stock that are noncorporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Exercise of Shareholder Appraisal Rights

The discussion above does not apply to Carolinas shareholders who exercise appraisal rights with respect to the merger. A U.S. holder who exercises appraisal rights with respect to the merger and receives cash for shares of Carolinas common stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder’s basis in those shares, provided that the payment is treated as a redemption pursuant to Section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all Carolinas shares of common stock held by a U.S. holder, based on an exercise of appraisal rights or otherwise, will not be treated as a dividend if the U.S. holder exercising appraisal rights owns no shares of Carolinas or Ozarks immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Carolinas shares surrendered is more than one year. If a U.S. holder exercising appraisal rights will own shares in Ozarks immediately following the merger (after taking into account the constructive ownership rules), the U.S. holder should consult a tax advisor as to the tax consequences to the U.S. holder of the merger.

Backup Withholding and Information Reporting

Payments of cash to a holder of Carolinas common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (at a current rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided that U.S. federal income tax returns are timely filed with the Internal Revenue Service.

A holder of Carolinas common stock who receives Ozarks common stock as a result of the merger will be required to retain records pertaining to the merger. Each holder of Carolinas common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Ozarks common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the Carolinas common stock surrendered and the fair market value of Ozarks common stock and cash received in the merger. A “significant holder” is a holder of Carolinas common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Carolinas or securities of Carolinas with a basis for federal income tax purposes of at least $1 million.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

The rights of Carolinas shareholders are governed by North Carolina law, and, in particular, the North Carolina Business Corporation Act (the “NCBCA”), and the articles of incorporation and bylaws of Carolinas. The rights of Ozarks’ shareholders are governed by the Arkansas Business Corporation Act of 1987 (the “ABCA”), and by the articles of incorporation and bylaws of Ozarks. Accordingly, upon consummation of the merger, the rights of Ozarks shareholders and of Carolinas shareholders who become Ozarks shareholders following the merger will be governed by Arkansas law and Ozarks’ articles of incorporation and bylaws. The following is a summary of the principal differences between the current rights of Carolinas shareholders and those of Ozarks shareholders.

The following discussions are not intended to be complete and are qualified by reference to Arkansas law, North Carolina law, Ozarks’ articles of incorporation and bylaws and Carolinas’ articles of incorporation and bylaws. Copies of all of these documents will be sent to holders of shares of Carolinas common stock upon request.

Authorized Capital Stock

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation authorize the issuance of 125,000,000 shares of common stock, $0.01 par value, of which 86,758,375 shares were issued and outstanding as of March 31, 2015, and 1,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding.

Holders of Ozarks common stock are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the ABCA and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution.

Ozarks’ board of directors may authorize the issuance of authorized but unissued shares of Ozarks common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations or requirements of any national securities exchange on which Ozarks’ common stock is traded. The authorized but unissued shares of Ozarks common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. These shares could be used to dilute the stock ownership of persons seeking to obtain control of Ozarks. In addition, the sale of a substantial number of shares of Ozarks common stock to persons who have an understanding with Ozarks concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Ozarks shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Ozarks.

Holders of Ozarks’ common stock do not have any preemptive, conversion or redemption rights. The outstanding shares of Ozarks’ common stock are fully paid and nonassessable.

As permitted under Arkansas law, Ozarks’ articles of incorporation allow the board of directors to issue preferred stock from time to time in one or more series with such designations, powers, preferences and rights as Ozarks’ board of directors may from time to time determine. Ozarks’ board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the common stock and may assist management in impeding an unfriendly takeover or attempted takeover. The board of directors of Ozarks has no present plan or understanding to issue any preferred stock.

Bank of the Carolinas Corporation. Carolinas’ articles of incorporation authorize the issuance of (i) 500,000,000 shares of voting common stock, no par value per share, of which 462,028,831 shares were issued and outstanding as of March 31, 2015, (ii) 80,000,000 shares of non-voting common stock, no par value, none of which are issued and outstanding, and (iii) 3,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. Holders of Carolinas common stock do not have any preemptive, conversion or redemption rights. The outstanding shares of Carolinas common stock are fully paid and nonassessable. Holders of Carolinas voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of Carolinas’ voting common shareholders.

At Carolinas’ annual meeting of shareholders held on December 4, 2014, Carolinas’ shareholders approved a proposal granting the board of directors discretionary authority to amend the corporation’s articles of incorporation to effect a 1-for-100 reverse stock split of Carolinas’ authorized, issued, and outstanding common stock. As of the date of this proxy statement/prospectus, the board of directors has not elected to effect the reverse stock split and is not expected to do so if the merger with Ozarks is consummated.

As permitted under North Carolina law, Carolinas’ articles of incorporation authorize its board of directors to issue shares of Carolinas preferred stock from time to time, to create separate series of preferred stock within the class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution. Therefore, without approval of the holders of Carolinas’ voting common stock, non-voting common stock or preferred stock (except as may be required under the terms of any outstanding Carolinas preferred stock or by North Carolina law), Carolinas’ board of directors may authorize the issuance of preferred stock with voting, dividend, and liquidation preferences over the voting and non-voting common stock and any other outstanding preferred stock, and conversion and other rights that could dilute the voting power or other rights or adversely affect the market value of Carolinas outstanding voting and non-voting common stock and other preferred stock. Carolinas’ board of directors’ ability, without shareholder approval, to issue preferred stock with voting, dividend, liquidation and conversion rights may also assist management in impeding an unfriendly takeover or attempted takeover.

Subject to preferences to which holders of any shares of Carolinas preferred stock may be entitled, holders of Carolinas voting common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. The NCBCA prohibits the payment of a dividend if, after giving it effect, a North Carolina corporation such as Carolinas would not be able to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any preferred shareholders. Carolinas is currently party to a written supervisory agreement with the Federal Reserve Bank of Richmond that prohibits the payment of any dividends without the prior approval of the Federal Reserve Bank of Richmond and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve Board of Governors.

Effective July 24, 2014, Carolinas amended its articles of incorporation for the purpose of fixing the preferences, limitations, and relative rights of a new series of its preferred stock, designated as Junior Participating Preferred Stock, Series B, which we refer to as the Series B Preferred Stock. The creation of the Series B Preferred Stock was required under the terms of Carolinas’ Tax Benefits Preservation Plan dated as of July 11, 2014. A description of the preferences, limitations, and relative rights of the Series B Preferred Stock was included in Carolinas’ Current Report on Form 8-K filed with the SEC on July 17, 2014. A copy of the Tax Benefits Preservation Plan was included as an exhibit to the same Current Report on Form 8-K.

As of the date of this proxy statement/prospectus, there were no shares of Carolinas Series B Preferred Stock issued and outstanding. Carolinas does not intend to issue any shares of Series B Preferred Stock unless required under the terms of its Tax Benefits Preservation Plan. In connection with entering into the merger agreement with Ozarks, Carolinas amended its Tax Benefits Preservation Plan to clarify and make explicit that neither the execution, delivery, or announcement of the merger agreement or any voting agreement entered into in connection with the merger will cause any person to become an “Acquiring Person” nor constitute a “Shares Acquisition Date,” a “Distribution Date,” all as defined in the plan, or otherwise cause any rights to become exercisable pursuant to the plan.

Directors and Absence of Cumulative Voting

Bank of the Ozarks, Inc. Under Arkansas law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or bylaws. The ABCA provides that shareholders do not have the right to cumulate their votes unless provided for in the articles of incorporation.

Ozarks’ articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors and shall not be less than three (3) nor more than twenty (20). The number of directors is presently fixed at sixteen (16) directors.

The articles of incorporation authorize the board, by resolution, to divide the directors into two or three classes, with the members of each class to be elected for staggered two or three year terms, as applicable. Despite this authorization, the board of directors has not resolved to classify the board of directors and presently, all directors are elected annually for one year terms.

There is no cumulative voting for directors provided for in Ozarks’ articles of incorporation. With cumulative voting, a shareholder would have the right to cast a number of votes equal to the total number of such holder’s shares multiplied by the number of directors to be elected. The shareholder would have the right to cast all of such holder’s votes in favor of one candidate or to distribute such holder’s votes in any manner among any number of candidates, and directors would be elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it might be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Ozarks common stock generally would have the ability to elect 100% of the directors. As a result, the holders of the remaining common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock to obtain representation on Ozarks’ board of directors.

The articles of incorporation of Ozarks provide generally that vacancies on the board of directors (including any vacancy resulting from an increase in the number of directors) shall be filled by the affirmative vote of a majority of the remaining directors for an unexpired term.

Bank of the Carolinas Corporation. Under North Carolina law, a board of directors must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws of the corporation. The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws of the corporation. Under the NCBCA, shareholders of a corporation cannot elect directors by cumulative voting unless the corporation’s articles of incorporation so provide.

Carolinas’ bylaws provide that the number of directors constituting the board of directors shall be not less than five (5) nor more than eighteen (18) as may be fixed or changed from time to time, within such minimum and maximum numbers, by the board of directors. The number of directors is presently fixed at nine (9) directors. All directors are elected annually for one-year terms. Directors are elected by a plurality of the total votes cast by all shareholders. There is no cumulative voting in the election of directors. Carolinas’ bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders at any annual or special meeting of shareholders properly called and held in accordance with Carolinas’ bylaws and applicable law, whichever group shall act first. The term of a director elected to fill a vacancy expires at the next meeting of shareholders at which directors are elected. Directors of Carolinas need not be residents of the State of North Carolina, but must satisfy all qualifications required by applicable law for directors of banks chartered under North Carolina law.

Removal of Directors

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation provide that a director may be removed only for cause, and then only by the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote in the election of such director, at a special meeting of shareholders called for such purpose.

Bank of the Carolinas Corporation. Carolinas’ bylaws provide that any director may be removed from office, with or without cause, by a vote of shareholders at any annual or special meeting of shareholders properly called and held in accordance with the corporation’s bylaws and applicable law, whenever the number of votes cast in favor of removal of the director exceeds the number of votes cast against such removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Limitations on Director Liability

Bank of the Ozarks, Inc. Ozarks’ articles of incorporation provide that a director of Ozarks will not be personally liable for monetary damages arising from his or her breach of fiduciary duty as a director of Ozarks. This provision, however, does not eliminate or limit the liability of Ozarks’ directors for (1) any breach of the director’s duty of loyalty to Ozarks or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under the ABCA for unlawful distributions, (4) any transaction from which the director received an improper personal benefit, or (5) any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than Ozarks or its shareholders.

Bank of the Carolinas Corporation. Carolinas’ articles of incorporation provide that, to the fullest extent permitted by the NCBCA (as it exists or may hereafter be amended), no person who is serving or who served as a director of the corporation shall be personally liable to the corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Indemnification

Bank of the Ozarks, Inc. The ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the ABCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

Ozarks’ articles of incorporation provide that Ozarks shall indemnify any person who is or was serving as a director, officer, employee or agent of Ozarks (or who was serving in such capacity for another corporation or entity at the request of Ozarks) to the full extent permitted by the ABCA.

The rights of indemnification provided in the articles of incorporation are not exclusive of any other rights which may be available under the bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize Ozarks to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Ozarks, whether or not Ozarks would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable Ozarks to attract and retain the best personnel available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ozarks pursuant to the foregoing provisions, Ozarks has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Bank of the Carolinas Corporation. The NCBCA permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with the provisions of the NCBCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, the NCBCA permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of Carolinas provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, agent or employee of Carolinas or at the request of Carolinas serve as a director, officer, agent or employee for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, Carolinas may indemnify its directors, officers, agents or employees in accordance with either the statutory or nonstatutory standards. Carolinas’ bylaws also provide that the corporation shall indemnify any such person for all reasonable costs and expenses (including attorneys’ fees) incurred by such person in connection with the enforcement of such person’s right to indemnification granted pursuant to the corporation’s bylaws. The bylaws provide that Carolinas will pay all expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it ultimately shall be determined that such party is entitled to be indemnified by Carolinas against such expenses.

North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

Under North Carolina law, a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Carolinas has purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify Carolinas and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Carolinas’ articles of incorporation limit the personal liability of its directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the corporation. This limitation of liability is subject to the statutory limitations discussed above, such as that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Carolinas or (ii) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Carolinas directors, officers and controlling persons under the provisions discussed above or otherwise, Carolinas has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Special Meetings of Shareholders

Bank of the Ozarks, Inc. Special meetings of the shareholders may be called only by the chairman of the board of directors, the chief executive officer, the board of directors, or by a duly designated committee of the board of directors. At the request of holders of at least 10% of the shares entitled to vote, the chairman or the chief executive officer shall call a special meeting of the shareholders.

Bank of the Carolinas Corporation. Special meetings of the shareholders may be called at any time by or at the direction of the chief executive officer or by the secretary of the corporation pursuant to resolution duly adopted by the board of directors.

Shareholder Action by Written Consent

Bank of the Ozarks, Inc. Shareholder action on a proposal to increase the capital stock or bond indebtedness of Ozarks may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by all of the shareholders of Ozarks. Any other action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Bank of the Carolinas Corporation. Under the NCBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice if the action is taken by all the shareholders entitled to vote on the action.

Shareholder Proposals and Advance Notice Requirement

Bank of the Ozarks, Inc. Ozarks’ bylaws provide that the only matters that may be transacted at an annual meeting of shareholders are those matters that are specified in the notice of the meeting, otherwise properly brought before the meeting by Ozarks’ board of directors, or otherwise brought before the annual meeting by a shareholder of Ozarks (i) who was a shareholder of record at the time of giving notice and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) who complies with the notice procedures in Ozarks’ bylaws.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by an Ozarks shareholder, such shareholder must have given timely notice of the matter in proper written form to Ozarks’ Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Ozarks’ principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by Ozarks no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

To be in proper written form, a shareholder’s notice to Ozarks’ Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of Ozarks capital stock which are owned beneficially or of record by such shareholder, and (iv) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Bank of the Carolinas Corporation. In accordance with North Carolina law, any matter relating to the affairs of the corporation that is appropriate for shareholder action is a proper subject for action at an annual meeting of shareholders, and, unless otherwise required by North Carolina law, such matter need not be specifically stated in the notice of meeting. With respect to special meetings of shareholders of Carolinas, only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders’ meeting.

In order for a proposal to be included in Carolinas’ proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of Carolinas common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in applicable SEC rules.

Under Carolinas’ bylaws, at a shareholder meeting at which directors will be elected, nominations for election to Carolinas’ board of directors may be made by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to Carolinas’ corporate secretary at its principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders. Each such shareholder notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person to be nominated; (ii) a representation that the shareholder is a holder of record of Carolinas’ shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming those persons) pursuant to which the nomination is to be made by the shareholder; (iv) a representation that the nominee satisfies all qualifications provided by Carolinas’ bylaws or by applicable statute or regulation to serve as a director; and (v) the written consent of the nominee to serve as a director if so elected. The shareholder also must provide any other information regarding the nominee proposed by such shareholder as Carolinas shall reasonably request and which can be obtained by the shareholder, including information of a type that would be required to be included in a proxy statement filed pursuant to the proxy rules under the Exchange Act if the nominee had been nominated by the board of directors of Carolinas. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Amendment of Corporate Charter and Bylaws

Bank of the Ozarks, Inc. Under the ABCA, the board of directors may amend the articles of incorporation to extend the corporation’s duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares voting thereon (assuming the presence of a quorum), voting together as a single class, as well as any such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least two-thirds of the shares entitled to vote on the matter, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof, is required to amend charter provisions relating to the number, election and removal of directors.

The bylaws of Ozarks may be amended by the board of directors or the shareholders. Amendment of the bylaws by the board of directors requires the affirmative vote of a majority of the directors then in office. Shareholders of Ozarks can amend the bylaws at a regular or special meeting of the shareholders at which a quorum is present. A shareholder amendment of the bylaws requires the affirmative vote of a majority of the shares voted thereon.

Bank of the Carolinas Corporation. In most instances, North Carolina law requires that for an amendment to a corporation’s articles of incorporation to be approved, such proposed amendment must be adopted by the board of directors, recommended by the board that shareholders approve the amendment, and then approved by the shareholders at a properly convened meeting of shareholders. If the proposed amendment would create appraisal rights under the NCBCA, then for the amendment to be adopted by shareholders it must be approved by a majority of the votes entitled to be cast on the amendment by the voting group with respect to which the amendment would create appraisal rights. If the amendment would not create appraisal rights, then a proposed amendment will be approved if the votes cast favoring the action exceed the votes cast opposing the action. A corporation, through its articles of incorporation, a bylaw adopted by shareholders, or the action of its board of directors, may also require a greater vote or vote by voting groups than otherwise may be required by applicable law to approve an amendment. Finally, certain amendments may be made to a North Carolina corporation’s articles of incorporation by simple board of directors approval, without the necessity that the amendment be approved by shareholders. Such amendments to the articles include: certain changes to the corporation’s name; if the corporation has only one class of shares outstanding, changing each issued and unissued authorized share of the class into a greater number of whole shares of the class or increasing the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; and certain changes to reflect a reduction in authorized shares or to delete a class of shares from the articles when there are no remaining shares of the class.

Subject to certain limitations under North Carolina law, Carolinas’ bylaws may be amended or repealed by either its board of directors or its shareholders. Therefore, Carolinas’ board of directors is authorized to amend or repeal bylaws without the approval of the corporation’s shareholders. However, a bylaw adopted, amended or repealed by Carolinas’ shareholders may not be readopted, amended or repealed by the board alone unless Carolinas’ articles of incorporation or a bylaw adopted by its shareholders authorizes the board to adopt, amend or repeal that particular bylaw or the bylaws generally.

Takeover Protection Statutes

Bank of the Ozarks, Inc. Arkansas does not have a corporate takeover protection statute.

Bank of the Carolinas Corporation. As a public corporation, Carolinas is subject, to the extent applicable, to the provisions of the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act. The North Carolina Shareholder Protection Act provides that, unless specified “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of Carolinas’ outstanding voting stock is required to approve various types of business combinations (including mergers and the sale of all or substantially all of our assets) between Carolinas and another entity which owns more than 20% of Carolinas’ voting shares. This merger with Ozarks does not implicate the provisions of this Act.

The North Carolina Control Share Acquisition Act generally provides that “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The requirements of this Act do not apply with respect to the merger, as Carolinas is a party to the merger agreement pursuant to which the proposed merger is being contemplated.

Shareholders’ Rights to Examine Books and Records

Bank of the Ozarks, Inc. Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two (2) business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, (c) the record of shareholders, and (d) the shareholder list as described above, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection.

Bank of the Carolinas Corporation. Under the NCBCA, a complete list of the shareholders entitled to vote at a shareholders meeting must be available for shareholder inspection beginning two (2) business days after notice of the shareholders meeting is given, and continuing through the meeting, at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held.

North Carolina law permits a shareholder on at least five (5) business days advance written demand to the corporation, to inspect (1) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect, (2) board resolutions of the corporation relating to the creation or fixing the rights, preferences and limitations of any class of shares that are still outstanding, (3) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements furnished to shareholders, for the past three years, (4) the names and business addresses of the current directors and officers and (5) the most recent annual report delivered to the North Carolina Secretary of Revenue of North Carolina Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (a) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting, (b) accounting records, and (c) the record of shareholders, in each case if the demand is made in good faith and for a proper purpose, describes the purpose of the inspection and the desired records with reasonable particularity, and the desired records are directly connected to the purpose of such inspection. A demand for inspection of records may only be made by a “qualified shareholder” who must have been a shareholder in the corporation for at least six months immediately preceding the inspection demand or who shall be the holder of at least five percent (5%) of the corporation’s outstanding shares of any class.

INFORMATION ABOUT THE COMPANIES

Bank of the Ozarks, Inc.

Bank of the Ozarks, Inc. is a registered bank holding company subject to supervision and regulation by the Federal Reserve Bank and is a corporation organized under the laws of the State of Arkansas. Its main office is located at 17901 Chenal Parkway, Little Rock, Arkansas 72223 (telephone number: (501) 978-2265).

Ozarks is the parent holding company for its wholly owned bank subsidiary, Bank of the Ozarks, an Arkansas state banking corporation. Ozarks and Bank of the Ozarks are both headquartered in Little Rock, Arkansas. The principal business of Ozarks is conducted through Bank of the Ozarks, which conducts operations through 165 offices in Arkansas, Georgia, Texas, North Carolina, Florida, Alabama, South Carolina, New York and California. Bank of the Ozarks provides a variety of financial services to individuals and businesses throughout its service area. Primary deposit products are checking, savings and certificate of deposit accounts and primary lending products are consumer, commercial and mortgage loans.

Ozarks’ common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” At March 31, 2015, Ozarks had consolidated total assets of approximately $8.3 billion, total deposits of approximately $6.72 billion and total common shareholders’ equity of approximately $1.18 billion.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Ozarks is included in documents incorporated by reference in this proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 104.

Bank of the Carolinas Corporation

Bank of the Carolinas Corporation was formed in 2006 to serve as a holding company for Bank of the Carolinas. Carolinas is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and the bank holding company laws of North Carolina. Carolinas’ main office is located at 135 Boxwood Village Drive, Mocksville, North Carolina 27028. Carolinas’ primary business activity consists of directing the activities of its wholly-owned bank subsidiary, Bank of the Carolinas.

Carolinas Bank is incorporated under the laws of North Carolina and began operations on December 7, 1998 as a North Carolina chartered commercial bank. Carolinas Bank operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation. As a state chartered non-Federal Reserve member bank, the bank is subject to examination and regulation by the FDIC and the North Carolina Commissioner of Banks. Carolinas Bank is further subject to certain regulations of the Federal Reserve.

Carolinas Bank’s primary market area is in the Piedmont region of North Carolina where the bank is engaged in general commercial banking primarily in Davie, Randolph, Rowan, Cabarrus, Davidson, and Forsyth Counties.

Carolinas Bank’s operations are primarily retail oriented and directed toward individuals and small- and medium-sized businesses located in its banking market. The majority of the bank’s deposits and loans are derived from customers in its banking market, but the bank also makes loans and has deposit relationships in areas surrounding their immediate banking market. The bank also occasionally solicits and accepts wholesale deposits. Carolinas Bank offers a variety of commercial and consumer banking services, but its principal activities are the taking of demand and time deposits and the making of consumer and commercial loans. To a lesser extent, the bank also generates income from other fee-based products and services that the bank provides.

Carolinas Bank’s primary source of revenue is interest and fee income from its lending activities. These lending activities consist principally of originating commercial operating and working capital loans, residential mortgage loans, home equity lines of credit, other consumer loans and loans secured by commercial real estate. Interest and dividend income from investment activities generally provide the second largest source of income to Carolinas Bank.

Deposits are the primary source of Carolinas Bank’s funds for lending and other investment purposes. The bank attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. Carolinas Bank offers statement savings accounts, negotiable order of withdrawal (“NOW”) accounts, money market demand accounts, non-interest-bearing accounts and fixed interest rate certificates with varying maturities. The bank also utilizes alternative sources of funds such as borrowings from the Federal Home Loan Bank (the “FHLB”) of Atlanta, Georgia and other commercial banks.

As of March 31, 2015, Carolinas owned the facilities housing six of the bank’s banking offices, and leased the facilities housing the remaining two offices. In addition, Carolinas owns an operations center which houses the finance, deposit operations, information technology, and loan administration departments of the bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BANK OF THE CAROLINAS CORPORATION

Bank of the Carolinas Corporation (“Carolinas”) is the parent holding company of Bank of the Carolinas (“Carolinas Bank”). Carolinas Bank formed an LLC (East Atlantic Properties, LLC) to manage the bank’s income producing assets transferred from Other Real Estate Owned. BOTC, LLC, is a North Carolina limited liability company which serves as the trustee for the benefit of Carolinas Bank in connection with real estate deeds of trust. Both LLCs are consolidated into Carolinas Bank and are disregarded entities for tax purposes.

The following presents management’s discussion and analysis of Carolinas financial condition and results of operations (“MD&A”). The discussion is intended to assist in understanding Carolinas consolidated financial condition and results of operations, and it should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Carolinas actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. All share and per share data have been adjusted to give retroactive effect to stock splits and stock dividends. References to the “Company” in this MD&A, unless the context requires otherwise, refers to Carolinas and Carolinas Bank on a consolidated basis.

Carolinas Bank began operations in December 1998 as a state chartered bank and currently has eight offices in the Piedmont region of North Carolina. Carolinas Bank competes for loans and deposits throughout the markets it serves. Carolinas Bank, like most community banks, derives most of its revenue from net interest income which is the difference between the income it earns from loans and securities and the interest expense it incurs on deposits and borrowings.

Carolinas completed a private placement of common stock resulting in gross proceeds of approximately $45.8 million on July 16, 2014. In connection with the private placement, the Company repurchased all 13,179 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the Capital Purchase Program from the U.S. Treasury for a cash payment of $3.3 million. The Treasury also agreed to waive any unpaid dividends on the Series A Preferred Stock, and to cancel the warrant to purchase 475,204 shares of the Company’s common stock held by the Treasury. Carolinas also repurchased all of its floating rate trust preferred securities issued through its subsidiary, Bank of the Carolinas Trust I, from the holders of those securities for an aggregate cash payment of $1.75 million. The holders of the trust preferred securities agreed to forgive any unpaid interest on the securities. Carolinas also agreed to repurchase a subordinated note from the holder of the note for a cash payment of $1.35 million. The noteholder agreed to forgive any unpaid interest on the note. As of December 31, 2014, the Company and its subsidiaries have no debt obligations. Carolinas injected $34.8 million from the private placement into the Company’s banking subsidiary.

Critical Accounting Policies

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The notes to the Company’s audited financial statements for the years ended December 31, 2014, 2013, and 2012 contain a summary of the Company’s significant accounting policies. The Company believes its policies with respect to methodology for the determination of its allowance for loan losses, and its asset impairment judgments, such as the recoverability of other real estate values, involve a higher degree of complexity and require the Company to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Company considers the policies related to those areas critical.

The allowance for loan losses represents our best estimate of probable losses that are inherent in the loan portfolio at the balance sheet date. The allowance is based on generally accepted accounting principles, which require that losses be accrued when they are probable of occurring and estimable and require that losses be accrued based on the differences between the value of collateral, the present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the period in which those loans, in our opinion, become uncollectible. Recoveries during the period are credited to the allowance. The factors that influence our judgment in determining the amount charged against operating income include analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, current assessment of problem loan administration, the results of regulatory examinations, and changes in the size, composition and risk assessment of the loan and lease portfolio. Also included in our estimates for loan losses are considerations with respect to the impact of current economic events, the outcomes of which are uncertain. These events may include, but are not limited to, fluctuations in overall interest rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting specific geographical areas and industries in which the Company conducts business.

The factors that are enumerated above form the basis for a model which the Company utilizes in calculating the appropriate level of our allowance for loan losses at the balance sheet date. This model has three main components. First, losses are estimated on loans we have individually identified and determined to be “impaired”. A loan is considered to be impaired when, based on current information and events, it is probable we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The loss allowance applicable to impaired loans is the difference, if any, between the loan balances outstanding and the value of the impaired loans as determined by either 1) an estimate of the cash flows that we expect to receive from those borrowers discounted at the loan’s effective rate, or 2) in the case of collateral-dependent loans, the fair value of the collateral securing those loans less estimated costs to sell.

Second, for all other loans, we divide the loan portfolio into groups or pools based on similarity of risk characteristics. Historical loss rates, which are an average of the most recent 12 quarters, are then applied to determine an appropriate allowance for each pool or group.

Finally, an adjustment is applied, if appropriate, to give effect to qualitative or environmental factors that could cause estimated credit losses within the existing loan portfolio to differ from the historical loss experience.

We review our allowance on a quarterly basis and believe that it is adequate to cover inherent loan losses on the loans outstanding as of each reporting date. However, the appropriateness of the allowance using our procedures and methods is dependent upon the accuracy of various judgments and assumptions about economic conditions and other factors affecting loans. No assurance can be given that we will not, in any particular period, sustain loan losses that are significantly different from the amounts reserved for those loans, or that subsequent evaluations of the loan portfolio and our allowance, in light of conditions and factors then prevailing, will not require material changes in the allowance for loan losses or future charges to earnings. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review our allowance. Those agencies may require that we make additions to the allowance based on their judgments about information available to them at the time of their examinations.

Accrued taxes represent the estimated amount payable to or receivable from taxing jurisdictions, either currently or in the future, and are reported, on a net basis, as a component of either “other assets” or “other liabilities” in the consolidated balance sheets. The calculation of the Company’s income tax expense is complex and requires the use of many estimates and judgments in its determination.

Management’s determination of the realization of the net deferred tax asset is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income and the implementation of various tax plans to maximize realization of the deferred tax asset. As of March 31, 2015, a $16.5 million valuation allowance has been established primarily due to the possibility that all of the deferred tax asset associated with the allowance for loan losses may not be realized. See Note 9 “Income Taxes” in the notes to the unaudited consolidated financial statements for further disclosure on this matter.

From time to time, management bases the estimates of related tax liabilities on its belief that future events will validate management’s current assumptions regarding the ultimate outcome of tax-related exposures. While the Company has obtained the opinion of advisors that the anticipated tax treatment of these transactions should prevail and has assessed the relative merits and risks of the appropriate tax treatment, examination of the Company’s income tax returns, changes in tax law and regulatory guidance may impact the treatment of these transactions and resulting provisions for income taxes.

Regulatory Action

Consent Order with FDIC and North Carolina Commissioner of Banks. Carolinas Bank entered into a Stipulation to the Issuance of a Consent Order (the “Stipulation”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Office of the Commissioner of Banks (the “Commissioner”) and the FDIC and the Commissioner issued the related Consent Order (the “Order”), effective April 27, 2011. The description of the Stipulation and the Order set forth below is qualified in its entirety by reference to the Stipulation and the Order, copies of which are included as exhibits 10.13 and 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Management. The Order requires that Carolinas Bank have and retain qualified management, including a chief executive officer, senior lending officer, and chief operating officer with qualifications and experience commensurate with their assigned duties and responsibilities within 60 days from the effective date of the Order. Within 30 days of the effective date of the Order, the board of directors was required to retain a bank consultant to develop a written analysis and assessment of Carolinas Bank’s management needs. Following receipt of the consultant’s management report, Carolinas Bank was required to formulate a written management plan that incorporated the findings of the management report, a plan of action in response to each recommendation contained in the management report, and a time frame for completing each action.

Capital Requirements. While the Order is in effect, Carolinas Bank must maintain a leverage ratio (the ratio of Tier 1 capital to total assets) of at least 8% and a total risk-based capital ratio (the ratio of qualifying total capital to risk-weighted assets) of at least 10%. If Carolinas Bank’s capital ratios are below these levels as of the date of any call report or regulatory examination, Carolinas Bank must, within 30 days from receipt of a written notice of capital deficiency from its regulators, present a plan to increase capital to meet the requirements of the Order. At March 31, 2015, Carolinas Bank was in compliance with the capital requirements contained in the Order.

Allowance for Loan and Lease Losses and Call Report. Upon issuance of the Order, Carolinas Bank was required to make a provision to replenish the allowance for loan and lease losses (“ALLL”). Within 30 days of the effective date of the Order, Carolinas Bank was required to review its call reports filed with its regulators on or after December 31, 2010, and amend those reports if necessary to accurately reflect the financial condition of Carolinas Bank. Within 60 days of the effective date of the Order, Carolinas Bank was required to submit a comprehensive policy for determining the adequacy of the ALLL.

Concentrations of Credit. Within 60 days of the issuance of the Order, Carolinas Bank was required to perform a risk segmentation analysis with respect to its concentrations of credit and develop a written plan for systematically reducing and monitoring Carolinas Bank’s commercial real estate and acquisition, construction, and development loans to an amount commensurate with Carolinas Bank’s business strategy, management expertise, size, and location.

Charge-Offs, Credits. The Order requires that Carolinas Bank eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” and 50% of those assets classified “doubtful.” If an asset is classified “doubtful,” Carolinas Bank may alternatively charge off the amount that is considered uncollectible in accordance with Carolinas Bank’s written analysis of loan or lease impairment. The Order also prevents Carolinas Bank from extending, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from Carolinas Bank that has been charged off or classified, in whole or in part, “loss” or “doubtful” and is uncollected. Carolinas Bank may not extend, directly or indirectly, any additional credit to any borrower who has a loan or other extension of credit from Carolinas Bank that has been classified “substandard.” These limitations do not apply if Carolinas Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of Carolinas Bank.

Asset Growth. While the Order is in effect, Carolinas Bank must notify its regulators at least 60 days prior to undertaking asset growth that exceeds 10% or more per year or initiating material changes in asset or liability composition. Carolinas Bank’s asset growth cannot result in noncompliance with the capital maintenance provisions of the Order unless Carolinas Bank receives prior written approval from its regulators.

Restriction on Dividends and Other Payments. While the Order is in effect, Carolinas Bank cannot declare or pay dividends, pay bonuses, or pay any form of payment outside the ordinary course of business resulting in a reduction of capital without the prior written approval of its regulators. In addition, Carolinas Bank cannot make any distributions of interest, principal, or other sums on subordinated debentures without prior regulatory approval.

Brokered Deposits. The Order provides that Carolinas Bank may not accept, renew, or roll over any brokered deposits unless it is in compliance with the requirements of the FDIC regulations governing brokered deposits. These regulations prohibit undercapitalized institutions from accepting, renewing, or rolling over any brokered deposits and also prohibit undercapitalized institutions from soliciting deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution’s market area. An “adequately capitalized” institution may not accept, renew, or roll over brokered deposits unless it has applied for and been granted a waiver by the FDIC. As of March 31, 2015, Carolinas Bank was classified as “well capitalized.”

Written Plans and Other Material Terms. Under the terms of the Order, Carolinas Bank was required to prepare and submit the following written plans or reports to the FDIC and the Commissioner:

•	Plan to improve liquidity, contingency funding, interest rate risk, and asset liability management

•	Plan to reduce assets of $500,000 or greater classified “doubtful” and “substandard”

•	Revised lending and collection policy to provide effective guidance and control over Carolinas Bank’s lending and credit administration functions

•	Effective internal loan review and grading system

•	Policy for managing Carolinas Bank’s other real estate

•	Business/strategic plan covering the overall operation of Carolinas Bank

•	Plan and comprehensive budget for all categories of income and expense for the year 2011

•	Policy and procedures for managing interest rate risk

•	Assessment of Carolinas Bank’s information technology function

Under the Order, Carolinas Bank’s board of directors agreed to increase its participation in the affairs of Carolinas Bank, including assuming full responsibility for the approval of policies and objectives for the supervision of all of Carolinas Bank’s activities. Carolinas Bank was also required to establish a board committee to monitor and coordinate compliance with the Order.

The Order will remain in effect until modified or terminated by the FDIC and the Commissioner.

Written Agreement with the Federal Reserve Bank of Richmond. Carolinas entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond on August 26, 2011.

Source of Strength. The Agreement requires that the Company take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to Carolinas Bank and to ensure that Carolinas Bank complies with the requirements of the consent order entered into between the North Carolina Commissioner of Banks, the FDIC and Carolinas Bank.

Dividends, Distributions, and other Payments. The Agreement prohibits the Company’s payment of any dividends without the prior approval of the Federal Reserve Bank of Richmond and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System. It also prohibits the Company from directly or indirectly taking any dividends or any other form of payment representing a reduction in capital from Carolinas Bank without the prior written approval of the Federal Reserve Bank of Richmond. Under the terms of the Agreement, the Company and Carolinas Bank may not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Federal Reserve Bank of Richmond and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve Board of Governors.

Debt and Stock Redemption. The Agreement requires that the Company and any non-bank subsidiary of the Company not, directly or indirectly, incur, increase or guarantee any debt without the prior written approval of the Federal Reserve Bank of Richmond. The Agreement also requires that the Company not, directly or indirectly, purchase or redeem any shares of its capital stock without the prior written approval of the Federal Reserve Bank of Richmond.

Capital Plan, Cash Flow Projections and Progress Reports. The Agreement requires that the Company file an acceptable capital plan and certain cash flow projections with the Federal Reserve Bank of Richmond. It also requires that the Company file a written progress report within 30 days after the end of each calendar quarter while the Agreement remains in effect.

The Order will remain in effect until modified or terminated by the Federal Reserve Bank of Richmond.

Changes in Financial Condition

Total Assets

At March 31, 2015, total assets were $363.4 million, a decrease of 5.7% compared to $385.5 million at December 31, 2014. The asset decrease was primarily the result of selling investment securities and not renewing non-core institutional certificates of deposit. The Company had earning assets of $331.9 million at March 31, 2015 consisting of $278.7 million in loans, $13.4 million in investment securities, and $39.8 million in temporary investments. Stockholders’ equity was $48.0 million at March 31, 2015 compared to $47.1 million at December 31, 2013. The increase in stockholders’ equity was due to the net income recognized in the first quarter of 2015.

Investment Securities

Investment securities totaled $13.4 million at March 31, 2015, compared to $40.3 million at December 31, 2014. The decrease was as a result of restructuring the investment portfolio to address interest rate risk. The Company sold investment securities of $26.1 million for a gain of $218,000. A summary of the Company’s investment securities holdings by major category at March 31, 2015 and December 31, 2014 is included in Note 3 of “Notes to Consolidated Financial Statements”.

Loans and Allowance for Loan Losses

At March 31, 2015, the loan portfolio totaled $278.7 million and represented 76.7% of total assets compared to $278.6 million or 72.3% of total assets at December 31, 2014. Total loans at March 31, 2015 increased $49,000 or 0.02% from December 31, 2014. The increase in loans outstanding in the three-month period is the result of new loans originated in excess of net chargeoffs and principal repayments. Loan demand has increased over the last year. Real estate loans, including commercial real estate, constituted approximately 91% of the loan portfolio, and commercial business and other loans represented approximately 9% of the total loan portfolio at both March 31, 2015 and December 31, 2014.

The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense include past loan experience, composition of the loan portfolio, current economic conditions and probable losses.

The appropriateness of the allowance for loan losses is measured on a quarterly basis using an allocation model that assigns reserves to various components of the loan portfolio in order to provide for probable inherent losses. It must be emphasized, however, that the determination of the reserve using the Company’s procedures and methods rests upon various judgments and assumptions about current economic conditions and other factors affecting loans. No assurance can be given that the Company will not in any particular period sustain loan losses that are sizable in relation to amounts reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for loan losses or future charges to earnings. In addition, bank regulatory agencies, as an integral part of their routine examination process, periodically review the Company’s allowance. Those agencies may require the Company to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examinations. The Company believes the allowance is appropriate based on management’s current analysis.

The allowance for loan losses at March 31, 2015, amounted to $4.8 million, a decrease of $311,000, or 6.1% from December 31, 2014. The allowance consists of specific reserves of $1.7 million and a general allowance $3.1 million. Carolinas Bank’s recovery of loan losses amounted to $402,000 during the three months ended March 31, 2015 compared to a provision for loan losses of $1.1 million during the three months ended March 31, 2014. The loan loss provision for 2014 reflects a specific impairment of $1.1 million to one of Carolinas Bank’s top ten largest loan relationships. While the Company has not participated in “subprime” lending activities, we were affected by the economic downturn in our markets. We continue to work with our customers with troubled credit relationships to the extent that it is reasonably possible.

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Company also attempts to reduce default risks by adhering to internal credit underwriting policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies. A loan is placed in nonaccrual status when, in management’s judgment, the collection of interest appears doubtful.

The following table summarizes information regarding our nonaccrual loans, other real estate owned, and 90-day and over past due loans as of March 31, 2015 and December 31, 2014 (dollars in thousands):

	March 31, 2015	December 31, 2014
Loans accounted for on a nonaccrual basis:
Real estate loans:
1-4 family residential	$538	$631
Commercial real estate	2,340	682
Construction and development	1,531	1,550
Home equity	105	107

Total real estate loans	4,514	2,970
Commercial business and other loans	162	171
Consumer loans	5	5

Total nonaccrual loans	4,681	3,146
Accruing loans which are contractually past due 90 days or more	—	—

Total nonperforming loans	4,681	3,146
Other real estate owned	1,108	1,108

Total nonperforming assets	$5,789	$4,254

Total nonperforming loans as a percentage of loans	1.68%	1.13%
Allowance for loan losses as a percentage of total nonperforming loans	102.86%	162.94%
Allowance for loan losses as a percentage of total loans	1.73%	1.84%
Total nonperforming assets as a percentage of loans and other real estate owned	2.07%	1.52%
Total nonperforming assets as a percentage of total assets	1.59%	1.10%

Deposits

The Company’s deposit services include business and individual checking accounts, interest bearing checking accounts, savings accounts, money market accounts, IRA deposits and certificates of deposit. At March 31, 2015, total deposits were $313.7 million compared to $336.6 million at December 31, 2014. The March 31, 2015 amount represents a decrease of 6.8% from December 31, 2014, which is mainly recognized in customer time deposit accounts. At March 31, 2015, the deposit mix was comparable to December 31, 2014, with the exception of customer time deposit accounts. Currently, the Company has chosen to not renew non-core institutional certificates of deposit due to excess liquidity.

The following table presents a breakdown of our deposit base at March 31, 2015 and December 31, 2014 (dollars in thousands):

	March 31, 2015	December 31, 2014
Noninterest bearing demand deposits	$41,061	$37,533
Interest checking deposits	41,627	39,557
Savings deposits	17,116	16,557
Money market deposits	90,260	95,930
Customer time deposits	123,646	147,045
Brokered certificates of deposit	—	—

Total deposits	$313,710	$336,622

Time deposits $100,000 or more:
Brokered certificates of deposit	$—	$—
Customer time deposits issued in denominations of $100,000 or more	74,927	90,890

Total time deposits issued in denominations of $100,000 or more	$74,927	$90,890

As a percent of total deposits:
Noninterest bearing demand deposits	13.09%	11.15%
Interest checking deposits	13.27	11.75
Savings deposits	5.46	4.92
Money market deposits	28.77	28.50
Customer time deposits	39.41	43.68
Brokered certificates of deposit	—	—

Total time deposits issued in denominations of $100,000 or more	23.88	27.00

Liquidity

Liquidity management is the process of managing assets and liabilities, as well as their maturities, to ensure adequate funding for loan and deposit activities. Sources of liquidity come from both balance sheet and off-balance sheet sources. We define balance sheet liquidity as the relationship that net liquid assets have to unsecured liabilities. Net liquid assets are the sum of cash and cash items, less required reserves on demand and interest checking deposits, plus demand deposits due from banks, plus temporary investments, including federal funds sold, plus the fair value of investment securities, less collateral requirements related to public funds on deposit and repurchase agreements. Unsecured liabilities are equal to total liabilities less required cash reserves on noninterest-bearing demand deposits and interest checking deposits less the outstanding balances of all secured liabilities, whether secured by liquid assets or not. We consider off-balance sheet liquidity to include unsecured federal funds lines from other banks and loan collateral which may be used for additional advances from the Federal Home Loan Bank. As of March 31, 2015 our balance sheet liquidity ratio (net liquid assets as a percent of unsecured liabilities) amounted to 17.4% and our total liquidity ratio (balance sheet plus off-balance sheet liquidity) was 18.93%. As of December 31, 2014, our balance sheet liquidity ratio was 23.25% and our total liquidity ratio was 24.67%.

In addition, we have the ability to borrow up to $10.0 million from the discount window of the Federal Reserve subject to our pledge of marketable securities, which could be used for temporary funding needs. We also have the ability to borrow from the Federal Home Loan Bank on similar terms. While we consider these arrangements sources of back-up funding, we do not consider them as liquidity sources because they require our pledge of liquid assets as collateral. We regularly borrow from the Federal Home Loan Bank as a normal part of our business. These advances, of which there were none at March 31, 2015, are secured by various types of real estate-secured loans. The Company closely monitors and evaluates its overall liquidity position. The Company believes its liquidity position at March 31, 2015 is adequate to meet its operating needs.

Interest Rate Sensitivity

Fluctuating interest rates, increased competition, and changes in the regulatory environment continue to significantly affect the importance of interest rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or in a different proportion to interest rates on liabilities. The primary objective of interest rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. The Company uses an asset/liability simulation model to project potential changes to the Company’s net interest margin, net income, and economic value of equity based on simulated changes to market interest rates, namely the prime rate. Our goal is to maintain an interest rate sensitivity position as close to neutral as practicable whereby little or no change in interest income would occur as interest rates change. On March 31, 2015, we were cumulatively liability sensitive for the next twelve months, which means that our interest bearing liabilities would reprice more quickly than our interest bearing assets. Theoretically, our net interest margin will decrease if market interest rates rise or increase if market interest rates fall. However, the repricing characteristic of assets is different from the repricing characteristics of funding sources. Therefore, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Capital Adequacy

Regulatory guidelines require banks to hold minimum levels of capital based upon the risk weighting of certain categories of assets as well as any off-balance sheet contingencies. Federal regulators have adopted risk-based capital and leverage capital guidelines for measuring the capital adequacy of banks and bank holding companies. All applicable capital standards must be satisfied for the Company and Carolinas Bank to be considered in compliance with regulatory requirements.

As described above, Carolinas Bank is subject to a consent order issued by the FDIC and the North Carolina Office of the Commissioner of Banks and the Company is party to a written agreement with the Federal Reserve Bank of Richmond. These regulatory agreements require that Carolinas Bank maintain capital levels in excess of normal regulatory minimums, including a Leverage Capital Ratio of at least 8.0% and a Total Risk-Based Capital Ratio of at least 10.0%, and that the Company and Carolinas Bank seek the approval of their respective regulators prior to the payment of any cash dividend. At March 31, 2015, Carolinas Bank was in compliance with the minimum capital requirements set forth in the consent order.

At March 31, 2015, the Company’s leverage and Tier 1 risk-weighted Capital Ratios were 12.83% and 17.19%, respectively, which are above the minimum level required by regulatory guidelines. At March 31, 2015, the Company’s Total risk-weighted Capital Ratio was 18.44%, which is above the minimum level required by regulatory guidelines. At March 31, 2014 Carolinas Bank’s leverage and Tier 1 risk-weighted Capital Ratios were 12.30% and 16.41%, respectively, which are above the minimum levels required by regulatory guidelines. At March 31, 2015, Carolinas Bank’s Total risk-weighted Capital Ratio was 17.66%, which is above the minimum level required by regulatory guidelines. At March 31, 2015, Carolinas Bank’s leverage and Total risk-weighted Capital Ratios were both compliant with the levels specified in the above referenced consent order with bank regulators.

Revised Capital Requirements. On July 2, 2013, the Federal Reserve and the Office of the Comptroller of the Currency adopted a final rule that revised the current risk-based and leverage capital requirements for banking organizations. The final rule is a continuation of joint notices of proposed rulemaking originally published in the Federal Register during August 2012.

The final rule implemented a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement, and a higher overall minimum Tier 1 capital requirement, incorporating these new requirements into the existing prompt corrective action (PCA) framework. It also established limits on a banking organization’s capital distributions and certain discretionary bonus payments if the organization does not hold a specified amount of common equity Tier 1 capital in addition to the amount necessary to meet its minimum risk-

based capital requirements. This additional capital is referred to as the “capital conservation buffer.” The “countercyclical capital buffer” provisions from the proposed rule have also been adopted, however, they apply only to large financial institutions (banks and bank holding companies with total consolidated assets of $250 billion or more) implementing the “advanced approaches” framework and are not applicable to Carolinas Bank.

The final rule permanently grandfathers the Tier 1 capital treatment for certain non-qualifying capital instruments, including trust preferred securities, outstanding as of May 19, 2010.

Under the rules released in August 2012, banking organizations would have been required to recognize in regulatory capital all components of accumulated other comprehensive income (excluding accumulated net gains and losses on cash-flow hedges that relate to the hedging of items that are not recognized at fair value on the balance sheet). The final rule carries this requirement forward, with an exception for smaller banking organizations, such as Carolinas Bank, which are not subject to the “advanced approaches” rule. Such organizations may make a one-time election not to include most elements of accumulated other comprehensive income (including unrealized gains and losses on securities designated as available-for-sale) in regulatory capital under the final rule. Organizations making this election are permitted to use the currently existing treatment under the general risk-based capital rules that exclude most accumulated other comprehensive income elements from regulatory capital. The election was made with the March 31, 2015 call report.

The new rule also amended the existing methodologies for determining risk-weighted assets for all banking organizations. Specifically, the final rule assigns a 50% or 100% risk weight to mortgage loans secured by one-to-four family residential properties. Generally, residential mortgage loans secured by a first lien on a one- to-four family residential property that are prudently underwritten and that are performing according to their original terms receive a 50% risk weight. All other one-to-four family residential mortgage loans, including loans secured by a junior lien on residential property, are assigned a 100% risk weight.

The mandatory compliance date for Carolinas Bank was January 1, 2015, with a transition period for the capital conservation buffer until January 1, 2016, and additional transition periods for certain other measures under the new rule. Management intends to evaluate the effect of the new final rule over the coming quarters.

Results of Operations for the Three Months Ended March 31, 2015 and 2014

Overview. For the three months ended March 31, 2015, the Company had net income available to common shareholders of $926,000 million, or $0.002 per common share. This compares to a net loss of $1.8 million, or $0.45 per common share, for the three months ended March 31, 2014. The increase in net income was primarily due to the elimination of borrowed funds, recovery of loan losses, and gains on investment securities.

Net Interest Income. The Company’s net interest income for the three months ended March 31, 2015 totaled $3.0 million compared to net interest income of $2.7 million at March 31, 2014. Net interest income increased due to the elimination of borrowed funds compared to March 31, 2014. The net interest margin was 3.52% for the first quarter of 2015 compared to 2.74% for the first quarter of 2014.

Provision for Loan Losses. The loan loss provision amounted to a recovery of $402,000 for the quarter ended March 31, 2015 compared to the expense of $1.1 million recorded in the comparable quarter of 2014. Net recoveries totaled $91,000 in the first quarter of 2015 compared to net recoveries of $34,000 in the first quarter of 2014.

Noninterest Income. Noninterest income totaled $585,000 for the three months ended March 31, 2015 compared to $390,000 for the comparable three-month period of 2014. Noninterest income includes customer service charges on deposit accounts, bank owned life insurance, and gains or losses on investment securities. The Company restructured its investment security portfolio resulting in a $218,000 gain on sale of securities. Excluding the gain on investment securities, noninterest income decreased 5.9% for the three months ended March 31, 2015 as compared to the same three months of 2014.

Noninterest Expenses. Noninterest expenses totaled $3.0 million and $3.5 million for the three months ended March 31, 2015 and 2014, respectively. The Company received reimbursement of attorney fees related to a customer bankruptcy case in the amount of $297,000. Excluding the fee reimbursement, noninterest expenses for the three months ended March 31, 2015 decreased by $194,000 compared to the three months ended March 31, 2014. The Company is performing due diligence in all cost categories to minimize expense.

Income Taxes. There was no provision for income taxes made for the first quarters of 2015 and 2014. Our deferred tax asset had no value at March 31, 2015 and at December 31, 2014.

Financial Condition at December 31, 2014 and December 31, 2013

Total assets at December 31, 2014, decreased by $38.2 million or 9.0% to $385.5 million compared to $423.7 million at December 31, 2013. The Company had earning assets of $352.8 million at December 31, 2014 consisting of $275.5 million in accruing loans, $40.3 million in investment securities and $37.0 million in interest-bearing deposits in banks. Stockholders’ equity was $47.1 million at December 31, 2014 compared to $1.7 million at December 31, 2013, which was primarily due to the sale of common stock.

Loans. Total loans increased by $100,000 or 0.04% during the twelve months of 2014, from $278.5 million on December 31, 2013 to $278.6 million at December 31, 2014. On December 31, 2014, real estate loans made up 90.3% of total loans while commercial non-real estate loans comprised another 8.3% of the portfolio, compared to 92.5% and 6.3% in the prior year. Total loans represented 72.3% and 65.3% of our total assets on December 31, 2014 and 2013, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, our loan portfolio yielded 4.63% for the year ending December 31, 2014 as compared to an average yield of 4.76% during 2013.

The following table contains selected data relating to the composition of our loan portfolio by type of loan on the dates indicated.

Table I. Analysis of Loan Portfolio (dollars in thousands)

	At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential 1-4 family	$88,990	31.94%	$84,855	30.47%	$72,595	26.85%	$78,631	25.54%	$78,750	21.51%
Commercial real estate	111,195	39.91	117,463	42.18	110,527	40.88	126,849	41.20	161,839	44.20
Construction and development	23,081	8.29	27,049	9.71	28,976	10.72	33,081	10.74	35,310	9.64
Home equity	28,207	10.12	28,217	10.12	29,462	10.89	29,727	9.65	31,465	8.59

Total real estate loans	251,473	90.26	257,584	92.48	241,560	89.34	268,288	87.13	307,364	83.94
Commercial business loans	23,105	8.29	17,428	6.26	22,992	8.50	34,271	11.13	51,581	14.09
Consumer loans:
Installment	3,065	1.10	2,554	0.92	3,158	1.17	3,490	1.13	4,300	1.17
Other	967	0.35	944	0.34	2,664	0.99	1,858	0.61	2,908	0.80

Total loans	278,610	100.00%	278,510	100.00%	270,374	100.00%	307,907	100.00%	366,153	100.00%

Allowance for loan losses	(5,126)		(6,015)		(6,890)		(8,101)		(6,863)

Total loans, net	$273,484		$272,495		$263,484		$299,806		$359,290

The following table reflects the scheduled maturities of commercial real estate loans, construction and development loans, and commercial business loans (dollars in thousands):

	December 31, 2014
	1 year or less	After 1 year but within 5 years	After 5 years	Total
Commercial real estate loans	$20,253	$55,996	$34,946	$111,195
Constructions and development loans	4,827	9,317	8,937	23,081
Commercial business loans	6,218	13,095	3,792	23,105

Total	$31,298	$78,408	$47,675	$157,381

The following table reflects the scheduled maturities of all fixed and variable interest rate loans (dollars in thousands):

	December 31, 2014
	1 year or less	After 1 year but within 5 years	After 5 years	Total
Loans with fixed interest rates	$28,119	$98,335	$102,758	$229,212
Loans with variable interest rates	12,363	10,979	26,056	49,398

Total	$40,482	$109,314	$128,814	$278,610

Allowance for Loan Losses. On December 31, 2014, our allowance for loan losses totaled approximately $5.1 million and amounted to 1.84% of total loans and 162.9% of our nonperforming loans. This compares to an allowance for loan losses of $6.0 million, or 2.16% of total loans and 125.6% of nonperforming loans at December 31, 2013 and $6.9 million, or 2.55% of total loans and 89.1% of nonperforming loans as of December 31, 2012.

The following table contains an analysis of our allowance for loan losses for the time periods indicated.

Table II. Summary of Loan Loss Experience (dollars in thousands)

	Year ended December 31,
	2014	2013	2012	2011	2010
Balance at beginning of year	$6,015	$6,890	$8,101	$6,863	$8,167
(Recovery of) provision for loan losses	(967)	(2,039)	2,359	17,565	6,441
Charge-offs:
Residential mortgage	(189)	(897)	(1,233)	(3,125)	(1,041)
Commercial real estate	(104)	(544)	(1,804)	(7,339)	(1,090)
Construction and development	(719)	(248)	(1,118)	(1,256)	(1,006)
Commercial business	(57)	(115)	(453)	(5,310)	(4,561)
Installment	(34)	(51)	(76)	(150)	(233)

Total charge-offs	(1,103)	(1,855)	(4,684)	(17,180)	(7,931)

Recoveries:
Residential mortgage	148	689	126	118	3
Commercial real estate	112	573	116	101	28
Construction and development	59	22	169	145	94
Commercial business	836	1,698	671	470	23
Installment	26	37	32	19	38

Total recoveries	1,181	3,019	1,114	853	186

Net (charge-offs) recoveries	78	1,164	(3,570)	(16,327)	(7,745)

Balance at end of year	$5,126	$6,015	$6,890	$8,101	$6,863

Ratio of net charge-offs (recoveries) during period to average loans outstanding	-0.03%	-0.42%	1.24%	4.78%	2.08%
Ratio of allowance for loan losses to non-performing loans	162.9%	125.6%	89.1%	42.5%	27.8%
Ratio of allowances for loan losses to total loans	1.84%	2.16%	2.55%	2.63%	1.87%

During 2014, the Company experienced net loan recoveries of $78,000, compared to net loan recoveries of $1.2 million in 2013 and net loan charge-offs of $3.6 million in 2012. These levels of net recoveries and charge-offs produced net recovery ratio of 0.03% for 2014 and 0.42% for 2013 and a net loss ratio of 1.24% for 2012. The net loss ratio for 2012 was substantially higher than our longer-term trend which contributed to increased loan loss provisions. The deterioration in our loan portfolio, as evidenced by rising loss ratios and nonperforming loans, resulted in the increases in our allowance for loan losses for 2011. By late 2012, our nonperforming loans had decreased significantly compared to the two prior years and we had our first quarter of net loan recoveries in five years. In 2013 and 2014, continued efforts reduced nonperforming loans to loss ratios that were comparable to our peers and full years of net recoveries.

An analysis of the allowance for loan losses for the years ended December 31, 2014, 2013, 2012, 2011, and 2010 is contained in the following table:

Table III. Allocation of Allowance for Loan Losses (1) (dollars in thousands)

	At December 31,
	2014		2013		2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Residential, 1-4 family	$1,235	24.09%	$1,218	20.25%	$1,267	18.39%	$1,168	16.95%	$1,078	15.71%
Commercial real estate	2,147	41.89	2,105	35.00	2,210	32.08	2,421	35.14	1,154	16.81
Construction and development	603	11.76	635	10.56	806	11.70	719	8.88	667	9.72
Home equity	609	11.88	332	5.51	314	4.55	279	4.05	459	6.69

Total real estate loans	4,594	89.62	4,290	71.32	4,597	66.71	4,587	65.02	3,358	48.93
Commercial business loans	324	6.32	176	2.93	1,209	17.55	2,247	32.61	2,252	32.81
Consumer loans	44	0.86	44	0.73	98	1.42	143	2.08	161	2.35
Other	5	0.10	—	—	—	—	—	—	—	—
Unallocated	159	3.10	1,505	25.02	986	14.31	1,124	13.86	1,092	15.91

Total allowance for loan losses	$5,126	100.00%	$6,015	100.00%	$6,890	100.00%	$8,101	100.00%	$6,863	100.00%

(1)	The allowance has been allocated on an approximate basis. The entire amount of the allowance is available to absorb losses occurring in any category. The allocation is not necessarily indicative of future losses.

Asset Quality. Credit risks are inherent in making loans. We assess these risks and attempt to manage them effectively by adhering to internal credit underwriting policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies. A loan is placed in non-accrual status when, in our judgment, the collection of interest appears doubtful. Nonperforming assets are defined as nonaccrual loans, loans contractually past due for more than 90 days but still accruing interest, and foreclosed or idled properties. At December 31, 2014, the Company’s non-performing assets totaled $4.3 million, or 1.52% of loan-related assets, compared to $6.0 million, or 2.15% of loan-related assets at December 31, 2013.

On December 31, 2014, we had no loans that were delinquent over 90 days and still accruing interest, and $3.1 million that were in non-accrual status. Interest accrued, but not recognized as income on non-accrual loans, was approximately $37,000 during 2014. On December 31, 2013, we had no loans that were delinquent over 90 days and still accruing interest, and $4.8 million that were in non-accrual status. Interest accrued, but not recognized as income on non-accrual loans, was approximately $170,000 during 2013.

“Other real estate owned,” also referred to as “OREO,” generally consists of all real estate, other than bank premises, that is owned or controlled by a financial institution, including real estate acquired through foreclosure. Financial institutions such as the Company typically acquire OREO through foreclosure or a deed in lieu of foreclosure after a borrower defaults on a loan.

Other real estate owned at December 31, 2014 amounted to $1.1 million compared to $1.2 million as of December 31, 2013. Other real estate is carried at the lower of cost or estimated net realizable value. During the years ended December 31, 2014 and 2013, $1.2 million and $953,000 of real property, respectively, was foreclosed on and transferred to OREO. Properties transferred to OREO are initially recorded at the fair value of the property, less estimated costs to sell the property at the date of the foreclosure. The $1.2 million and $953,000 transferred to OREO in 2014 and 2013 represents the fair value of the properties at the date of transfer. As a result of obtaining the fair values of these properties prior to transferring them to OREO, the Company charged $7,000 to the allowance for loan losses in 2014 and $539,000 to the allowance for loan losses in 2013.

As noted above, the Company also considers the estimated costs to sell a property when transferring a property to OREO. The Company takes the following factors into consideration when estimating the costs to sell a property:

•	potential discount for liquidation,

•	prior liens on the property,

•	taxes,

•	sales commissions, and

•	closing expenses.

The estimated cost to sell a property is subtracted from the fair value of the property prior to transferring the property to OREO. The following table provides a roll-forward of OREO for the periods ended December 31, 2014, 2013, and 2012:

Table IV. OREO Rollforward (dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Beginning Balance	$1,233	$4,976	$8,524
Additions from Transfers In	1,188	953	5,823
Valuation Adjustments	(103)	(539)	(2,040)
Sales Proceeds	(1,290)	(4,080)	(7,523)
Net Gains (Losses)	80	(77)	192

Ending Balance	$1,108	$1,233	$4,976

In April 2011, the Company established a special assets department to provide expertise in the areas of problem loans and OREO. This department revised the Company’s procedures with respect to foreclosed properties. Previously, when a property was in foreclosure, the balance of the loan was transferred to OREO. Losses on the OREO property were taken upon the sale of the property. As a result, the charge-off did not become part of the loss history of the loan. The special assets department implemented changes such that management now obtains updated fair values for properties and prepares an impairment analysis when there is an indication that the loan is problematic. Any resulting impairment is charged to the allowance for loan losses and becomes part of the loan’s loss history. The Company conducts an annual review of problem loans to ensure that proper fair value is recognized.

The following table summarizes information regarding our nonperforming assets on December 31, 2014, 2013, 2012, 2011, and 2010.

Table V. Nonperforming Assets (dollars in thousands)

	At December 31,
	2014	2013	2012	2011	2010
Loans accounted for on a nonaccrual basis:
Real estate loans:
Mortgage	$738	$1,276	$2,491	$6,875	$4,071
Commercial	682	2,192	4,153	9,167	15,176
Construction and development	1,550	851	880	1,764	2,274

Total real estate loans	2,970	4,319	7,524	17,806	21,521
Commercial business customers	171	463	202	1,246	3,068
Installment	5	6	7	10	101

Total nonaccrual loans	3,146	4,788	7,733	19,062	24,690
Accruing loans which are contractually past due 90 days or more	—	—	—	—	—

Total nonperforming loans	3,146	4,788	7,733	19,062	24,690
Other real estate owned	1,108	1,233	4,976	8,524	8,314

Total nonperforming assets	$4,254	$6,021	$12,709	$27,586	$33,004

Total nonperforming loans as a percentage of loans	1.13%	1.72%	2.86%	6.19%	6.74%
Total nonperforming assets as a percentage of loans and other real estate owned	1.52%	2.15%	4.62%	8.72%	8.81%
Total nonperforming assets as a percentage of total assets	1.10%	1.42%	2.91%	5.68%	6.17%

Investment Securities. Our investment securities totaled $40.3 million at December 31, 2014 and $90.3 million at December 31, 2013. Our investment portfolio includes U.S. Government Agency bonds, mortgage backed securities, and state and municipal bonds, all of which are classified as available for sale. Available for sale securities are carried at fair value.

We use our investment portfolio to employ liquid funds and as a tool in the management of interest rate risk, while at the same time providing interest income. Practically all of our securities are classified as available for sale and, as such, may be sold from time to time to increase liquidity or re-balance the interest rate sensitivity profile of our balance sheet. However, we do have the available liquidity to hold our securities to maturity should we have the need to.

The following table summarizes the carrying value of our investment securities on the dates indicated.

Table VI. Investment Securities (dollars in thousands)

	December 31,
	2014	2013	2012
U.S. Government agency securities	$4,985	$40,930	$48,118
State and municipal seurities	6,155	10,181	10,326
Mortgage-backed securities	29,208	38,204	46,492
Corporate securities	—	1,000	1,995

Total	$40,348	$90,315	$106,931

The following tables summarize information regarding the scheduled maturities, amortized cost, and weighted average yields on a tax equivalent basis for our investment securities portfolio on December 31, 2014 and 2013.

Table VII. Investment Securities (dollars in thousands)

At December 31, 2014:	1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
U.S. Government agency securities	$89	4.29%	$1,101	3.79%	$3,705	2.41%	$—	—%	$4,895	2.76%
State and municipal securities	—	—	505	2.30	5,664	2.85	—	—	6,169	2.81
Mortgage-backed securities	—	—	—	—	156	5.61	28,965	2.36	29,121	2.38

Total investment securities	$89	4.29%	$1,606	3.32%	$9,525	2.73%	$28,965	2.36%	$40,185	2.49%

At December 31, 2013:	1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
U.S. Government agency securities	$19,000	1.38%	$1,681	3.78%	$13,810	2.20%	$9,586	2.58%	$44,077	1.99%
State and municipal securities	—	—	508	2.50	10,079	2.69	572	2.38	11,159	2.67
Mortgage-backed securities	—	—	—	—	200	6.03	39,258	2.43	39,458	2.44
Corporate securities	—	—	1,000	3.75	—	—	—	—	1,000	3.75

Total investment securities	$19,000	1.38%	$3,189	3.57%	$24,089	2.44%	$49,416	2.46%	$95,694	2.28%

Deposits. Our deposit service offerings include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. On December 31, 2014, total deposits were $336.6 million compared with $366.2 million on December 31, 2013. During the year, there were increases in noninterest-checking, money market, and savings deposits, with decreases in interest-checking and time deposits.

Under FDIC regulations and the terms of the regulatory consent order discussed under the heading “Regulatory Action” above, we may not currently solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yield on insured deposits of comparable maturity in our market area or the market area where the deposits are being solicited.

On December 31, 2014 and 2013, there were no brokered deposits. Under FDIC regulations and the terms of the regulatory consent order discussed under the heading “Regulatory Action” above, we may not accept, renew, or roll over any brokered deposits unless it is in compliance with the requirements of the FDIC regulations governing brokered deposits. These regulations prohibit undercapitalized institutions from accepting, renewing, or rolling over any brokered deposits. On December 31, 2014, total time deposits issued in denominations of $100,000 or more made up approximately 27.0% of our total deposits as compared to 31.7% as of December 31, 2013 and 31.1% at December 31, 2012.

Retail deposits gathered through our branch network continue to be our principal source of funding. It is our intent to focus our efforts and marketing resources on the growth of our deposit base as we believe this to be the most effective long term strategy for profitable growth.

The following table summarizes our average deposits for the years ended December 31, 2014 and 2013.

Table VIII. Deposit Mix (dollars in thousands)

	For the Years ended December 31,
	2014		2013
	Average Balance	Average Cost	Average Balance	Average Cost
Interest-bearing deposits:
Interest-checking deposits	$41,723	0.22%	$39,910	0.34%
Money market and savings deposits	112,179	0.44	110,542	0.49
Time deposits	171,725	0.81	178,882	0.91

Total interest-bearing deposits	325,627	0.61	329,334	0.70
Noninterest-bearing demand deposits	35,479		35,365

Total deposits	$361,106	0.55%	$364,699	0.63%

The following table contains an analysis of our time deposits of $100,000 or more at December 31, 2014 and 2013.

	December 31,
	2014	2013
	(dollars in thousands)
Remaining maturity of three months or less	$27,814	$29,553
Remaining maturity of over three to twelve months	33,419	49,084
Remaining maturity of over twelve months	29,657	37,289

Total time deposits of $100,000 or more	$90,890	$115,926

Borrowed Funds. The following table summarizes our borrowings at December 31, 2014 and 2013.

Table IX. Borrowed Funds (dollars in thousands)

	At December 31,
	2014		2013
	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Federal funds purchased and securities sold under overnight repurchase agreements	$491	0.14%	$388	0.10%
Securities sold under term repurchase agreements	—	—	45,000	4.38
Trust preferred securities	—	—	5,155	3.19
Subordinated debt	—	—	2,700	4.00

Total borrowed funds	$491	0.14%	$53,243	4.21%

The following table presents our average balances as well as the average cost associated with those balances for the specified periods.

	For the years ended December 31,
	2014		2013
	Average Balance	Average Cost	Average Balance	Average Cost
Federal funds purchased and securities sold under overnight repurchase agreements	$491	0.20%	$805	0.12%
Securities sold under term repurchase agreements	24,356	4.38	45,000	4.38
Trust preferred securities	2,768	3.54	5,155	3.51
Subordinated debt	1,450	4.00	2,700	4.00

Total borrowed funds	$29,065	4.21%	$53,660	4.21%

During 2008, we entered into term repurchase agreements with two money center financial institutions. These two borrowing arrangements totaled $45.0 million in the aggregate and had interest at an effective annual blended rate of 4.38%. These borrowings were secured by marketable investment securities equal to approximately 109.5% of the principal balances outstanding plus accrued interest and the value of an imbedded interest rate cap. The borrowings were repaid as of July 18, 2014. There was prepayment expense of $4.4 million. The security interests in the pledged investment securities were released in connection with the Company’s repayment of these borrowings.

On December 31, 2014, we had no advances from the Federal Home Loan Bank (“FHLB”). At December 31, 2014, we had immediate availability of $6.9 million as we pledged our eligible one-to-four family mortgages, commercial real estate loans and home equity loans with aggregate outstanding principal balances of approximately $9.1 million at that date.

During 2008, the Company issued $5.2 million of junior subordinated debentures to Bank of the Carolinas Trust I (the “Trust”), which, in turn, issued $5.0 million in trust preferred securities having a like liquidation amount and $155,000 in common securities (all of which are owned by the Company). The Company fully and unconditionally guaranteed the Trust’s obligations related to the trust preferred securities. The Trust has the right to redeem the trust preferred securities in whole or in part, on or after March 26, 2013 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. In addition, the Trust may redeem the trust preferred securities in whole (but not in part) at any time within 90 days following the occurrence of a tax event, an investment company event or a capital treatment event at a special redemption price (as defined in the debenture). The trust preferred securities bear interest at the annual rate of 90-day LIBOR plus 300 basis points adjusted quarterly. In February 2011, the Company announced its election to defer its regularly scheduled March 2011 interest payment on the junior subordinated debentures related to the trust preferred securities and continued to defer interest payments throughout 2011, 2012, 2013, and 2014.

On July 16, 2014, the Company repurchased all of its floating rate trust preferred securities issued through the Trust from the holders of those securities for an aggregate cash payment of $1.75 million. The holders of the trust preferred securities agreed to forgive any unpaid interest on the securities.

The Company had also issued $2.7 million of subordinated debt in a private transaction with another banking institution. This subordinated note had a floating interest rate equal to 75 basis points over the Prime Rate published by the Wall Street Journal and a maturity date of August 13, 2018. On July 16, 2014, the Company repurchased the subordinated note representing this debt from the holder of the note for a cash payment of $1.35 million. The noteholder also agreed to forgive any unpaid interest on the note.

Capital Resources. Total stockholders’ equity increased by $45.3 million to $47.1 million on December 31, 2014, compared to $1.7 million on December 31, 2013. The Company completed a private placement of common stock resulting in gross proceeds of approximately $45.8 million on July 16, 2014.

In connection with the private placement, the Company repurchased all 13,179 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued under the Capital Purchase Program from the U.S. Treasury for a cash payment of $3.3 million. The Treasury also agreed to waive any unpaid dividends on the Series A Preferred Stock, and to cancel the warrant to purchase 475,204 shares of the Company’s common stock held by the Treasury. As noted above, the Company also repurchased all of its trust preferred securities and a subordinated note held by another financial institution in connection with the closing of the private placement. The Company invested $34.8 million into its banking subsidiary.

Off-Balance Sheet Transactions. Certain financial transactions are entered into by the Company in the ordinary course of performing traditional banking services that result in off-balance sheet transactions. The off-balance sheet transactions as of December 31, 2014 and 2013 were commitments to extend credit and financial letters of credit. Except as disclosed in this MD&A, the Company does not have any ownership interest in any off-balance sheet subsidiaries or special purpose entities.

	December 31,
	2014	2013
	(In thousands)
Unfunded loan commitments	$29,549	$29,553
Financial standby letters of credit	209	181

Total unused commitments	$29,758	$29,734

Commitments to extend credit to customers represent legally binding agreements with fixed expiration dates. Since many of these commitments expire without being funded, the commitment amounts do not necessarily represent liquidity requirements.

Contractual Obligations. The following disclosure shows the contractual obligations that the Company had outstanding at December 31, 2014.

	Total payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Time deposits	$147,045	$97,337	$45,788	$3,920	$—
Leases	330	214	116	—	—

Total	$147,375	$97,551	$45,904	$3,920	$—

Comparison of Results of Operations for the Years Ended December 31, 2014, 2013, and 2012

Net Income (Loss). Net income available to common shareholders was $10.4 million or $0.05 per diluted common share for the year ended December 31, 2014, compared to a net loss of $2.3 million or $0.60 per diluted common share for the year ended December 31, 2013 and net loss for the year ended December 31, 2012 of $5.5 million, or $1.42 per diluted common share. The increase in net income in 2014 was primarily due to the gain on redemption of preferred stock. As noted earlier, the principal reason for the losses incurred in 2012 was related to deterioration in our loan portfolio which resulted in materially higher loan loss provisions and increased expenses related to the ownership and disposal of foreclosed real estate. In 2013 and 2014, the provision for loan loss reported a recovery and the Company experienced increased performance in the loan portfolio.

Income tax expense was $200,000, $942,000 and $0 during the years ended December 31, 2014, 2013, and 2012. Pretax income and changes in the valuation allowance on net deferred tax assets were the primary reasons for changes in income tax expense each year.

Net Interest Income. Our primary source of revenue is net interest income, which is the difference between interest income generated by our interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income increased $811,000 to $11.5 million in 2014 from 2013 after decreasing $908,000 from 2012. Our net interest margin increased in 2014 to 3.01% compared to a constant 2.72% during 2013 and 2012. Our net interest spread increased to 2.94% in 2014 from 2.70% in 2013 and from 2.68% in 2012. The volatility in our net interest margin and net interest spread and resulting net interest income over the past three years has been primarily due to the declines in short-term rates brought about by very aggressive Federal Reserve policies, declining total balances of loans and investments.

Table X summarizes the average balances of our various categories of assets and liabilities and their associated yields or costs for the years ended December 31, 2014, 2013, and 2012.

Table X. Summary of Net Interest Income and Average Balances (dollars in thousands)

	December 31, 2014			December 31, 2013			December 31, 2012
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Interest-earning assets:
Loans	$278,839	$12,924	4.63%	$272,614	$12,978	4.76%	$287,764	$14,303	4.97%
Investment securities	68,972	1,644	2.38	95,569	2,156	2.26	108,990	2,669	2.45
Other interest-earning assets	33,276	90	0.27	22,671	74	0.33	28,631	77	0.27

Total interest-earning assets	381,087	14,658	3.85%	390,854	15,208	3.89%	425,385	17,049	4.01%

Other assets, net	34,482			36,935			39,156

Total assets	$415,569			$427,789			$464,541

Interest bearing liabilities:
Interest-checking deposits	$41,723	91	0.22%	$39,910	137	0.34%	$37,421	142	0.38%
Money Market and Savings deposits	112,179	492	0.44	110,542	543	0.49	105,141	575	0.55
Time deposits	171,725	1,393	0.81	178,882	1,621	0.91	218,492	2,508	1.15

Total interest-bearing deposits	325,627	1,976	0.61	329,334	2,301	0.70	361,054	3,225	0.89
Borrowed funds	29,065	1,223	4.21	53,660	2,259	4.21	53,201	2,268	4.26

Total Interest-bearing liabilities	354,692	3,199	0.90	382,994	4,560	1.19	414,255	5,493	1.33

Noninterest-bearing demand deposits	35,479			35,365			37,555
Other liabilities	2,044			2,068			2,243
Stockholders’ Equity	23,354			7,362			10,488

Total liabilities and stockholders’ equity	$415,569			$427,789			$464,541

Net interest income & interest rate spread		$11,459	2.94%		$10,648	2.70%		$11,556	2.68%

Net yield on average interest-earning assets			3.01%			2.72%			2.72%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.44%			102.05%			102.69%

Non-accrual loans are included in the table for the years ended December 31, 2014, 2013, and 2012.

Loan fees and late charges of $210,000, $150,000, and $146,000 for 2014, 2013, and 2012, respectively, are included in interest income.

Table XI summarizes the dollar amount of changes in interest income and interest expense for the major components of our interest-earning assets and interest-bearing liabilities during the twelve months ended December 31, 2014, 2013, and 2012. The table shows changes in interest income and expense attributable to volume changes and interest rate changes. The changes attributable to both rate and volume changes have been allocated between the two components on a relative basis. As the table indicates, the increase in net interest income realized in 2014 in comparison to 2013 was the result of the decrease in volume and rates of deposits and borrowings resulting in a positive effect on the current year results.

Table XI. Volume / Rate Variance Analysis (dollars in thousands)

	Year Ended December 31, 2014 vs. 2013			Year Ended December 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Loans	$296	$(350)	$(54)	$(755)	$(570)	$(1,325)	$(2,746)	$(349)	$(3,095)
Investment securities	(591)	79	(512)	(332)	(181)	(513)	(154)	(352)	(506)
Other interest-earning assets	32	(16)	16	(15)	12	(3)	27	(9)	18

Total interest income	(263)	(287)	(550)	(1,102)	(739)	(1,841)	(2,874)	(709)	(3,583)

Interest-bearing liabilities:
Deposits	(26)	(299)	(325)	(289)	(635)	(924)	(291)	(871)	(1,162)
Borrowed funds	(1,036)	(0)	(1,036)	20	(29)	(9)	(548)	163	(385)

Total interest expense	(1,062)	(299)	(1,361)	(269)	(664)	(933)	(839)	(708)	(1,547)

Net interest income	$799	$12	$811	$(833)	$(75)	$(908)	$(2,035)	$(1)	$(2,036)

Provision for Loan Losses. Provisions for loan losses are charged to income in order to maintain the allowance for loan losses at a level we deem appropriate under circumstances known to exist at the balance sheet date. In evaluating the allowance for loan losses, we consider factors that include portfolio size, composition and industry diversification of the portfolio, historical loan loss experience, current levels of impaired and delinquent loans, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. The allowance for loan losses expressed as a percentage of total loans was 1.84%, 2.16%, and 2.55% at December 31, 2014, 2013, and 2012, respectively. The allowance included $1.7 million at December 31, 2014, $563,000 at December 31, 2013, and $755,000 at December 31, 2012 allocated to specific loans with principal balances totaling approximately $21.6 million, $24.0 million, and $26.6 million, respectively. See “— Critical Accounting Policies” above

The recovery of loan losses decreased 52.6% to a recovery of $967,000 in 2014 from a recovery of $2.0 million in 2013 and decreased from an expense of $2.4 million in 2012. The sizable provision recorded in 2012 was the result of net charge-offs and nonperforming asset levels that were significantly above long-term historic trends on a relative basis.

Losses on loans are charged against the allowance for loan losses. These charge-offs are made in the period in which we determine that the loans in question have become uncollectible. For additional details regarding our methodology for the determination of our allowance for loan losses, see “— Critical Accounting Policies” above.

Net loan recoveries for 2014 totaled $78,000 which equates to 0.03% of average loans for the year and a 93.3% decrease from 2013 net recoveries of $1.2 million, which represented 0.42% of average loans outstanding for that year, and a 102.2% decrease from 2012 net charge-offs of $3.6 million, which represented 1.24% of average loans outstanding for that year. For the five years prior to the current credit cycle (2008 – 2012), our net charge-offs averaged 2.01% of average loans on an annual basis. The following table shows the Company’s net loan charge-offs by loan category for each quarter in 2014, 2013, and 2012:

Table XII. Net Charge-offs by Quarter

(dollars in thousands)

	December 31, 2014					December 31, 2013					December 31, 2012
	1Q	2Q	3Q	4Q	Total	1Q	2Q	3Q	4Q	Total	1Q	2Q	3Q	4Q	Total
Commercial — Non Real Estate	$(32)	$(16)	$(700)	$(31)	$(779)	$(1,281)	$24	$(241)	$(85)	$(1,583)	$180	$81	$(185)	$(294)	$(218)
Commercial Real Estate
Owner occupied	(4)	(3)	(4)	(3)	(14)	204	74	(537)	229	(30)	442	(12)	53	82	565
Income producing	—	—	104	(98)	6	1	—	—	—	1	—	(47)	1,170	—	1,123
Multifamily	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Construction & Development
1-4 Family	—	—	—	—	—	5	—	—	—	5	(1)	—	99	—	98
Other	(2)	670	(4)	(4)	660	(2)	(5)	(2)	209	200	646	(50)	257	(2)	851
Farmland	—	—	—	—	—	8	13	—	—	21	—	—	—	—	—
Residential
Equity Lines	57	20	40	(52)	65	188	(11)	(3)	9	183	14	(1)	5	97	115
1-4 Family	(54)	(3)	(6)	39	(24)	123	(7)	36	(127)	25	54	768	137	33	992
Consumer — Non Real Estate	1	3	5	(1)	8	—	—	10	4	14	10	1	26	7	44

Totals by Quarter	$(34)	$671	$(565)	$(150)	$(78)	$(754)	$88	$(737)	$239	$(1,164)	$1,345	$740	$1,562	$(77)	$3,570

Net loan charge-offs decreased from 2012 to 2013 and decreased again 2013 to 2014. Net loan charge-offs during 2012 were also affected by certain changes in the Company’s policies and procedures with respect to problem loans implemented by the Company’s special assets department. For a description of these policy changes, please refer to the discussion of other real estate owned under the heading “Asset Quality” above. Of the $3.6 million in net charge-offs in 2012, $1.2 million was related to a restructured loan and $2.3 million was related to ten relationships for which the underlying collateral was ultimately sold during the foreclosure process or transferred to other real estate owned. As a result of aggressively addressing our substandard loans, in 2012 we saw a decrease in our net loan-chargeoffs. In 2013, the loan loss provision reflected a specific recovery of a $1.25 million loan that was previously charged off in 2011. In 2014, $719,000 was related to a restructured loan relationship and $700,000 was recovered in a settlement from a loan previously charged off in 2011.

Total nonperforming assets amounted to $4.3 million at December 31, 2014, a decrease of 29.3% from the year-end 2013 total of $6.0 million. Total nonperforming assets as a percent of loan-related assets (loans plus foreclosed real estate) amounted to 1.52% at December 31, 2014 compared to 2.15% as of year-end 2013. For the five year-ends preceding the current credit cycle, nonperforming assets averaged 5.90% of loan-related assets. Nonperforming assets as a percent of total assets was 1.10% of total assets at the end of 2014 compared to 1.42% at December 31, 2013 and 2.91% at December 31, 2012.

Noninterest Income. In addition to net interest income, we derive revenues from providing a variety of financial services to our customers. Fees from providing these services totaled $1.2 million in 2014, $1.1 million in 2013, and $1.2 million in 2012. The largest component of customer service fees is revenues from deposit services which totaled $606,000 in 2014, $610,000 in 2013, and $620,000 in 2012. While this is a mature and very competitive part of our business, we believe this is an area of opportunity. The fastest growing area of fee revenue is from debit card services. Our revenues in this area increased to over $400,000 for the past three years. Fees from loan services, which primarily includes fees related to real estate loan production, has been insignificant for the last three years as real estate lending slowed.

Other significant components of noninterest income are gains and losses on investment securities and increase in the cash value of life insurance policies we hold on our officer level employees. In 2014, we realized net losses on investment securities of $1.3 million as compared to no gains or losses on investment securities in 2013 and net gains of $2.2 million in 2012. The increase in the cash value of life insurance policies was $346,000 in 2014 compared to $352,000 for 2013 and $359,000 for 2012. Carolinas Bank also received net proceeds from a bank owned life insurance policy of $415,000 due to the death of a former officer in 2012. In 2014, the private placement transaction included discounts and interest forgiveness on the Company’s trust preferred securities and subordinated debt in the amount of $5.4 million.

The following is a tabular presentation of our non-interest income for the years ended December 31, 2014, 2013, and 2012.

Table XIII. Noninterest Income (dollars in thousands)

	2014	2013	2012
Deposit services fees	$606	$610	$620
Card services fees	433	408	418
Loan services fees	27	23	20
Other customer services fees	105	108	118

Total customer services fees	1,171	1,149	1,176
Net gain (loss) on investment securities	(1,275)	—	2,190
Increase in cash value of bank owned life insurance	346	352	359
Net proceeds from bank owned life insurance	—	—	415
Extinguishment of debt	5,443	—	—
All other income	22	28	28

Total noninterest income	$5,707	$1,529	$4,168

Non-interest Expense. Non-interest expense totaled $17.8 million for the year ended December 31, 2014, an increase of $3.2 million, or 21.7% from the $14.6 million reported for the year ended December 31, 2013, which was a $3.3 million decrease, or 18.5%, below the 2012 amount. The Company prepaid two term repurchase agreements at a prepayment expense of $4.4 million. There were other major factors which contributed to the decrease in certain noninterest expenses in 2014 compared to 2013, including (1) a decrease of $698,000, or 86.2%, in valuation allowances and net operating cost associated with foreclosed real estate, (2) a decrease of $366,000, or 5.7%, in salaries and benefits, and (3) a decrease of $296,000, or 20.3%, in FDIC insurance premiums.

The major factors contributing to the decrease in noninterest expenses in 2013 compared to 2012 were (1) a decrease of $1.6 million, or 66.5%, in valuation allowances and net operating cost associated with foreclosed real estate, (2) a decrease of $494,000, or 34.7%, in professional services due to a reduction in attorney fees, (3) a decrease of $440,000, or 6.4%, in salaries and benefits, (4) a decrease of $141,000, or 8.8%, in FDIC insurance premiums, and (5) a decrease of $116,000, or 1.6%, in occupancy and equipment expenses. There was also a recovery of $197,000 of specific loan-related expenses.

During 2014 and 2013, foreclosed property was sold at 105% and 99% of book value, respectively, which were 75% and 58% of original loan book value. At December 31, 2014, we owned 7 OREO properties compared to 11 properties at December 31, 2013.

The following table summarizes the major components of our non-interest expense for the years ended December 31, 2014, 2013, and 2012.

Table XIV. Noninterest Expenses (dollars in thousands)

	2014	2013	2012
Salaries and employee benefits	$6,071	$6,437	$6,877
Net occupancy expense	1,858	1,787	1,903
FDIC insurance assessments	1,163	1,459	1,600
Data processing	1,026	1,054	989
Professional services	1,054	931	1,425
Telephone and data communications	328	361	383
Advertising and promotional	122	158	92
Postage and courier	131	155	221
Printing and supplies	115	139	154
Valuation allowances and net operating costs associated with foreclosed real estate	112	810	2,417
Debt prepayment penalty	4,353	—	—
All other expenses	1,463	1,338	1,883

Total noninterest expenses	$17,796	$14,629	$17,944

Income Taxes. There was an income tax provision in 2014 of $200,000 and $942,000 in 2013. The Company continuously updates its evaluation of the likelihood of realization of a net deferred tax asset that had arisen principally as a result of operating losses incurred during the previous five years. Based upon that evaluation, the Company determined that it is unlikely that any significant realization of any portion of the net deferred tax asset is likely to occur within a timeframe that would support a decision to continue to include a net deferred tax asset in the Company’s consolidated balance sheet. As of December 31, 2014 the net deferred tax asset had a zero value as a result of a deferred tax asset of $17.5 million and an allowance of $17.5 million.

Capital Adequacy

Carolinas Bank is required to comply with the capital adequacy standards established by the Federal Deposit Insurance Corporation (FDIC). The FDIC has issued risk-based capital and leverage capital guidelines for measuring the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for Carolinas Bank to be considered in compliance with the FDIC’s requirements. On December 31, 2014, Carolinas Bank’s Total Capital Ratio and Tier 1 Risk-Based Capital Ratio were 16.16% and 14.90%, respectively, both above the minimum levels required by the FDIC’s “well-capitalized” guidelines. On December 31, 2014 our Tier 1 Leverage Capital Ratio was 11.46%, which was also well above the minimum level required by the FDIC’s “well-capitalized” guidelines. As described above, Carolinas Bank is subject to a consent order issued by the FDIC and the North Carolina Commissioner of Banks. The consent order requires that Carolinas Bank maintain capital levels in excess of normal statutory minimums, including a leverage ratio (the ratio of Tier 1 capital to total assets) of at least 8% and a total risk-based capital ratio (the ratio of qualifying total capital to risk-weighted assets) of at least 10%. As of December 31, 2014, Carolinas Bank had achieved these minimum levels. As long as the consent order is in place, Carolinas Bank will not be considered well-capitalized under FDIC regulations, even if its capital ratios satisfy the requirements for that designation.

Revised Capital Requirements. On July 2, 2013, the Federal Reserve and the Office of the Comptroller of the Currency adopted a final rule that revised the current risk-based and leverage capital requirements for banking organizations. The final rule is a continuation of joint notices of proposed rulemaking originally published in the Federal Register during August 2012.

The final rule implements a revised definition of regulatory capital, a new common equity Tier 1 minimum capital requirement, and a higher overall minimum Tier 1 capital requirement, incorporating these new requirements into the existing prompt corrective action (PCA) framework. It also establishes limits on a banking organization’s capital distributions and certain discretionary bonus payments if the organization does not hold a specified amount of common equity Tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. This additional capital is referred to as the “capital conservation buffer.” The “countercyclical capital buffer” provisions from the proposed rule have also been adopted, however, they apply only to large financial institutions (banks and bank holding companies with total consolidated assets of $250 billion or more) implementing the “advanced approaches” framework and are not applicable to Carolinas Bank.

The final rule permanently grandfathers the Tier 1 capital treatment for certain non-qualifying capital instruments, including trust preferred securities, outstanding as of May 19, 2010.

Under the proposed rules released in August 2012, banking organizations would have been required to recognize in regulatory capital all components of accumulated other comprehensive income (excluding accumulated net gains and losses on cash-flow hedges that relate to the hedging of items that are not recognized at fair value on the balance sheet). The final rule carries this requirement forward, with an exception for smaller banking organizations, such as Carolinas Bank, which are not subject to the “advanced approaches” rule. Such organizations may make a one-time election not to include most elements of accumulated other comprehensive income (including unrealized gains and losses on securities designated as available-for-sale) in regulatory capital under the final rule. Organizations making this election will be permitted to use the currently existing treatment under the general risk-based capital rules that exclude most accumulated other comprehensive income elements from regulatory capital. The election must be made with the first call report or FR Y-9 report filed after the banking organization becomes subject to the final rule (January 2015 in Carolinas Bank’s case).

The new rule also amends the existing methodologies for determining risk-weighted assets for all banking organizations. Specifically, the final rule assigns a 50% or 100% risk weight to mortgage loans secured by one-to-four family residential properties. Generally, residential mortgage loans secured by a first lien on a one- to-four family residential property that are prudently underwritten and that are performing according to their original terms receive a 50% risk weight. All other one-to-four family residential mortgage loans, including loans secured by a junior lien on residential property, are assigned a 100% risk weight.

The mandatory compliance date for Carolinas Bank was January 1, 2015, with a transition period for the capital conservation buffer until January 1, 2016, and additional transition periods for certain other measures under the new rule.

Management considered these new capital rules during its capital planning in 2014 and will continue to evaluate the effects of the new final rule and the Company’s compliance over the coming quarters.

Liquidity and Interest Rate Sensitivity

Liquidity. Liquidity management is the process of managing assets and liabilities as well as their maturities to ensure adequate funding for loan and deposit activity. Sources of liquidity come from both balance sheet and off-balance sheet sources. We define balance sheet liquidity as the relationship that net liquid assets have to unsecured liabilities. Net liquid assets is the sum of cash and cash items, less required reserves on demand and NOW deposits, plus demand deposits due from banks, plus temporary investments, including federal funds sold, plus the fair value of investment securities, less collateral requirements related to public funds on deposit and repurchase agreements. Unsecured liabilities is equal to total liabilities less required cash reserves on noninterest-bearing demand deposits and interest-checking deposits and less the outstanding balances of all secured liabilities, whether secured by liquid assets or not. We consider off-balance sheet liquidity to include unsecured federal funds lines from other banks and loan collateral which may be used for additional advances from the Federal Home Loan Bank. As of December 31, 2014 our balance sheet liquidity ratio (net liquid assets as a percent of unsecured liabilities) amounted to 23.25% and our total liquidity ratio (balance sheet plus off-balance sheet liquidity) was 24.67%.

In addition, we have the ability to borrow $10.0 million from the Discount Window of the Federal Reserve subject to our pledge of marketable securities, which could be used for temporary funding needs. We also have the ability to borrow from the Federal Home Loan Bank on similar terms. While we consider these arrangements sources of back-up funding, we do not consider them as liquidity sources because they require our pledge of liquid assets as collateral. We regularly borrow from the Federal Home Loan Bank as a normal part of our business. These advances are secured by various types of real estate-secured loans. The Company closely monitors and evaluates its overall liquidity position. The Company believes its liquidity position at December 31, 2014 is adequate to meet its operating needs.

Interest Rate Sensitivity. Our goal is to maintain a neutral interest rate sensitivity position whereby little or no change in interest income would occur as interest rates change. On December 31, 2014, we were cumulatively liability sensitive for the next twelve months, which means that our interest-bearing liabilities would reprice more quickly than our interest bearing assets. Theoretically, our net interest margin will decrease if market interest rates rise or increase if market interest rates fall. However, the repricing characteristics of assets are different from the repricing characteristics of funding sources. Therefore, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

The following table shows the interest rate sensitivity of our balance sheet on December 31, 2014, but is not necessarily indicative of our position on other dates. Each category of assets and liabilities is shown with projected repricing and maturity dates. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. NOW accounts, savings accounts, and money market accounts are assumed to be subject to immediate repricing and depositor availability. Prepayment assumptions on mortgage loans and decay rates on deposit accounts have not been included in this analysis. Also, the table does not reflect scheduled principal repayments that will be received on loans. The interest rate sensitivity of our assets and liabilities may vary substantially if different assumptions are used or if our actual experience differs from that indicated by the assumptions.

	December 31, 2014
	1-3 months	Over 3 to 12 months	Over 12 to 60 months	Over 60 months	Total
Interest-earning assets:
Loans	$54,355	$16,212	$98,278	$106,619	$275,464
Investment securities	1,381	—	1,459	37,508	40,348
Other interest-earning assets	34,561	—	2,480	—	37,041

Total interest-earning assets	$90,297	$16,212	$102,217	$144,127	$352,853

Interest-bearing liabilities:
Interest-checking deposits	$39,557	$—	$—	$—	$39,557
Money market and savings deposits	112,487	—	—	—	112,487
Time deposits	37,209	60,128	49,708	—	147,045
Borrowed funds	491	—	—	—	491

Total interest-bearing liabilities	$189,744	$60,128	$49,708	$—	$299,580

Interest-sensitivity gap	$(99,447)	$(43,916)	$52,509	$144,127	$53,273

Cumulative sensitivity gap	$(99,447)	$(143,363)	$(90,854)	$53,273	$53,273

Cumulative gap as a % of total interest-earning assets	(28.18)%	(40.63)%	(25.75)%	15.10%	15.10%

Cumulative ratio of sensitive assets to sensitive liabilities	47.59%	26.96%	205.63%	—%	117.78%

Quarterly financial data for 2014 and 2013 is summarized in the table below.

Table XVI. Quarterly Financial Data (dollars in thousands except per share amounts)

	2014				2013
	4th Qtr	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest income	$3,514	$3,608	$3,787	$3,749	$3,842	$3,801	$3,746	$3,819
Interest expense	415	611	1,089	1,084	1,110	1,130	1,142	1,178

Net interest income	3,099	2,997	2,698	2,665	2,732	2,671	2,604	2,641
Provision for loan losses	(207)	(535)	(1,287)	1,062	39	(920)	(12)	(1,146)

Net interest income (loss) after provision for loan losses	3,306	3,532	3,985	1,603	2,693	3,591	2,616	3,787
Noninterest income	380	4,553	384	390	400	380	383	366
Noninterest expense	3,084	7,715	3,482	3,515	3,610	3,579	3,721	3,719

Income (loss) before income taxes	602	370	887	(1,522)	(517)	392	(722)	434
Income taxes (benefit)	200	—	—	—	152	152	341	297

Net income (loss)	402	370	887	(1,522)	(669)	240	(1,063)	137
Dividends and accretion on preferred stock	—	165	(288)	(249)	(247)	(245)	(243)	(243)
Gain on redemption of preferred stock	—	10,203	—	—	—	—	—	—

Net income (loss) available to common shareholders	$402	$10,738	$599	$(1,771)	$(916)	$(5)	$(1,306)	$(106)

Earnings (loss) per common share:
Basic	$0.001	$0.028	$0.15	$(0.45)	$(0.24)	$—	$(0.33)	$(0.03)
Diluted	$0.001	$0.028	$0.15	$(0.45)	$(0.24)	$—	$(0.33)	$(0.03)

Effects of Inflation and Changing Prices

A commercial bank has an asset and liability structure that is distinctly different from that of a company with substantial investments in plant and inventory because the major portion of its assets is monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the price of goods and services, inflation also is a factor that may influence interest rates. Yet, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect our operating expense in that personnel expense and the cost of supplies and outside services tend to increase more during periods of high inflation.

EXPERTS

The consolidated financial statements of Ozarks as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of Ozarks’ internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their reports appearing in Ozarks’ Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Summit Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2013 have been audited by BKD, LLP, independent certified public accountants, as stated in their report, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Intervest Bancshares Corporation (“Intervest”) as of December 31, 2014 and December 31, 2013 and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2014 have been audited by Hacker, Johnson & Smith, P.A., P.C., an independent registered public accounting firm, as set forth in their report, which has been incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Carolinas as of December 31, 2014 and the related consolidated statements of earnings and changes in stockholders’ equity and cash flows for the year then ended have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report therein. Such consolidated financial statements are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Carolinas as of December 31, 2013 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012 have been audited by Turlington and Company, L.L.P, an independent registered public accountants as set forth in their report therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Bank of the Ozarks, Inc. common stock to be issued in the merger will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc.

The United States federal income tax consequences of the merger transaction will be passed upon by Kutak Rock LLP, Little Rock, Arkansas, counsel to Bank of the Ozarks, Inc., and Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, counsel to Carolinas.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS OF CAROLINAS

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at Carolinas 2015 Annual Shareholder Meeting must be received by Carolinas Corporate Secretary in writing at Bank of the Carolinas Corporation, 135 Boxwood Village Drive, Mocksville, North Carolina no later than the close of business on the tenth business day following the day on which public announcement of the date of the 2015 Annual Shareholder Meeting is made to be considered timely received for inclusion in the proxy statement and proxy card that Carolinas will distribute in connection with that meeting. In order for a proposal to be included in Carolinas proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of Carolinas common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in applicable SEC rules.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at Carolinas 2015 Annual Meeting, but which is not intended to be included in Carolinas proxy statement and proxy card, must be received by Carolinas Corporate Secretary at the address listed above no later than forty-five days before the date Carolinas sends the proxy materials to shareholders for the 2015 Annual Meeting in order for that proposal to be considered timely received for purposes of the proxies’ discretionary authority to vote on other matters presented for action by shareholders at that meeting.

Under Carolinas bylaws, at a shareholder meeting at which directors will be elected, nominations for election to Carolinas board of directors may be made by Carolinas Board or by a shareholder of record who is entitled to vote at the meeting if written notice of the shareholder’s nomination has been delivered to Carolinas Corporate Secretary at the principal office not later than the close of business on the tenth business day following the date on which notice of the meeting is first given to shareholders.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Ozarks has filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares of Ozarks common stock to be issued to Carolinas shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the stock of Ozarks and Carolinas.

Ozarks and Carolinas file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information, and the information incorporated by reference into this proxy statement/prospectus, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Ozarks and Carolinas, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Ozarks with the SEC are also available at Ozarks’ website. The address is www.bankozarks.com. The reports and other information filed by Carolinas are available at Carolinas’ website. The address is www.bankofthecarolinas.com. We have included the web addresses of the SEC, Ozarks and Carolinas as inactive textual references only. The information located on, or accessible from, these websites is not, and shall not be deemed to be, a part of this proxy statement/prospectus or incorporated into any other filings that we make with the SEC.

The SEC allows Ozarks to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about Ozarks and you should read this document together with any other documents incorporated by reference in this proxy statement/prospectus.

This document incorporates by reference the following documents that have previously been filed with the SEC by Ozarks (Commission File No. 000-22759):

•	Annual Report on Form 10-K for the year ended December 31, 2014 (including specific portions of Ozarks’ definitive Proxy Statement for the 2015 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	The audited consolidated financial statements of Summit Bancorp, Inc. and Subsidiary as of December 31, 2013 and 2012 and for each of the years in the three years ended December 31, 2013 contained in pages F-1 through F-42 of Amendment No. 1 to Ozarks’ Registration Statement on Form S-4 (Registration No. 333-194722) (the “Summit Registration Statement”) filed with the SEC on April 2, 2014;

•	Current Reports on Form 8-K filed on May 18, 2015, May 6, 2015, March 20, 2015, February 10, 2015, January 16, 2015, January 15, 2015 (only Item 8.01 information), and January 2, 2015, in each case except to the extent furnished but not filed; and

•	The description of Ozarks’ common stock set forth in the registration statement on Form 8-A filed on June 26, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, Ozarks is incorporating by reference any documents Ozarks may file with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this document and through the date of the special meeting of Carolinas shareholders, except to the extent such information is deemed furnished (but not filed).

Ozarks has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Ozarks, and Carolinas has supplied all information contained in this proxy statement/prospectus relating to Carolinas.

Neither Ozarks nor Carolinas has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

We urge you to sign the enclosed proxy and return it at once in the enclosed envelope.

BANK OF THE CAROLINAS CORPORATION

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

Bank of the Carolinas Corporation and Subsidiary

Consolidated Balance Sheets

(amounts in thousands, except share data)

	March 31 2015	December 31 2014*
	(Unaudited)
Assets:
Cash and due from banks, noninterest-bearing	$11,650	$9,571
Interest-bearing deposits in banks	39,843	37,041

Cash and cash equivalents	51,493	46,612
Investment securities available-for-sale, at fair value	13,431	40,348
Loans receivable	278,659	278,610
Less: Allowance for loan losses	(4,815)	(5,126)

Total loans, net	273,844	273,484
Premises and equipment	10,741	10,811
Other real estate owned	1,108	1,108
Bank owned life insurance	11,322	11,234
Accrued interest receivable	711	852
Other assets	786	1,010

Total Assets	$363,436	$385,459

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$41,061	$37,533
Interest-checking deposits	41,627	39,557
Savings and money market deposits	107,376	112,487
Time deposits	123,646	147,045

Total deposits	313,710	336,622
Securities sold under agreements to repurchase	304	491
Other liabilities	1,421	1,290

Total Liabilities	315,435	338,403

Stockholders’ Equity:
Preferred stock, net of discount, no par value	—	—
Common stock, no par value	—	—
Additional paid-in capital	73,815	73,815
Accumulated deficit	(25,996)	(26,922)
Accumulated other comprehensive income	182	163

Total Stockholders’ Equity	48,001	47,056

Total Liabilities and Stockholders’ Equity	$363,436	$385,459

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	—	—
Common shares authorized	580,000,000	580,000,000
Common shares issued and outstanding	462,028,831	462,028,831

*	Derived from audited consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Operations

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31
	2015	2014
Interest income
Interest and fees on loans	$3,137	$3,193
Interest on securities	146	538
Other interest income	26	18

Total interest income	3,309	3,749

Interest expense
Interest on deposits	346	527
Interest on borrowed funds	—	557

Total interest expense	346	1,084

Net interest income	2,963	2,665
Provision for (recovery of) loan losses	(402)	1,062

Net interest income after provision for loan losses	3,365	1,603

Noninterest income
Customer service fees	276	291
Increase in value of bank owned life insurance	87	85
Gains on sales of investment securities available-for-sale	218	—
Other income	4	14

Total noninterest income	585	390

Noninterest expense
Salaries and benefits	1,625	1,590
Occupancy and equipment	448	472
FDIC insurance assessments	206	363
Data processing services	265	261
Valuation provisions and net operating costs associated with foreclosed real estate	14	39
Other	466	790

Total noninterest expense	3,024	3,515

Income (loss) before income taxes	926	(1,522)
Provision for income taxes	—	—

Net income (loss)	926	(1,522)
Dividends and accretion on preferred stock	—	(249)
Net income (loss) available to common stockholders	$926	$(1,771)

Earnings (Loss) per common share:
Basic	$0.002	$(0.45)

Diluted	$0.002	$(0.45)

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Comprehensive Income

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2015	2014
Net income (loss)	$926	$(1,522)
Other comprehensive income:
Unrealized holding gains on securities available-for-sale	237	1,763
Reclassification adjustment for gains realized in net income	(218)	—
Income tax effect	—	—

Total other comprehensive income, net of income tax effect	19	1,763

Total comprehensive income	$945	$241

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Three Months Ended March 31
	2015	2014
Cash flows from operating activities:
Net income (loss)	$926	$(1,522)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Recovery of) provision for loan losses	(402)	1,062
Depreciation and amortization	160	168
Loss on sale of other real estate owned	—	11
Gain on sale of investment securities available-for-sale	(218)	—
Increase in bank owned life insurance	(88)	(85)
Net amortization/accretion of premiums and discounts on investments	1,012	95
Net change in other assets	328	218
Net change in other liabilities	131	281

Net cash provided by operating activities	1,849	228

Cash flows from investing activities:
Net change in federal funds sold	—	(5,175)
Purchases of premises and equipment	(90)	(84)
Activity in investment securities available-for-sale:
Proceeds from sales	25,114	—
Maturities and calls	1,028	1,425
Redemption of FHLB stock	37	140
Proceeds from sales of other real estate owned	—	202
Net decrease (increase) in loans	42	(397)

Net cash provided by (used in) investing activities	26,131	(3,889)

Cash flows from financing activities:
Net (decrease) increase in deposits	(22,912)	3,540
Net (decrease) increase in repurchase agreements	(187)	334

Net cash (used in) provided by financing activities	(23,099)	3,874

Net increase in cash and cash equivalents	4,881	213
Cash and cash equivalents at beginning of period	46,612	14,842

Cash and cash equivalents at end of period	$51,493	$15,055

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$114	$1,021

Noncash investing and financing activities:
Change in fair value of investment securities available-for-sale	$19	$1,763

Transfer from loans to other real estate owned	$—	$1,072

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

(dollars in thousands)

	Preferred Stock		Discount on Preferred Stock	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount		Shares	Amount
Balance, December 31, 2013	13,179	$13,179	$(100)	3,895,840	$19,479	$12,991	$(38,422)	$(5,379)	$1,748
Net loss	—	—	—	—	—	—	(1,522)	—	(1,522)
Other comprehensive income	—	—	—	—	—	—	—	1,763	1,763
Discount accretion on preferred stock	—	—	84	—	—	—	(84)	—	—

Balance, March 31, 2014	13,179	$13,179	$(16)	3,895,840	$19,479	$12,991	$(40,028)	$(3,616)	$1,989

Balance, December 31, 2014	—	$—	$—	462,028,831	$—	$73,815	$(26,922)	$163	$47,056
Net income	—	—	—	—	—	—	926	—	926
Other comprehensive income	—	—	—	—	—	—	—	19	19

Balance, March 31, 2015	—	$—	$—	462,028,831	$—	$73,815	$(25,996)	$182	$48,001

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

In the opinion of management, the financial information included in these unaudited financial statements reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial information as of March 31, 2015 and December 31, 2014 and for the three-month periods ended March 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America.

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, as well as the amounts of income and expense during the reporting period. Actual results could differ from those estimates. Operating results for the three-month periods ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2015.

The results presented here are for Bank of the Carolinas Corporation (“the Company”), the parent company of Bank of the Carolinas (“the Bank”). The Bank formed an LLC (East Atlantic Properties, LLC) to manage the Bank’s income producing assets transferred from Other Real Estate Owned. BOTC, LLC, is a North Carolina limited liability company which serves as the trustee for the benefit of the Bank in connection with real estate deeds of trust. Both LLCs are consolidated into the Bank and are disregarded entities for tax purposes. The organization and business of the Company, accounting policies followed by the Company and other relevant information are contained in the notes to the financial statements filed as part of the Company’s annual report on Form 10-K for the year ended December 31, 2014. Because the Company has no separate operations and conducts no business on its own other than owning the Bank, this discussion concerns primarily the business of the Bank. However, because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to as “the Company” unless otherwise noted.

New Accounting Pronouncements — In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810). The amendments in this Update affect the following areas:

1.	Limited partnerships and similar legal entities

2.	Evaluating fees paid to a decision maker or a service provider as a variable interest

3.	The effect of fee arrangements on the primary beneficiary determination

4.	The effect of related parties on the primary beneficiary determination

5.	Certain investment funds.

The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in this Update using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The amendments are not expected to have a significant impact on the Company.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU was developed as a joint project with the International Accounting Standards Board to remove inconsistencies in revenue requirements and provide a more robust framework for addressing revenue issues. The ASU’s core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The ASU is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU may be adopted using either a modified retrospective method or a full retrospective method and early adoption is not permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

NOTE 2. EARNINGS PER SHARE

Basic earnings (loss) per share represents income (loss) available to common stockholders divided by the weighted average number of common shares outstanding during the period. When applicable, the weighted average shares outstanding for the diluted earnings per share computations are adjusted to reflect the assumed conversion of shares available under stock options using the treasury stock method.

Earnings (loss) per share have been computed based on the following (dollars in thousands):

	Three months ended March 31
	2015	2014
Net income (loss) applicable to common stockholders	$926	$(1,771)

Weighted average number of common shares outstanding	462,028,831	3,895,840

Weighted average number of diluted common shares outstanding	462,028,831	3,895,840

Earnings (Loss) per common share:
Basic	$0.002	$(0.45)

Diluted	$0.002	$(0.45)

For the three months ended March 30, 2015, there were 4,500 common stock options outstanding that were anti-dilutive as the average market price for the shares was less than the exercise price.

NOTE 3. INVESTMENT SECURITIES

The amortized cost, estimated fair values and carrying values of the investment securities portfolios at the indicated dates are summarized as follows (dollars in thousands):

	March 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Investment securities available-for-sale:
U.S. Government agencies securities	$2,968	$110	$—	$3,078	$3,078
State and municipal bonds	1,343	26	—	1,369	1,369
Mortgage-backed securities	8,938	53	7	8,984	8,984

Total investment securities available-for-sale	$13,249	$189	$7	$13,431	$13,431

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Investment securities available-for-sale:
U.S. Government agencies securities	$4,894	$99	$8	$4,985	$4,985
State and municipal bonds	6,170	55	69	6,156	6,156
Mortgage-backed securities	29,121	130	44	29,207	29,207

Total investment securities available-for-sale	$40,185	$284	$121	$40,348	$40,348

The amortized cost and fair value of debt securities by contractual maturity at March 31, 2015 is as follows (dollars in thousands):

	Amortized Cost	Estimated Fair Value
Within 1 year	$—	$—
Over 1 year through 5 years	968	1,007
Over 5 years through 10 years	3,343	3,440
Over 10 years	—	—

	4,311	4,447
Mortgage-backed securities	8,938	8,984

	$13,249	$13,431

The fair values of securities with unrealized losses at March 31, 2015 and December 31, 2014 are as follows (dollars in thousands):

	Less than 12 Months			12 Months or More			Total
March 31, 2015:	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
Temporarily impaired securities:
U.S. Government agency securities	$—	$—	—	$—	$—	—	$—	$—	—
State and municipal bonds	—	—	—	—	—	—	—	—	—
Mortgage-backed securities	1,539	7	1	—	—	—	1,539	7	1

Total	$1,539	$7	1	$—	$—	—	$1,539	$7	1

	Less than 12 Months			12 Months or More			Total
December 31, 2014:	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
Temporarily impaired securities:
U.S. Government agency securities	$—	$—	—	$1,696	$8	2	$1,696	$8	2
State and municipal bonds	502	1	1	3,727	68	6	4,229	69	7
Mortgage-backed securities	5,275	14	4	6,606	30	4	11,881	44	8

Total	$5,777	$15	5	$12,029	$106	12	$17,806	$121	17

The Company does not believe that the investment security that was in an unrealized loss position as of March 31, 2015 represents an other-than-temporary impairment. Total gross unrealized losses were primarily attributable to change in interest rates, relative to the when the investment securities were purchased, and not due to the credit quality of the investment securities. As of March 31, 2015, the gross unrealized losses reported for mortgage-backed securities were primarily related to investment securities issued by Federal Home Loan Mortgage Corporation. At December 31, 2014, the gross unrealized losses reported were a combination of agency, municipal, and mortgage-backed securities. The Company does not intend to sell the investment securities that were in an unrealized loss position and it is not more likely than not that the Company will be required to sell the investment securities before recovery of their amortized cost basis, which may be at maturity. Investment securities with market values of $10.3 million and $10.5 million at March 31, 2015 and December 31, 2014, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 4. LOANS

The loan portfolio as of the dates indicated is summarized below (dollars in thousands):

	March 31, 2015	December 31, 2014
Real estate loans:
Residential, 1-4 family	$88,577	$88,990
Commercial real estate	114,928	111,195
Construction and development	21,667	23,081
Home equity	27,889	28,207

Total real estate loans	253,061	251,473

Commercial business and other loans	22,053	23,105

Consumer loans	3,054	3,065
Other	491	967

Gross loans receivable	278,659	278,610
Allowance for loan losses	(4,815)	(5,126)

Loans, net	$273,844	$273,484

Impaired loans, segregated by class of loans, are summarized as follows as of the dates indicated (dollars in thousands):

	March 31, 2015					December 31, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial — Non Real Estate	$503	$578	$—	$587	$8	$339	$407	$—	$421	$22
Commercial Real Estate
Owner occupied	1,825	2,094	—	2,102	26	1,996	2,329	—	2,671	143
Income producing	2,037	2,210	—	2,218	26	1,891	2,057	—	2,080	98
Multifamily	—	—	—	—	—	—	—	—	—	—
Construction & Development
1 — 4 Family	—	—	—	—	—	—	—	—	—	—
Other	2,207	3,236	—	3,255	16	2,232	3,259	—	3,455	72
Farmland	—	—	—	—	—	—	—	—	—	—
Residential
Equity Lines	65	75	—	75	1	67	76	—	77	3
1 — 4 Family	5,265	5,705	—	5,738	60	4,878	5,313	—	5,385	229
Junior Liens	283	310	—	312	4	287	314	—	320	17
Consumer — Non Real Estate	16	16	—	16	—	—	—	—	—	—

Total loans with no allowance	$12,201	$14,224	$—	$14,303	$141	$11,690	$13,755	$—	$14,409	$584

With an allowance recorded:
Commercial — Non Real Estate	$1,326	$1,327	$83	$1,352	$13	$1,560	$1,563	$78	$1,670	$71
Commercial Real Estate
Owner occupied	4,045	4,117	903	4,134	42	4,109	4,166	823	4,215	178
Income producing	7,068	7,122	207	7,146	90	7,485	7,540	218	7,731	396
Multifamily	1,191	1,224	68	1,228	11	1,198	1,232	74	1,245	44
Construction & Development
1 — 4 Family	347	353	7	355	5	350	356	8	362	18
Other	712	718	20	723	8	726	732	23	751	34
Farmland	—	—	—	—	—	—	—	—	—	—
Residential
Equity Lines	54	55	40	56	—	56	56	41	59	2
1 — 4 Family	5,177	5,222	381	5,245	58	6,105	6,150	414	6,256	280
Junior Liens	—	—	—	—	—	—	—	—	—	—
Consumer — Non Real Estate	8	8	5	9	—	25	25	5	29	2

Total loans with an allowance	$19,928	$20,146	$1,714	$20,248	$227	$21,614	$21,820	$1,684	$22,318	$1,025

Total:
Commercial — Non Real Estate	$1,829	$1,905	$83	$1,939	$21	$1,899	$1,970	$78	$2,091	$93
Commercial Real Estate	$16,166	$16,767	$1,178	$16,828	$195	$16,679	$17,324	$1,115	$17,942	$859
Construction & Development	$3,266	$4,307	$27	$4,333	$29	$3,308	$4,347	$31	$4,568	$124
Residential	$10,844	$11,367	$421	$11,426	$123	$11,393	$11,909	$455	$12,097	$531
Consumer — Non Real Estate	$24	$24	$5	$25	$—	$25	$25	$5	$29	$2

Totals	$32,129	$34,370	$1,714	$34,551	$368	$33,304	$35,575	$1,684	$36,727	$1,609

Impaired loans also include loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Troubled debt restructurings (TDRs) are a subset of impaired loans and totaled $31.1 million and $32.1 million at March 31, 2015 and December 31, 2014, respectively.

The following tables provide a summary of loans modified as TDRs (dollars in thousands):

	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
March 31, 2015
Commercial real estate	$13,826	$1,848	$15,674	$1,105
Commercial construction	1,735	1,531	3,266	27
Commercial and industrial	1,667	162	1,829	83
Residential mortgage	10,085	215	10,300	376
Consumer and other	19	—	19	—

Total modifications	$27,332	$3,756	$31,088	$1,591

Total contracts	120	11	131

	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
December 31, 2014
Commercial real estate	$15,997	$—	$15,997	$1,035
Commercial construction	1,758	1,550	3,308	31
Commercial and industrial	1,728	171	1,899	78
Residential mortgage	10,617	222	10,839	408
Consumer and other	20	—	20	—

Total modifications	$30,120	$1,943	$32,063	$1,552

Total contracts	128	8	136

The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

•	Rate modification — A modification in which the interest rate is changed.

•	Term modification — A modification in which the maturity date, timing of payments or frequency of payments is changed.

•	Interest only modification — A modification in which the loan is converted to interest only payments for a period of time.

•	Payment modification — A modification in which the principal and interest payment are lowered from the original contractual terms.

•	Combination modification — Any other type of modification, including the use of multiple categories above.

There were no new TDRs for the period ended March 31, 2015. The following table illustrates new TDR information for the period March 31, 2014 (dollars in thousands):

	Three Months Ended March 31, 2014
Troubled Debt Restructuring	Number of Contracts	Rate Modification	Term Modification	Combination Modification	Total Modifications
Commercial — Non Real Estate	1	$—	$61	$—	$61
Commercial — Real Estate	1	22	—	—	22
Construction & Development	—	—	—	—	—
Residential	—	—	—	—	—
Consumer — Non Real Estate	—	—	—	—	—

Totals	2	$22	$61	$—	$83

For the purposes of this report, default is defined as being 90-days past due or on non-accrual status without performance. There were no loans restructured in the twelve months prior to March 31, 2015 and 2014 that went into default during the three-month periods ended March 31, 2015 and 2014.

Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and may result in potential incremental losses. These potential incremental losses have been factored into our overall allowance for loan losses estimate. The level of any re-defaults will likely be affected by future economic conditions. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, reclassified to loans held for sale, or foreclosed and sold.

Loans in non-accrual status were approximately $4.7 million and $3.1 million at March 31, 2015 and December 31, 2014, respectively. The increase during the first quarter of 2015 is largely related to one credit relationship, in which a TDR is currently paying interest only. Non-accrual loans and an age analysis of past due loans, segregated by class of loans, were as follows (dollars in thousands):

	30 — 59 Days Past Due	60 — 89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Non-accrual Loans
March 31, 2015:
Commercial — Non Real Estate	$—	$—	$159	$159	$21,894	$22,053	$—	$162
Commercial Real Estate
Owner occupied	135	—	—	135	57,409	57,544	—	2,061
Income producing	455	—	—	455	48,526	48,981	—	279
Multifamily	—	—	—	—	8,403	8,403	—	—
Construction & Development
1 — 4 Family	—	—	—	—	3,765	3,765	—	—
Other	—	—	—	—	17,635	17,635	—	1,531
Farmland	—	—	—	—	267	267	—	—
Residential
Equity Lines	—	—	—	—	27,889	27,889	—	105
1 — 4 Family	352	128	269	749	86,734	87,483	—	519
Junior Liens	—	—	—	—	1,094	1,094	—	19
Consumer — Non Real Estate	15	—	—	15	3,039	3,054	—	5
Other	—	—	—	—	491	491	—	—

Total	$957	$128	$428	$1,513	$277,146	$278,659	$—	$4,681

	30 — 59 Days Past Due	60 —89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90 Days Past Due and Still Accruing	Non-accrual Loans
December 31, 2014:
Commercial — Non Real Estate	$—	$—	$167	$167	$22,938	$23,105	$—	$171
Commercial Real Estate
Owner occupied	170	—	—	170	54,858	55,028	—	390
Income producing	—	—	—	—	47,677	47,677	—	292
Multifamily	—	—	—	—	8,490	8,490	—	—
Construction & Development
1 — 4 Family	—	—	—	—	3,366	3,366	—	—
Other	—	—	—	—	19,444	19,444	—	1,550
Farmland	—	—	—	—	271	271	—	—
Residential
Equity Lines	17	—	—	17	28,190	28,207	—	107
1 — 4 Family	885	—	59	944	87,173	88,117	—	610
Junior Liens	—	—	—	—	873	873	—	21
Consumer — Non Real Estate	4	—	—	4	3,061	3,065	—	5
Other	—	—	—	—	967	967	—	—

Total	$1,076	$—	$226	$1,302	$277,308	$278,610	$—	$3,146

The Bank categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. This categorization is made on all commercial, commercial real estate, and construction and development loans. The Bank uses the following definitions for risk ratings:

Pass — Loans and leases classified as pass should be performing relatively close to expectations, with adequate evidence that the borrower is continuing to generate adequate cash flow to service debt. There should be no significant departure from the intended source and timing of repayment, and there should be no undue reliance on secondary sources of repayment. To the extent that some variance exists in one or more criteria being measured, it may be offset by the relative strength of other factors and/or collateral pledged to secure the transaction.

Special Mention — Loans and leases classified as special mention, while still adequately protected by the borrower’s capital adequacy and payment capability, exhibit distinct weakening trends and/or elevated levels of exposure to external conditions. If left unchecked or uncorrected, these potential weaknesses may result in deteriorated prospects of repayment. These exposures require management’s close attention so as to avoid becoming undue or unwarranted credit exposures.

Substandard — Loans and leases classified as substandard are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans and leases so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans and leases classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined. The Company’s practice is to charge-off the portion of the loan amount determined to be doubtful in the quarter that the determination is made if the repayment of the loan is collateral dependent.

Loss — Loans and leases classified as loss are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Losses are taken in the period in which they surface as uncollectible.

Commercial loans that do not require individual analysis as part of the above described process are considered to be pass-rated loans. As of March 31, 2015 and December 31, 2014, and based on the most recent analysis performed, the loans and leases were categorized as follows (dollars in thousands):

	March 31, 2015
	Pass	Special Mention	Substandard	Doubtful	Loss
Internal Risk Rating Grades
Commercial — Non Real Estate	$18,860	$2,749	$444	$—	$—
Commercial Real Estate
Owner occupied	49,846	4,101	3,597	—	—
Income producing	36,446	10,966	1,569	—	—
Multifamily	6,690	1,713	—	—	—
Construction & Development
1 — 4 Family	3,234	184	347	—	—
Other	13,873	1,191	2,571	—	—
Farmland	267	—	—	—	—

Totals	$129,216	$20,904	$8,528	$—	$—

Total:
Commercial — Non Real Estate	$18,860	$2,749	$444	$—	$—
Commercial Real Estate	$92,982	$16,780	$5,166	$—	$—
Construction & Development	$17,374	$1,375	$2,918	$—	$—

Totals	$129,216	$20,904	$8,528	$—	$—

	December 31, 2014
	Pass	Special Mention	Substandard	Doubtful	Loss
Internal Risk Rating Grades
Commercial — Non Real Estate	$19,661	$2,783	$661	$—	$—
Commercial Real Estate
Owner occupied	46,881	4,316	3,831	—	—
Income producing	34,843	11,231	1,603	—	—
Multifamily	6,764	1,726	—	—	—
Construction & Development
1 — 4 Family	2,826	190	350	—	—
Other	14,999	1,838	2,607	—	—
Farmland	271	—	—	—	—

Totals	$126,245	$22,084	$9,052	$—	$—

Total:
Commercial — Non Real Estate	$19,661	$2,783	$661	$—	$—
Commercial Real Estate	$88,488	$17,273	$5,434	$—	$—
Construction & Development	$18,096	$2,028	$2,957	$—	$—

Totals	$126,245	$22,084	$9,052	$—	$—

All consumer-related loans, including residential real estate and non-real estate, are evaluated and monitored based upon payment activity. Once a consumer-related loan becomes past due on a recurring basis, the Company will pull that loan out of the homogenized pool and evaluate it individually for impairment. At this time, the consumer-related loan may be placed on the Company’s internal watch list and risk rated either special mention or substandard, depending upon the individual circumstances. Consumer-related loans at March 31, 2015 and December 31, 2014, segregated by class of loans, were as follows (dollars in thousands):

	March 31, 2015		December 31, 2014
	Performing	Non- Performing	Performing	Non- Performing
Risk Based on Payment Activity
Residential
Equity Lines	$27,784	$105	$28,100	$107
1 — 4 Family	87,179	304	87,803	314
Junior Liens	1,094	—	873	—
Consumer — Non Real Estate	3,049	5	3,060	5
Other	491	—	967	—

Totals	$119,597	$414	$120,803	$426

Total:
Residential	$116,057	$409	$116,776	$421
Consumer — Non Real Estate	$3,049	$5	$3,060	$5
Other	$491	$—	$967	$—

Totals	$119,106	$414	$119,836	$426

NOTE 5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses by segment, since their respective year-end, are as follows (dollars in thousands):

	March 31, 2015					March 31, 2014
	Beginning Balance	Chargeoffs	Recoveries	Provision	Ending Balance	Beginning Balance	Chargeoffs	Recoveries	Provision	Ending Balance
Commercial — Non Real Estate	$324	$—	$12	$(67)	$269	$176	$(48)	$80	$(8)	$200
Commercial Real Estate
Owner occupied	1,247	—	70	(96)	1,221	1,224	—	4	(49)	1,179
Income producing	747	—	1	10	758	831	—	—	626	1,457
Multifamily	153	—	—	(16)	137	50	—	—	69	119
Construction & Development
1 — 4 Family	87	—	—	10	97	52	—	—	(16)	36
Other	511	—	3	(168)	346	580	—	2	526	1,108
Farmland	5	—	—	—	5	3	—	—	—	3
Residential
Equity Lines	609	—	2	(14)	597	332	(59)	2	(9)	266
1 — 4 Family	1,235	—	4	(50)	1,189	1,218	(8)	62	(72)	1,200
Consumer — Non Real Estate	44	(4)	3	(2)	41	44	(8)	7	8	51
Other	5	—	—	(1)	4	—	—	—	—	—
Unallocated	159	—	—	(8)	151	1,505	—	—	(13)	1,492

Total	$5,126	$(4)	$95	$(402)	$4,815	$6,015	$(123)	$157	$1,062	$7,111

As of March 31, 2015 and December 31, 2014, loans were evaluated for impairment as follows (dollars in thousands):

	Individually Evaluated for Impairment
	March 31, 2015		December 31, 2014
	Allowance	Total Loans	Allowance	Total Loans
Commercial — Non Real Estate	$83	$1,829	$78	$1,899
Commercial Real Estate
Owner occupied	903	5,870	823	6,105
Income producing	207	9,105	218	9,376
Multifamily	68	1,191	74	1,198
Construction & Development
1 — 4 Family	7	347	8	350
Other	20	2,919	23	2,958
Farmland	—	—	—	—
Residential
Equity Lines	40	119	41	123
1 — 4 Family	381	10,725	414	11,270
Consumer — Non Real Estate	5	24	5	25
Other	—	—	—	—
Unallocated	—	—	—	—

Total	$1,714	$32,129	$1,684	$33,304

	Collectively Evaluated for Impairment
	March 31, 2015		December 31, 2014
	Allowance	Total Loans	Allowance	Total Loans
Commercial — Non Real Estate	$186	$20,224	$246	$21,206
Commercial Real Estate
Owner occupied	318	51,674	424	48,923
Income producing	551	39,876	529	38,301
Multifamily	69	7,212	79	7,292
Construction & Development
1 — 4 Family	90	3,418	79	3,016
Other	326	14,716	488	16,486
Farmland	5	267	5	271
Residential
Equity Lines	557	27,770	568	28,084
1 — 4 Family	808	77,852	821	77,720
Consumer — Non Real Estate	36	3,030	39	3,040
Other	4	491	5	967
Unallocated	151	—	159	—

Total	$3,101	$246,530	$3,442	$245,306

NOTE 6. COMMITMENTS AND CONTINGENCIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

The Company’s risk of loss related to unfunded loan commitments and lines of credit or standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The following table presents a summary of outstanding financial instruments whose contract amounts represent credit risk as of March 31, 2015 (dollars in thousands):

Unfunded loan commitments	$32,932
Financial standby letters of credit	209

Total unused commitments	$33,141

NOTE 7. FAIR VALUE

Accounting principles generally accepted in the United States of America require that companies measure and record certain assets and liabilities at fair value and record any adjustments to the fair value of those assets. Securities are recorded at fair value on a recurring basis while other assets, such as impaired loans, are recorded at fair value on a non-recurring basis.

The Company uses three levels of measurement to group those assets measured at fair value. These groupings are made based on the markets the assets are traded in and the reliability of the assumptions used to determine fair value. The groupings include:

•	Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 — observable inputs other than the quoted prices included in Level 1.

•	Level 3 — unobservable inputs.

Investment Securities — The Company’s investment securities are measured on a recurring basis through a model used by our bond agent. All of our bond price adjustments meet level 2 criteria. Prices are derived from a model which uses actively quoted rates, prepayment models and other underlying credit and collateral data.

Impaired Loans — The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Impaired loans are recorded at fair value less estimated selling costs. Once a loan is identified as individually impaired, the Company measures impairment. Fair values of impaired loans are generally estimated using one of several methods, including collateral value, liquidation value, discounted cash flows and, in rare cases, the market value of the note. Those impaired loans not requiring an allowance represent loans for which the net present value of the expected cash flows or fair value of the collateral less costs to sell exceed the recorded investments in such loans. At March 31, 2015 and December 31, 2014, a majority of the total impaired loans were evaluated based on the fair value of the collateral. When the fair value of the collateral is based on an executed sales contract with an independent third party, the Company records the impaired loans as nonrecurring Level 1. For individually evaluated impaired loans, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the estimated fair value of the underlying collateral for collateral-dependent loans, which the Company classifies as a Level 3 valuation. Appraised values may be discounted to reflect current market conditions and ultimate collectability. These discounts typically range from 0% to 20% for each of the respective periods. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned — Properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or the new fair value less estimated selling costs. Fair value is generally based upon current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for selling costs. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the asset as nonrecurring Level 2. However, the Company also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals such as changes in absorption rates or market conditions from the time of valuation. In situations where an appraisal less estimated selling costs is used to determine fair value, management adjustments are significant to the fair value measurements, or other means are used to estimate fair value in the absence of an appraisal, the Company records the impaired loan as nonrecurring Level 3 within the valuation hierarchy. Appraised values may be discounted to reflect current market conditions and ultimate collectability. These discounts typically range from 0% to 20% for each of the respective periods.

The following table summarizes the Company’s assets measured at fair value at the dates indicated (dollars in thousands):

	At March 31, 2015
	Total	Level 1	Level 2	Level 3
Assets valued on a recurring basis
Investment securities:
U.S. government agency	$3,078	$—	$3,078	$—
State and municipals	1,369	—	1,369	—
Mortgage-backed	8,984	—	8,984	—
Assets valued on a non-recurring basis
Impaired loans	30,415	—	—	30,415
Other real estate owned	1,108	—	—	1,108

Total	$44,954	$—	$13,431	$31,523

	At December 31, 2014
	Total	Level 1	Level 2	Level 3
Assets valued on a recurring basis
Investment securities:
U.S. government agency	$4,985	$—	$4,985	$—
State and municipals	6,156	—	6,156	—
Mortgage-backed	29,207	—	29,207	—
Assets valued on a non-recurring basis
Impaired loans	31,620	—	—	31,620
Other real estate owned	1,108	—	—	1,108

Total	$73,076	$—	$40,348	$32,728

NOTE 8. BORROWED FUNDS

A summary of the Company’s outstanding borrowings and the annual rate of interest currently payable on each category is presented in the following table at the dates indicated (dollars in thousands):

	March 31, 2015		December 31, 2014
	Outstanding Balance	Annual Interest Rate	Outstanding Balance	Annual Interest Rate
Securities sold under overnight repurchase agreements	$304	0.15%	$491	0.14%

Total borrowed funds	$304	0.15%	$491	0.14%

The Bank engages from time-to-time in federal funds purchases from upstream correspondent institutions to meet temporary funding needs. There were none of these transactions outstanding at the close of either period presented in the above table.

The Bank utilizes borrowings from the Federal Home Loan Bank (“FHLB”) as a source of liquidity. At March 31, 2015 and December 31, 2014, the Bank had immediately available credit of $5.8 million and $6.2 million, respectively. There were no advances from the FHLB at quarter-end.

NOTE 9. INCOME TAXES

The Company utilizes the liability method of computing income taxes. Under the liability method, deferred tax liabilities and assets are established for future tax return effects of the temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of the changes in the balance sheet amounts from period to period. The current portion of income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

The Company has a deferred tax asset of $16.5 million and $17.5 million as of March 31, 2015 and December 31, 2014, respectively. An evaluation of the probability of being able to realize the future benefits of deferred tax assets is made. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management has established a deferred tax asset valuation allowance of $16.5 million and $16.8 as of March 31, 2015 and December 31, 2014, respectively. The valuation allowance has been established because management believes current overall credit trends, as well as actual and forecasted performance, raise significant concern over the ability of the Company to realize the components of its deferred tax assets relating to net operating losses and the allowances for losses on loans and OREO. The Company does not expect to have taxable income for year ended December 31, 2015.

NOTE 10. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income (dollars in thousands):

	Unrealized Holding Gains (Losses) on Available-For-Sale Investment Securities	Total Accumulated Other Comprehensive Income
Balance at December 31, 2014	$163	$163

Other comprehensive gain before reclassifications	19	19
Amounts reclassified from accumulated other comprehensive income	—	—

Net current period other comprehensive gain	19	19

Balance at March 31, 2015	$182	$182

Balance at December 31, 2013	$(5,379)	$(5,379)

Other comprehensive gain before reclassifications	1,763	1,763
Amounts reclassified from accumulated other comprehensive income	—	—

Net current period other comprehensive gain	1,763	1,763

Balance at March 31, 2014	$(3,616)	$(3,616)

NOTE 11. SUBSEQUENT EVENT

On May 6, 2015, the Company entered into a definitive merger agreement with Bank of the Ozarks, Inc. (“OZRK”). The Company and OZRK jointly announced the signing of a definitive agreement and plan of merger and reorganization (“Agreement”) whereby OZRK will acquire the Company and its wholly-owned bank subsidiary, Bank of the Carolinas, in an all-stock transaction valued at approximately $64.7 million, or approximately $0.14 per outstanding share of the Company’s common stock, subject to potential downward adjustments as described in the Agreement.

Under the terms of the Agreement, which has been approved by the boards of directors of both companies, each holder of outstanding shares of the Company’s common stock will receive shares of common stock of OZRK. The number of OZRK shares to be issued will be determined based on OZRK’s ten day average closing stock price as of the second business day prior to the closing date, subject to a minimum and maximum price of $29.28 and $48.80, respectively.

Upon the closing of the transaction, the Company will merge into OZRK and Bank of the Carolinas will merge into OZRK’s wholly-owned bank subsidiary, Bank of the Ozarks. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and approval by the Company’s shareholders. The transaction is expected to close in the third quarter of 2015.

Bank of the Carolinas Corporation and Subsidiary

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Bank of the Carolinas Corporation and Subsidiaries

Mocksville, North Carolina

We have audited the accompanying balance sheet of Bank of the Carolinas Corporation and Subsidiaries (the “Company”) as of December 31, 2014, and the related consolidated statement of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of the Carolinas Corporation and Subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina

March 31, 2015

Bank of the Carolinas Corporation and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bank of the Carolinas Corporation

We have audited the accompanying consolidated balance sheet of Bank of the Carolinas Corporation and Subsidiary (hereinafter referred to as the “Company”) as of December 31, 2013, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2013 and 2012. Bank of the Carolinas Corporation and Subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our report dated March 26, 2014, we expressed an opinion that the 2013 financial statements present fairly the financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. Our report raised substantial doubt about the Company’s ability to continue as a going concern. There is no longer substantial doubt about the Company’s ability to continue as a going concern as it relates to 2013. Accordingly, our present opinion on the 2013 financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of the Carolinas Corporation and Subsidiary as of December 31, 2013 and the results of its operations and cash flows for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the 2013 financial statements, the 2013 consolidated financial statements have been restated to correct a misstatement.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

March 26, 2014, except for the restatement noted above, as to which the date is October 10, 2014

Bank of the Carolinas Corporation and Subsidiary

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands except share data)

	2014	2013
Assets:
Cash and due from banks, noninterest-bearing	$9,571	$12,778
Interest-bearing deposits in banks	37,041	2,064

Cash and cash equivalents	46,612	14,842

Federal funds sold	—	19,580
Investment securities	40,348	90,315
Loans receivable	278,610	278,510
Less: Allowance for loan losses	(5,126)	(6,015)

Total loans, net	273,484	272,495
Premises and equipment, net	10,811	11,274
Other real estate owned	1,108	1,233
Bank owned life insurance	11,234	10,888
Accrued interest receivable	852	1,156
Other assets	1,010	1,867

Total Assets	$385,459	$423,650

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$37,533	$35,243
Interest-checking deposits	39,557	40,939
Money market and savings deposits	112,487	109,419
Time deposits	147,045	180,549

Total deposits	336,622	366,150

Securities sold under repurchase agreements	491	45,388
Subordinated debt	—	7,855
Other liabilities	1,290	2,509

Total Liabilities	338,403	421,902

Stockholders’ Equity:
Preferred stock, no par value	—	13,179
Discount on preferred stock	—	(100)
Common stock, no par value per share at December 31, 2014, $5 par value per share at December 31, 2013	—	19,479
Additional paid-in capital	73,815	12,991
Accumulated deficit	(26,922)	(38,422)
Accumulated other comprehensive income (loss)	163	(5,379)

Total Stockholders’ Equity	47,056	1,748

Total Liabilities and Stockholders’ Equity	$385,459	$423,650

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	0	13,179
Unaccrued preferred stock dividend	$—	$1,894
Common shares authorized	580,000,000	15,000,000
Common shares issued and outstanding	462,028,831	3,895,840

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Operations

For the Years Ended December 31, 2014, 2013, and 2012

(In thousands except per share data)

	2014	2013	2012
Interest and dividend income:
Loans, including fees	$12,924	$12,978	$14,303
Investment securities	1,644	2,156	2,669
Other	90	74	77

Total interest income	14,658	15,208	17,049

Interest expense:
Deposits	1,976	2,301	3,225
Other borrowings	1,223	2,259	2,268

Total interest expense	3,199	4,560	5,493

Net interest income	11,459	10,648	11,556
(Recovery of) provision for loan losses	(967)	(2,039)	2,359

Net interest income after (recovery of) provision for loan losses	12,426	12,687	9,197

Non-interest income:
Customer service fees	1,171	1,149	1,176
Increase in bank owned life insurance	346	352	359
Net proceeds from bank owned life insurance	—	—	415
(Loss) Gain on sale of securities (net)	(1,275)	—	2,190
Extinguishment of debt	5,443	—	—
Other	22	28	28

Total non-interest income	5,707	1,529	4,168

Non-interest expense:
Salaries and employee benefits	6,071	6,437	6,877
Net occupancy expense	1,858	1,787	1,903
FDIC insurance assessments	1,163	1,459	1,600
Data processing	1,026	1,054	989
Professional services	1,054	931	1,425
Advertising	122	158	92
Valuation allowances and net operating costs associated with foreclosed real estate	112	810	2,417
Debt prepayment penalty	4,353	—	—
Other	2,037	1,993	2,641

Total non-interest expense	17,796	14,629	17,944

Income (loss) before income taxes	337	(413)	(4,579)
Income tax expense	200	942	—

Net income (loss)	137	(1,355)	(4,579)
Preferred stock dividends and accretion	65	(978)	(956)
Gain on redemption of preferred stock	10,203	—	—

Net income (loss) available to common stockholders	$10,405	$(2,333)	$(5,535)

Net income (loss) per common share
Basic	$0.05	$(0.60)	$(1.42)

Diluted	$0.05	$(0.60)	$(1.42)

Weighted average common shares outstanding
Basic	216,017,691	3,895,840	3,895,840

Diluted	216,017,691	3,895,840	3,895,840

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2014, 2013, and 2012

(In thousands)

	2014	2013	2012
Net income (loss)	$137	$(1,355)	$(4,579)
Other comprehensive income (loss):
Unrealized holding gains (losses) on securities available-for-sale	4,267	(6,298)	(1,576)
Reclassification adjustment for (gains) losses realized in net income (loss)	1,275	—	(2,190)
Income tax effect	—	336	2,796

Total other comprehensive income (loss), net of income tax effect	5,542	(5,962)	(970)

Total comprehensive income (loss)	$5,679	$(7,317)	$(5,549)

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2014, 2013, and 2012

(In thousands except share data)

	Preferred Stock		Discount on Preferred Stock	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount		Shares	Amount
Balance, December 31, 2011	13,179	$13,179	$(716)	3,895,840	$19,479	$12,991	$(31,871)	$1,553	$14,615
Restricted stock benefit	—	—	—	—	—	(1)	—	—	(1)
Stock based compensation expense	—	—	—	—	—	1	—	—	1
Cash dividends on common	—	—	—	—	—	—	—	—	—
Cash dividends on preferred	—	—	—	—	—	—	(1)	—	(1)
Accretion of discount on preferred	—	—	297	—	—	—	(297)	—	—
Net loss	—	—	—	—	—	—	(4,579)	—	(4,579)
Other comprehensive income	—	—	—	—	—	—	—	(970)	(970)

Balance, December 31, 2012	13,179	13,179	(419)	3,895,840	19,479	12,991	(36,748)	583	9,065
Cash dividends on common	—	—	—	—	—	—	—	—	—
Cash dividends on preferred	—	—	—	—	—	—	—	—	—
Accretion of discount on preferred	—	—	319	—	—	—	(319)	—	—
Net loss	—	—	—	—	—	—	(1,355)	—	(1,355)
Other comprehensive loss	—	—	—	—	—	—	—	(5,962)	(5,962)

Balance, December 31, 2013	13,179	13,179	(100)	3,895,840	19,479	12,991	(38,422)	(5,379)	1,748
Reclass due to no par value	—	—	—	—	(19,479)	19,479	—	—	—
Issuance of common stock	—	—	—	458,132,991	—	45,813	—	—	45,813
Cost of issuing common stock	—	—	—	—	—	(3,054)	—	—	(3,054)
Repurchase of preferred stock	(13,179)	(13,179)	—	—	—	(1,414)	11,298	—	(3,295)
Accretion of discount on preferred	—	—	100	—	—	—	(100)	—	—
Dividends accrued on preferred stock	—	—	—	—	—	—	165	—	165
Net income	—	—	—	—	—	—	137	—	137
Other comprehensive income	—	—	—	—	—	—	—	5,542	5,542

Balance, December 31, 2014	—	$—	$—	462,028,831	$—	$73,815	$(26,922)	$163	$47,056

The accompanying notes are an integral part of these consolidated financial statements.

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014, 2013, and 2012

(In thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$137	$(1,355)	$(4,579)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	670	678	807
Deferred tax expense	—	942	—
(Recovery of) provision for loan losses	(967)	(2,039)	2,359
Amortization of premiums on securities, net	329	521	925
Stock based compensation expense (benefit)	—	—	1
Restricted stock expense (benefit)	—	—	(1)
(Increase) decrease in bank owned life insurance	(346)	(352)	196
(Gain) loss on sale of other real estate owned	(80)	77	(192)
Impairment valuation of other real estate owned	103	539	2,040
Loss (gain) on sale of premises and equipment	6	(5)	—
Loss (gain) on sale of securities	1,275	—	(2,190)
Extinguishment of debt	(5,443)	—	—
Net changes in:
Accrued interest receivable	304	159	188
Prepaid FDIC insurance assessment	—	630	1,570
Other assets	563	(158)	45
Accrued expenses and other liabilities	(212)	372	235

Net cash (used in) provided by operating activities	(3,661)	9	1,404

Cash flows from investing activities:
Net change in federal funds sold	19,580	7,790	795
Activity in available-for-sale securities:
Purchases	—	(16,893)	(120,851)
Proceeds from sale	45,917	—	71,767
Maturities and calls of securities	6,988	26,690	54,246
Maturity of held-to-maturity security	1,000	—	—
Net loan originations and principal payments	(1,210)	(7,925)	28,140
Redemption of FHLB stock	140	205	842
Purchase of premises and equipment	(213)	(125)	(421)
Proceeds from sale of premises and equipment	—	21	—
Proceeds from sale of other real estate owned	1,290	4,080	7,523

Net cash provided by investing activities	73,492	13,843	42,041

Bank of the Carolinas Corporation and Subsidiary

Consolidated Statements of Cash Flows, Continued

For the Years Ended December 31, 2014, 2013, and 2012

(In thousands)

	2014	2013	2012
Cash flows from financing activities:
Net decrease in deposits	$(29,528)	$(6,822)	$(43,240)
Net change in retail repurchase agreements	103	26	(19)
Repayment of term repurchase agreements	(45,000)	—	—
Repayment of borrowings	(3,100)	—	—
Proceeds from issuance of common stock, net of cost	42,759	—	—
Cash dividend on preferred	—	—	(1)
Repurchase of preferred stock	(3,295)	—	—

Net cash used by financing activities	(38,061)	(6,796)	(43,260)

Net increase in cash and cash equivalents	31,770	7,056	185
Cash and cash equivalents at beginning of year	14,842	7,786	7,601

Cash and cash equivalents at end of year	$46,612	$14,842	$7,786

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$3,354	$4,327	$5,225

Income taxes paid	$200	$—	$—

Non-cash investing and financing activities:
Change in fair value of securities available for sale	$5,542	$(5,962)	$(970)
Transfer to other real estate owned from loans receivable	$1,188	$953	$5,823

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements (Audited) — December 31, 2014, 2013, and 2012

1.	Summary of Significant Accounting Policies

Organization — Bank of the Carolinas Corporation (“the Company”) is a North Carolina-chartered bank holding company that was incorporated on May 30, 2006, for the sole purpose of serving as the parent bank holding company for Bank of the Carolinas (“the Bank”). The Bank is a FDIC-insured, North Carolina-chartered bank that began operations on December 7, 1998. The Bank formed an LLC (East Atlantic Properties, LLC) to manage the Bank’s income producing assets transferred from Other Real Estate Owned. BOTC, LLC, is a North Carolina limited liability company which serves as the trustee for the benefit of the Bank in connection with real estate deeds of trust. Both LLCs are consolidated into the Bank and are disregarded entities for tax purposes.

Because the Company has no significant operations and conducts no business on its own other than owning the Bank, the discussion contained in these footnotes concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and its subsidiary are collectively referred to herein as the “Company” unless otherwise noted.

The accounting and reporting policies of the Company follow accounting principles generally accepted in the United States of America and general practices within the banking industry. The following is a summary of the more significant accounting policies.

Business — The Company provides a variety of financial services to individuals and small businesses through its retail offices. Its primary deposit products are demand deposits and time certificate accounts and its primary lending products are consumer, commercial, and mortgage loans. The Company does not have significant concentrations to any one industry or customer.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of other real estate owned, and fair values of financial instruments.

Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks, noninterest-bearing,” and “interest-bearing deposits in banks.” At times, the Company places deposits with high credit quality financial institutions in amounts which may be in excess of federally insured limits.

Investment Securities — Securities available-for-sale are carried at fair value and held-to-maturity securities are carried at amortized cost. The unrealized holding gains or losses on securities available for sale are reported, net of related income tax effects, as accumulated other comprehensive income unless a valuation reserve has been established. Changes in unrealized holding gains or losses are included as a component of other comprehensive income until realized. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in income as realized losses. Gains or losses on sales of securities available for sale are based on the specific identification method.

The Company evaluates securities for OTTI on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, the Company considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. The Company also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Receivable — The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is invested within the central North Carolina region. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, loans in process, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. All interest accrued, but not collected, for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment — Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the lesser of estimated useful lives of the assets or lease terms ranging from 3 to 40 years. The cost of maintenance and repairs are charged to expense as incurred while expenditures that materially increase the useful lives of property are capitalized.

Federal Home Loan Bank Stock — Investment in stock of the Federal Home Loan Bank is required by law of every member. The investment is carried at cost since redemptions of this stock have historically been at par. No ready market exists for the stock, and it has no quoted market value. The stock is presented in other assets. Due to the redemption provisions of the FHLB, the Bank estimates carrying value equals fair value and that it was not impaired at December 31, 2014. The stock had a carrying value of $383,900 and $524,000 at December 31, 2014 and 2013, respectively, and is reported in other assets on the consolidated balance sheet.

Other Real Estate Owned — Assets acquired through, or in lieu of, loan foreclosure are held for sale and initially recorded at the fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less costs to sell. Expenses associated with maintaining these properties are included in other non-interest expense. The provision for real estate losses is also included in other non-interest expense. Realized gains and losses on disposal of real estate are included in other non-interest expense. Foreclosed assets are presented in other real estate owned. As of December 31, 2014, the Company held a variety of properties in other real estate owned, including 1-4 family residential real estate and commercial real estate. These properties are generally held within the Company’s market area.

Income Taxes — Deferred tax liabilities and assets are established for future tax return effects of the temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax bases. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of the changes in the balance sheet amounts from period to period.

An evaluation of the probability of being able to realize the future benefits of deferred tax assets is made. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company’s policy is to report interest and penalties, if any, in tax expense in the Consolidated Statements of Operations. The Company and its subsidiary each reflect the tax expense or benefit associated with the results of their individual operating results. Due to prior IRS audits of 2008 and 2009, only the Company’s 2010 through 2014 federal and state income tax returns are open and subject to examination.

Earnings Per Share — Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and warrants, and are determined using the treasury stock method.

Net income (loss) per share have been computed based on the following:

	Years Ended December 31,
	2014	2013	2012
	(in thousands except for share data)
Net income (loss) available to common stockholders	$10,405	$(2,333)	$(5,535)

Weighted average number of common shares outstanding	216,017,691	3,895,840	3,895,840

Weighted average number of diluted common shares outstanding	216,017,691	3,895,840	3,895,840

Earnings (Loss) per common share:
Basic	$0.05	$(0.60)	$(1.42)

Diluted	$0.05	$(0.60)	$(1.42)

The Company had 4,500; 497,205; and 497,205 stock options and warrants that were considered anti-dilutive as the average market price for the shares was less than the exercise price for the years ended December 31, 2014, 2013, and 2012, respectively.

Stock Compensation Plans — The Company under generally accepted accounting principles accounts for stock option expense using the modified prospective method. The Company records expense throughout the options’ vesting period.

Advertising Expense — The Company’s policy is to expense advertising cost as incurred.

Comprehensive Income (Loss) — Accounting principles generally require that recognized revenues, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section in the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

Reclassifications — In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to the current presentation. Such reclassifications had no effect on previously reported cash flows, stockholders’ equity or net loss.

New Accounting Pronouncements — In June 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-11, Transfers and Servicing (Topic 860). The amendments in this ASU require that repurchase-to-maturity transactions be accounted for as secured borrowings consistent with the accounting for other repurchase agreements. In addition, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty (a repurchase financing), which will result in secured borrowing accounting for the repurchase agreement. The amendments require an entity to disclose information about transfers accounted for as sales in transactions that are economically similar to repurchase agreements, in which the transferor retains substantially all of the exposure to the economic return on the transferred financial asset throughout the term of the transaction. In addition the amendments require disclosure of the types of collateral pledged in repurchase agreements, securities lending transactions, and repurchase-to-maturity transactions and the tenor of those transactions. This ASU is effective for first interim or annual periods beginning after December 15, 2014. The Company will evaluate the impact this ASU may have on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU was developed as a joint project with the International Accounting Standards Board to remove inconsistencies in revenue requirements and provide a more robust framework for addressing revenue issues. The

ASU’s core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The ASU is effective for public entities for annual and interim periods beginning after December 15, 2016. The ASU may be adopted using either a modified retrospective method or a full retrospective method and early adoption is not permitted. The Company is currently evaluating the impact the adoption of this ASU will have on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this Update clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this Update are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. The amendments are not expected to have a significant impact on the Company.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740). An unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. For example, an entity should not evaluate whether the deferred tax asset expires before the statute of limitations on the tax position or whether the deferred tax asset may be used prior to the unrecognized tax benefit being settled. The amendments in this Update do not require new recurring disclosures. The amendments are not expected to have a significant impact on the Company.

2.	Investment Securities

The amortized cost, estimated fair values and carrying values of the investment securities portfolio is summarized as follows (dollars in thousands):

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Investment securities available-for-sale:
U.S. Government agency securities	$4,894	$99	$8	$4,985	$4,985
State and municipal securities	6,170	55	69	6,156	6,156
Mortgage-backed securities	29,121	130	44	29,207	29,207

Total investment securities available-for-sale	$40,185	$284	$121	$40,348	$40,348

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Carrying Value
Investment securities available-for-sale:
U.S. Government agency securities	$44,077	$87	$3,234	$40,930	$40,930
State and municipal securities	11,159	—	978	10,181	10,181
Mortgage-backed securities	39,458	34	1,288	38,204	38,204

Total investment securities available-for-sale	94,694	121	5,500	89,315	89,315
Investment securities held-to-maturity:
Corporate securities	1,000	—	180	820	1,000

Total Investment Securities	$95,694	$121	$5,680	$90,135	$90,315

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2014 is as follows (dollars in thousands):

	Amortized Cost	Estimated Fair Value
Within 1 year	$—	$—
Over 1 year through 5 years	1,695	1,760
Over 5 years through 10 years	9,369	9,381
Over 10 years	—	—

	11,064	11,141
Mortgage-backed securities	29,121	29,207

	$40,185	$40,348

The fair values of securities with unrealized losses at December 31, 2014 and 2013 are as follows (dollars in thousands):

December 31, 2014:
	Less than 12 Months			12 Months or More			Total
Temporarily impaired securities:	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
U.S. Government agency securities	$—	$—	—	$1,696	$8	2	$1,696	$8	2
State and municipal securities	502	1	1	3,727	68	6	4,229	69	7
Mortgage-backed securities	5,275	14	4	6,606	30	4	11,881	44	8

Total	$5,777	$15	5	$12,029	$106	12	$17,806	$121	17

December 31, 2013:
	Less than 12 Months			12 Months or More			Total
Temporarily impaired securities:	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities	Estimated Fair Value	Unrealized Losses	Number of Securities
U.S. Government agency securities	$35,679	$2,731	20	$3,482	$503	2	$39,161	$3,234	22
State and municipal securities	7,835	723	16	2,346	255	5	10,181	978	21
Mortgage-backed securities	34,564	1,287	21	528	1	1	35,092	1,288	22
Corporate securities	—	—	—	820	180	1	820	180	1

Total	$78,078	$4,741	57	$7,176	$939	9	$85,254	$5,680	66

Management of the Bank believes all unrealized losses on available-for-sale securities as of December 31, 2014 represent temporary impairments related to market fluctuations. The unrealized losses on our securities are a nominal portion of the total value of the portfolio. The Bank has no intention of selling these securities before their maturity and has the appropriate sources of liquidity to hold these securities until maturity. The Bank believes that the unrealized losses are primarily the result of the interest rate environment currently in the marketplace for these types of securities. The Bank had one held to maturity corporate security at December 31, 2013 that had an unrealized loss position of longer than 12 months in duration. The corporate security matured during 2014 and the Bank did not realize any loss.

Investment securities with market values of $10.5 million and $67.7 million at December 31, 2014 and 2013, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2014, 2013, and 2012 are as follows (dollars in thousands):

	December 31,
	2014	2013	2012
	(dollars in thousands)
Gross gains on sales of available-for-sale securities	$28	$—	$2,190
Gross losses on sales of available-for-sale securities	(1,303)	—	—

	$(1,275)	$—	$2,190

3.	Loans Receivable

Loans receivable are summarized as follows (dollars in thousands):

	December 31,
	2014	2013
Real estate loans:
Residential, 1-4 family	$88,990	$84,855
Commercial real estate	111,195	117,463
Construction	23,081	27,049
Home equity	28,207	28,217

Total real estate loans	251,473	257,584

Commercial business loans	23,105	17,428
Consumer loans	3,065	2,554
Other	967	944

Gross loans receivable	278,610	278,510
Allowance for loan losses	(5,126)	(6,015)

Loans, net	$273,484	$272,495

In accordance with accounting principles generally accepted in the United States of America, loans totaling approximately $33.3 million in non-homogenous groups were determined to be impaired as of December 31, 2014 while approximately $40.1 million were determined to be impaired as of December 31, 2013. Specific loan loss reserves of $1.7 million and $563,000, respectively, were related to these loans as of December 31, 2014 and 2013. These reserves were held against specific loan balances of $21.6 million and $24.0 million for 2014 and 2013, respectively. The average balance invested in impaired loans was approximately $36.7 million and $43.3 million in 2014 and 2013, respectively. All impaired loans as of December 31, 2014 and 2013 have been evaluated to determine whether a specific loan loss reserve is necessary.

Impaired loans as of December 31, 2014 and 2013, segregated by class of loans, were as follows (dollars in thousands):

	December 31, 2014					December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial — Non Real Estate	$339	$407	$—	$421	$22	$1,099	$1,305	$—	$1,384	$79
Commercial Real Estate
Owner occupied	1,996	2,329	—	2,671	143	3,480	4,062	—	4,365	239
Income producing	1,891	2,057	—	2,080	98	3,734	3,887	—	3,938	183
Multifamily	—	—	—	—	—	—	—	—	—	—
Construction & Development
1 - 4 Family	—	—	—	—	—	—	—	—	—	—
Other	2,232	3,259	—	3,455	72	1,545	1,881	—	1,981	112
Farmland	—	—	—	—	—	252	273	—	340	26
Residential
Equity Lines	67	76	—	77	3	95	101	—	105	3
1 - 4 Family	4,878	5,313	—	5,385	229	5,632	6,198	—	6,281	322
Junior Liens	287	314	—	320	17	196	218	—	223	12
Consumer — Non Real Estate	—	—	—	—	—	68	68	—	70	4

Total loans with no allowance	$11,690	$13,755	$—	$14,409	$584	$16,101	$17,993	$—	$18,687	$980

With an allowance recorded:
Commercial — Non Real Estate	$1,560	$1,563	$78	$1,670	$71	$1,205	$1,205	$25	$1,282	$45
Commercial Real Estate
Owner occupied	4,109	4,166	823	4,215	178	3,666	3,666	77	3,727	166
Income producing	7,485	7,540	218	7,731	396	7,287	7,343	126	7,465	382
Multifamily	1,198	1,232	74	1,245	44	1,226	1,259	12	1,273	45
Construction & Development
1 - 4 Family	350	356	8	362	18	360	366	8	371	19
Other	726	732	23	751	34	3,176	3,181	107	3,224	118
Farmland	—	—	—	—	—	—	—	—	—	—
Residential
Equity Lines	56	56	41	59	2	—	—	—	—	—
1 - 4 Family	6,105	6,150	414	6,256	280	6,778	6,795	204	6,893	279
Junior Liens	—	—	—	—	—	339	341	4	345	19
Consumer — Non Real Estate	25	25	5	29	2	8	8	—	11	—

Total loans with an allowance	$21,614	$21,820	$1,684	$22,318	$1,025	$24,045	$24,164	$563	$24,591	$1,073

Total:
Commercial — Non Real Estate	$1,899	$1,970	$78	$2,091	$93	$2,304	$2,510	$25	$2,666	$124
Commercial Real Estate	$16,679	$17,324	$1,115	$17,942	$859	$19,393	$20,217	$215	$20,768	$1,015
Construction & Development	$3,308	$4,347	$31	$4,568	$124	$5,333	$5,701	$115	$5,916	$275
Residential	$11,393	$11,909	$455	$12,097	$531	$13,040	$13,653	$208	$13,847	$635
Consumer — Non Real Estate	$25	$25	$5	$29	$2	$76	$76	$—	$81	$4

Totals	$33,304	$35,575	$1,684	$36,727	$1,609	$40,146	$42,157	$563	$43,278	$2,053

Impaired loans also include loans whose contractual terms have been restructured in a manner that grants a concession to a borrower experiencing financial difficulties. Troubled debt restructurings (TDRs) are a subset of impaired loans and totaled $32.1 million and $37.5 million at December 31, 2014 and 2013, respectively.

The following tables provide a summary of loans modified as TDRs (dollars in thousands):

	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
December 31, 2014
Commercial real estate	$15,997	$—	$15,997	$1,035
Commercial construction	1,758	1,550	3,308	31
Commercial and industrial	1,728	171	1,899	78
Residential mortgage	10,617	222	10,839	408
Consumer and other	20	—	20	—

Total modifications	$30,120	$1,943	$32,063	$1,552

Total contracts	128	8	136

	Accrual	Nonaccrual	Total TDRs	Allowance for Loan Losses Allocated
December 31, 2013
Commercial real estate	$17,461	$1,016	$18,477	$216
Commercial construction	4,319	612	4,931	8
Commercial and industrial	2,421	301	2,722	25
Residential mortgage	11,051	230	11,281	314
Consumer and other	70	—	70	—

Total modifications	$35,322	$2,159	$37,481	$563

Total contracts	133	12	145

The Company offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

•	Rate modification — A modification in which the interest rate is changed.

•	Term modification — A modification in which the maturity date, timing of payments or frequency of payments is changed.

•	Interest only modification — A modification in which the loan is converted to interest only payments for a period of time.

•	Payment modification — A modification in which the principal and interest payment are lowered from the original contractual terms.

•	Combination modification — Any other type of modification, including the use of multiple categories above.

The following tables illustrate new TDR information for years ended December 31, 2014 and 2013 (dollars in thousands):

	Year Ended December 31, 2014
	Rate Modification	Term Modification	Combination Modification	Total Modifications
Commercial — Non Real Estate	$—	$—	$61	$61
Commercial — Real Estate	82	22	436	540
Construction & Development	—	—	—	—
Residential	26	—	74	100
Consumer — Non Real Estate	—	—	—	—

Totals	$108	$22	$571	$701

	Year Ended December 31, 2013
	Rate Modification	Term Modification	Combination Modification	Total Modifications
Commercial — Non Real Estate	$—	$236	$—	$236
Commercial — Real Estate	—	—	238	238
Construction & Development	—	—	129	129
Residential	—	251	293	544
Consumer — Non Real Estate	—	—	—	—

Totals	$—	$487	$660	$1,147

There were no loans restructured in the twelve months prior to December 31, 2014 that went into default during year ended December 31, 2014. There was one loan restructured in the twelve months prior to December 31, 2013 that went into default during the year ended December 31, 2013. For the purposes of this report, default is defined as being 90-days past due or on non-accrual status without performance.

Some loan modifications classified as TDRs may not ultimately result in the full collection of principal and interest, as modified, and result in potential incremental losses. These potential incremental losses have been factored into our overall allowance for loan losses estimate. The level of any re-defaults will likely be affected by future economic conditions. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, reclassified to loans held for sale, or foreclosed and sold. Included in the allowance for loan losses at December 31, 2014 and 2013 was an impairment reserve for TDRs in the amount of $1.6 million and $563,000, respectively.

Loans in non-accrual status were approximately $3.1 million and $4.8 million at December 31, 2014 and 2013, respectively. Interest accrued, but not recognized as income on these loans, was approximately $37,000 and $170,000 for the years ended December 31, 2014 and 2013, respectively. Non-accrual loans and an age analysis of past due loans, segregated by class of loans and including TDRs, were as follows (dollars in thousands):

	30 - 59 Days Past Due	60 -89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans	90-Days Past Due and Still Accruing	Non-accrual Loans
December 31, 2014:
Commercial — Non Real Estate	$—	$—	$167	$167	$22,938	$23,105	$—	$171
Commercial Real Estate
Owner occupied	170	—	—	170	54,858	55,028	—	390
Income producing	—	—	—	—	47,677	47,677	—	292
Multifamily	—	—	—	—	8,490	8,490	—	—
Construction & Development
1 - 4 Family	—	—	—	—	3,366	3,366	—	—
Other	—	—	—	—	19,444	19,444	—	1,550
Farmland	—	—	—	—	271	271	—	—
Residential
Equity Lines	17	—	—	17	28,190	28,207	—	107
1 - 4 Family	885	—	59	944	87,173	88,117	—	610
Junior Liens	—	—	—	—	873	873	—	21
Consumer — Non Real Estate	4	—	—	4	3,061	3,065	—	5
Other	—	—	—	—	967	967	—	—

Total	$1,076	$—	$226	$1,302	$277,308	$278,610	$—	$3,146

December 31, 2013:
Commercial — Non Real Estate	$46	$—	$154	$200	$17,228	$17,428	$—	$463
Commercial Real Estate
Owner occupied	—	77	684	761	57,154	57,915	—	1,689
Income producing	—	—	503	503	51,297	51,800	—	503
Multifamily	—	—	—	—	7,748	7,748	—	—
Construction & Development
1 - 4 Family	—	—	—	—	1,745	1,745	—	—
Other	158	—	240	398	24,375	24,773	—	599
Farmland	—	—	252	252	279	531	—	252
Residential
Equity Lines	75	9	—	84	28,133	28,217	—	95
1 - 4 Family	157	242	355	754	82,995	83,749	—	1,128
Junior Liens	—	—	26	26	1,080	1,106	—	53
Consumer — Non Real Estate	1	2	—	3	2,551	2,554	—	6
Other	—	—	—	—	944	944	—	—

Total	$437	$330	$2,214	$2,981	$275,529	$278,510	$—	$4,788

The Bank categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. This categorization is made on all commercial, commercial real estate, and construction and development loans. The Bank uses the following definitions for risk ratings:

Pass — Loans and leases classified as pass should be performing relatively close to expectations, with adequate evidence that the borrower is continuing to generate adequate cash flow to service debt. There should be no significant departure from the intended source and timing of repayment, and there should be no undue reliance on secondary sources of repayment. To the extent that some variance exists in one or more criteria being measured, it may be offset by the relative strength of other factors and/or collateral pledged to secure the transaction.

Special Mention — Loans and leases classified as special mention, while still adequately protected by the borrower’s capital adequacy and payment capability, exhibit distinct weakening trends and/or elevated levels of exposure to external conditions. If left unchecked or uncorrected, these potential weaknesses may result in deteriorated prospects of repayment. These exposures require management’s close attention so as to avoid becoming undue or unwarranted credit exposures.

Substandard — Loans and leases classified as substandard are inadequately protected by the borrower’s current financial condition and payment capability or of the collateral pledged, if any. Loans and leases so classified have a well-defined weakness or weaknesses that jeopardize the orderly repayment of debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful — Loans and leases classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or orderly repayment in full, on the basis of current existing facts, conditions and values, highly questionable and improbable. Possibility of loss is extremely high, but because of certain important and reasonably specific factors that may work to the advantage and strengthening of the exposure, its classification as an estimated loss is deferred until its more exact status may be determined. The Company’s practice is to charge-off the portion of the loan amount determined to be doubtful in the quarter that the determination is made if the repayment of the loan is collateral dependent.

Loss — Loans and leases classified as loss are considered to be non-collectible and of such little value that their continuance as bankable assets is not warranted. This does not mean the loan has absolutely no recovery value, but rather it is neither practical nor desirable to defer writing off the loan, even though partial recovery may be obtained in the future. Losses are taken in the period in which they surface as uncollectible.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans. As of December 31, 2014 and 2013, and based on the most recent analysis performed, the risk category of loans and leases is as follows (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss
Internal Risk Rating Grades
December 31, 2014:
Commercial — Non Real Estate	$19,661	$2,783	$661	$—	$—
Commercial Real Estate
Owner occupied	46,881	4,316	3,831	—	—
Income producing	34,843	11,231	1,603	—	—
Multifamily	6,764	1,726	—	—	—
Construction & Development
1 — 4 Family	2,826	190	350	—	—
Other	14,999	1,838	2,607	—	—
Farmland	271	—	—	—	—

Totals	$126,245	$22,084	$9,052	$—	$—

Total:
Commercial — Non Real Estate	$19,661	$2,783	$661	$—	$—
Commercial Real Estate	$88,488	$17,273	$5,434	$—	$—
Construction & Development	$18,096	$2,028	$2,957	$—	$—

Totals	$126,245	$22,084	$9,052	$—	$—

	Pass	Special Mention	Substandard	Doubtful	Loss
December 31, 2013:
Commercial — Non Real Estate	$13,289	$3,157	$982	$—	$—
Commercial Real Estate
Owner occupied	47,207	6,009	4,699	—	—
Income producing	33,875	10,501	7,424	—	—
Multifamily	5,925	1,823	—	—	—
Construction & Development
1 — 4 Family	1,133	252	360	—	—
Other	17,122	3,265	4,386	—	—
Farmland	279	—	252	—	—

Totals	$118,830	$25,007	$18,103	$—	$—

Total:
Commercial — Non Real Estate	$13,289	$3,157	$982	$—	$—
Commercial Real Estate	$87,007	$18,333	$12,123	$—	$—
Construction & Development	$18,534	$3,517	$4,998	$—	$—

Totals	$118,830	$25,007	$18,103	$—	$—

All consumer-related loans, including residential real estate and non-real estate are evaluated and monitored based upon payment activity. Once a consumer related loan becomes past due on a recurring basis, the Company will pull that loan out of the homogenized pool and evaluate it individually for impairment. At this time, the consumer-related loan may be placed on the Company’s internal watch list and risk rated either special mention or substandard, depending upon the individual circumstances. Consumer related loans at December 31, 2014 and 2013, segregated by class of loans, were as follows (dollars in thousands):

	December 31, 2014		December 31, 2013
	Performing	Non- Performing	Performing	Non- Performing
Risk Based on Payment Activity
Residential
Equity Lines	$28,100	$107	$28,122	$95
1 — 4 Family	87,803	314	83,092	657
Junior Liens	873	—	1,080	26
Consumer — Non Real Estate	3,060	5	2,548	6

Totals	$119,836	$426	$114,842	$784

Total:
Residential	$116,776	$421	$112,294	$778
Consumer — Non Real Estate	$3,060	$5	$2,548	$6

Totals	$119,836	$426	$114,842	$784

Directors and officers of the Bank and companies with which they are affiliated are customers of the Bank in the ordinary course of business and are considered “insiders.” Outstanding balances for term loans and lines of credit to insiders as of December 31, 2014 and 2013 were approximately $62,000 and $2.5 million, respectively.

The following table summarizes the Bank’s loan transactions with insiders for the year ended December 31, 2014 (dollars in thousands):

Balance, December 31, 2013	$2,549
Originations	—
Advances	78
Repayments and participations sold	(299)
Insider turnover	(2,266)

Balance, December 31, 2014	$62

Available lines of credit that can be drawn upon by insiders totaled $133,000 as of December 31, 2014.

4.	Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310, “Receivables” and allowance allocations calculated in accordance with ASC Topic 450, “Contingencies.” Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company’s process for determining the appropriate level of the allowance for loan losses is designed to account for credit deterioration as it occurs. The provision for loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans.

The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company’s allowance for loan losses consists of three elements: (i) specific valuation allowances determined in accordance with accounting principles regarding receivables based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with accounting principles regarding contingencies based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with accounting principles regarding contingencies based on general economic conditions and other qualitative risk factors both internal and external to the Company.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are periodically updated based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based upon the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company’s pools of similar loans include commercial and industrial loans, commercial real estate loans, construction and development loans, residential real estate loans, and consumer and other loans. General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating, among other things: (i) levels and trends in delinquencies and impaired loans; (ii) levels of and trends in chargeoffs and recoveries; (iii) levels of non-impaired substandard loans; (iv) trends in volume and terms of loans; (v) effects of changes in risk selection and underwriting practices; (vi) experience, ability, and depth of lending management and staff; (vii) national and local economic trends and conditions; (viii) industry conditions; and (ix) effect of changes in credit concentrations. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Loans identified as losses by management, internal loan review and/or regulatory examiners are charged-off.

Changes in the allowance for loan losses by segment are as follows (dollars in thousands):

	December 31, 2014					December 31, 2013
	Beginning Balance	Chargeoffs	Recoveries	Provision	Ending Balance	Beginning Balance	Chargeoffs	Recoveries	Provision	Ending Balance
Commercial — Non Real Estate	$176	$(57)	$836	$(631)	$324	$1,209	$(115)	$1,698	$(2,616)	$176
Commercial Real Estate
Owner occupied	1,224	—	14	9	1,247	1,359	(523)	553	(165)	1,224
Income producing	831	(104)	98	(78)	747	773	(21)	20	59	831
Multifamily	50	—	—	103	153	78	—	—	(28)	50
Construction & Development
1 — 4 Family	52	—	—	35	87	78	(5)	—	(21)	52
Other	580	(719)	59	591	511	728	(222)	22	52	580
Farmland	3	—	—	2	5	—	(21)	—	24	3
Residential
Equity Lines	332	(123)	58	342	609	314	(222)	39	201	332
1 — 4 Family	1,218	(66)	90	(7)	1,235	1,267	(675)	650	(24)	1,218
Consumer — Non Real Estate	44	(34)	26	8	44	98	(51)	37	(40)	44
Other	—	—	—	5	5	—	—	—	—	—
Unallocated	1,505	—	—	(1,346)	159	986	—	—	519	1,505

Total	$6,015	$(1,103)	$1,181	$(967)	$5,126	$6,890	$(1,855)	$3,019	$(2,039)	$6,015

	Individually Evaluated for Impairment
	December 31, 2014		December 31, 2013
	Allowance	Total Loans	Allowance	Total Loans
Commercial — Non Real Estate	$78	$1,899	$25	$2,304
Commercial Real Estate
Owner occupied	823	6,105	77	7,146
Income producing	218	9,376	126	11,021
Multifamily	74	1,198	12	1,226
Construction & Development
1 — 4 Family	8	350	8	360
Other	23	2,958	107	4,721
Farmland	—	—	—	252
Residential
Equity Lines	41	123	—	95
1 — 4 Family	414	11,270	208	12,945
Consumer — Non Real Estate	5	25	—	76
Other	—	—	—	—
Unallocated	—	—	—	—

Total	$1,684	$33,304	$563	$40,146

	Collectively Evaluated for Impairment
	December 31, 2014		December 31, 2013
	Allowance	Total Loans	Allowance	Total Loans
Commercial — Non Real Estate	$246	$21,206	$151	$15,124
Commercial Real Estate
Owner occupied	424	48,923	1,147	50,769
Income producing	529	38,301	705	40,779
Multifamily	79	7,292	38	6,522
Construction & Development
1 — 4 Family	79	3,016	44	1,385
Other	488	16,486	473	20,052
Farmland	5	271	3	279
Residential
Equity Lines	568	28,084	332	28,122
1 — 4 Family	821	77,720	1,010	71,910
Consumer — Non Real Estate	39	3,040	44	2,478
Other	5	967	—	944
Unallocated	159	—	1,505	—

Total	$3,442	$245,306	$5,452	$238,364

5.	Premises and Equipment

Premises and equipment are summarized as follows (dollars in thousands):

	December 31,
	2014	2013
Land	$1,826	$1,826
Buildings	10,295	10,233
Leasehold improvements	525	612
Furniture, fixtures and equipment	5,890	5,943

	18,536	18,614
Less, accumulated depreciation	7,725	7,340

	$10,811	$11,274

The Bank has entered into non-cancelable lease agreements for certain branch facilities. The leases expire through December 2016 and contain various renewal options. For the years ended December 31, 2014, 2013, and 2012, rental expense was approximately $285,000, $283,000, and $296,000, respectively.

The approximate minimum future lease payments are as follows (dollars in thousands):

2015	$214
2016	116
Thereafter	—

$330

6.	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $90.9 million and $115.9 million at December 31, 2014 and 2013, respectively.

Contractual maturities of time deposits are summarized as follows (dollars in thousands):

	December 31,
	2014	2013
12 months or less	$97,337	$114,091
1 — 3 years	45,788	62,827
Over 3 — 5 years	3,920	3,631
Thereafter	—	—

	$147,045	$180,549

At December 31, 2014 and 2013, the Company did not have any brokered certificates of deposit. At December 31, 2014, the Company had pledged $8.4 million of investment securities to the North Carolina State Treasurer for public funds in excess of the FDIC insured limits.

7.	Federal Home Loan Bank Advances

The Bank had no advances from the Federal Home Loan Bank (“FHLB”) as of December 31, 2014 and 2013.

The Bank has total credit availability through the FHLB of approximately $59.5 million; however, FHLB advances can only be obtained on a secured basis. As of December 31, 2014 and 2013, the Bank had pledged its FHLB stock and certain qualifying real estate loans as collateral to secure approximately $6.2 million and $7.8 million, respectively, in immediate availability.

8.	Federal Funds Purchased and Repurchase Agreements

The Bank had no federal funds purchased outstanding at December 31, 2014 and 2013. At December 31, 2013, the Bank had a total of $45.0 million of borrowings in the form of securities sold under term repurchase agreements that were entered into during 2008. These borrowings were secured by marketable investment securities equal to approximately 109.5% of the principal balances outstanding plus accrued interest and the value of an imbedded interest rate cap.

The borrowings were repaid as of July 18, 2014. There was prepayment penalty expense of $4.4 million. The security interests in the pledged investment securities were released in connection with the Company’s repayment of these borrowings.

The remaining repurchase agreements were primarily overnight transactions offered as a cash management service to business customers. A summary of selected data related to federal funds purchased and securities sold under overnight agreements to repurchase follows (dollars in thousands):

	At or for the year ended December 31,
	2014	2013	2012
Maximum amount outstanding at any month-end during the year	$864	$1,499	$440
Balance outstanding at end of year	491	388	362
Average outstanding balance during the year	491	805	348
Average interest rate during the year	0.14%	0.13%	0.13%
Average interest rate at end of year(1)	0.14	0.14	0.14

(1)	Average rate for month of December

9.	Subordinated Debt

During 2008, the Company issued $5.2 million of junior subordinated debentures to its wholly owned capital trust, Bank of the Carolinas Trust I (the “Trust”), which, in turn, issued $5.0 million in trust preferred securities having a like liquidation amount and $155,000 in common securities (all common securities are owned by the Company). The Company fully and unconditionally guaranteed the Trust’s obligations related to the trust preferred securities.

On July 16, 2014, the Company repurchased all of its floating rate trust preferred securities issued through the Trust from the holders of those securities for an aggregate cash payment of $1.75 million. The holders of the trust preferred securities agreed to forgive any unpaid interest on the securities, which resulted in a gain on extinguishment of $3.89 million.

In 2008, the Company issued $2.7 million of subordinated debt in a private transaction with another financial institution. On July 16, 2014, the Company agreed to repurchase the subordinated note from the holder of the note for a cash payment of $1.35 million. The noteholder also agreed to forgive any unpaid interest on the note, which resulted in a gain on extinguishment of $1.55 million.

10.	Accumulated Other Comprehensive Income

The following tables present the changes in accumulated other comprehensive income (dollars in thousands):

	Unrealized Holding Gains (Losses) on Available-For-Sale Investment Securities	Total Accumulated Other Comprehensive Income
Balance at December 31, 2012	$583	$583

Other comprehensive loss before reclassifications	(5,962)	(5,962)
Amounts reclassified from accumulated other comprehensive income	—	—

Net current period other comprehensive loss	(5,962)	(5,962)

Balance at December 31, 2013	(5,379)	(5,379)

Other comprehensive income before reclassifications	4,267	4,267
Amounts reclassified from accumulated other comprehensive income	1,275	1,275

Net current period other comprehensive income	5,542	5,542

Balance at December 31, 2014	$163	$163

11.	Income Taxes

The components of income tax expense (benefit) are as follows (dollars in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Current tax expense
Federal	$—	$—	$—
State	200	—	—

	200	—	—

Deferred tax expense (benefit)
Federal	(5)	(189)	(1,571)
State	(1,269)	(19)	(210)
Deferred tax asset valuation adjustment	1,274	1,150	1,781

	—	942	—

Total income tax expense	$200	$942	$—

The Company and its subsidiary each reflect the tax expense or benefit associated with the results of their individual operating results. The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% are reconciled as follows (dollars in thousands):

	2014	2013	2012
Computed income tax expense (benefit)	$115	$(140)	$(1,557)
Changes resulting from:
State tax expense (benefit), net of federal expense (benefit)	198	(19)	(209)
Non-taxable income	(125)	(139)	(301)
Deferred tax asset valuation adjustment	(5)	1,150	1,781
Other	17	90	286

Actual income tax expense	$200	$942	$—

The components of deferred income taxes are as follows (dollars in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Allowance for loan losses	$1,912	$2,319
Accrued expenses	164	195
Accrued income	14	65
Reserve for other real estate valuation	392	571
Securities	—	2,089
State net economic loss carryovers	1,567	164
Federal net operating loss carryovers	13,299	12,874

Total deferred tax assets	17,348	18,277
Less valuation allowance	(16,807)	(17,683)

Net deferred tax assets	541	594

Deferred tax liabilities:
Depreciation and amortization	225	259
Prepaid expenses	231	310
Securities	61	—
Other	24	25

Net deferred tax liabilites	541	594

Net deferred tax asset	$—	$—

Management has established a deferred tax asset valuation allowance of $16.8 million and $17.7 million at December 31, 2014 and 2013, respectively. Although the Company has shown sufficient positive evidence and appears to have ample resources to remain viable into the future in order to utilize these benefits, we believe current overall credit trends, as well as actual and forecasted performance, raise significant concern over the ability of the Company to realize the components of its deferred tax assets relating to net operating losses and the allowances for losses on loans and OREO.

Income tax expense (benefit) contains no interest or penalty amounts related to unrecognized tax benefits for the years ended December 31, 2014, 2013 or 2012.

The 2014 state net economic loss of approximately $6.5 million must be carried forward to future years. The Company has approximately $47.5 million in total state net economic loss carryovers which will expire between 2023 and 2029 if not previously utilized. The Company’s 2014 federal net operating loss of approximately $1.2 million may be carried forward for up to 20 years, if not previously utilized. The Company has approximately $39.1 million in total federal net operating loss carryovers which will expire between 2029 and 2034 if not previously utilized.

12.	Regulatory Matters

Dividends

The Company’s dividend payments, if any, will be made from dividends received from the Bank. Under North Carolina banking law, the Bank’s board of directors may declare dividends so long as they do not reduce the Bank’s capital below its applicable required capital. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. The ability of the Company and the Bank to pay dividends is currently restricted by the terms of a consent order issued by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks and a written agreement between the Company and the Federal Reserve Bank of Richmond. See “Other Regulatory Restrictions” below.

Dividends paid on the Company’s preferred stock issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program reduces the net income available to common stockholders and earnings per common share. The Company began deferring dividend payments on its preferred stock issued to the U.S. Treasury in February 2011. The preferred stock also would receive preferential treatment in the event of liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of existing common stockholders will be diluted to the extent the warrant issued to the U.S. Treasury in conjunction with the issuance of preferred stock is exercised.

On July 16, 2014, the Company repurchased all 13,179 shares of its Series A Preferred Stock for a cash payment of $3.3 million. The Treasury also agreed to waive any unpaid dividends on the Series A Preferred Stock, and to cancel the warrant to purchase 475,204 shares of the Company’s common stock held by the Treasury.

Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. As described below, the Bank is subject to a consent order issued by the FDIC and the North Carolina Commissioner of Banks. The consent order requires that the Bank maintain capital levels in excess of normal statutory minimums. See “Other Regulatory Restrictions” below.

Intercompany transactions

Restrictions on loans by the Bank to the Company are imposed by Federal Reserve Act Sections 23A and 23B, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent or other affiliate, if the loan is secured and so long as certain safety and soundness requirements and market terms requirements are met. If collateral is in the form of stocks, or other real or personal property, it must have a market value when the loan is made of at least 30% more than the amount of the loan; if the collateral is in the form of debt instruments, it must have a market value when the loan is made of at least 20% more than the amount of the loan; and if the collateral is in the form of obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $4.5 million at December 31, 2014. No 23A transactions existed at December 31, 2014 or 2013.

Other Regulatory Restrictions

As noted above, banking regulators generally have the ability to require more stringent standards than those otherwise set forth in the regulations. The Bank is subject to a consent order issued by the FDIC and the North Carolina Commissioner of Banks and the Company is party to a written agreement with the Federal Reserve Bank of Richmond. The consent order requires that the Bank maintain capital levels in excess of normal statutory minimums, including a leverage ratio (the ratio of Tier 1 capital to total assets) of at least 8% and a total risk-

based capital ratio (the ratio of qualifying total capital to risk-weighted assets) of at least 10%, and to take various other actions designed to improve the Bank’s lending procedures and various other conditions related to the Bank’s operations, and of the Company and the Bank to seek the approval of their respective regulators prior to the payment of any cash dividend. The Company’s Board agreed to take steps necessary to ensure the Bank’s compliance with the consent order and, without the approval of its regulator, to not incur additional debt or issue hybrid-capital instruments, or use cash assets other than for the benefit of the Bank, investment in short term, liquid assets or payment of normal expenses.

At December 31, 2014, the Bank’s capital ratios were in excess of those required in order to be categorized as well-capitalized under the regulatory framework for prompt corrective action, however, as long as the consent order is in place, the Bank will not be considered well-capitalized under FDIC regulations, even if its capital ratios satisfy the requirements for that designation. The Bank’s actual capital amounts (in thousands) and ratios and minimum requirements are set forth in the table below:

	Actual Capital		Capital needed to meet Regulatory Guidelines
	Ratio	Amount	Minimum	Well- Capitalized
As of December 31, 2014:
Total Capital (to Risk Weighted Assets):
Bank of the Carolinas	16.16%	$48,894	$24,208	$30,260
Bank of the Carolinas Corporation Consolidated	16.75	50,693	24,208	30,261

Tier 1 Capital (to Risk Weighted Assets):
Bank of the Carolinas	14.90	45,095	12,104	18,156
Bank of the Carolinas Corporation Consolidated	15.50	46,894	12,104	18,156

Tier I Leverage Capital (to Fourth Quarter Average Assets):
Bank of the Carolinas*	11.46	45,095	15,740	19,675
Bank of the Carolinas Corporation Consolidated	11.92	46,894	15,740	19,675

As of December 31, 2013:
Total Capital (to Risk Weighted Assets):
Bank of the Carolinas	6.13%	$19,175	$25,023	$31,279
Bank of the Carolinas Corporation Consolidated	4.93	15,408	25,011	31,264

Tier 1 Capital (to Risk Weighted Assets):
Bank of the Carolinas	4.87	15,240	12,512	18,767
Bank of the Carolinas Corporation Consolidated	2.46	7,704	12,506	18,758

Tier I Leverage Capital (to Fourth Quarter Average Assets):
Bank of the Carolinas*	3.55	15,240	17,189	21,486
Bank of the Carolinas Corporation Consolidated	1.79	7,704	17,183	21,478

*	As previously described, the Company’s Board of Directors agreed to maintain the Bank’s Leverage Capital Ratio of 8.0% which is above the minimum level required by regulatory capital guidelines.

13.	Employee Benefit Plan

The Bank has a 401(k) Plan to benefit employees. Employees that meet certain age and service requirements may participate in the Plan. Employees may contribute up to 75 percent of their compensation subject to certain limits based on federal tax laws. The Bank may make contributions to the Plan as determined by the Bank’s Board of Directors. For the years ended December 31, 2014, 2013 and 2012, there was no expense attributable to the Plan.

13.	Commitments and Contingencies

To accommodate the financial needs of its customers, the Company makes commitments under various terms to lend funds. These commitments include revolving credit agreements, term loan commitments and short-term borrowing agreements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held includes first and second mortgages on one-to-four family dwellings, accounts receivable, inventory, and commercial real estate. Certain lines of credit are unsecured.

The Company had outstanding commitments to originate commercial and construction loans of approximately $29.6 million at December 31, 2014. These commitments were composed of variable rate loans, with interest rates based upon the prime rate. The commitments included various maturity terms with balloon payments due between one to five years.

The following summarizes the Company’s approximate remaining available balance to customers under commitments to fund lines of credit at December 31, 2014 (in thousands):

Unfunded Commitments
Unfunded loan commitments	$29,549
Standby letter of credits	209

$29,758

14.	Employment and Change of Control Agreements

The Company has entered into an employment agreement with a key employee. The employment agreement provides for a rolling three-year term. In most circumstances, commencing on the first anniversary date and continuing each anniversary date thereafter, the agreement automatically extends for an additional year so that the remaining term shall remain three years. The agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Company or the Bank. A severance payment will also generally be provided on a similar basis in connection with voluntary termination of employment where, subsequent to a change in control, the officer is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The severance payments are defined in the agreement, but in no case exceed 2.99 times the executive officer’s annual base salary in effect at the time the change in control becomes effective or as in effect at the time the officer’s termination becomes effective, whichever is greater. The employment agreement provides for termination by the Company for just cause at any time. The Company has not accrued any benefits under this post-employment agreement as of December 31, 2014 and 2013.

15.	Stockholders’ Equity

Preferred Stock

The Company has 3 million shares of preferred stock authorized. There were 13,179 shares of preferred stock issued and outstanding with a $1,000 per share liquidation preference on December 31, 2013. All of the shares were issued on April 17, 2009, in connection with the U.S. Treasury’s TARP Capital Purchase Program.

On July 16, 2014, the Company repurchased all 13,179 shares of its Series A Preferred Stock for a cash payment of $3.3 million. The Treasury also agreed to waive any unpaid dividends on the Series A Preferred Stock, and to cancel the warrant to purchase 475,204 shares of the Company’s common stock held by the Treasury.

There were no preferred shares issued and outstanding at December 31, 2014.

Common Stock

The Company had 580.0 million shares with no par value common stock authorized as of December 31, 2014. There were 462,028,831 and 3,895,840 shares of common stock issued and outstanding at December 31, 2014 and 2013, respectively.

Warrants

In connection with the issuance of the preferred shares under the U.S. Treasury’s TARP Capital Purchase Program, the Company issued the Treasury a warrant to purchase 475,204 shares of its common stock for $4.16 per share.

The warrants were cancelled on July 16, 2014 as disclosed above.

Equity-Based Plans

Under the Company’s 2007 Omnibus Equity Plan (which was approved by the Company stockholders during 2007 to replace the previous Employee Stock Option Plan and Directors Stock Option Plan which expired in 2008), the Company may grant incentive and non-qualified stock options, restricted stock awards and performance share awards to its officers and employees, and non-qualified stock options and restricted stock awards to its directors, for up to an aggregate of 300,000 shares of common stock. The exercise price of each option equals the market price of the Company’s stock on the date of grant and grants have a maximum term of ten years.

The Company did not grant options during the years ended December 31, 2014, 2013, and 2012. The most recent options were granted with a weighted average fair market value of $5.25 per share. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.

The Company also granted 6,000 shares of restricted stock during 2008. These shares were granted with a weighted average fair value of $5.25. The awards have all been recognized. The restricted stock grants were granted using the same fair value assumptions as the option grants during the year. The restricted stock grant agreements are based upon continued employment with the Company and carry no performance provisions in order to receive the shares at the end of the vesting schedule. The shares will vest equally over a three year period. There was a forfeiture of 1,333 shares in 2011.

Stock based compensation benefit (expense) was $0, $0, and $(1,000) in 2014, 2013, and 2012, respectively. All stock based awards are vested and all expense has been recognized at December 31, 2014.

Accounting principles generally accepted in the United States of America require the cash flows from the tax benefits resulting from tax deductions in excess of the compensation expense recognized for those options (“excess tax benefits”) to be classified as financing cash flows. There were no excess tax benefits classified as a financing cash inflow for the years ended December 31, 2014, 2013, and 2012. There were 6,000 options which expired in 2014. There were no options exercised in 2014. There were forfeitures of 9,500 options in 2014.

A summary of the status of the Company’s stock options and stock awards as well as the warrants issued to the U.S. Treasury as of December 31, 2014 and changes during the year then ended is presented below:

For the Year ended December 31, 2014
Stock Options and Warrants			Restricted Stock Awards
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Grant Date Fair Value
Options outstanding at beginning of year	20,000	$8.07	Outstanding at beginning of year	4,667	$5.25
Options granted	—	—	Granted	—	—
Options exercised	—	—	Forfeited	—	—

Options forfeited	(9,500)	7.60	Outstanding at end of year	4,667	$5.25

Options expired	(6,000)	10.92

Options outstanding at end of year	4,500	5.25
Warrants issued and outstanding at end of year	—	—

Total Options and warrants outstanding at end of year	4,500	$5.25

At December 31, 2014
Stock Options and Warrants Outstanding					Stock Options and Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Exercise Price	Aggregate Intrinsic Value
4.06 - 5.99	4,500	3.81 years	$5.25	$—	4,500	$5.25	$—

Total Options	4,500	3.81 years	5.25	—	4,500	5.25	—
Total Warrants	—	—	—	—	—	—	—

Total Options and warrants	4,500	3.81 years	$5.25	$—	4,500	$5.25	$—

16.	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accounting principles generally accepted in the United States of America exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents — The carrying amounts of cash and short-term instruments approximate fair values.

Federal Funds Sold — The carrying amounts of federal funds sold approximate fair values.

Investment Securities — Fair values for securities are based on quoted market prices.

Loans Receivable — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans, as applicable, are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Bank Owned Life Insurance — The carrying amount of bank owned life insurance is the current cash surrender value.

Other Assets — Other assets include interest receivable and Federal Home Loan Bank stock. The carrying amount of accrued interest receivable approximates fair value. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposits — The fair values disclosed for demand deposits (e.g., interest and non-interest checking, statement savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances — The fair values of the Bank’s advances are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Repurchase Agreements — The Bank established two term repurchase agreements during 2008. These agreements are collateralized by securities held in our portfolio. The fair value amount for these agreements is based on the repurchase price and agreed upon terms. The repurchase agreements were repaid on July 18, 2014.

Other Borrowings — Other borrowings includes federal funds purchased as well as repurchase agreements, trust preferred securities and subordinated debt. The carrying amounts approximate the fair value of these assets. On July 16, 2014, the Company repurchased all of the trust preferred securities and also repurchased the subordinated debt.

Other Liabilities — Other liabilities include accrued interest payable. The carrying amounts of accrued interest payable approximate fair value.

Off-Balance-Sheet Instruments — Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The approximate carrying and estimated fair values of financial instruments are summarized below (in thousands):

December 31, 2014	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$46,612	$46,612	$46,612	$—	$—
Investment securities	40,348	40,348	—	40,348	—
Loans receivable, net	273,484	271,887	—	240,267	31,620
Bank owned life insurance	11,234	11,234	—	11,234	—
Accrued interest receivable	852	852	—	852	—
FHLB stock	384	384	—	384	—
Financial liabilities:
Deposits:
Demand, Savings, and Money Market	$189,577	$189,105	$—	$189,105	$—
Time	147,045	147,366	—	147,366	—
Securities sold under repurchase agreements	491	491	—	491	—
Other liabilities	1,290	1,290	—	1,290	—

December 31, 2013	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$14,842	$14,842	$14,842	$—	$—
Federal funds sold	19,580	19,580	19,580	—	—
Investment securities	90,315	90,135	—	90,135	—
Loans receivable, net	272,495	272,524	—	232,941	39,583
Bank owned life insurance	10,888	10,888	—	10,888	—
Accrued interest receivable	1,156	1,156	—	1,156	—
FHLB stock	524	524	—	524	—
Financial liabilities:
Deposits:
Demand, Savings, and Money Market	$185,601	$185,601	$—	$185,601	$—
Time	180,549	178,676	—	178,676	—
Securities sold under repurchase agreements	53,243	53,243	—	53,243	—
Other liabilities	2,509	2,509	—	2,509	—

Effective January 1, 2008, accounting principles generally accepted in the United States of America require that certain assets and liabilities be measured at fair value and that any adjustments to the fair value of those assets be recorded. Securities are recorded at fair value on a recurring basis while other assets are recorded at fair value on a non-recurring basis such as impaired loans and other real estate owned.

The Company uses three levels of measurement to group those assets measured at fair value. These groupings are made based on the markets the assets are traded in and the reliability of the assumptions used to determine fair value. The groupings include:

•	Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 — observable inputs other than the quoted prices included in Level 1.

•	Level 3 — unobservable inputs.

Investment Securities — The Company’s investment securities are measured on a recurring basis through a model used by our bond agent. All of our bond price adjustments meet level 2 criteria. Prices are derived from a model which uses actively quoted rates, prepayment models and other underlying credit and collateral data.

Impaired Loans — The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Impaired loans are recorded at fair value less estimated selling costs. Once a loan is identified as individually impaired, the Company measures impairment. Fair values of impaired loans are generally estimated using one of several methods, including collateral value, liquidation value, discounted cash flows and, in rare cases, the market value of the note. Those impaired loans not requiring an allowance represent loans for which the net present value of the expected cash flows or fair value of the collateral less costs to sell exceed the recorded investments in such loans. When the fair value of the collateral is based on an executed sales contract with an independent third party, the Company records the impaired loans as nonrecurring Level 1. If the collateral is based on another observable market price or a current appraised value, the Company records the impaired loans as nonrecurring Level 2. When an appraised value is not available or the Company determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. Impaired loans can also be evaluated for impairment using the present value of expected future cash flows discounted at the loan’s effective interest rate. The measurement of impaired loans using future cash flows discounted at the loan’s effective interest rate rather than the market rate of interest is not a fair value measurement and is therefore excluded from fair value disclosure requirements. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. At December 31, 2014 and 2013, a majority of the total impaired loans were evaluated based on the net present value of future cash flows.

Other Real Estate Owned — Properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying value or the new fair value less estimated selling costs. Fair value is generally based upon current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for selling costs. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the asset as nonrecurring Level 3. However, the Company also considers other factors or recent developments which could result in adjustments to the collateral value estimates indicated in the appraisals such as changes in absorption rates or market conditions from the time of valuation. In situations where an appraisal less estimated selling costs is used to determine fair value, management adjustments are significant to the fair value measurements, or other means are used to estimate fair value in the absence of an appraisal, the Company records the impaired loan as nonrecurring Level 3 within the valuation hierarchy.

	Total at 12/31/2014	Level 1	Level 2	Level 3
	(in thousands)
Assets valued on a recurring basis
Investment securities:
U.S. Government agency	$4,985	$—	$4,985	$—
State and municipals	6,156	—	6,156	—
Mortgage-backed	29,207	—	29,207	—
Assets valued on a non-recurring basis
Impaired loans	31,620	—	—	31,620
Other real estate owned	1,108	—	—	1,108

Total	$73,076	$—	$40,348	$32,728

	Total at 12/31/2013	Level 1	Level 2	Level 3
	(in thousands)
Assets valued on a recurring basis
Investment securities:
U.S. Government agency	$40,930	$—	$40,930	$—
State and municipals	10,181	—	10,181	—
Mortgage-backed	38,204	—	38,204	—
Assets valued on a non-recurring basis
Impaired loans	39,583	—	—	39,583
Other real estate owned	1,233	—	—	1,233

Total	$130,131	$—	$89,315	$40,816

17.	Parent Company Financial Information

The condensed balance sheets for 2014 and 2013, and the condensed statements of operations and cash flows for the parent company as of and for the years ended December 31, 2014, 2013, and 2012 are presented below (in thousands):

Condensed Balance Sheets	2014	2013
Assets
Cash	$1,797	$437
Investment in wholly owned subsidiary	45,258	9,861
Other assets	1	156

Total Assets	$47,056	$10,454

Liabilities and Stockholder’s equity:
Borrowings	$—	$7,855
Other liabilities	—	851
Stockholder’s Equity	47,056	1,748

Total Liabilities and Stockholder’s Equity	$47,056	$10,454

Condensed Statements of Operations	2014	2013	2012
Interest on deposits in other banks	$7	$3	$3
Other income	5,443	—	—

Total operating income	5,450	3	3

Interest expense on borrowed funds	156	288	294
Other	12	30	57
Equity in undistributed loss of subsidiary	4,945	1,040	4,231

Total operating expense	5,113	1,358	4,582

Income (Loss) before taxes	337	(1,355)	(4,579)
Income tax expense	200	—	—

Net income (loss)	137	(1,355)	(4,579)
Preferred stock dividends and accretion	65	(978)	(956)
Gain on redemption of preferred stock	10,203	—	—

Net income (loss) available to common shareholders	$10,405	$(2,333)	$(5,535)

Condensed Statements of Cash Flows	2014	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$137	$(1,355)	$(4,579)
Equity in undistributed net loss of subsidiary	4,945	1,040	4,231
Gain on extinguishment of debt	(5,443)	—	—
Change in other assets	157	300	218
Change in other liabilities	—	—	(1)

Net cash used by operating activities	(204)	(15)	(131)

Cash Flows from Investing Activities:
Investment in subsidiary	(34,800)	—	—

Cash Flows from Financing Activities:
Repayment of borrowings	(3,100)	—	—
Issuance of common stock, net of cost	42,759	—	—
Repurchase of preferred stock	(3,295)	—	—

Net cash used by financing activities	36,364	—	—

Net decrease in cash and cash equivalents	1,360	(15)	(131)
Cash and cash equivalents at beginning of year	437	452	583

Cash and cash equivalents at end of year	$1,797	$437	$452

APPENDIX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF MAY 6, 2015

BY AND AMONG

BANK OF THE OZARKS, INC.,

BANK OF THE OZARKS,

BANK OF THE CAROLINAS CORPORATION

AND

BANK OF THE CAROLINAS

i

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is dated as of May 6, 2015, by and among Bank of the Ozarks, Inc., an Arkansas corporation with its principal office in Little Rock, Arkansas (“Buyer”), Bank of the Ozarks, an Arkansas state banking corporation with its principal office in Little Rock, Arkansas and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Bank of the Carolinas Corporation, a North Carolina corporation with its principal office in Mocksville, North Carolina (“Company”) and Bank of the Carolinas, a North Carolina chartered bank and wholly-owned subsidiary of Company (“Company Bank”).

W I T N E S S E T H

WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, certain directors and principal holders of the Company Common Stock have entered into voting agreements with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Company Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the NCBCA and the ABCA. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the ABCA (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time. The Executive Officers of the Surviving Entity immediately after the Merger shall be the Executive Officers of Buyer immediately prior to the Effective Time. Each of the directors and Executive Officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

Section 1.04 Bank Merger. At the later of immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger, substantially in the form attached hereto as Exhibit B.

Section 1.05 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger that shall be filed with the North Carolina Secretary of State and the Arkansas Secretary of State, respectively, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than ten (10) Business Days after all of the conditions to the Closing set forth in ARTICLE VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b) The Bank Merger shall become effective as set forth in the articles of merger providing for the Bank Merger (the “Articles of Bank Merger”) that shall be filed with the Arkansas State Bank Department, the North Carolina Office of the Commissioner of Banks, the North Carolina Secretary of State and, if applicable, any federal bank regulatory agencies, at the later of immediately following the Effective Time or as promptly as practicable thereafter.

(c) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place beginning immediately prior to the Effective Time (such date, the “Closing Date”) at the offices of Kutak Rock LLP, 124 W. Capitol Ave., Suite 2000, Little Rock, AR 72201, or such other place as the parties may mutually agree. At the Closing, there shall be delivered to Buyer and Company the Articles of Merger, the Articles of Bank Merger and such other certificates and other documents required to be delivered under ARTICLE VI hereof.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank, Company’s Subsidiaries and their respective officers and directors shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer or Buyer Bank, as applicable, are authorized in the name of Company, Company Bank and Company’s Subsidiaries or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock owned directly by Buyer (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, treasury stock and shares described in Section 2.01(b) above) shall automatically and without any further action on the part of the holder thereof be converted into the right to receive the number of shares of Buyer Common Stock determined using the Exchange Ratio.

(d) Each outstanding share of Company Common Stock the holder of which has perfected appraisal rights under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. Company shall give Buyer prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to Law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Buyer shall have the right to participate in all negotiations and proceedings with respect to any such demands. Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the NCBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

Section 2.02 Stock-Based Awards.

(a) Immediately prior to the Effective Time, all unvested Company Restricted Shares, if any, shall vest in full so as to no longer be subject to any forfeiture or vesting requirements of the Company Stock Plans, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto. The Board of Directors of the Company (“Company Board”) (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(b) Except as otherwise provided in Section 2.02(a) with respect to Company Restricted Shares, Company shall take all requisite action so that, prior to the Effective Time, all Company Stock Options, and any other Rights, contingent or accrued, to acquire or receive Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, or otherwise, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any further action, terminated and cancelled. Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the provisions of this Section 2.02.

(c) Buyer may at any time and without the approval of Company change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of Company Common Stock as Merger Consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (iv) require submission to or approval of the Company’s shareholders after the plan of merger set forth in this Agreement has been approved by the Company’s shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Section 2.03 Rights as Shareholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Shares previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this ARTICLE II. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this ARTICLE II. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Company of shares of Company Common Stock.

Section 2.04 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Buyer Average Stock Price.

Section 2.05 Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger and the Bank Merger is to combine two financial institutions to create a strong community-based commercial banking franchise. From and after the date of this Agreement and until the Closing, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 2.06 Exchange Procedures. As promptly as practicable after the Effective Time but in no event later than three (3) Business Days after the Closing Date, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail or otherwise cause to be delivered to each holder of record of shares of Company Common Stock (“Holder”) appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration as provided for in this Agreement (the “Letter of Transmittal”).

Section 2.07 Deposit of Merger Consideration.

(a) At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of Buyer Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the holders of Dissenting Shares) (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement.

(b) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.07 and Section 2.08(a) shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate or Book-Entry Shares for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate or Book-Entry Shares, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Shares and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.08 Delivery of Merger Consideration.

(a) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a Holder will be entitled to receive as promptly as practicable after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor (with such cash rounded to the nearest whole cent) in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Share(s). The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Company Common Stock for exchange as provided in this ARTICLE II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be required in each case by Buyer (but not more than the customary amount required under Buyer’s agreement with its transfer agent).

(b) All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this ARTICLE II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(c) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.09 Anti-Dilution Provisions. In the event that on or after the first trading day used in determining the Buyer Average Stock Price and before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be equitably adjusted; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE III or to one or more of its covenants contained in ARTICLE V; provided, however, that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b) Except as set forth in the Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this ARTICLE III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date.

Section 3.02 Organization, Standing and Authority.

(a) Company is a North Carolina corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company.

(b) Company Bank is a North Carolina chartered bank duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Company Bank has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it. Company Bank is duly licensed or qualified to do business in the State of North Carolina and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Company Bank. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is a member of the Federal Home Loan Bank of Atlanta, Georgia.

Section 3.03 Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which 462,028,831 shares are issued and outstanding, (ii) 80,000,000 shares of non-voting common stock, no par value, none of which are issued and outstanding and (iii) 3,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. There are no shares of Company Common Stock held by any of Company’s Subsidiaries. The outstanding shares of Company Common Stock are duly authorized and validly issued and fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of the Company’s capital stock issued since January 1, 2010, have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b) There are 4,500 outstanding Company Stock Options. Disclosure Schedule Section 3.03(b) sets forth for each grant or award of Company Stock Options, or other equity awards outstanding (i) the name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) the vesting schedule, (v) exercise price, (vi) number of shares of Company Common Stock, or any other security of the Company, subject to such award, and (vii) the number of shares subject to such award that are exercisable or have vested as of the date of this Agreement. All shares of Company Common Stock issuable upon exercise of Company Stock Options, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights or any Law. Each Company Stock Option complies with or is exempt from Section 409A of the Code, was properly accounted for on the books and records of Company and qualifies for the tax and accounting treatment afforded thereto in Company’s Tax Returns and financial statements, respectively. Except for the Rights that have been issued pursuant to the Tax Benefits Preservation Plan, dated as of July 11, 2014, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (the “Tax Preservation Agreement”), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Disclosure Schedule Section 3.03(b). Except as set forth in Disclosure Schedule Section 3.03(b), there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Disclosure Schedule Section 3.03(b), there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act. Other than the Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock. As of the close of business on the day that is one (1) Business Day before the Effective Time, there will be no Company Stock Options outstanding or other commitments of any kind obligating Company to issue any shares of Company Common Stock.

(c) All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Disclosure Schedule Section 3.03(c). Except as set forth in Disclosure Schedule Section 3.03(c), neither Company nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a) Disclosure Schedule Section 3.04(a) sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary and all jurisdictions that the Company and each Company Subsidiary is qualified to do business. Except as set forth in Disclosure Schedule Section 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Disclosure Schedule Section 3.04(b), neither Company nor any of Company’s Subsidiaries owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Disclosure Schedule Section 3.04(a).

Section 3.05 Corporate Power; Minute Books.

(a) Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Company Shareholder Approval.

(b) The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries, the minute books of the Company and each of its Subsidiaries, and the stock ledgers and stock transfer books of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the terms of its Articles of Incorporation, Bylaws or equivalent organizational documents. The minute books of the Company and each of its Subsidiaries contain records of all meetings held by, and all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of the Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of the Company and each of its Subsidiaries as of the date of this Agreement.

Section 3.06 Corporate Authority. Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company Bank and Company’s and Company Bank’s respective boards of directors on or prior to the date hereof. The Company Board has taken all necessary action to render the Tax Preservation Agreement inapplicable to the Merger and the other transactions contemplated hereby. Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the receipt of the Requisite Company Shareholder Approval in accordance with the NCBCA and Company’s Articles of Incorporation and Bylaws, no other vote of the shareholders of Company or Company Bank is required by Law, the Articles of Incorporation of Company and Company Bank, the Bylaws of Company and Company Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of the Regulatory Approvals, the Requisite Company Shareholder Approval and the required filings under federal and state securities Laws, and except as set forth on Disclosure Schedule Section 3.07, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation, Bylaws or similar governing documents of the Company, Company Bank, or any Company Subsidiary, or (iii) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(b) The Company has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 SEC Reports; Financial Statements.

(a) Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Company 2014 Form 10-K”) and all other reports, registration statements, definitive proxy statements or information statements required to be filed with the SEC or furnished to the SEC by the Company or any of its Subsidiaries subsequent to January 1, 2010, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Company SEC Documents”), all of such Company SEC Documents and all Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, at the time of filing thereof, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents in all material respects and will fairly present in all material respects the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents in all material respects and will fairly present in all material respects the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates and in each case has been prepared in accordance with GAAP consistently applied during the periods involved (except in the case of unaudited interim financial statements, as permitted by the rules of the SEC). Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2014 Form 10-K, and except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the Ordinary Course of Business consistent with past practices or in connection with this Agreement, since December 31, 2014, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act. The Company (i) has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (as amended on May 16, 2014, October 10, 2014 and December 12, 2014), since January 1, 2010, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09 Regulatory Reports. Since January 1, 2010, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the North Carolina Office of the Commissioner of Banks and any other applicable Governmental Authority, in correct form, the reports required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith and such reports were complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries that it has initiated any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and, except as set forth in Disclosure Schedule Section 3.09, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2010.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2014, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future; (b) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants; (c) except as disclosed in Disclosure Schedule Section 3.10(c), any entry by Company or any of its Subsidiaries into any contract or commitment of (i) more than $50,000 or (ii) $25,000 per annum with a term of more than one year, other than purchases or sales of investment securities, and loans and loan commitments, all in the Ordinary Course of Business; (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the Ordinary Course of Business; (e) except as disclosed in Disclosure Schedule Section 3.10(e), any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (f) any election or changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (g) except as disclosed in Disclosure Schedule Section 3.10(g), any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect; (h) except as disclosed in Disclosure Schedule Section 3.10(h), any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than (1) investment securities in Company’s or any of its Subsidiaries’ investment portfolio or (2) loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (i) any lease of real or personal property entered into, other than in connection with foreclosed property or in the Ordinary Course of Business.

Section 3.11 Legal Proceedings. Except as set forth in Disclosure Schedule Section 3.11:

(a) There are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement; and

(b) There is no material injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or has Knowledge of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is, and except as set forth in Disclosure Schedule Section 3.12(a), have been since January 1, 2010, in compliance in all material respects with all applicable federal, state, local and foreign Laws, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the

Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, and any other Law relating to discriminatory lending, financing or leasing practices, and Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to the Company.

(b) Company and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the permit, license, authorization, order or approval would not be expected to have a Material Adverse Effect with respect to the Company. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Except as set forth in Disclosure Schedule Section 3.12(c), neither Company nor any of its Subsidiaries has received, since January 1, 2010, written or, to the Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor do any grounds for any of the foregoing exist).

Section 3.13 Company Material Contracts; Defaults.

(a) Except as disclosed in Disclosure Schedule Section 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of Company or its Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $25,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business of Company or any of its Subsidiaries; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth on Disclosure Schedule Section 3.13(a), is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument, including but not limited to any Company Material Contract, to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except to the extent that such default or event of default could not reasonably be expected to have a Material Adverse Effect. No power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.

(c) Disclosure Schedule Section 3.13(c) sets forth a true and complete list of (i) all agreements, contracts, arrangements, or commitments pursuant to which consents or waivers are or may be required and (ii) all notices which are or may be required to be given thereunder, in each case, prior to the performance by the Company or Company Bank of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.14 Agreements with Regulatory Agencies. Except as set forth in Disclosure Schedule Section 3.14, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent order or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each, whether or not set forth in Disclosure Schedule Section 3.14, a “Company Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of the Company’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.15 Brokers; Fairness Opinion. Neither Company, Company Bank nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to FIG Partners, LLC (“Company Financial Advisor”), in accordance with the terms of a letter agreement between Company Financial Advisor and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Buyer) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Code Sections 414(b), (c) or (m) (“Controlled Group Members”) (such current and former employees collectively, the “Company Employees”), (ii) covering current or former directors of Company, any of its Subsidiaries, or Controlled Group Members, or (iii) with respect to which the Company, any of its Subsidiaries, or any Controlled Group Members has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, change in control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans and other policies, plans or arrangements whether or not subject to ERISA (all such plans, contracts, policies or arrangements in (i)-(iii) hereof are collectively referred to as the “Company Benefit Plans”), are identified and described in Disclosure Schedule Section 3.16(a). Neither Company nor any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to modify any Company Benefit Plan (except to the extent required by Law).

(b) Company has provided Buyer with true and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, any annual and periodic accounting, service contract, fidelity bonds and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to the Buyer.

(c) All Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS, and neither Company nor Company Bank is aware of any circumstance that could reasonably be expected to result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Company 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the Company 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Company Benefit Plans have been administered in accordance with their terms. There is no pending or, to Company’s Knowledge, threatened litigation or regulatory action relating to the Company Benefit Plans. Neither Company nor any of its Subsidiaries or any Controlled Group Members has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Members to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. There are no audits, investigations, inquiries or proceedings pending or threatened by the IRS or the Department of Labor with respect to any Company Benefit Plan.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or Controlled Group Members with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company, Company Bank nor any ERISA Affiliate (or their predecessor) has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Company, Company Bank, or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time and neither Company, any of its Subsidiaries or Controlled Group Members has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated by this Agreement.

(e) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the consolidated financial statements of Company. No Company Benefit Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver.

(f) Except as set forth in Disclosure Schedule Section 3.16(f), no Company Benefit Plan provides or has any liability to provide life insurance, medical or other employee welfare benefits to any Company Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law, and neither Company nor any Subsidiary has ever represented, proposed or contracted (whether in oral or written form) to any Company Employee (either individually, or to Company Employees as a group) that such Company Employee(s) would be provided with life insurance, medical or other employee welfare benefits, upon their retirement or termination of employment.

(g) All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(h) Except as set forth in Disclosure Schedule Section 3.16(h) or otherwise provided for in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (vi) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.

(i) Each Company Benefit Plan that is a deferred compensation plan or arrangement is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409A(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries or Controlled Group Members (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(j) Disclosure Schedule Section 3.16(j) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company, any of its Subsidiaries or Controlled Group Members who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(k) Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for the Company, any of its Subsidiaries or Controlled Group Members for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company or Company Bank aware of any activity involving Company Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) To Company’s Knowledge, there has been no release of Hazardous Substances at, on, or under any Company Loan Property, real property currently owned, operated or leased by Company or any of its Subsidiaries (including buildings or other structures) or, to Company’s Knowledge, formerly owned, operated or leased by Company or any of its Subsidiaries or any predecessor, that has formed or that could reasonably be expected to form the basis of any Environmental Claim against Company or any of its Subsidiaries.

(b) To Company’s Knowledge, neither Company nor any of its Subsidiaries has acquired, nor is any of them now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(c) Neither Company nor any of its Subsidiaries has previously been nor is any of them now in violation of or noncompliant with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.

(f) Neither Company nor any of its Subsidiaries has received notice of any Lien or encumbrance having been imposed on any Company Loan Property or any property owned, operated or leased by Company or its Subsidiaries in connection with any liability or potential liability arising from or related to Environmental Law, and there is no action, proceeding, writ, injunction or claim pending or, to Company’s Knowledge, threatened which could result in the imposition or any such Lien or encumbrance on any Company Loan Property or property owned, operated or leased by Company or any of its Subsidiaries.

(g) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(h) There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, or any currently or, to Company’s Knowledge, formerly owned, operated or leased property, or any Company Loan Property that could reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, or (ii) result in any restriction on the ownership, use, or transfer of any such property.

(i) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information known to Company or Company Bank and in their possession or reasonably available to them relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned, operated or leased by Company or any of its Subsidiaries.

(j) There is no litigation pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries, or affecting any property now owned or, to Company’s Knowledge, formerly owned, used or leased by Company or any of its Subsidiaries or any predecessor, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance.

(k) There are no underground storage tanks on, in or under any property currently owned, operated or leased by Company or any of its Subsidiaries.

(l) This Section 3.18 constitutes the sole and exclusive representations and warranties with respect to the compliance of Company, its Subsidiaries, any Company Loan Property, or any real property currently owned, operated or leased by Company, or any of its Subsidiaries with Environmental Law.

Section 3.19 Tax Matters.

(a) Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Disclosure Schedule Section 3.19(a), all material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. Except as set forth in Disclosure Schedule Section 3.19(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years. Since January 1, 2010, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries, as applicable, have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2013, 2012, 2011 and 2010. Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2013, 2012, 2011 and 2010. Company has timely and properly taken such actions in response to and in compliance with notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.

(e) Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.

(f) Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Except as set forth in Disclosure Schedule Section 3.19(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Company (i) do not exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent financial statements included in the Company SEC Documents (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since December 31, 2014, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

Section 3.20 Investment Securities. Disclosure Schedule Section 3.20 sets forth as of February 28, 2015, the investment securities of Company and its Subsidiaries, as well as any purchases or sales of investment securities between February 28, 2015 to and including the date hereof, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity,” as those terms are used in ASC 320, book values, fair values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after February 28, 2015. Except as set forth in Disclosure Schedule Section 3.20, neither Company nor any of its Subsidiaries has purchased or sold any such securities listed and described thereon. Neither Company nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

Section 3.21 Derivative Transactions. Since January 1, 2010, neither Company nor any of its Subsidiaries has entered into any Derivative Transactions.

Section 3.22 Regulatory Capitalization. As of December 31, 2014, Company Bank meets the quantitative thresholds of 12 CFR Part 325.103(b)(1)(i)-(iii). As of December 31, 2014, Company meets the quantitative thresholds of 12 CFR Part 225.2(r)(i)-(ii).

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Disclosure Schedule Section 3.23(a) identifies any written or oral loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which the Company or any of its Subsidiaries is a party (collectively, “Loans”), under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest as of February 28, 2015 and as of the date hereof.

(b) Disclosure Schedule Section 3.23(b) identifies each Loan that as of February 28, 2015 and as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder.

(c) Disclosure Schedule Section 3.23(c) identifies each asset of Company or any of its Subsidiaries that as of February 28, 2015 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since February 28, 2015 and any sales of OREO between February 28, 2015 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Except as set forth in Disclosure Schedule Section 3.23(e), all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and neither Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Disclosure Schedule Section 3.23(e), none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.

(f) Neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries.

Section 3.24 Allowance for Loan and Lease Losses. Company’s allowance for loan and lease losses as reflected in each of (i) the latest balance sheet included in the Company 2014 Form 10-K and (ii) in the latest balance sheet included in the Company SEC Documents, were, in the opinion of management, as of each of the dates thereof, in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither Company nor Company Bank, nor to Company’s or Company Bank’s Knowledge, any of their respective directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Investment Management and Related Activities. None of Company, any Company Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Company nor any of its Subsidiaries is aware of or has Knowledge (because of Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise), that any facts or circumstances exist, which would cause Company or Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Disclosure Schedule Section 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent (5%) or greater shareholder or other Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Disclosure Schedule Section 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates. All agreements between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Disclosure Schedule Section 3.31(a) sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Disclosure Schedule Section 3.31(a), and except for properties and assets disposed of in the Ordinary Course of Business or as permitted by this Agreement, Company or its Subsidiaries has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent. Except as set forth on Disclosure Schedule Section 3.31(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.

(b) Disclosure Schedule Section 3.31(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases.

(c) Except as set forth on Disclosure Schedule Section 3.31(c), all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are, in all material respects, in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Company and its Subsidiaries.

Section 3.32 Intellectual Property. Disclosure Schedule Section 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company and its Subsidiaries as currently conducted. The Company Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. The conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in any material loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Disclosure Schedule Section 3.33(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither Company nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Disclosure Schedule Section 3.33(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Company Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company’s BOLI. Neither Company nor any of Company’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

Section 3.34 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Company Information. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in the Proxy Statement-Prospectus and the Registration Statement, or incorporation by reference therein, or for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the merger transactions, will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Company’s shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to Company and Company’s Subsidiaries and other portions thereof within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.36 Transaction Costs. Disclosure Schedule Section 3.36 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Company and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the merger transaction contemplated by this Agreement.

Section 3.37 No Knowledge of Breach. Neither Company nor any of its Subsidiaries has any Knowledge of any facts or circumstances that would result in Buyer or Buyer Bank being in breach on the date of execution of this Agreement of any representations and warranties of Buyer or Buyer Bank set forth in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01 Making of Representations and Warranties. Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this ARTICLE IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority.

(a) Buyer is an Arkansas corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer is duly licensed or qualified to do business in the State of Arkansas and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

(b) Buyer Bank is an Arkansas state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Buyer Bank is duly licensed or qualified to do business in the State of Arkansas and each other jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer Bank. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Dallas.

Section 4.03 Capital Stock. The authorized capital stock of Buyer consists of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which, as of March 31, 2015 no shares were outstanding and (b) 125,000,000 shares of Buyer Common Stock, of which, as of March 31, 2015, 86,758,375 shares were issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by Law, the Buyer Articles, or the Buyer Bylaws to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Financial Statements.

(a) Buyer has filed all required reports, registration statements and other documents with the SEC that it has been required to file since January 1, 2010 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business of Buyer and its Subsidiaries, consistent with past practices, or in connection with this Agreement, since December 31, 2014, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(c) Buyer (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s internal control over financial reporting.

Section 4.07 Regulatory Reports. Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2010 which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC, the North Carolina Commissioner of Banks and the Arkansas State Bank Department; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on NASDAQ of the Buyer Common Stock to be issued in the Merger; (iv) the filing of the Articles of Bank Merger with the Arkansas State Bank Department; and (v) the filing of the Articles of Merger with the Arkansas Secretary of State and the North Carolina Secretary of State. As of the date hereof, neither Buyer nor Buyer Bank is aware of any reason why the approvals set forth above and referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or why any Burdensome Condition would be imposed.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 4.08(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Articles or Buyer Bylaws, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Buyer Information. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement prepared pursuant to the Securities Act and the regulations thereunder, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that any information contained in any Buyer Report as of a later date shall be deemed to modify information as of an earlier date.

Section 4.10 Absence of Certain Changes or Events. Except as reflected or disclosed in the Buyer Annual Report on Form 10-K for the year ended December 31, 2014 or in the Buyer Reports since December 31, 2014, as filed with the SEC, there has been no change or development with respect to Buyer and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries.

Section 4.11 Compliance with Laws. Buyer and each of its Subsidiaries is and since January 1, 2010 has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, except where the failure to be in such compliance would not have a Material Adverse Effect with respect to Buyer.

Section 4.12 Brokers. None of Buyer, Buyer Bank or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, for which Company will be liable or have any obligation with respect thereto.

Section 4.13 Tax Matters. Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open tax years prior to 2010. Since January 1, 2010, no claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

Section 4.14 Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.15 No Financing. Buyer has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.

Section 4.16 No Knowledge of Breach. Buyer and Buyer Bank have no Knowledge of any facts or circumstances that would result in Company or Company Bank being in breach on the date of execution of this Agreement of any representations and warranties of Company or Company Bank set forth in ARTICLE III.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business and consistent with prudent banking practice, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), which for purposes of giving any notices under, or requesting and giving consent under Section 5.01(q), Section 5.01(r) and Section 5.01(s), Company’s and Company Bank’s representative shall be Company’s Executive Chairman, or such other person or persons designated in writing by such Executive Chairman, and Buyer’s representative shall be Buyer’s Director of Mergers and Acquisitions, or such other person or persons designated in writing by such Director of Mergers and Acquisitions. Company and Company Bank will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and Buyer the goodwill of the customers of Company Bank and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without further limiting the generality of the foregoing provisions in this Section 5.01, and except as set forth in the Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall, subsequent to the date of this Agreement:

(a) Stock. (i) Except as set forth in Disclosure Schedule Section 5.01(a), issue, sell, grant, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plans, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement, change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in compensation to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 4% for any individual or 3% in the aggregate for all employees of Company or any of its Subsidiaries other than as disclosed on Disclosure Schedule Section 5.01(c), (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(c), and (iv) bonus payments in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such payments shall not exceed the aggregate amount set forth on Disclosure Schedule Section 5.01(c) and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee, except to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(d), if any (provided that any requisite consent of Buyer will not be unreasonably withheld or delayed).

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Disclosure Schedule Section 5.01(e), (iii) as previously disclosed to Buyer and set forth on Disclosure Schedule Section 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Disclosure Schedule Section 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(g) Dispositions. Except in the Ordinary Course of Business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01.

(i) Capital Expenditures. Make any capital expenditures in amounts exceeding $25,000 individually, or $50,000 in the aggregate.

(j) Governing Documents. Amend the Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries, or, subject to the terms of this Agreement, otherwise take any action to exempt any Person (other than Buyer or its Subsidiaries) or any action taken by any Person from the Tax Preservation Agreement.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP.

(l) Contracts. Except as set forth on Disclosure Schedule Section 5.01(l), enter into, amend, modify or terminate any Company Material Contract, Lease or Insurance Policy, except for any amendments, modifications or terminations requested by Buyer.

(m) Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $10,000 individually or $50,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the Ordinary Course of Business) (provided that any consent requested of Buyer will not be unreasonably withheld or delayed).

(q) Investment Securities. Acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, unless Company has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed acquisition, sale or disposal, nor classify any security now held in or subsequently purchased for Company Bank’s investment portfolio as other than “available for sale,” as that term is used in ASC 320.

(r) Deposits. Make any changes to deposit pricing (other than immaterial changes on an individual customer basis, consistent with past practices) without first providing written notice to Buyer at least two (2) Business Days prior to making any such proposed changes.

(s) Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed on Disclosure Schedule Section 5.01(s), make, renew, renegotiate, increase, extend or modify any

(i) unsecured loan, (ii) loan secured by other than a first lien, (iii) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (iv) secured loan over $100,000, (v) loan with a duration of more than sixty (60) months, or (vi) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $250,000, unless Company has provided written notice to Buyer at least two (2) Business Days prior to making any such proposed loan or extension of credit described in (i) through (vi) above, including a summary of the proposed terms. The limits set forth in (i) through (vi) of this Section 5.01(s) may be increased upon mutual agreement of the parties, provided such adjustments shall be memorialized in writing by all parties thereto.

(t) Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.

(u) Taxes. Except as required by applicable Law:

(i) make, in any manner different from Company’s prior custom and practice, or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $10,000 or more in taxes or $25,000 or more of taxable income; or

(ii) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract, Lease or other material agreement or material license to which Company or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) 1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(x) Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01(x).

(y) Capital Stock Purchase. Except as specifically contemplated in this Agreement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Facilities. Except as set forth on Disclosure Schedule Section 5.01(z) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Buyer.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in ARTICLE VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) Company agrees to take, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within sixty (60) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby and any other matters required to be approved by Company’s shareholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and shall take all lawful action to solicit such approval by such shareholders. The Company shall use its commercially reasonable efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the NCBCA, the Articles of Incorporation and Bylaws of the Company, Regulation 14A under the Exchange Act and all other applicable legal requirements. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting other than a proposal relating to an advisory vote on executive compensation as may be required under Rule 14a-21(c) under the Exchange Act.

(b) Except to the extent provided otherwise in Section 5.09, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Buyer or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of Company Board. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing; Deposit of Merger Consideration.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors, including its current auditors and, to the extent required, its prior independent auditors, in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with (i) a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, (ii) a reasonable opportunity to participate in any discussions or meetings with the SEC and its staff regarding the Proxy Statement-Prospectus and (iii) a copy of all such filings made with the SEC.

(e) Buyer agrees to use its commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(f) Buyer shall deposit with the Exchange Agent prior to the Closing Date the Merger Consideration (rounded to the nearest number of whole shares), together with cash representing the value of any fractional shares of Buyer Common Stock to be delivered to Company shareholders.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or continue any portion of any Company Regulatory Agreement against Buyer after the Merger (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) The Company will use its commercially reasonable efforts, and Buyer shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Disclosure Schedule Section 3.13(c). Each party will notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting such party or any of its Subsidiaries that are related to the merger transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives as often as practicable under the circumstances so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Subject to applicable Laws relating to the exchange of information, Company agrees that upon reasonable notice Company shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Company’s and Company’s Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to them as the Buyer may reasonably request and Company shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and the Company’s privacy policy and, during such period, shall from time to time furnish promptly to the Buyer all information concerning the business, properties and personnel of Company and its Subsidiaries as the Buyer may reasonably request. The access granted by this Section 5.08(a) shall not extend to soil or groundwater sampling on Company’s properties without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b) No investigation by Buyer or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Company or Company Bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company; Superior Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of the Company or any of the Company’s Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of the Company or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Company or Company Bank, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Buyer in response to such Acquisition Proposal, as contemplated by paragraph (c) of this Section 5.09, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Company from a financial point of view than the Merger.

(b) Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Company Meeting, the Company may take any of the actions described in Section 5.09(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.09; (ii) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable Law; (iii) the Company has provided Buyer with at least two (2) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement with Buyer. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within three (3) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.09(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the third (3rd) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.09) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable Law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to two (2) Business Days.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of Company and may submit this Agreement to the Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to the Company’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.

(g) Nothing contained in this Section 5.09 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.10 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such persons in the course of performing their duties for Company or Company Bank occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the same extent as such persons have the right to be indemnified pursuant to the Articles of Incorporation and Bylaws of Company or Company Bank, in effect on the date of this Agreement, to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Buyer upon learning of any Claim, provided that failure to so notify shall not affect the obligation of Buyer under this Section 5.10, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Buyer shall not be liable for any settlement effected without its prior written consent and (iv) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(c) For a period of six (6) years following the Effective Time, Buyer will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Company; provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 5.10, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by the Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees to whom Buyer in its sole discretion offers employment at or prior to the Effective Time shall be retained as “at will” employees after the Effective Time as employees of Buyer Bank so long as such Company Employees accept the terms and conditions of employment specified by Buyer; provided, that continued retention by Buyer Bank of such employees subsequent to the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees a reasonable time in advance of the Closing Date regarding employment, consulting or other arrangements to be effective prior to or following the Effective Time. Prior to the Effective Time, any interaction between Buyer and Company Employees shall be coordinated by Company or Company Bank.

(b) Company Employees (other than those listed on Disclosure Schedule Section 5.11(b) who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of the Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer or Buyer Bank (absent termination for cause as determined by the employer) within one hundred eighty (180) days after the Effective Time shall receive severance pay in accordance with Buyer’s standard practices (which may include a severance agreement and general release of claims to be provided by the terminated employee) equal to one (1) week of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Company or any of its Subsidiaries and ending with such employee’s termination date with Buyer, with a minimum payment equal to two (2) weeks of base pay and a maximum payment equal to twelve (12) weeks of base pay. Subject to the terms and execution of the severance agreement and general release of claims by such employee, such severance payment will be made in accordance with the terms stated in the severance document and such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time. No officer or employee of Company or any of its Subsidiaries is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change of control plan; (iii) this Section 5.11; or (iv) any other program or arrangement.

(c) Except as otherwise provided in this Agreement, not later than ten (10) Business Days prior to the Closing Date, Company shall take all action required to (i) cause any Company Benefit Plan that has liabilities in respect of its participants, to be fully funded to the extent necessary to pay out all required benefits, (ii) terminate all such plans effective immediately prior to Closing and (iii) commence the process to pay out any vested benefits thereunder to participating and eligible Company Employees in such form or forms as Company or Company Bank elects and as permitted or required under applicable Law. Distributions of benefits under any profit sharing plan of the Company or Company Bank shall occur in accordance with such plan’s terms, and a participant in such plan will be allowed to take, at the participant’s option: (x) a direct distribution from such plan, (y) a rollover to an Individual Retirement Account, or (z) a rollover to a tax qualified retirement plan of Buyer or Buyer Bank to the extent the plan sponsored by Buyer or Buyer Bank accepts rollover contributions, if such participant is employed by Buyer or Buyer Bank.

(d) Company Employees who are retained by Buyer or Buyer Bank shall be entitled to participate in Buyer Benefit Plans to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). To the extent allowable under any of such plans, Company Employees shall be given credit for prior service or employment with Company or Company Bank and eligible for any increased benefits under such plans that would apply to such employees as if they had been eligible for such benefits as of the Effective Time, based on the length of service or employment with Company or Company Bank. With regard to insured Buyer Benefit Plans, applicable waiting periods may apply. Notwithstanding the foregoing, Buyer may amend or terminate any Buyer Benefit Plan at any time in its sole discretion.

(e) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any pre-existing condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of

Buyer or Buyer Bank, (ii) subject to approval from Buyer’s insurance carrier, provide full credit under such plans for any deductible incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(f) Except to the extent otherwise expressly provided in this Section 5.11, Buyer shall honor, and Buyer shall be obligated to perform, all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company or Company Bank, but only if such obligations, rights, agreements, plans or policies are set forth in Disclosure Schedule Section 5.11(f). Buyer acknowledges that the consummation of the Merger and Bank Merger will constitute a “change-in-control” of Company and Company Bank for purposes of any benefit plans, agreements and arrangements of Company and Company Bank. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(g) Nothing in this Section 5.11, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s right from and after the Closing Date to amend or terminate any Company Benefit Plan that is not terminated prior to the Effective Time or Buyer Benefit Plan, (iii) interfere with Buyer’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant or (iv) interfere with Buyer’s indemnification obligations set forth in Section 5.10.

(h) Prior to the Effective Time, all unvested Company Restricted Shares, if any, granted under the Company Stock Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements pursuant to the terms of the Company Stock Plans, and all such Company Restricted Shares shall be considered outstanding shares of Company Common Stock for all purposes of this Agreement, including, without limitation, for purposes of the right to receive the Merger Consideration with respect thereto and the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to effect the foregoing prior to the Effective Time.

(i) On or before the Business Day immediately preceding the Closing Date, the Company shall terminate and cancel each issued and outstanding Company Stock Option. No consideration shall be payable to the holder of a Company Stock Option that is cancelled if the Company Stock Option is out-of-the-money. Company shall take all requisite action so that, prior to the Effective Time, each Company Stock Option and any other Right, contingent or accrued, to acquire or receive Company Common Stock or any other Company securities or benefits measured by the value of such securities, and each award of any kind consisting of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, or otherwise, will be terminated and cancelled. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt any resolutions and take any actions (including obtaining any consents) that may be necessary to effectuate the foregoing prior to the Effective Time.

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Company will supplement or amend its Disclosure

Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to any Disclosure Schedule or provision of information relating to the subject matter of any Disclosure Schedule after the date of this Agreement shall operate to cure any breach of a representation or warranty made herein or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.02(a) or Section 6.03(b) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority within two (2) Business Days following the filing thereof and (ii) a copy of Company’s monthly statement of condition and profit and loss statement within five (5) Business Days of the end of the month and, if requested by Buyer, a copy of Company’s daily statement of condition and daily profit and loss statement, which shall be provided within two (2) Business Days of such request.

Section 5.14 Board Packages. Company shall distribute a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer via secure email or similar electronic means at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any other matter that Company’s or Company Bank’s board of directors has been advised by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of the Company’s attorney-client privilege.

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company on request for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action prior to the Effective Time to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), the Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to customers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s customers and suppliers.

Section 5.17 Environmental Assessments.

(a) Upon Buyer’s request, and to the extent that Company or any of its Subsidiaries does not have reasonably current Phase I reports meeting the standards described below already in its possession, Company shall cooperate with and grant access to an environmental consulting firm selected and paid for by Company and reasonably acceptable to Buyer (the “Environmental Consultant”), during normal business hours (or at such other times as may be agreed to by Company), to any property set forth on Disclosure Schedule Section 3.31(a), for the purpose of conducting an ASTM Phase I and an asbestos and lead base paint survey, as it relates to providing an environmental site assessment to determine whether any such property may be impacted by a “recognized environmental condition,” as that term is defined by ASTM. Each Phase I (including the asbestos and lead base paint surveys) shall be delivered in counterpart copies to Buyer and Company, and will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I to Company and Buyer for review and comment prior to the finalization of such report.

(b) To the extent the final version of any Phase I identifies any “recognized environmental condition,” Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company), to the property covered by such Phase I for the purpose of conducting a Phase II limited site assessment, including subsurface investigation of soil, soil vapor, and groundwater, designed to further investigate and evaluate any “recognized environmental condition” identified in the Phase I, the cost of which shall be shared equally between Buyer and Company.

(c) Where any Phase I, asbestos or lead base paint survey identifies the presence or potential presence of radon, asbestos containing materials, mold, microbial matter, or polychlorinated biphenyls (“Non-scope Issues”), Company shall cooperate with and grant access to the Environmental Consultant, during normal business hours (or at such other times as may be agreed by Company) to the property covered by such Phase I, for the purpose of conducting surveys and sampling of indoor air and building materials designed to investigate such identified Non-scope Issue, paid for by Company.

(d) Any work conducted by the Environmental Consultant pursuant to subsections (b) and (c) (“Additional Environmental Assessment”) will be pursuant to a scope of work prepared by the Environmental Consultant and reasonably acceptable to Company and Buyer. The reports of any Additional Environmental Assessment will be given directly to Buyer and to Company by the Environmental Consultant.

(e) To the extent that Buyer identified any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws, the Company shall use commercially reasonable efforts to take and complete any such reporting, remediation or other response actions prior to Closing; provided, however, that, to the extent any such response actions have not been completed prior to Closing (“Unresolved Response Action”), the Company shall include the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date, as determined by an independent third party with recognized expertise in environmental clean-up matters, to fully complete all Unresolved Response Actions in determining its Closing Consolidated Net Book Value.

Section 5.18 Certain Litigation. In the event that any shareholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the Company Board prior to the Effective Time, Company shall give Buyer the opportunity to participate, at its own cost and expense, in the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall promptly notify Buyer of any such shareholder litigation brought, or threatened, against Company and/or members of the Company Board within two (2) Business Days after Company receives notice of any such claim or threat, and shall keep Buyer reasonably informed with respect to the status thereof.

Section 5.19 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 5.20 Coordination.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request from time to time to better prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank, respectively. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied, on a basis that is consistent with that of Buyer. In order to promote a more efficient and orderly integration of operation of Company Bank with Buyer Bank, from the date of execution of this Agreement and prior to the Effective Time, as more particularly set forth in and subject to the provisions of Section 5.01(q), Company shall use commercially reasonable efforts to cause Company Bank to sell or otherwise divest itself of such investment securities and loans as are identified by Buyer and agreed to in writing between Company and Buyer from time to time prior to the Closing Date, such identification to include a statement as to Buyer’s business reasons for such divestitures. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.20(b) need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(c) Company shall, consistent with GAAP and regulatory accounting principles, use its commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).

(d) Prior to the Effective Time, Company and its Subsidiaries shall take any actions Buyer may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Company Material Contracts that Buyer may request, including but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to, or immediately upon, the Closing, and shall cooperate with Buyer and use commercially reasonable efforts to negotiate specific provisions that may be requested by Buyer in connection with any such amendment, modification or termination.

(e) Subject to Section 5.20(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.

(f) Company shall use its commercially reasonable efforts to cause the Non-Compete Agreement to be executed and delivered at the Closing by Harvey Glick.

(g) Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.21 Transactional Expenses. Company has provided in Disclosure Schedule Section 3.36 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Company shall use its commercially reasonable efforts to cause the aggregate amount of all Company Expenses to not exceed the total expenses disclosed in Disclosure Schedule Section 3.36. Company shall promptly notify Buyer if or when it determines that it expects to exceed its budget for Company Expenses. Notwithstanding anything to the contrary in this Section 5.21, Company shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Disclosure Schedule Section 3.36.

Section 5.22 Assumption by Buyer of Certain Obligations. At or before the Closing, Buyer shall deliver agreements or supplemental indentures as required and in a form reasonably satisfactory to Company, as of the Effective Time, in order to assume expressly the due and punctual performance and observance of each and every covenant, agreement and condition (insofar as such covenant, agreement or condition is to be performed and observed by the Company or any of its Subsidiaries) of the indentures, trust agreements and guarantee agreements entered into by Company or any of its Subsidiaries.

Section 5.23 Confidentiality.

(a) Prior to the execution of this Agreement and prior to the consummation of the Merger, each of the Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors (collectively, the “Representatives”) have provided and will provide one another with information which may be deemed by the party providing the information (the “Disclosing Party”) to be non-public, proprietary and/or confidential, including but not limited to trade secrets (collectively, “Confidential Information”) of the Disclosing Party. Each of the Company and Buyer agrees that as the party receiving the Confidential Information (the “Receiving Party”), it will hold confidential and protect all Confidential Information provided to it by the Disclosing Party or its Representatives, except that the obligations contained in this Section 5.23(a) shall not in any way restrict the rights of either the Company or Buyer to use information that: (i) is or becomes available to the public other than by breach of this Agreement by the Receiving Party or its Representatives; (ii) becomes lawfully available to the Receiving Party on a non-confidential basis from a third party who is not under an obligation of confidentiality to the Disclosing Party or subject to a legal or fiduciary obligation with respect to such information; (iii) has been independently developed by the Receiving Party without violating any of its obligations under this Agreement; or (iv) is provided by either the Company or Buyer for disclosure concerning such party in the Proxy Statement- Prospectus or the Registration Statement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 5.23(a) shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 5.23(a), each of the parties will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 5.23(a).

(b) Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any Representative of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party nor any of its Representatives shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities or tax laws.

(c) To the extent that any Confidential Information includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including any Confidential Information relating to pending or threatened litigation) to the Receiving Party or any of its Representatives.

(d) For the avoidance of doubt, no investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

(e) To the extent that the provisions of this Section 5.23 are in conflict with any of the terms of either that certain Confidentiality Agreement between the Company and Buyer dated March 13, 2015 or that certain Confidentiality and Nondisclosure Agreement between Buyer and the Company dated April 8, 2015, the terms and provisions set forth in this Section 5.23 shall prevail to the extent of such conflict.

Section 5.24 Section 16 Matters. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act in order to exempt such dispositions under Rule 16b-3.

Section 5.25 Exchange Act Deregistration. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws, including, if applicable, the timely provision of any required notice, to enable the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.26 Tax Matters.

(a) The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of Buyer to continue, either through Buyer or through a member of Buyer’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii), at least one significant historic business line of Company, or to use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither Buyer nor any “related person” (as defined in Regulations Section 1.368-1(e)(4)) to Buyer has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the holders of Company Common Stock in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, Buyer does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Regulations Section 1.368-2(k).

Section 5.27 Rights under Tax Preservation Agreement. Prior to the Effective Time, the Company Board shall take all necessary action to cause the Rights issued pursuant to the Tax Preservation Agreement to cease to be outstanding as of the Effective Time and to terminate the Tax Preservation Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.

Section 5.28 Trust Preferred Securities. Prior to the Effective Time, Company and any of its Subsidiaries shall have taken all necessary action to cause the outstanding trust preferred securities issued by Bank of the Carolinas Trust I ($5 million principal amount) and the associated Junior Subordinated Debt Securities due 2038, to be cancelled, redeemed, or otherwise terminated, such that, as of the Effective Time, all such securities will not be issued or outstanding, and Company shall use commercially reasonable efforts to terminate all related trust documents, indentures and guarantee agreements and dissolve Bank of the Carolinas Trust I.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Kutak Rock LLP and Wyrick Robbins Yates & Ponton LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Kutak Rock LLP and Wyrick Robbins Yates & Ponton LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on Buyer, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.02 as Company may reasonably request.

(d) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Buyer being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. The number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 462,028,831 shares.

(b) Representations and Warranties. The representations and warranties of Company and its Subsidiaries set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and its Subsidiaries by Company’s Chief Executive Officer and Chief Financial Officer, or equivalent officer performing the duties of a chief financial officer, to such effect.

(c) Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by the Chief Executive Officer, Chief Financial Officer and the President of Company Bank, to such effect.

(d) Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered concurrently with or immediately following approval of the Merger by Company’s shareholders at the Company Meeting.

(e) Other Actions. Company’s and Company Bank’s board of directors shall have approved this Agreement and the transactions contemplated herein and shall not have (i) withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify), in a manner adverse to Buyer, the Company Recommendation referred to in Section 5.04, (ii) approved or recommended (or publicly proposed to approve or recommend) any Acquisition Proposal, or (iii) allowed Company or any Company Representative to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal. Company and Company Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and this Section 6.03 as Buyer may reasonably request.

(f) No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Company being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(g) Agreements with Certain Individuals. The Non-Compete Agreement shall have been executed and delivered at the Closing by Harvey Glick.

(h) Rights under Tax Preservation Agreement. Since the date of this Agreement there has not been a “Distribution Date” or any “Shares Acquisition Date” as those terms are defined in the Tax Preservation Agreement and the Company Board has taken all necessary action to cause the Rights issued pursuant to the Tax Preservation Agreement to cease to be outstanding as of the Effective Time and to terminate the Tax Preservation Agreement, effective immediately as of the Effective Time, without payment of any consideration in respect thereof.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire board.

(b) No Regulatory Approval. By Buyer or Company, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term “material” or do not contain terms such as “Material Adverse Effect”, a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term “material” or contain terms such as “Material Adverse Effect”, any breach of any of such representations or warranties by the other party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the party committing such breach from the other party hereto or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the party committing such breach from the other party hereto or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings and obtain the Requisite Company Shareholder Approval in a timely manner, by either Buyer or Company if the Merger shall not have been consummated on or before October 31, 2015 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if (i) there shall have been a material breach of Section 5.09, or (ii) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 5.04, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h) Failure to Terminate Tax Preservation Agreement. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(e), by Buyer if a “Distribution Date” or a “Shares Acquisition Date” has occurred (as those terms are defined in the Tax Preservation Agreement) or if the Tax Preservation Agreement will remain in effect after the Effective Time or if any of the Rights issued thereunder shall remain outstanding after the Effective Time.

Section 7.02 Termination Fee; Liquidated Damages.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, in the event Buyer terminates this Agreement pursuant to Section 7.01(g), Company shall pay to Buyer a termination fee equal to $2,264,500 by wire transfer of immediately available funds within two (2) Business Days after receipt of Buyer’s notification of such termination.

(b) The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(d) or Section 7.01(e) by reason of Company’s or Company Bank’s breach of the provisions of this Agreement contemplated by Section 7.01(d) or Section 7.01(e) that is not timely cured as provided in such sections, or if Buyer terminates this Agreement pursuant to Section 7.01(h), the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $500,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02,

Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if this Agreement is terminated by Buyer pursuant to Section 7.01(d), Section 7.01(e), Section 7.01(g) or Section 7.01(h) and if Company pays or causes to be paid to Buyer or to Buyer Bank the termination fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), Company (or any successor in interest of Company) will not have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. Except as set forth in Section 7.02(d), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“ABCA” means the Arkansas Business Corporation Act of 1987, as amended.

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Additional Environmental Assessment” has the meaning set forth in Section 5.17(d).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“ASTM” has the meaning set forth in Section 5.01(w).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Book-Entry Shares” means any non-certificated shares which immediately prior to the Effective Time represent shares of Company Common Stock.

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of North Carolina are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Articles” has the meaning set forth in Section 4.02(a).

“Buyer Average Stock Price” means the average closing sale price of a share of Buyer Common Stock on NASDAQ, as reported by Bloomberg L.P. for the ten (10) consecutive trading days ending on the second (2nd) Business Day prior to the Closing Date, rounded to the nearest tenth of a cent; provided, that the Buyer Average Stock Price shall be not less than $29.28 nor greater than $48.80, in either of which case the Exchange Ratio shall be fixed based upon such upper or lower level, as the case may be.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans.

“Buyer Bylaws” has the meaning set forth in Section 4.02(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).

“Closing Consolidated Net Book Value” means the unaudited consolidated net shareholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to the after tax impact of the following items: (i) any negative provision for loan and lease losses for the period between February 28, 2015 and the Determination Date, which provision would otherwise have the effect of decreasing the allowance for loan and lease losses; provided, however, any negative provision resulting from the resolution of a loan for which a specific allowance for loan and lease losses has been calculated as of February 28, 2015 and which specific allowance is set forth on Disclosure Schedule Section 8.01(a) hereto, where the resolution creates a reduction of such specific calculated allowance in excess of the loss actually incurred on the loan, shall be reflected in the Closing Consolidated Net Book Value; (ii) any of the actions or changes taken only to comply with coordination procedures pursuant to Section 5.20 which would otherwise not have been taken or required to be taken; or (iii) any increase in the net deferred tax assets between February 28, 2015 and the Determination Date, all as mutually agreed between Company and Buyer. For purposes of calculating the Closing Consolidated Net Book Value, the Company shall include, without duplication, deductions made for the extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for: (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement, the Bank Merger and the transactions contemplated hereby and any related SEC and regulatory filings, including any printing expenses and SEC filing fees; (iii) the after-tax amount of the costs expected to be incurred by the Surviving Entity on or after the Closing Date to fully complete all Unresolved Response Actions (as defined in Section 5.17(e)) in accordance with Section 5.17(e); (iv) the after tax amount of any compensation, bonus, severance, or payments triggered in connection with the change-of-control or Merger, or other similar payment(s) payable by the Company or any Company Subsidiary; and (v) the after-tax amount of all costs and expenses associated with the defense or settlement of any shareholder challenges or litigation arising out of or in connection with the Merger, this Agreement, the Bank Merger or the transactions contemplated hereby in excess of $500,000 in the aggregate. The Closing Consolidated Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto.

“Code” has the meaning set forth in Section 2.05.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 2014 Form 10-K” has the meaning set forth in Section 3.08(a).

“Company 401(a) Plan” has the meaning set forth in Section 3.16(c).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Board” has the meaning set forth in Section 2.02(a).

“Company Common Stock” means the voting common stock, no par value per share, of Company.

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Expenses” has the meaning set forth in Section 5.21.

“Company Financial Advisor” has the meaning set forth in Section 3.15.

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(d).

“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role.

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Recommendation” has the meaning set forth in Section 5.04(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Representatives” has the meaning set forth in Section 5.09(a).

“Company Restricted Shares” means restricted shares of Company Common Stock granted under the Company Stock Plans.

“Company SEC Documents” has the meaning set forth in Section 3.08(a).

“Company Stock Option” means an option to purchase shares of Company Common Stock pursuant to the Company Stock Plans.

“Company Stock Plans” means all equity plans of the Company, including the Bank of the Carolinas Corporation 2014 Omnibus Stock Incentive Plan and the Bank of the Carolinas Corporation 2007 Omnibus Equity Plan, each as amended to date, and any sub-plans adopted thereunder.

“Company Stock Price” means a cash value, rounded to the nearest tenth of a cent, equal to the quotient of (i) the Purchase Price, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Subsequent Determination” has the meaning set forth in Section 5.09(e).

“Confidential Information” has the meaning set forth in Section 5.23(a).

“Controlled Group Members” has the meaning set forth in Section 3.16(a).

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” means the first (1st) Business Day after the date of the Company Meeting or the tenth (10th) Business Day before the Closing Date, whichever is later.

“Disclosing Party” has the meaning set forth in Section 5.23(a).

“Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Dissenting Shareholder” has the meaning set forth in Section 2.01(d).

“Dissenting Shares” has the meaning set forth in Section 2.01(d).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05(a).

“Environmental Claim” means any written complaint, summons, action, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding or action, judgment, lien, demand, letter or communication alleging non-compliance with any Environmental Law relating to any actual or threatened release of a Hazardous Substance.

“Environmental Consultant” has the meaning set forth in Section 5.17(a).

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer (which shall be Buyer’s transfer agent), and reasonably acceptable to Company, to act as agent for purposes of conducting the exchange procedures described in ARTICLE II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient (rounded to the fourth decimal place) of the Company Stock Price divided by the Buyer Average Stock Price.

“Executive Officer” means the President, Chief Executive Officer, Chairman and Vice Chairman, Chief Financial Officer, President, Controller, Chief Lending Officer, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, and each other officer with significant policy-making authority of Company, Company Bank, Buyer, or Buyer Bank, as applicable.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.28.

“FDIC” means the Federal Deposit Insurance Corporation.

“FFIEC” means the Federal Financial Institutions Examination Council.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radioactive materials, flammables and explosives. Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

“Holder” has the meaning set forth in Section 2.06.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter), as used with respect to Company and its Subsidiaries, means those facts, reports, allegations or other information that are actually known by any Executive Officer of Company or Company Bank, including for this purpose and without limitation, the Chairman, the President, Vice Chairman, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Chief Credit Officer and any Person that directly reports to any of the foregoing individuals. Knowledge, as used with respect to Buyer and its Subsidiaries, means those facts, reports, allegations or other information that are actually known, after reasonable inquiry, by any Executive Officer of Buyer or Buyer Bank, including for this purpose and without limitation, the Chairman and Chief Executive Officer of each of Buyer and Buyer Bank. Without limiting the scope of the preceding sentences, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company or Company Bank, or by Buyer or Buyer Bank, from any Governmental Authority.

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Change” or “Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby or (iii) any action taken or changes made by Company or Company Bank with respect to investment securities, deposits or loans under Section 5.01(q), Section 5.01(r) or Section 5.01(s), respectively, that has, or is reasonably likely to have, a material negative impact on the Company’s risk profile (except that no actions taken by Company pursuant to Section 5.01(q), Section 5.01(r) or Section 5.01(s) shall be deemed to negatively impact the Company’s risk profile if Buyer provided prior written consent to any such actions after receiving appropriate notice in accordance with such sections); provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions, including, but not limited to, changes in levels of interest rates generally (except to the extent that such change disproportionately adversely affects Company and its Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account), (D) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Company or Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Buyer Common Stock, (G) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (H) the outbreak or escalation of hostilities or acts of war or terrorism (except to the extent that such change disproportionately adversely affects Company and its

Subsidiaries or Buyer and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Company and Buyer operate, in which case only the disproportionate effect will be taken into account).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the number of shares of Buyer Common Stock to be issued in the Merger in respect of each share of Company Common Stock held by a holder of Company Common Stock of record immediately prior to the Effective Time, determined on the basis of the Exchange Ratio.

“NASDAQ” means The NASDAQ Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“NCBCA” means the North Carolina Business Corporation Act, as amended.

“Non-Compete Agreement” means that certain non-competition agreement to be entered into at the Closing between Buyer Bank and Harvey Glick, in substantially the form attached as Exhibit C to this Agreement.

“Non-scope Issues” has the meaning set forth in Section 5.17(c).

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and the Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.23(c).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(w).

“Plan of Bank Merger” means that certain plan of bank merger between Company Bank and Buyer Bank pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in N.C. Gen. Stat. § 53C-7-201 et seq., as well as Arkansas Code Annotated §§ 23-48-503, 23-48-901 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated §4-27-1110.

“Proxy Statement-Prospectus” means the Company’s proxy statement and the Buyer’s prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Purchase Price” means $64,700,000, subject to a decrease, in the event that the Closing Consolidated Net Book Value of Company, determined in accordance with this Agreement, is less than $45,500,000, on a dollar-for-dollar basis, by the amount by which the Closing Consolidated Net Book Value of Company is less than $45,500,000.

“Receiving Party” has the meaning set forth in Section 5.23(a).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 5.23(a).

“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of the Company means, unless the context otherwise requires, any current or former Subsidiary of Company.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed, directly or indirectly, by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Preservation Agreement” has the meaning set forth in Section 3.03(b).

“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.

“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unresolved Response Action” has the meaning set forth in Section 5.17(e).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” or “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10 of this Agreement.

Section 9.02 Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver of Right to Trial by Jury.

(a) This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Arkansas, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank: Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Attn: Executive Vice President and Director of Mergers and Acquisitions	With a copy (which shall not constitute notice) to: Kutak Rock LLP 124 W. Capitol Ave., Suite 2000 Little Rock, Arkansas 72201 Attn: H. Watt Gregory, III

If to Company or Company Bank: Bank of the Carolinas Corporation 135 Boxwood Village Drive Mocksville, North Carolina 27028 Attn: Harvey Glick	With a copy (which shall not constitute notice) to: Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 Attn: Todd H. Eveson

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation.

(a) When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.

(d) Unless otherwise specified, the references to “Section” and “ARTICLE” in this Agreement are to the Sections and ARTICLES of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE OZARKS

By:	/s/ Dennis James
Name:	Dennis James
Title:	Executive Vice President and Director of Mergers and Acquisitions

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Name:	Stephen R. Talbert
Title:	President, Vice-Chairman and Chief Executive Officer

BANK OF THE CAROLINAS

By:	/s/ Stephen R. Talbert
Name:	Stephen R. Talbert
Title:	President, Vice-Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Exhibit A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of May 6, 2015, by and between the undersigned holder (“Shareholder”) of Common Stock, no par value per share, of Bank of the Carolinas Corporation, a North Carolina corporation (“Company”), and Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s wholly owned subsidiary, Bank of the Ozarks, an Arkansas state banking corporation (“Buyer Bank”), Company and Company’s wholly owned subsidiary, Bank of the Carolinas, a North Carolina chartered bank (“Company Bank”), are entering into an Agreement and Plan of Merger and Reorganization (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Company will merge with and into Buyer, with Buyer as the surviving entity and (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (collectively, the “Merger”), and in connection with the Merger, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has the power and authority to vote all of shares of Company Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Company Common Stock Subject to this Agreement” (such shares, together with any additional shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)	appear at each such meeting in person or by proxy; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Company and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) in favor of any proposal relating to an advisory vote on executive compensation, as may be required under Rule 14a-21(c) under the Exchange Act; (iv) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (v) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law (as such term is defined in the Merger Agreement), in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal.

Section 5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Notwithstanding the foregoing, the holder of such proxy shall not exercise such irrevocable proxy on any matter other than as set forth in Section 1. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof, and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. This irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (i) the Effective Time, or (ii) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Company and it shall not apply in any manner to Shareholder in his or her capacity as a director of Company. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company, if applicable.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Arkansas, without regard for the law or principles of conflict of laws.

Section 12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

Section 13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at Buyer’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, Buyer Bank, Company, Company Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 14. Disclosure. Shareholder hereby authorizes Company and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:

Name:
Title:

SHAREHOLDER

Printed or Typed Name of Shareholder

By:

Name:
Title:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting Agreement and Representative Capacity)

Total Number of Shares of Company Common Stock Subject to this Agreement:

Exhibit B

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN

BANK OF THE CAROLINAS AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) is made and entered into as of the      day of                     , 2015, by and between Bank of the Ozarks (“Buyer Bank”) an Arkansas state banking corporation and wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Buyer”), and Bank of the Carolinas (“Company Bank”), a North Carolina chartered bank and wholly-owned subsidiary of Bank of the Carolinas Corporation (“Company”).

PREAMBLE

Each of the Boards of Directors of Company Bank and Buyer Bank deems it advisable and in the best interest of each of their respective institutions and, subject to the merger of Company with and into Buyer (the “Holding Company Merger”) as contemplated in that certain Agreement and Plan of Merger and Reorganization dated as of                     , 2015 by and among Buyer, Buyer Bank, Company and Company Bank (the “Holding Company Merger Agreement”), for Company Bank to be merged with and into Buyer Bank (the “Bank Merger”) on the terms and conditions provided in this Plan of Merger. At the Effective Time of the Bank Merger, the outstanding shares of common stock of Company Bank shall be cancelled, and Buyer Bank shall continue to conduct its business and operations as a wholly-owned, first-tier subsidiary of Buyer. It is intended that the Bank Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company Bank and Buyer Bank hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions of the merger of Company Bank with and into Buyer Bank.

ARTICLE ONE

TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the time the Bank Merger becomes effective under applicable law (the “Effective Time”), Company Bank shall be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in North Carolina General Statute § 53C-7-201 et seq., as well as Arkansas Code Annotated §§ 23-48-503, 23-48-901 et seq. and Subchapter 11 of the Arkansas Business Corporation Act, with the effect provided in Arkansas Code Annotated § 4-27-1110. Buyer Bank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”) and shall continue to be a state bank governed by the laws of the state of Arkansas. The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger. The Bank Merger shall not be consummated unless and until the Holding Company Merger has been consummated and all required regulatory approvals and shareholder approvals have been received.

1.2 Business of Surviving Bank. The business of the Surviving Bank from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas. The business of the Surviving Bank shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, at the Effective Time.

1.3 Charter. The Articles of Incorporation of Buyer Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

1.4 Bylaws. The bylaws of Buyer Bank in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank immediately following the Effective Time, until otherwise amended or repealed.

BB-1

1.5 Directors and Officers.

(a) The directors of the Surviving Bank from and after the Effective Time shall consist of the incumbent directors of Buyer Bank, who shall serve as directors of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank.

(b) The principal officers of the Surviving Bank upon the Effective Time shall be the incumbent principal officers of Buyer Bank, who shall serve as officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws and at the pleasure of the board of directors of the Surviving Bank.

ARTICLE TWO

MANNER OF CONVERTING SHARES

2.1 Conversion of Shares. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent banks shall be converted as follows:

(a) Each share of Buyer Bank common stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Company Bank common stock issued and outstanding at the Effective Time shall be cancelled upon the Effective Time, and no consideration shall be delivered in exchange therefor.

2.2 Exchange Procedures. Promptly after the Effective Time, the sole shareholder of Company Bank shall surrender the certificate or certificates representing the common stock of Company Bank owned by it to the Surviving Bank.

ARTICLE THREE

TERMINATION

3.1 Termination. Notwithstanding any other provision of this Plan of Merger, and notwithstanding the approval of this Plan of Merger by the shareholders of Buyer Bank and Company Bank, this Plan of Merger shall be terminated and the Bank Merger shall be abandoned automatically and without the necessity of any further action by any party in the event of the termination of the Holding Company Merger Agreement, and this Plan of Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Buyer Bank and the Board of Directors of Company Bank; or

(b) By the Board of Directors of either Buyer Bank or Company Bank in the event that the Bank Merger shall not have been consummated by October 31, 2015; or

(c) By the Board of Directors of either Buyer Bank or Company Bank in the event that any of the conditions precedent to the consummation of the Bank Merger cannot, through no fault of the terminating party, be satisfied or fulfilled by October 31, 2015.

3.2 Effect of Termination. In the event of the termination and abandonment of this Plan of Merger pursuant to Section 3.1 immediately preceding, this Plan of Merger shall become void and have no effect.

IN WITNESS WHEREOF, Company Bank and Buyer Bank have entered into this Plan of Merger as of the date first set forth above.

BANK OF THE CAROLINAS	BANK OF THE OZARKS
a North Carolina chartered bank	an Arkansas banking corporation

By:	By:

BB-2

Exhibit C

FORM OF

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND

NON-DISPARAGEMENT AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT (this “Agreement”) is made as of                              , 2015 (the “Effective Date”), by and among Bank of the Ozarks, Inc., an Arkansas corporation (“Buyer”), and GLICK.BIZ, LLC (“Selling Shareholder”) and Harvey Glick, individually (“Glick”). Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in that certain Agreement and Plan of Merger and Reorganization, dated as of                          , 2015, by and among Buyer, Buyer’s wholly owned bank subsidiary, Bank of the Ozarks (“Buyer Bank”), Bank of the Carolinas Corporation, a North Carolina corporation (“Company”), and Company’s wholly owned bank subsidiary, Bank of the Carolinas (“Company Bank”) (the “Merger Agreement”).

WITNESSETH:

WHEREAS, the Merger Agreement provides for, among other things, the merger of Company with and into Buyer, with Buyer being the surviving entity, and the merger of Company Bank with and into Buyer Bank, with Buyer Bank being the surviving entity, all for good and valuable consideration in the amount and on the terms and conditions provided therein; and

WHEREAS, Glick is the current Executive Chairman and beneficial owner of 5,000,000 shares, or approximately 1.082 % of the outstanding common stock of Company held of record by the Selling Shareholder, and Glick is also the sole member of Selling Shareholder, and as a result of the transactions contemplated by the Merger Agreement and this Agreement, Selling Shareholder and, by reason of his beneficial ownership of Selling Shareholder, Glick, are expected to receive significant consideration in exchange for the shares of Company common stock owned by Selling Shareholder, and significant consideration to be received by Selling Shareholder and material benefit to be derived therefrom by Glick, pursuant to this Agreement; and

WHEREAS, the parties to this Agreement acknowledge and agree that the banking business of the Company and Company Bank together, including counties where Company Bank’s banking offices currently exist and certain adjoining counties thereto, being more particularly identified as the respective Counties of Cabarrus, Davidson, Davie, Forsyth, Guilford, Mecklenburg, Montgomery, Randolph, Rowan, Stanly, and Yadkin (all such counties being hereinafter collectively referred to as the “Restricted Area”), constitute a valuable banking franchise within the state of North Carolina, attributable in part to the efforts and experience of Selling Shareholder and Glick, and that the banking business of Buyer and Buyer Bank together, in areas adjoining or otherwise near certain of the counties in the Restricted Area, constitute a valuable banking franchise within the state of North Carolina; and

WHEREAS, as a condition and inducement to Buyer and Buyer Bank to consummate the transactions contemplated by the Merger Agreement, Selling Shareholder and Glick have agreed to enter into this Agreement with Buyer and Buyer Bank, in accordance with which Selling Shareholder and Glick will, among other things, agree during the Restricted Term, as hereinafter defined, not to disclose Confidential Information, as hereinafter defined, of Company or Company Bank, not to compete, directly or indirectly, in the Restricted Area, with either Buyer or Buyer Bank, not to solicit employees of Company, Company Bank, Buyer or Buyer Bank, and during and after the Restricted Term, not to make any false, defamatory or disparaging statements regarding or relating to any of Company, Company Bank, Buyer or Buyer Bank, all as more particularly set forth below; and

WHEREAS, as a further condition and inducement to Selling Shareholder and Glick to enter into this Agreement, Buyer and Buyer Bank will agree during and after the Restricted Term not to make any false, defamatory or disparaging statements regarding or relating to Selling Shareholder or Glick.

NOW, THEREFORE, the parties agree as follows:

Section 1. Consideration. In fair and appropriate consideration of the covenants, obligations and agreements of Selling Shareholder and Glick in this Agreement, Buyer agrees to (i) enter into this Agreement and (ii) pay Selling Shareholder at the Closing of the transactions contemplated by the Merger Agreement the cash sum of Two Million Dollars ($2,000,000), payable to Selling Shareholder by wire transfer of immediately available funds.

Section 2. Covenant Not to Compete. Selling Shareholder and Glick agree that for a period of three (3) years after the Closing Date (the “Restricted Term”), neither Selling Shareholder nor Glick will, within the Restricted Area, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in the business of commercial banking, whether as a proprietor, partner, stockholder, member, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, within the Restricted Area, in any commercial banking business or other venture which competes, directly or indirectly, with Buyer or Buyer Bank; provided, however, that Selling Shareholder and Glick may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of a company whose capital stock is traded publicly. For purposes of this Agreement, “commercial banking” means the business of taking deposits, making secured or unsecured loans or engaging in any substantial activities in support of or related to such business. Furthermore, each of Selling Shareholder and Glick represents, acknowledges and agrees that there are no other non-competition covenants, agreements and restrictions contained in any consulting or other agreements with Company or Company Bank that will survive the Closing of the Merger Agreement.

Section 3. Non-Solicitation. Selling Shareholder and Glick agree that during the Restricted Term neither of them will, nor will they cause any of their respective affiliates to, directly or indirectly, solicit, induce or attempt to induce, or cause any individual who, on the date of this Agreement or any time thereafter and prior to the Closing, is an officer, manager or employee of Company, Company Bank or Buyer or Buyer Bank to leave the employ of Company, Company Bank, Buyer or Buyer Bank, or in any way materially interfere with the relationship between Company, Company Bank, Buyer or Buyer Bank, on the one hand, and any such officer, manager or employee, on the other hand, provided, however, that the foregoing shall not prohibit the solicitation of any person for employment or other affiliation by general advertisements for employment not specifically directed towards Buyer or Buyer Bank’s employees and the hiring of persons who respond to such advertisements. In addition, during the Restricted Term neither Selling Shareholder nor Glick shall, to their Knowledge, directly or indirectly induce or attempt to induce any customer, supplier, licensee or other business relation of Company or Company Bank, or of Buyer or Buyer Bank, to cease doing business with Buyer or Buyer Bank, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer or Buyer Bank. As used in this Section 3, “Knowledge” means, with respect to either Selling Shareholder or Glick, that Glick has actual awareness or reasonably should have actual awareness of a relationship between Buyer or Buyer Bank and any such customer, supplier, licensee or business relation, including facts, statements and reports, whether oral or written, or other information relating to such customer, supplier, licensee or business relation, all after reasonable inquiry under the circumstances.

Section 4. Confidentiality. Each of Selling Shareholder and Glick acknowledge that they and their affiliates and representatives have or may have access to Confidential Information and that such Confidential Information does and will constitute valuable, special and unique property of Buyer from and after the Closing Date. Each of Selling Shareholder and Glick agree that during the Restricted Term, neither of them will, directly or indirectly, and they will cause their affiliates and representatives not to, disclose, reveal, divulge or communicate to any Person other than Buyer and its affiliates and its and their representatives, or use or otherwise exploit for their own benefit or for the benefit of anyone other than Buyer and its affiliates and its and their representatives any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any facts, data or information, whether oral or written, and in whatever medium, including electronic or digital format, (a) disclosed to Selling Stockholder or Glick or of which Selling Stockholder or Glick became aware as a consequence of their relationship with Company or Company Bank; (b) having value to Company or Company

Bank; and (c) not generally known to competitors of Company Bank or Buyer Bank, including but not limited to methods of operation, prices, pricing strategies, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods and strategies, policies, plans, personnel, suppliers, competitors, customers, customer data, market data and other specialized information or proprietary information; provided, that Confidential Information does not include data or information that has been voluntarily disclosed to the public by Company or Company Bank prior to the date of the Merger Agreement or with the express written consent of Buyer after such date, or has otherwise entered into the public domain through lawful means.

Section 5. Non-Disparagement.

(a) During and after the Restricted Term, Selling Shareholder and Glick agree that neither of them will, and they will cause their affiliates not to, make any false, defamatory or disparaging statements about Buyer or Buyer Bank, any of their respective affiliates or the banking business of Buyer.

(b) During and after the Restricted Term, Buyer and Buyer Bank agree that neither of them will, and they will cause their affiliates not to, make any false, defamatory or disparaging statements about Selling Shareholder or Glick or any of their respective affiliates.

Section 6. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon the parties hereto only if such amendment or waiver is set forth in a writing executed by Buyer, Selling Shareholder and Glick. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

Section 7. Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopy transmission, electronic delivery confirmed (with hard copy to follow). Notices, demands and communications to Selling Shareholder, Glick and Buyer shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Selling Shareholder or Glick:

Harvey Glick

6736 Lakeside Circle East

Worthington, Ohio 43085

Facsimile: (206) 350-0407

With a copy (which shall not constitute notice) to:

Thompson Hine LLP

312 Walnut St., Suite 1400

Cincinnati, Ohio 45202

Attention: J. Shane Starkey, Esq.

Facsimile: (513) 241-4771

Notices to Buyer or Buyer Bank: Bank of the Ozarks, Inc. 17901 Chenal Parkway Little Rock, Arkansas 72223 Attention: Chief Executive Officer Facsimile: (501) 978-2205

Section 8. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Selling Shareholder or Glick without the prior written consent of Buyer. Without the prior written consent of Selling Shareholder or Glick, Buyer and its assigns may at any time, in its or their sole discretion, assign, in whole or in part its rights and obligations pursuant to this Agreement to any other Person.

Section 9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 10. Construction. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

Section 11. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

Section 12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 13. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Arkansas, without giving effect to any choice of law or conflict of law provision (whether of the State of Arkansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arkansas. In the event of any dispute between the parties regarding enforcement of this Agreement, Buyer, Selling Shareholder and Glick agree to the exclusive venue and jurisdiction in any state or federal court of record in Pulaski County, Arkansas, and agree and consent to the personal jurisdiction of any such court over each of them.

Section 14. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

Section 15. Specific Performance. Each of Selling Shareholder and Glick acknowledges that in the event of a breach by either of them of this Agreement, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each of Selling Shareholder and Glick agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Selling Shareholder’s and Glick’s obligations under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without the posting of bond or other security or any requirement to prove damages). If any such action is brought by Buyer to enforce this Agreement, each of Selling Shareholder and Glick hereby waives the defense that there is an adequate remedy at law.

Section 16. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter covered hereby, and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANK OF THE OZARKS, INC.

By:

Name:
Title:

GLICK.BIZ, LLC

By:

Name:
Title:

HARVEY GLICK, Individually

[SIGNATURE PAGE TO NON-COMPETITION, NON-SOLICITATION,

CONFIDENTIALITY AND NON-DISPARAGEMENT AGREEMENT]

Appendix B

May 6, 2015

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, NC 27028

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (defined below) in connection with the proposed merger (the “Merger”) between Bank of the Carolinas Corporation (“BOTC”) and Bank of the Ozarks, Inc. (“Ozarks”) subject to the terms and conditions of the Agreement and Plan of Merger and Reorganization dated May 6, 2015 (the “Agreement”).

Pursuant to the Agreement, Ozarks has agreed to acquire all of the outstanding shares of BOTC common stock in exchange for $64.7 million of Ozarks common stock, subject to adjustment under certain circumstances (the “Merger Consideration”). Based on 462,028,031 outstanding shares of BOTC common stock, the per share merger consideration is equal to 14 cents. The number of shares of Ozarks common stock to be issued in the Merger and the exchange ratio will be determined based on the average closing price of Ozarks common stock during the ten consecutive trading days ending two days prior to the closing date (the “Ozarks Closing Price”). In the event that the Ozarks Closing Price is more than twenty-five percent (25%) higher or more than twenty-five percent (25%) lower than the closing price of Ozarks common stock the day before the Agreement is signed, then the exchange ratio will become fixed. Outstanding options to purchase BOTC common stock will be canceled prior to the closing. The terms of the Merger are set forth more fully in the Agreement.

FIG Partners, LLC (“FIG”), as part of its investment banking business, is routinely engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy. FIG has been engaged by BOTC during the prior two years and we have received compensation for services provided.

We were retained exclusively by BOTC to act as its financial advisor in connection with the Merger and in rendering this opinion. We will receive compensation from BOTC in connection with our services and BOTC has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and terms of the Merger;

(ii)	reviewed certain historical publicly available business and financial information concerning BOTC and Ozarks including, among other things, quarterly reports filed by the parties with the Federal Deposit Insurance Corporation and the Federal Reserve;

(iii)	reviewed certain documents filed with the Securities and Exchange Commission by BOTC and by Ozarks;

(iv)	reviewed recent trading activity and the market for BOTC common stock and Ozarks common stock;

(v)	reviewed the audited financial statements for BOTC for the years 2013 and 2014;

(vi)	reviewed certain internal financial statements and other financial and operating data concerning BOTC;

(vii)	analyzed certain financial projections prepared by the management of BOTC;

(viii)	held discussions with members of the senior management of BOTC and Ozarks for the purpose of reviewing the future prospects of BOTC and Ozarks, including the respective businesses, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(ix)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(x)	performed such other analyses and considered such other factors as we deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuation.

In rendering this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BOTC and Ozarks. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections have been reasonably prepared on a basis reflecting the best currently-available information and judgments and estimates of BOTC and Ozarks, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for BOTC and Ozarks are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BOTC and Ozarks. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of BOTC and Ozarks or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to BOTC and Ozarks. In rendering this opinion, we have been advised by BOTC and Ozarks and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger.

The opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is addressed to the Board of Directors of BOTC and is not to be used, circulated, quoted or otherwise referred to for any other purpose; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of BOTC common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the shareholders of BOTC.

Sincerely,

FIG PARTNERS, LLC

North Carolina Business Corporation Act

Article 13 — Appraisal Rights

Part 1. Right to Appraisal and Payment for Shares

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1)	Affiliate. — A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. — A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)	Corporation. — The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4)	Expenses. — Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5)	Fair value. — The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. — Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7)	Interested transaction. — A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.	Interested person. — A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2.	Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.	Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.	Beneficial owner. — Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c.	Excluded shares. — Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. — A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9)	Record shareholder. — The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. — The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11)	Shareholder. — Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4)	An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)	Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b.	Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.	Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)	Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1)	Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2)	Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part 2. Procedure for Exercise of Appraisal Rights

§ 55-13-20. Notice of appraisal rights.

(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1)	Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2)	Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1)	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1)	A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:

a.	Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.	A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation’s estimate of the fair value of the shares.

d.	That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3)	Be accompanied by a copy of this Article.

§ 55-13-23. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-25. Payment.

(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1)	The following financial information:

a.	The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest available quarterly financial statements, if any.

(2)	A statement of the corporation’s estimate of the fair value of the shares. The estimate must equal or exceed the corporation’s estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3)	A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Article.

§ 55-13-27. After-acquired shares.

(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1)	The information required by G.S. 55-13-25(b)(1).

(2)	The corporation’s estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a) If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e) Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:

a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b.	The articles of incorporation or bylaws.

c.	The resolution of the board of directors authorizing the corporate action.

(2)	Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)	Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.	The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 4-27-850 of the Arkansas Business Corporation Act of 1987 (the “ABCA”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e.., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 4-27-850 of the ABCA provides that, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him.

Section 4-27-850 of the ABCA provides that expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 4-27-850 of the ABCA also affords a corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

Pursuant to Section 4-27-202 of the ABCA, Ozarks’ amended and restated articles of incorporation, as amended, provide that Ozarks’ directors will not be personally liable to Ozarks or its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to Ozarks or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 4-27-833 of the ABCA, which makes directors liable for unlawful dividends or unlawful distributions, (d) for transactions from which directors derive improper personal benefit or (e) for any action, omission, transaction, or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or shareholder.

Article Tenth of Ozarks’ amended and restated articles of incorporation, as amended, provides as follows:

(a) Ozarks shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Ozarks) by reason of the fact that he is or was a director, officer, employee or agent of Ozarks, or is or was serving at the request of Ozarks as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ozarks, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Ozarks, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) Ozarks shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ozarks to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Ozarks, or is or was serving at the request of Ozarks as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ozarks and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Ozarks, unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of Ozarks has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by Ozarks only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by Ozarks in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Ozarks as authorized in this section.

(f) The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Ozarks shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Ozarks, or is or was serving at the request of Ozarks as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Ozarks would have the power to indemnify him against such liability under the provisions of this section.

(h) The powers and duties of Ozarks to indemnify any person under this Article shall apply with equal force whether an action, suit or proceeding is threatened or commenced in this State or outside this State.

Ozarks’ Bylaws provide that Ozarks shall, to the fullest extent permitted by the ABCA, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, Ozarks maintains a directors’ and officers’ liability insurance policy. Ozarks has also entered into supplemental indemnification agreements with its directors and with executive officers, which broaden the scope of indemnity that would otherwise be provided by Ozarks to such persons under the terms of its amended and restated articles of incorporation.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

(b) Financial Statement Schedules: Not Applicable.

(c) Reports, Opinions or Appraisals: The opinion of FIG Partners, LLC is included as Appendix B to the proxy statement/prospectus set forth in Part I of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on May 22, 2015.

BANK OF THE OZARKS, INC.
(Registrant)

By:	/s/ Greg L. McKinney
Greg L. McKinney
Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Bank of the Ozarks, Inc. (the “Company”), acting pursuant to authorization of the Board of Directors of the Company, hereby appoints George G. Gleason, Greg L. McKinney and Dan Thomas or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of the Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all supplements and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

SIGNATURES	TITLE	DATE

/s/ George G. Gleason George G. Gleason (Principal Executive Officer)	Chairman of the Board and Chief Executive Officer	May 22, 2015

/s/ Greg L. McKinney Greg L. McKinney (Principal Financial Officer and Accounting Officer)	Chief Financial Officer and Chief Accounting Officer	May 22, 2015

/s/ Dan Thomas Dan Thomas	Vice Chairman, Chief Lending Officer and President — Real Estate Specialties Group	May 22, 2015

/s/ Tyler Vance Tyler Vance	Chief Operating Officer, Chief Banking Officer and Director	May 22, 2015

/s/Nicholas Brown Nicholas Brown	Director	May 22, 2015

SIGNATURES	TITLE	DATE

/s/ Richard Cisne Richard Cisne	Director	May 22, 2015

/s/ Robert East Robert East	Director	May 22, 2015

/s/ Catherine B. Freedberg Catherine B. Freedberg	Director	May 22, 2015

/s/ Linda Gleason Linda Gleason	Director	May 22, 2015

/s/ Peter Kenny Peter Kenny	Director	May 22, 2015

/s/ William A. Koefoed, Jr. William A. Koefoed, Jr.	Director	May 22, 2015

/s/ Henry Mariani Henry Mariani	Director	May 22, 2015

/s/ Robert Proost Robert Proost	Director	May 22, 2015

/s/ R.L. Qualls R.L. Qualls	Director	May 22, 2015

/s/ John Reynolds John Reynolds	Director	May 22, 2015

/s/ Sherece West-Scantlebury Sherece West-Scantlebury	Director	May 22, 2015

/s/ Ross Whipple Ross Whipple	Director	May 22, 2015

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger and Reorganization dated as of May 6, 2015 by and among Bank of the Ozarks, Inc., Bank of the Ozarks, Bank of the Carolinas Corporation and Bank of the Carolinas (incorporated by reference to Appendix A to the proxy statement/prospectus)

2.2	Form of Voting Agreement (included in Exhibit 2.1, as Exhibit A to the Agreement and Plan of Merger and Reorganization)

3.1	Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc. (previously filed as Exhibit 3.1 to Bank of the Ozarks, Inc.’s Registration Statement on Form S-1 filed with the Commission on May 22, 1997, as amended, Commission File Number 333-27641, and incorporated herein by this reference).

3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Registrant dated December 9, 2003 (previously filed as Exhibit 3.2 to Ozarks’ Annual Report on Form 10-K filed with the Commission on March 12, 2004 for the year ended December 31, 2003, and incorporated herein by this reference).

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc., dated December 10, 2008 (previously filed as Exhibit 3.1 to Ozarks’ Current Report on Form 8-K filed with the Commission on December 10, 2008, and incorporated herein by this reference).

3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation of Bank of the Ozarks, Inc. dated May 19, 2014 (previously filed as Exhibit 3.1 to Ozarks’ Current Report on Form 8-K filed with the Commission on May 20, 2014).

3.5	Amended and Restated Bylaws of Bank of the Ozarks, Inc., dated November 18, 2014 (previously filed as Exhibit 3.1 to Ozarks’ Current Report on Form 8-K filed with the Commission on
November 21, 2014, and incorporated herein by this reference).

5.1	Opinion of Kutak Rock LLP.

8.1	Opinion of Kutak Rock LLP on Certain Tax Matters.

8.2	Opinion of Wyrick Robbins Yates & Ponton LLP on Certain Tax Matters.

23.1	Consent of Kutak Rock LLP (included in Exhibit 5.1).

23.2	Consent of Kutak Rock LLP (included in Exhibit 8.1).

23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 8.2).

23.4	Consent of Crowe Horwath LLP.

23.5	Consent of Hacker, Johnson & Smith, P.A., P.C.

23.6	Consent of BKD, LLP

23.7	Consent of Cherry Bekaert LLP

23.8	Consent of Turlington and Company, L.L.P

24.1	Powers of Attorney (included on signature page of this Registration Statement on Form S-4 and incorporated herein by reference).

99.1	Form of Proxy of Bank of the Carolinas Corporation

99.2	Consent of FIG Partners, LLC